 Filed Pursuant to Rule 424(b)(3)
 Registration Statement No. 333-276507

PROSPECTUS OF FIRST BUSEY CORPORATION

PROXY STATEMENT OF MERCHANTS AND MANUFACTURERS BANK CORPORATION

Merger Proposal — Your Vote Is Important
DEAR M&M COMMON STOCKHOLDERS:
The board of directors of Merchants and Manufacturers Bank Corporation (which we refer to as “M&M”) and First Busey Corporation (which we refer to as “First Busey”) have each unanimously approved a transaction that will result in the merger of M&M with and into First Busey (which we refer to as the “merger”). First Busey will be the surviving bank holding company in the merger. If the merger is completed, each issued and outstanding share of M&M common stock will be converted into the right to receive, at the election of the stockholder, either (i) $117.74 in cash, (ii) 5.7294 shares of First Busey common stock, or (iii) mixed consideration of $34.55 in cash and 4.0481 shares of First Busey common stock, subject to certain adjustments and proration, as described in this proxy statement/prospectus, and with cash paid in lieu of fractional shares. After the merger is completed, we expect that current First Busey stockholders will own approximately 97.5% of the outstanding shares of common stock of the combined company, and current M&M common stockholders will own approximately 2.5% of the outstanding shares of common stock of the combined company.
First Busey’s common stock currently trades on the Nasdaq Global Select Market under the symbol “BUSE.” M&M common stock is privately held and not traded in any public market. Based on the closing price of First Busey common stock as reported on the Nasdaq Global Select Market of $21.09 as of November 24, 2023, the trading day immediately preceding the public announcement of the merger, the implied merger consideration that a M&M stockholder would be entitled to receive for each share of M&M common stock owned, assuming such M&M stockholder elects the mixed consideration would be $119.92 with an aggregate transaction value of approximately $42.3 million. Based on the closing price of First Busey common stock as reported on the Nasdaq Global Select Market of $23.36 as of February 9, 2024, the latest practicable date before the date of this proxy statement/prospectus, the implied merger consideration in the form of First Busey common stock that a M&M stockholder would be entitled to receive for each share of M&M common stock owned, assuming such M&M stockholder elects the mixed consideration, would be $129.11 with an aggregate transaction value of approximately $45.6 million.
We cannot complete the merger unless we obtain the necessary governmental approvals and unless the common stockholders of M&M approve the merger agreement and the transactions contemplated therein. Your vote is important, regardless of the number of shares that you own. Whether or not you plan to attend the special meeting, please take the time to vote by following the voting instructions included in the enclosed proxy card. Submitting a proxy now will not prevent you from being able to vote in person at the special meeting. If you do not vote your common shares as instructed in the enclosed proxy card, or if you do not instruct your broker how to vote any shares held for you in “street name,” the effect will be a vote against the merger and the transactions contemplated therein.
The date, time and place of the stockholders’ meeting is as follows:
Date:
March 20, 2024

Time:
10:00 a.m., local time

Place:
Merchants and Manufacturers Bank
One Mid America Plaza
Suite 140
Oakbrook Terrace, Illinois 60180

This proxy statement/prospectus contains a more complete description of the special meeting of M&M common stockholders and the terms of the merger. We urge you to review this entire document carefully. You may also obtain information about First Busey from documents that it has filed with the Securities and Exchange Commission (which we refer to as the “SEC”).
M&M’s board of directors recommends that M&M’s common stockholders vote “FOR” approval of the merger agreement and the transactions contemplated therein and “FOR” the other matters to be considered at the special meeting.
Sincerely,

Brad W. Butler President/CEO Merchants and Manufacturers Bank Corporation
You should read this entire proxy statement/prospectus carefully because it contains important information about the merger. In particular, you should read carefully the information under the section entitled “Risk Factors” beginning on page 18.
Neither the SEC nor any state securities regulatory body has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The securities to be issued in connection with the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This proxy statement/prospectus is dated February 14, 2024, and is first being mailed to M&M’s common stockholders on or about February 19, 2024.

MERCHANTS AND MANUFACTURERS BANK CORPORATION
801 S. Briggs Street
Joliet, Illinois 60433
(815) 740-3280

Notice of Special Meeting of Stockholders
Date:
March 20, 2024

Time:
10:00 a.m., local time

Place:
Merchants and Manufacturers Bank
One Mid America Plaza
Suite 140
Oakbrook Terrace, Illinois 60180

TO M&M COMMON STOCKHOLDERS:
NOTICE IS HEREBY GIVEN that Merchants and Manufacturers Bank Corporation (which we refer to as “M&M”) will hold a special meeting of stockholders on March 20, 2024 at 10:00 a.m., local time, at Merchants and Manufacturers Bank, One Mid America Plaza, Suite 140, Oakbrook Terrace, Illinois 60180. The purpose of the meeting is to consider and vote on the following matters:
•
a proposal to approve the Agreement and Plan of Merger, dated as of November 27, 2023, between First Busey Corporation (which we refer to as “First Busey”) and M&M, pursuant to which M&M will merge with and into First Busey, and the transactions contemplated therein (which we refer to as the “merger proposal”); and

•
a proposal to approve the adjournment of the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions contemplated therein (which we refer to as the “adjournment proposal”).

Holders of record of M&M common stock at the close of business on February 1, 2024 are entitled to receive this notice and to vote at the special meeting and any adjournments or postponements thereof. The presence, in person or by proxy, of a majority of the shares of M&M common stock entitled to vote on the merger agreement is necessary to constitute a quorum for the special meeting. Adoption of the merger proposal requires the affirmative vote of the holders of two-thirds of the outstanding shares of M&M common stock entitled to vote, represented in person or by proxy. Approval of the adjournment proposal requires the affirmative vote of a majority of shares of M&M common stock represented in person or by proxy at the special meeting and entitled to vote.
The board of directors of M&M unanimously recommends that you vote “FOR” approval of the merger agreement and the transactions contemplated therein and“FOR” approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions contemplated therein.
Your vote is important. Whether or not you plan to attend the meeting, please act promptly to vote your shares. You may vote your shares by completing, signing and dating a proxy card and returning it in the accompanying postage paid envelope. Please review the instructions for each of your voting options described in this proxy statement/prospectus. If you attend the meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing. Submitting a proxy will ensure that your shares are represented at the meeting.
We will send you a letter of transmittal separately on a later date with instructions informing you how to send in your stock certificates to the exchange agent to receive your portion of the merger consideration. Please do not send in your stock certificates at this time.
Under Illinois law, if the merger is completed, M&M common stockholders of record who do not vote to approve the merger agreement, and otherwise comply with the applicable provisions of Illinois law pertaining to objecting stockholders, will be entitled to exercise dissenters’ rights and obtain payment in cash for the fair value of their shares of M&M common stock by following the procedures set forth in detail in this proxy statement/prospectus. A copy of the section of the Illinois Business Corporation Act of 1983, as amended, pertaining to dissenters’ rights is included as Appendix B to this proxy statement/prospectus.
If you have any questions regarding the accompanying proxy statement/prospectus, you may contact M&M by sending your questions in writing to Merchants and Manufacturers Bank Corporation, Attention: Brad Butler, 25140 W. Channon Dr., P.O. Box 200, Channahon, Illinois 60410, by calling (630) 575-9700 or by e-mail to bbutler@m-mbank.com.
By Order of the Board of Directors
Janmarie Markese
Secretary
Joliet, Illinois
February 14, 2024

REFERENCES TO ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about First Busey from documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus. For a listing of the documents incorporated by reference into this proxy statement/prospectus, please see the section entitled “Where You Can Find More Information.” You can obtain any of the documents filed with or furnished to the SEC by First Busey at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus, at no cost by requesting them in writing or by telephone at the following address and telephone number:
First Busey Corporation
100 W. University Avenue
Champaign, Illinois 61820
(217) 365-4630
The section of this proxy statement/prospectus entitled “Where You Can Find More Information” has additional information about obtaining copies of documents that First Busey has filed with the SEC.
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the special meeting. This means that stockholders requesting documents must do so by March 13, 2024, to receive them before the M&M special meeting.
ABOUT THIS PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form S-4 filed with the SEC by First Busey (File No. 333-276507), constitutes a prospectus of First Busey under Section 5 of the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” with respect to the shares of common stock, par value $0.001 per share, of First Busey, which we refer to as “First Busey common stock,” to be issued pursuant to the Agreement and Plan of Merger, dated as of November 27, 2023, by and between First Busey and M&M, as it may be amended from time to time, which we refer to as the “merger agreement.” This document also constitutes a proxy statement of M&M under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” It also constitutes a notice of meeting with respect to the special meeting at which M&M common stockholders will be asked to consider and vote upon the approval of the merger agreement.
First Busey has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to First Busey, and M&M has supplied all information contained in this proxy statement/prospectus relating to M&M.
You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated February 14, 2024, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document. Neither the mailing of this document to M&M common stockholders nor the issuance by First Busey of shares of First Busey common stock in connection with the merger will create any implication to the contrary.
This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER
The following questions and answers are intended to briefly address some commonly asked questions regarding the merger, the merger agreement and the special meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document. See “Where You Can Find More Information.”
Q:
What is the proposed transaction?

A:
You are being asked to vote on the approval of a merger agreement that provides for the merger of Merchants and Manufacturers Bank Corporation (which we refer to as “M&M”) with and into First Busey Corporation (which we refer to as “First Busey”), with First Busey as the surviving company (which we refer to as the “merger proposal”). The merger is anticipated to be completed in the second quarter of 2024. At a date following the completion of the merger, First Busey intends to merge Merchants and Manufacturers Bank (which we refer to as “M&M Bank”), M&M’s wholly-owned bank subsidiary, with and into Busey Bank, First Busey’s wholly-owned bank subsidiary, with Busey Bank as the surviving bank (which we refer to as the “bank merger”). At such time, M&M Bank’s banking offices will become banking offices of Busey Bank, except for the banking office located at 990 Essington Rd., Joliet, Illinois, which is expected to be closed in connection with the bank merger. Until the banks are merged, First Busey will own and operate M&M Bank and Busey Bank as separate bank subsidiaries.

Q:
What will M&M common stockholders be entitled to receive in the merger?

A:
If the merger is completed, each share of M&M common stock issued and outstanding immediately prior to the effective time (other than any shares owned by First Busey or M&M, and other than any dissenting shares) will be converted into the right to receive, at the election of the stockholder, either (i) $117.74 in cash, (ii) 5.7294 shares of First Busey common stock (which we refer to as the “exchange ratio”) or (iii) a combination of $34.55 in cash and 4.0481 shares of First Busey common stock (which we refer to as the “mixed election share consideration”), subject to certain adjustments and proration, as described in this proxy statement/prospectus, and with cash paid in lieu of fractional shares. Shares of M&M common stock held by M&M common stockholders who elect to exercise their dissenters’ rights (which we refer to as “dissenting shares”) will not be converted into merger consideration.

Q:
Will the mixed election share consideration adjust based on the trading price of First Busey common stock prior to closing?

A:
No, the mixed election share consideration is fixed and will not increase or decrease solely due to changes in the trading price of First Busey common stock prior to the closing of the merger. However, the merger agreement includes what is commonly referred to as a “double-trigger termination provision,” which permits M&M to terminate the merger agreement if on the day all regulatory approvals are received, both of the following have occurred: (i) the preceding 20-trading day volume weighted average price of First Busey’s common stock is less than 80% of $20.55, which is the average First Busey common stock price that was used to set the merger consideration; and (ii) the decrease in First Busey’s common stock price is 20% greater than the decrease in the value of the S&P US BMI Banks — Midwest Region index, which First Busey and M&M have designated as the substitute index for the SNL Midwest U.S. Bank Index per the merger agreement (the “Midwest Bank Index”), as measured by comparing the average of the daily closing value of such index for the same 20-trading day period to the closing value of such index as of November 24, 2023. If this occurs and M&M seeks to terminate the merger agreement, then First Busey will have the option to cure either of these deficiencies by increasing the mixed election share consideration accordingly.

Q:
How will stockholders elect to receive cash, stock or mixed consideration?

A:
Subject to proration procedures described below, M&M common stockholders will be offered the opportunity to elect to receive their merger consideration in the form of cash, First Busey common stock or a combination of cash and stock. M&M common stockholders who wish to make an election must complete the form of election and letter of transmittal (which we refer to as an “election form”) that is expected to be mailed between 30 and 45 days prior to the estimated closing date of the merger. For an election to be valid, a properly executed election form must be received by the exchange agent for the merger, Computershare Trust Company, N.A. (which we refer to as the “exchange agent”) before the election deadline, which is 5:00 p.m., local time, on the 25th day following the mailing of the election form, or such other date as M&M and First Busey may agree (we refer to this date as the “election deadline”) in accordance with the instructions set forth on the election form. The form of merger consideration actually paid to M&M common stockholders is subject to proration in certain cases and may differ from their elections. See “Description of the Merger Agreement — Election and exchange procedures” for a description of the election mechanics and the distribution of merger consideration.

Q:
What happens if I don’t make an election for cash or First Busey common stock by the election deadline?

A:
If you fail to make an election prior to the election deadline, you will be deemed to have made an election to receive cash and stock consideration in amounts that will depend on the amount of cash consideration and stock consideration that remains available after taking into account the elections by stockholders making elections. See “Description of the Merger Agreement — Consideration to be received in the merger — Non-electing shares” for a description of the merger consideration to be received if an election is not properly made.

Q:
Is the merger consideration subject to adjustment?

A:
The merger consideration is subject to potential adjustment in three circumstances:

•
If M&M’s tangible common equity, as adjusted pursuant to the merger agreement, is less than $31.5 million, then the aggregate common stock merger consideration, which is initially set at an amount equal to $41,571,447, will be reduced by the amount of such deficiency. In case of such a reduction, applicable downward adjustments will be made to the per share value, the exchange ratio, the mixed election cash consideration and the mixed election share consideration. As of December 31, 2023, M&M’s tangible common equity as calculated pursuant to the merger agreement was in excess of $31.5 million.

•
If M&M exercises the “double-trigger termination provision” as described above, First Busey will have the right to increase the mixed election share consideration in order to prevent a termination in this event, with additional modifications to the aggregate common stock merger consideration, the per share value and the exchange ratio pursuant to the terms of the merger agreement.

•
If, prior to the effective time of the merger, there is declared (with an effective date prior to the effective time) or effected a reclassification, recapitalization, stock split (including a reverse stock split), split-up, combination, exchange of shares or readjustment, or if a stock dividend on shares of First Busey common stock shall be declared with a record date within such period, the exchange ratio and the mixed election share consideration shall be proportionately adjusted to provide to the holders of M&M common stock the same economic effect as contemplated by the merger agreement prior to such event.

Q:
What is the value of the per share merger consideration?

A:
The per share value of the merger consideration for M&M common stockholders who receive only cash is $117.74. The per share value of the merger consideration for M&M common stockholders who receive only First Busey common stock or a mix of cash and First Busey common stock will fluctuate as the market price of First Busey common stock fluctuates before the completion of the merger. This price will not be known at the time of the M&M special meeting and may be more or less than the current price of First Busey common stock or the price of First Busey common stock at the time of the special meeting. Based on the $21.09 closing stock price of First Busey common stock on the NASDAQ Global Select Market on November 24, 2023, the trading day immediately preceding the public announcement date of the merger, the value of the per share merger consideration for M&M common stockholders who receive only First Busey common stock would be $120.83, and the value of the per share merger consideration for stockholders who elect to receive the combination of cash and First Busey common stock would be $119.92. Based on the closing price of First Busey common stock as reported on the Nasdaq Global Select Market of $23.36 as of February 9, 2024, the latest practicable date before the date of this proxy statement/prospectus, the value of the per share merger consideration for M&M common stockholders who receive only First Busey common stock would be $129.11, and the value of the per share merger consideration for M&M common stockholders who elect to receive the combination of cash and First Busey common stock would be approximately $45.6 million. We cannot estimate the per share merger consideration for stockholders who do not properly make an election because that will depend on the elections made by other stockholders. We urge you to obtain current market quotations for shares of First Busey common stock.
Q:
What will M&M preferred stockholders be entitled to receive in the merger?

A:
M&M has 300 shares of series D preferred stock authorized, of which 300 shares are issued and outstanding. The class D preferred shares have a liquidation preference of $10,000 per share and are entitled to non-cumulative, quarterly dividends at an annual rate of 6.00%. Pursuant to the terms of the preferred stock, the outstanding shares will be redeemed in connection with the closing at a price equal to the liquidation price plus unpaid dividends for the then-current dividend period. Holders of series D preferred shares are not entitled to vote their shares of series D preferred stock in connection with the merger.

Q:
Why do M&M and First Busey want to engage in the merger?

A:
M&M believes that the merger will provide M&M common stockholders with substantial benefits, and First Busey believes that the merger will further its strategic growth plans. To review the reasons for the merger in more detail, see “The Merger — M&M’s reasons for the merger and recommendation of the board of directors” and “The Merger — First Busey’s reasons for the merger.”

Q:
In addition to approving the merger agreement, what else are M&M common stockholders being asked to vote on?

A:
In addition to the merger agreement and the transactions contemplated therein, M&M is soliciting proxies from holders of its common stock with respect to a proposal to adjourn the M&M special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions contemplated therein (which we refer to as the “adjournment proposal”). Completion of the merger is not conditioned upon approval of the adjournment proposal.

Q:
What does the M&M board of directors recommend?

A:
M&M’s board of directors has determined that the merger agreement and the transactions contemplated therein are in the best interests of M&M and its stockholders. M&M’s board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement and the transactions contemplated therein and “FOR” the approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions contemplated therein. To review the reasons for the merger in more detail, see “The Merger — M&M’s reasons for the merger and recommendation of the board of directors.”

Q:
What vote is required to approve each proposal at the M&M special meeting, and how will abstentions and broker non-votes affect the vote?

A:
Approval of the merger agreement and the transactions contemplated therein requires the affirmative vote of the holders of two-thirds of the outstanding shares of M&M common stock entitled to vote, represented in person or by proxy. Abstentions, shares not voted and broker non-votes will have the same effect as a vote against the proposal to adopt the merger agreement. Approval of the adjournment proposal requires the affirmative vote of a majority of shares of M&M common stock represented in person or by proxy at the special meeting and entitled to vote. Abstentions are deemed to be represented at the special meeting and thereby have the same effect as a vote against the adjournment proposal. Shares not voted and broker non-votes will have no effect on the adjournment proposal, although they may prevent M&M from obtaining a quorum and require M&M to adjourn the special meeting to solicit additional proxies.
Q:
Why is my vote important?

A:
The merger cannot be completed unless the merger agreement is approved by M&M common stockholders. If you fail to submit a proxy or vote in person at the special meeting, or vote to abstain, or you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as a vote against the approval of the merger agreement. The M&M board of directors unanimously recommends that M&M’s common stockholders vote “FOR” the merger proposal. Completion of the merger is not conditional upon approval of the adjournment proposal.

Q:
What do I need to do now? How do I vote?

A:
You may vote at the special meeting if you own shares of M&M common stock of record at the close of business on the record date for the special meeting, February 1, 2024. After you have carefully read and considered the information contained in this proxy statement/prospectus, please vote by a method described on your proxy card. This will enable your common shares to be represented at the special meeting. You may also vote in person at the special meeting. If you do not vote by proxy and do not vote at the special meeting, this will make it more difficult to achieve a quorum for the meeting.

Q:
If my shares of common stock are held in “street name” by my bank, broker or other fiduciary, will my bank, broker or other fiduciary automatically vote my shares for me?

A:
No. Your bank, broker or other fiduciary cannot vote your shares without instructions from you. If your shares are held in “street name” through a bank, broker or other fiduciary, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank, broker or other fiduciary. You may not vote shares held in street name by returning a proxy card directly to M&M, or by voting in person at the M&M special meeting, unless you provide a “legal proxy,” which you must obtain from your broker, bank or other fiduciary. Further, banks, brokers or other fiduciaries that hold shares of M&M common stock on behalf of their customers may not give a proxy to M&M to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other fiduciaries do not have discretionary voting power on these matters. Failure to instruct your bank, broker or other fiduciary how to vote will have the same effect as a vote against adoption of the merger agreement.

Q:
How will my proxy be voted?

A:
If you complete, sign, date and mail your proxy card, your proxy will be voted in accordance with your instructions. If you sign, date and send in your proxy card, but you do not indicate how you want to vote, your proxy will be voted “FOR” approval of the merger agreement and the other proposals in the notice.

Q:
Can I revoke my proxy and change my vote?

A:
You may change your vote or revoke your proxy prior to the special meeting by filing with the corporate secretary of M&M, a duly executed revocation of proxy or submitting a new proxy with a later date. You may also revoke a prior proxy by voting in person at the applicable special meeting.

Q:
Are there risks I should consider in deciding to vote on the approval of the merger agreement?

A:
Yes, in evaluating the merger agreement and the transactions contemplated therein, you should read this proxy statement/prospectus carefully, including the factors discussed in the section titled “Risk Factors” beginning on page 18.

Q:
What if I oppose the merger? Do I have dissenters’ rights?

A:
M&M common stockholders who do not vote in favor of approval of the merger agreement and otherwise comply with all of the procedures of the Illinois Business Corporation Act of 1983, as amended (which we refer to as the “IBCA”), will be entitled to receive payment in cash of the fair value of their shares of M&M common stock as ultimately determined under the statutory process. A copy of the applicable section of the IBCA is attached as Appendix B to this document. This “fair value” could be more than the merger consideration but could also be less.

Q:
What are the tax consequences of the merger to me?

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (to which we refer as the “Internal Revenue Code”), and it is a condition to First Busey’s and M&M’s obligations to complete the merger that each of them receives a legal opinion from its tax counsel to that effect. However, neither M&M nor First Busey has requested or received a ruling from the Internal Revenue Service that the merger will qualify as a reorganization. The U.S. federal income tax consequences of the merger to a U.S. holder of M&M common stock will depend on the relative mix of cash and First Busey common stock received by such U.S. holder of M&M common stock. U.S. holders of M&M common stock would not be expected to recognize any gain or loss for U.S. federal income tax purposes if they exchange their M&M shares solely for shares of First Busey common stock in the merger, except with respect to cash received in lieu of fractional shares of First Busey common stock. U.S. holders of M&M common stock could expect to recognize gain or loss if they exchange their M&M shares solely for cash in the merger. U.S. holders of M&M common stock could expect to recognize gain, but not loss, if they exchange their M&M common shares for a combination of First Busey common stock and cash, but their taxable gain in that case would not exceed the cash they receive in the merger. The tax consequences of the merger to each M&M common stockholder will depend on such M&M common stockholder’s own situation and many variables not within our control. You should consult with your tax advisor for the specific tax consequences of the merger to you. See “The Merger — Material U.S. federal income tax consequences of the merger.”
Q:
When and where is the M&M special meeting?

A:
The M&M special meeting will take place on March 20, 2024, at 10:00 a.m., local time, at Merchants and Manufacturers Bank, One Mid America Plaza, Suite 140, Oakbrook Terrace, Illinois 60180.

Q:
Who may attend the M&M special meeting?

A:
Only M&M common stockholders on the record date may attend the special meeting. If you are a common stockholder of record, you will need to present the proxy card that you received or another proof of identification in order to be admitted into the meeting.

Q:
Should I send in my M&M stock certificates now?

A:
No. M&M plans to mail the election form, which also serves as a letter of transmittal, between 30 and 45 days prior to the estimated closing date of the merger. After you receive the election form, you should complete the election form to elect which form of consideration you would prefer to receive and, if you hold M&M common stock certificates, return them with your completed election form to submit them for exchange. Please send the election form and your M&M common stock certificates, if any, to the exchange agent, in the envelope provided with the election form. Do not send your common stock certificates with your proxy card.

Q:
Whom may I contact if I cannot locate my M&M common stock certificate(s)?

A:
We encourage you to locate your original M&M common stock certificate(s) as soon as possible. If you are unable to locate your original certificate(s), you should consider contacting M&M to begin the process of replacing the certificate(s). To do this, you may contact M&M by writing to Merchants and Manufacturers Bank Corporation, Attention: Brad Butler, 25140 W. Channon Dr., P.O. Box 200,

Channahon, Illinois 60410, by calling (630) 575-9700 or by e-mail to bbutler@m-mbank.com. Alternatively, instructions will be provided regarding lost or stolen certificates in the letter of transmittal that will be mailed to you following the closing of the merger.
Q:
What should I do if I hold my shares of M&M common stock in book-entry form?

A:
You are not required to take any special additional actions if your shares of M&M common stock are held in book-entry form. After the completion of the merger, shares of M&M common stock held in book-entry form automatically will be exchanged for the merger consideration, plus cash in lieu of any fractional shares.

Q:
What should I do if I receive more than one set of voting materials?

A:
M&M common stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of M&M common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of M&M common stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of M&M common stock that you own.

Q:
When is the merger expected to be completed?

A:
The merger agreement must be approved by the common stockholders of M&M, and we must obtain the necessary regulatory approvals. Assuming M&M common stockholders vote to approve the merger and adopt the merger agreement and we obtain the other necessary approvals and satisfaction or waiver of the other conditions to the closing described in the merger agreement, we expect to complete the merger in the second quarter of 2024. See “Description of the Merger Agreement — Conditions to completion of the merger.”

Q:
Is completion of the merger subject to any conditions besides common stockholder approval?

A:
Yes. The transaction must receive the required regulatory approvals, and there are other standard closing conditions that must be satisfied. See “Description of the Merger Agreement — Conditions to completion of the merger.”

Q:
What happens if the merger is not completed?

A:
M&M and First Busey expect to complete the merger in the second quarter of 2024. However, neither M&M nor First Busey can assure you of when or if the merger will be completed. M&M and First Busey must first obtain the approval of M&M common stockholders for the merger, as well as obtain necessary regulatory approvals and satisfy certain other standard closing conditions. If the merger is not completed, M&M common stockholders will not receive any consideration for their shares and will continue to be M&M common stockholders. Each of First Busey and M&M will remain independent companies. Under certain circumstances, M&M may be required to pay First Busey a fee with respect to the termination of the merger agreement, as described under “Description of the Merger Agreement — Termination fees.”

Q:
Who can answer my other questions?

A:
If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact: Brad W. Butler, President/CEO of Merchants and Manufacturers Bank Corporation, 25140 W. Channon Dr., P.O. Box 200, Channahon, Illinois 60410, at (630) 575-9700 or bbutler@m-mbank.com.

SUMMARY
This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger more fully, you should read this entire proxy statement/prospectus carefully, including the Appendixes and the documents referred to or incorporated in this proxy statement/prospectus. A copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus and is incorporated by reference herein.
Information about First Busey and M&M
First Busey Corporation
100 W. University Ave.
Champaign, Illinois 61820
(217) 365-4630
First Busey Corporation (which we refer to as “First Busey”) is a Nevada corporation and registered financial holding company for Busey Bank, an Illinois-chartered commercial bank headquartered in Champaign, Illinois. Busey Bank has 46 banking centers serving Illinois, eight banking centers in the St. Louis, Missouri metropolitan area, three banking centers serving southwest Florida and a banking center in Indianapolis, Indiana.
As of September 30, 2023, First Busey had total assets of approximately $12.3 billion, total gross loans, including held for sale, of approximately $7.9 billion, total deposits of approximately $10.3 billion and total stockholders’ equity of approximately $1.2 billion.
First Busey common stock is traded on the Nasdaq Global Select Market under the ticker symbol “BUSE.”
Merchants and Manufacturers Bank Corporation
801 S. Briggs Street
Joliet, Illinois 60433
(815) 740-3280
Merchants and Manufacturers Bank Corporation (which we refer to as “M&M”) is the holding company for Merchants and Manufacturers Bank (which we refer to as “M&M Bank”), a privately held, locally owned and operated bank established in 1969 — currently with over 50 associates and five branch locations in the Chicago-Naperville-Elgin, IL-IN-WI Metropolitan Statistical Area (MSA). M&M Bank focuses on serving privately held manufacturers and distributors and select service businesses, particularly in the Greater Chicago area. M&M Bank provides a range of financial services and has developed a unique Life Equity Loan® program.
As of September 30, 2023, M&M had consolidated total assets of approximately $473.1 million, total gross loans of approximately $406.0 million, total deposits of approximately $398.5 million and total stockholders’ equity of approximately $32.3 million.
M&M common stock is privately held and not traded in any public market.
The merger and the merger agreement (See page 32)
First Busey’s acquisition of M&M is governed by a merger agreement. The merger agreement provides that, if all of the conditions set forth in the merger agreement are satisfied or waived, M&M will be merged with and into First Busey. The merger is anticipated to be completed in the second quarter of 2024. After the consummation of the merger, M&M Bank will be a wholly-owned subsidiary of First Busey. At a date following the completion of the merger, First Busey intends to merge M&M Bank with and into Busey Bank, with Busey Bank as the surviving bank. At such time, M&M Bank’s banking offices will become banking offices of Busey Bank, except for the banking office located at 990 Essington Rd., Joliet, Illinois, which is expected to be closed in connection with the bank merger. Until the banks are merged, First Busey will own and operate M&M Bank and Busey Bank as separate bank subsidiaries.

The merger agreement is included as Appendix A to this proxy statement/prospectus and is incorporated by reference herein. We urge you to read the merger agreement carefully and fully, as it is the legal document that governs the merger.
What M&M common stockholders will receive (See page 69)
If the merger is completed, each share of M&M common stock issued and outstanding immediately prior to the effective time (other than any shares owned by First Busey or M&M, and other than any dissenting shares) will be converted into the right to receive, at the election of the stockholder, either (i) $117.74 in cash, (ii) 5.7294 shares of First Busey common stock, or (iii) mixed consideration of $34.55 in cash and 4.0481 shares of First Busey common stock, subject to certain adjustments and proration, as described in this proxy statement/prospectus, and with cash paid in lieu of fractional shares. Shares of M&M common stock held by M&M common stockholders who elect to exercise their dissenters’ rights will not be converted into merger consideration.
Potential adjustment of merger consideration (See page 70)
The merger consideration is subject to potential adjustment in three circumstances:
•
If M&M’s tangible common equity, as adjusted pursuant to the merger agreement, is less than $31.5 million, then the aggregate common stock merger consideration, which is initially set at an amount equal to $41,571,447, will be reduced by the amount of such deficiency. In case of such a reduction, applicable downward adjustments will be made to the per share value, the exchange ratio, the mixed election cash consideration and the mixed election share consideration. As of December 31, 2023, M&M’s tangible common equity as calculated pursuant to the merger agreement was in excess of $31.5 million.

•
If M&M exercises the “double-trigger termination provision” as described above, First Busey will have the right to increase the mixed election share consideration in order to prevent a termination in this event, with additional modifications to the aggregate common stock merger consideration, the per share value and the exchange ratio pursuant to the terms of the merger agreement.

•
If, prior to the effective time of the merger, there is declared (with an effective date prior to the effective time) or effected a reclassification, recapitalization, stock split (including a reverse stock split), split-up, combination, exchange of shares or readjustment, or if a stock dividend on shares of First Busey common stock shall be declared with a record date within such period, the exchange ratio and the mixed election share consideration shall be proportionately adjusted to provide to the holders of M&M common stock the same economic effect as contemplated by the merger agreement prior to such event.

Material U.S. federal income tax consequences of the merger (See page 56)
The U.S. federal income tax consequences of the merger to a U.S. holder of M&M common stock will depend on the relative mix of cash and First Busey common stock received by such U.S. holder of M&M common stock. U.S. holders of M&M common stock would not be expected to recognize any gain or loss for U.S. federal income tax purposes if they exchange their M&M shares solely for shares of First Busey common stock in the merger, except with respect to cash received in lieu of fractional shares of First Busey common stock. U.S. holders of M&M common stock could expect to recognize gain or loss if they exchange their M&M shares solely for cash in the merger. U.S. holders of M&M common stock could expect to recognize gain, but not loss, if they exchange their M&M shares for a combination of First Busey common stock and cash, but their taxable gain in that case would not exceed the cash they receive in the merger. The tax consequences of the merger to each M&M common stockholder will depend on such M&M common stockholder’s own situation. We strongly urge M&M common stockholders to consult with their own tax advisors for a full understanding of the tax consequences of the merger to them. The parties’ respective obligations to complete the merger are conditioned on receipt of a tax opinion from their respective counsel that the merger qualifies as a reorganization under Section 368(a) of the Internal Revenue Code. The opinions will not bind the Internal Revenue Service, which could take a different view. Neither First Busey nor M&M has requested or received a ruling from the Internal Revenue Service that the merger will qualify as a reorganization.

Determining the actual tax consequences of the merger to you as an individual taxpayer can be complicated. The tax consequences of the merger to each M&M common stockholder will depend on such M&M common stockholder’s own situation and many variables not within our control. For these reasons, we strongly urge M&M common stockholders to consult with their own tax advisors for a full understanding of the federal and any applicable state, local or other tax consequences of the merger to them.
M&M’s reasons for the merger; Board recommendation to M&M’s common stockholders (See page 38)
The M&M board of directors believes that the merger agreement and the transactions contemplated therein are in the best interests of M&M and its stockholders. M&M’s board of directors unanimously recommends that M&M common stockholders vote “FOR” the proposal to approve the merger agreement and “FOR” adjournment of the M&M special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.
Opinion of M&M’s financial advisor (See page 40)
In connection with the merger, M&M’s financial advisor, Keefe, Bruyette & Woods, Inc. (which we refer to as “KBW”), delivered a written opinion, dated November 27, 2023, to the M&M board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of M&M common stock, collectively as a group, of the aggregate consideration (defined in KBW’s opinion as the aggregate cash election consideration, the aggregate stock election consideration and the aggregate mixed election consideration, taken together) in the merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Appendix D to this proxy statement/prospectus. The opinion was for the information of, and was directed to, the M&M board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of M&M to engage in the merger or enter into the merger agreement or constitute a recommendation to the M&M board of directors in connection with the merger, and it does not constitute a recommendation to any holder of M&M common stock or any stockholder of any other entity as to how to vote or act in connection with the merger or any other matter (including what election any holder of M&M common stock should make with respect to the cash election consideration, the stock election consideration or the mixed election consideration).
Interests of officers and directors of M&M in the merger may be different from, or in addition to, yours (See page 61)
When you consider the M&M board of directors’ recommendation to vote in favor of approval of the merger agreement, you should be aware that some of M&M’s directors and officers may have interests in the merger that are different from, or in addition to, your interests as stockholders. These interests include, among others, certain severance payments and benefits payable under the employment agreements between M&M Bank and certain of M&M Bank’s executive officers, and rights to ongoing indemnification and insurance coverage by the surviving corporation for acts or omissions occurring prior to the merger. The M&M board of directors was aware of these interests and took them into account in reaching its decisions to approve and adopt the merger agreement and to recommend the approval of the merger agreement to M&M common stockholders.
M&M common stockholders will have dissenters’ rights in connection with the merger (See page 66)
M&M common stockholders may assert dissenters’ rights in connection with the merger and, upon complying with the requirements of the IBCA, receive cash in the amount of the fair value of their shares instead of the merger consideration.
A copy of the section of the IBCA pertaining to dissenters’ rights is attached as Appendix B to this proxy statement/prospectus. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights.
The merger and the performance of the combined company are subject to a number of risks (See page 18)
There are a number of risks relating to the merger and to the businesses of First Busey, M&M and the combined company following the merger. See the “Risk Factors” beginning on page 18 for a discussion of these and other risks relating to the merger. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”
Common stockholder approval will be required to complete the merger and approve the other proposals set forth in the notice (See page 28)
Approval by M&M’s common stockholders at M&M’s special meeting of common stockholders on March 20, 2024 is required to complete the merger. The presence, in person or by proxy, of a majority of the shares of M&M common stock entitled to vote on the merger agreement is necessary to constitute a quorum for the meeting. Each share of M&M common stock outstanding on the record date entitles its holder to one vote on the merger agreement and any other proposal listed in the notice. Approval of the merger proposal requires the affirmative vote of the holders of two-thirds of the outstanding shares of M&M common stock entitled to vote, represented in person or by proxy. Abstentions, shares not voted and broker non-votes will have the same effect as a vote against the proposal to adopt the merger agreement. Approval of the adjournment proposal requires the affirmative vote of a majority of shares of M&M common stock represented in person or by proxy at the special meeting and entitled to vote. Abstentions are deemed to be represented at the special meeting and thereby have the same effect as a vote against the adjournment proposal. Common shares not voted and broker non-votes will have no effect on the adjournment proposal, although they may prevent M&M from obtaining a quorum and require M&M to adjourn the special meeting to solicit additional proxies.
Completion of the merger is subject to regulatory approvals (See page 60)
The merger cannot proceed without obtaining all requisite regulatory approvals. First Busey and M&M have agreed to take all appropriate actions necessary to obtain the required approvals. The merger of First Busey and M&M is subject to prior approval of the Board of Governors of the Federal Reserve System (which we refer to as the “Federal Reserve”). First Busey submitted an application with the Federal Reserve Bank of Chicago on December 18, 2023 seeking the necessary approval. The merger may not be completed until 15 days after receipt of Federal Reserve approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve’s approval, unless a court specifically orders otherwise.
At a date following the completion of the merger, First Busey intends to merge M&M Bank with and into Busey Bank, with Busey Bank as the surviving bank. The bank merger will be subject to approval by the Illinois Department of Financial and Professional Regulation (which we refer to as the “IDFPR”) and the Federal Deposit Insurance Corporation (which we refer to as the “FDIC”). Busey Bank submitted applications with the IDFPR and the FDIC on December 18, 2023 seeking these approvals.
While First Busey knows of no reason why the approval of any of the applications would be denied or unduly delayed, it cannot assure you that all regulatory approvals required to complete the merger and the bank merger will be obtained or obtained in a timely manner.
Conditions to the merger (See page 77)
Closing Conditions for the Benefit of First Busey.   First Busey’s obligations are subject to fulfillment of certain conditions, including:
•
accuracy of representations and warranties of M&M in the merger agreement as of the closing date, except as otherwise set forth in the merger agreement;

•
performance by M&M in all material respects of its obligations under the merger agreement;

•
approval of the merger agreement and the transactions contemplated therein at the meeting of M&M common stockholders;

•
no proceeding, other than stockholder litigation, involving any challenge to, or seeking damages or other relief in connection with, any transaction contemplated by the merger agreement, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the contemplated transactions, in either case that would reasonably be expected to have a material adverse effect on First Busey, as the surviving entity;
•
no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;

•
receipt of all necessary regulatory approvals and no such regulatory approval shall reasonably be expected by First Busey’s board of directors to constitute a burdensome condition on the surviving entity or Busey Bank;

•
the registration statement, of which this proxy statement/prospectus is a part, concerning First Busey common stock issuable pursuant to the merger agreement, having been declared effective by the SEC;

•
receipt of a certificate signed on behalf of M&M certifying (i) the accuracy of the representations and warranties of M&M in the merger agreement and (ii) performance by M&M in all material respects of its obligations under the merger agreement;

•
receipt of a tax opinion from Barack Ferrazzano Kirschbaum & Nagelberg LLP (which we refer to as “Barack Ferrazzano”) that (i) the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, (ii) each of First Busey and M&M will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and (iii) no gain or loss will be recognized by holders of M&M common stock upon the receipt of shares of First Busey common stock in exchange for their shares of M&M common stock, except to the extent of any cash consideration received in the merger and any cash received in lieu of fractional shares of First Busey common stock;

•
receipt of a certificate signed on behalf of M&M that meets the requirements of Treasury Regulations Section 1.1445-2(c)(3);

•
M&M’s tangible common equity as of the closing date (as calculated pursuant to the merger agreement) shall be no less than $27,000,000;

•
non-objection of The Nasdaq Stock Market, LLC of the listing of the shares of First Busey common stock issuable pursuant to the merger agreement on the Nasdaq Global Select Market; and

•
no material adverse change in the financial condition, assets or business of M&M since the date of the merger agreement.

Closing Conditions for the Benefit of M&M.   M&M’s obligations are subject to fulfillment of certain conditions, including:
•
accuracy of representations and warranties of First Busey in the merger agreement as of the closing date, except as otherwise set forth in the merger agreement;

•
performance by First Busey in all material respects of its obligations under the merger agreement;

•
approval of the merger agreement and the transactions contemplated therein at the meeting of M&M common stockholders;

•
no proceeding, other than stockholder litigation, involving any challenge to, or seeking damages or other relief in connection with, any transaction contemplated by the merger agreement, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the contemplated transactions, in either case that would reasonably be expected to have a material adverse effect on First Busey, as the surviving entity;

•
no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;

•
receipt of all necessary regulatory approvals and no such regulatory approval shall reasonably be expected by M&M’s board of directors to materially restrict or burden the surviving entity;

•
the registration statement, of which this proxy statement/prospectus is a part, concerning First Busey common stock issuable pursuant to the merger agreement, having been declared effective by the SEC;

•
receipt of a certificate signed on behalf of First Busey certifying (i) the accuracy of representations and warranties of First Busey in the merger agreement and (ii) performance by First Busey in all material respects of its obligations under the merger agreement;

•
receipt of a tax opinion from ArentFox Schiff LLP (which we refer to as “AFS”) that (i) the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, (ii) each of First Busey and M&M will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and (iii) no gain or loss will be recognized by holders of M&M common stock upon the receipt of shares of First Busey common stock in exchange for their shares of M&M common stock, except to the extent of any cash consideration received in the merger and any cash received in lieu of fractional shares of First Busey common stock;

•
non-objection of The Nasdaq Stock Market, LLC of the listing of the shares of First Busey common stock issuable pursuant to the merger agreement on the Nasdaq Global Select Market; and

•
no material adverse change in the financial condition, assets or business of First Busey since the date of the merger agreement.

How the merger agreement may be terminated by First Busey and M&M (See page 79)
First Busey and M&M may mutually agree to terminate the merger agreement and abandon the merger at any time. Subject to conditions and circumstances described in the merger agreement, either First Busey or M&M may also terminate the merger agreement as follows:
•
the other party has breached or failed to perform its obligations under the merger agreement, which breach or failure to perform would result in the failure of any of the closing conditions and such breach or failure has not or cannot be cured within 30 days, provided its inability to satisfy the condition was not caused by the non-breaching party’s failure to comply in all material respects with any of its obligations under the merger agreement;

•
any regulatory authority has denied approval of any of the transactions contemplated by the merger agreement or any application for a necessary regulatory approval has been withdrawn at the request of a regulatory authority, provided that such right to terminate is not available to a party whose failure to fulfill any of its obligations under the merger agreement has been the cause of the denial or withdrawal of regulatory approval;

•
failure to receive approval by M&M common stockholders for the merger agreement and the transactions contemplated therein following the meeting held for such purpose, provided that such right to terminate is not available to a party whose failure to fulfill any of its obligations under the merger agreement has been the cause of such failure;

•
the merger is not completed by September 30, 2024, provided that such right to terminate is not available to a party whose failure to fulfill any of its obligations under the merger agreement has resulted in the failure of the merger to be completed before such date; or

•
a court or regulatory authority has enjoined or prohibited any of the transactions contemplated in the merger agreement.

In addition, a particular party may terminate the merger agreement as follows:
•
First Busey may terminate if M&M materially breaches any of its obligations with respect to soliciting alternative acquisition proposals or holding a meeting of its stockholders to approve the merger agreement;

•
M&M may terminate in order to enter into an agreement with respect to an unsolicited superior proposal from a third party;

•
First Busey may terminate if M&M’s board of directors, prior to M&M’s common stockholders’ meeting, makes an adverse recommendation to M&M’s common stockholders;

•
by First Busey if M&M’s tangible common equity as of the closing date (as calculated pursuant to the merger agreement) is less than $27,000,000; or

•
M&M may terminate, if on the day all regulatory approvals are received, both of the following have occurred: (i) the preceding 20-trading day volume weighted average price of First Busey’s common stock is less than 80% of $20.55, which is the average First Busey common stock price that was used to set the merger consideration; and (ii) the decrease in First Busey’s common stock price is 20% greater than the decrease in the value of the Midwest Bank Index, as measured by comparing the average of the daily closing value of such index for the same 20-trading day period to the closing value of such index as of November 24, 2023, subject to the right of First Busey to increase the mixed election share consideration as set forth in the merger agreement in order to prevent a termination in this event.

Termination fees and expenses may be payable under some circumstances (See page 80)
M&M has agreed to pay First Busey a termination fee of $1,662,858 if the merger agreement is terminated under the following circumstances:
•
First Busey terminates the merger agreement because M&M breaches its covenant not to solicit an acquisition proposal from a third party or its obligations related to holding a stockholder meeting to approve the merger agreement;

•
First Busey terminates the merger agreement because M&M’s board of directors, prior to M&M’s common stockholders’ meeting, makes an adverse recommendation to M&M’s common stockholders;

•
M&M terminates the merger agreement in order to enter into an agreement with respect to an unsolicited superior proposal; or

•
If, prior to termination, another acquisition proposal is known to M&M, has been made directly to M&M’s common stockholders or is publicly announced, and (i) thereafter the merger agreement is terminated by First Busey upon M&M’s material breach of its obligations under the merger agreement and (ii) within six months after such termination M&M enters into a definitive written agreement with respect to such acquisition proposal.

Voting and support agreement (See page 72)
On November 27, 2023, the directors of M&M and those executive officers of M&M who own or control the voting of any shares of M&M common stock agreed to vote all of their shares of M&M common stock in favor of the merger agreement at the special meeting, and against any action or agreement that would prevent, materially impede or materially delay the consummation of the transactions contemplated by the merger agreement and against any alternative acquisition proposal. The voting and support agreement covers approximately 37.2% of M&M’s outstanding shares of common stock as of February 9, 2024. This voting and support agreement terminates if the merger agreement is terminated in accordance with its terms. A copy of the form of voting and support agreement is attached to this proxy statement/prospectus as Appendix C.
Accounting treatment of the merger (See page 56)
For accounting and financial reporting purposes, the merger will be accounted for under the acquisition method of accounting for business combinations in accordance with accounting principles generally accepted in the United States (which we refer to as “GAAP”).
Certain differences in First Busey stockholder rights and M&M common stockholder rights (See page 82)
Because they will receive First Busey common stock, M&M common stockholders will become First Busey common stockholders as a result of the merger. Their rights as common stockholders after the merger will be governed by First Busey’s articles of incorporation and bylaws. The rights of First Busey common stockholders are different in certain respects from the rights of M&M’s common stockholders. The material differences are described later in this proxy statement/prospectus.

First Busey shares will be listed on Nasdaq (See page 80)
The shares of First Busey common stock to be issued pursuant to the merger will be listed on the Nasdaq Global Select Market under the symbol “BUSE.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF FIRST BUSEY
The following table summarizes selected historical consolidated financial data of First Busey for the periods and as of the dates indicated. This information has been derived from First Busey’s consolidated financial statements filed with the SEC. You should not assume the results of operations for past periods indicate results for any future period.
You should read this information in conjunction with First Busey’s consolidated financial statements and related notes thereto included in First Busey’s Annual Report on Form 10-K as of and for the year ended December 31, 2022 and in First Busey’s Quarterly Report on Form 10-Q as of and for the quarter ended September 30, 2023, which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”
	As of or for the nine months ended September 30,		As of or for the years ended December 31,
	2023	2022	2022	2021	2020	2019	2018
	(dollars in thousands, except per share data)
Balance Sheet Items
Debt securities available for sale	$2,182,841	$2,547,041	$2,461,393	$3,981,251	$2,261,187	$1,648,257	$697,685
Debt securities held to maturity	882,614	936,328	918,312	—	—	—	608,660
Loans held for sale	3,051	4,546	1,253	23,875	42,813	68,699	25,895
Portfolio loans	7,856,160	7,670,114	7,725,702	7,188,998	6,814,177	6,687,249	5,568,428
Allowance for credit losses	91,710	90,722	91,608	87,887	101,048	53,748	50,648
Total assets	12,258,250	12,497,388	12,336,677	12,859,689	10,544,047	9,695,729	7,702,357
Tangible assets(1)	11,909,261	12,139,666	11,981,228	12,500,019	10,195,082	9,339,847	7,410,346
Total deposits	10,332,362	10,601,397	10,071,280	10,768,577	8,677,849	7,902,396	6,249,321
Short-term debt(2)	195,702	250,822	580,860	287,817	180,272	214,042	185,796
Long-term debt	21,000	33,000	30,000	46,056	4,757	83,600	50,000
Senior notes, net of unamortized issuance costs	—	—	—	39,944	39,809	39,674	39,539
Subordinated notes, net of unamortized issuance costs	222,666	221,835	222,038	182,773	182,226	59,248	59,147
Junior subordinated debt unconsolidated trusts	71,946	71,765	71,810	71,635	71,468	71,308	71,155
Stockholders’ equity	1,190,158	1,106,588	1,145,977	1,319,112	1,270,069	1,220,434	994,964
Tangible common equity(3)	841,169	748,866	790,528	959,442	921,104	864,552	702,953
Results of Operations
Interest income	$350,673	$254,102	$359,986	$298,800	$326,598	$356,234	$286,033
Interest expense	108,355	21,813	36,548	28,102	43,663	69,011	44,627
Net interest income	242,318	232,289	323,438	270,698	282,935	287,223	241,406
Provision for loan losses	1,944	3,764	4,623	(15,101)	38,797	10,406	4,429
Net income	96,816	93,924	128,311	123,449	100,344	102,953	98,928
Per Share Data
Diluted earnings	$1.72	$1.67	$2.29	$2.20	$1.83	$1.87	$2.01
Cash dividends	0.72	0.69	0.92	0.92	0.88	0.84	0.80
Book value(4)	21.51	20.04	20.73	23.80	23.34	22.28	20.36
Tangible book value(5)	15.07	13.39	14.14	17.01	16.66	15.46	14.21
Closing stock price	19.22	21.98	24.72	27.12	21.55	27.50	24.54
Other Information
Return on average assets(6)	1.06%	1.00%	1.03%	1.04%	0.97%	1.09%	1.28%
Return on average common equity(7)	10.82%	10.30%	10.74%	9.32%	8.09%	8.68%	10.36%
Net interest margin(8)	2.93%	2.71%	2.84%	2.49%	3.03%	3.38%	3.45%
Equity to assets ratio(9)	9.78%	9.72%	9.57%	11.13%	12.05%	12.56%	12.33%
Dividend payout ratio(10)	41.86%	41.32%	40.17%	41.82%	48.09%	44.92%	39.80%

(1)
Total assets less goodwill and tax effected intangible assets, a non-GAAP financial measure.

(2)
Includes federal funds purchased, securities sold under agreements to repurchase, and short-term borrowings.

(3)
Common equity less goodwill and tax effected intangible assets, a non-GAAP financial measure.

(4)
Total common equity divided by shares outstanding as of period end.

(5)
Total common equity less goodwill and intangible assets divided by shares outstanding as of period end.

(6)
September 30 is an annualized measure.

(7)
September 30 is an annualized measure.

(8)
Tax-equivalent net interest income divided by average earning assets.

(9)
Average common equity divided by average total assets.

(10)
Ratio calculated using common stock dividends and diluted earnings per share.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION
First Busey common stock trades on the Nasdaq Global Select Market under the symbol “BUSE.” The following table sets forth the high and low reported trading prices per share of First Busey common stock and the cash dividends declared per share for the periods indicated.
Quarter Data	High	Low	Dividend Declared
First quarter 2022	$29.73	$25.23	$0.23
Second quarter 2022	25.77	21.66	0.23
Third quarter 2022	25.25	21.97	0.23
Fourth quarter 2022	27.98	22.01	0.23
First quarter 2023	$25.11	$19.80	$0.24
Second quarter 2023	21.63	16.26	0.24
Third quarter 2023	22.91	18.91	0.24
Fourth quarter 2023	25.80	17.51	0.24
First quarter 2024 (through February 9, 2024)	$25.23	$22.24	$0.24
The outstanding shares of M&M common stock are privately held and are not traded in any public market. The last transaction known by M&M’s management to occur prior to the date of this proxy/statement prospectus was on May 6, 2022, and the sales price was $61.00 per share. The following table sets forth the cash dividends declared per share for the periods indicated for M&M common stock.
Quarter Data	Dividend Declared
First quarter 2022	$0.0625
Second quarter 2022	0.0625
Third quarter 2022	0.0625
Fourth quarter 2022	0.0625
First quarter 2023	$0.0625
Second quarter 2023	0.0625
Third quarter 2023	0.0625
Fourth quarter 2023	0.0625
First quarter 2024 (through February 9, 2024)	—
On November 24, 2023, the trading day immediately prior to the public announcement date of the merger agreement, the closing price of First Busey common stock was $21.09. On February 9, 2024, the last practicable trading day prior to the mailing date of this proxy statement/prospectus, the closing price of First Busey common stock was $23.36.
M&M common stockholders are urged to obtain current market quotations for shares of First Busey common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus in considering whether to approve the merger agreement. The market price of First Busey common stock will fluctuate between the date of this proxy statement/prospectus and the date of completion of the merger. No assurance can be given concerning the market price of First Busey common stock before or after the effective time of the merger. Changes in the market price of First Busey common stock prior to the completion of the merger will affect the market value of the merger consideration that M&M common stockholders will receive upon completion of the merger.

RISK FACTORS
In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “Special Notes Concerning Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See “References to Additional Information” in the forepart of this proxy statement/prospectus and the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”
Trading Price of First Busey Common Stock.
Upon effectiveness of the merger, M&M common stockholders will have the right to receive one of the following: (i) 5.7294 shares of First Busey common stock per share of M&M common stock, (ii) cash in the amount of $117.74 per share of M&M common stock or (iii) mixed consideration of $34.55 in cash and 4.0481 shares of First Busey common stock, in each case subject to adjustment and to the election and proration procedures as provided in the merger agreement. In lieu of fractional shares of First Busey common stock, holders of M&M common stock will receive cash. The 5.7294 exchange ratio for the First Busey common stock component of the merger consideration will not be adjusted for changes in the market price of First Busey common stock between the date of signing the merger agreement and the completion of the merger. Any change in the market price of First Busey common stock prior to completion of the merger will affect the amount of and the market value of the merger consideration that M&M common stockholders receive in the merger, either by electing to receive all or a portion of the merger consideration in First Busey common stock or as allocated to them. There will be a time lapse between the date on which M&M common stockholders vote on the merger agreement at the special meeting and the date on which M&M common stockholders actually receive shares of First Busey common stock in the merger. In addition, there will be a time lapse between the deadline for M&M common stockholders to make an election as to which form of merger consideration they wish to receive, and the date on which M&M common stockholders actually receive shares of First Busey common stock in the merger. The market price of First Busey common stock may fluctuate during these periods, and after completion of the merger, as a result of a variety of factors, including general market and economic conditions, changes in First Busey’s business, operations and prospects, regulatory considerations, and other factors, including those identified under “Risk Factors” in First Busey’s Annual Report on Form 10-K for the year ended December 31, 2022. Many of these factors are outside of First Busey’s control. Accordingly, at the time of the special meeting, M&M common stockholders electing to receive all or a portion of the merger consideration in First Busey common stock consideration, or otherwise allocated First Busey common stock consideration as a result of the election and proration procedures in the merger agreement, will not know or be able to calculate the market price of First Busey common stock that they will receive upon completion of the merger. You should obtain current market quotations for shares of First Busey common stock before you vote.
The Market Price of First Busey Common Stock after the Merger May be Affected by Factors Different from Those Affecting the Shares of M&M or First Busey Currently.
Upon completion of the merger, holders of M&M common stock may become holders of First Busey common stock, if such holders of M&M common stock elect to receive all or a portion of the merger consideration in First Busey common stock, or are otherwise allocated shares of First Busey common stock as a result of the election and proration procedures in the merger agreement. First Busey’s business differs in important respects from that of M&M. Accordingly, the results of operations of the combined company and the market price of First Busey common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of First Busey and M&M. For a discussion of the businesses and markets of First Busey and M&M and of some important factors to consider in connection with those businesses, please see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information.”
M&M Common Stockholders May Receive a Form of Consideration Different from What They Elect.
Although each holder of M&M common stock may elect to receive their consideration in the form of cash, shares of First Busey common stock or a combination of cash and First Busey common stock, the aggregate amount of cash and shares of First Busey common stock to be delivered in the merger will not change based on these elections. In particular, First Busey will pay 29.3447% of the aggregate consideration in cash and 70.6553% in shares of First Busey common stock, based upon the 20-trading day volume weighted average price of First Busey common stock as of November 24, 2023 of $20.55 that was used to set the merger consideration, subject to potential adjustment as set forth in the merger agreement. Accordingly, M&M common stockholders who elect to receive cash consideration or share consideration may instead receive a combination of cash and shares of First Busey common stock if necessary to maintain the aggregate mix of consideration described above.
M&M Common Stockholders Will Have a Reduced Ownership and Voting Interest After the Merger and Will Exercise Less Influence Over Management.
M&M common stockholders currently have the right to vote in the election of the M&M board of directors and on other matters requiring stockholder approval under Illinois law and M&M’s articles of incorporation and bylaws. Upon the completion of the merger, M&M common stockholders who elect to receive all or a portion of the merger consideration in First Busey common stock, or if they are otherwise allocated shares of First Busey common stock, will become stockholders of First Busey, with a percentage ownership of First Busey that is smaller than such stockholder’s percentage ownership of M&M. Based on the number of issued and outstanding First Busey common shares and shares of M&M common stock on February 9, 2024, and based on the 1,429,324 total number of First Busey shares of common stock issuable pursuant to the merger, common stockholders of M&M, as a group, will receive shares in the merger constituting approximately 2.5% of First Busey common shares expected to be outstanding immediately after the merger (without giving effect to any First Busey common shares held by M&M common stockholders prior to the merger, and without giving effect to any downwards adjustment to the merger consideration). As a result, current First Busey stockholders as a group will own approximately 97.5% of the outstanding shares of First Busey common stock immediately after the merger. Because of this, current M&M common stockholders, as a group, will have less influence on the board of directors, management and policies of First Busey (as the combined company following the merger) than they now have on the board of directors, management and policies of M&M.
First Busey May Fail to Realize the Anticipated Benefits of the Merger.
First Busey and M&M have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend on, among other things, First Busey’s ability to combine the businesses of First Busey and M&M in a manner that permits growth opportunities, including, among other things, enhanced revenues and revenue synergies, an expanded market reach and operating efficiencies, and in a manner that does not materially disrupt the existing customer relationships of First Busey or M&M nor result in decreased revenues due to any loss of customers. If First Busey is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could have an adverse effect on the surviving corporation’s business, financial condition, operating results and prospects.
The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by M&M. It is possible that these employees may decide not to remain with M&M while the merger is pending or with the combined company after the merger is consummated. If key employees terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating M&M to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, First Busey may not be able to locate suitable replacements for any key employees who leave the combined company, or to offer employment to potential replacements on reasonable terms. It is also possible that the integration process could result in the disruption of First Busey’s or M&M’s ongoing businesses or cause inconsistencies in standards, controls, procedures and policies that adversely affect the ability of First Busey or M&M to maintain relationships with customers and employees or to achieve the anticipated benefits and cost savings of the merger.

Among the factors considered by the boards of directors of First Busey and M&M in connection with their respective approvals of the merger agreement were the anticipated benefits that could result from the merger. There can be no assurance that these benefits will be realized within the time periods contemplated or at all.
Regulatory Approvals May Not Be Received, May Take Longer than Expected or May Impose Conditions that Are Not Presently Anticipated or Cannot Be Met.
Before the transactions contemplated in the merger agreement can be completed, various approvals must be obtained from the bank regulatory and other governmental authorities. First Busey submitted a request to the Federal Reserve on December 18, 2023 seeking permission to merge with M&M and acquire control of M&M Bank. In addition, Busey Bank filed applications with the FDIC and IDFPR on December 18, 2023 seeking approval of the bank merger. Other approvals, waivers or consents from regulators may also be required. In deciding whether to grant regulatory clearances, the relevant governmental entities will consider a variety of factors, including the regulatory standing of each of the parties. These approvals may be delayed or not obtained at all, including due to any or all of the following: an adverse condition or development in either party’s regulatory standing or other factors considered by regulators in granting such approvals; governmental, political or community group inquiries, investigations or oppositions; or changes in legislation or the political environment, including as a result of changes in the U.S. executive administration, Congressional leadership and regulatory agency leadership. The approvals that are granted may impose terms and conditions, requirements, limitations or costs or place restrictions on the conduct of the combined company’s business or require changes to the terms of the transactions contemplated by the merger agreement. First Busey and M&M believe that the merger should not raise significant regulatory concerns and that First Busey will be able to obtain all requisite regulatory approvals in a timely manner. Despite the parties’ commitments to use their reasonable best efforts to comply with conditions imposed by regulatory entities, under the terms of the merger agreement, First Busey and M&M will not be required to complete the merger if any such approvals would reasonably be expected to materially restrict or burden First Busey following the merger. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying the completion of the merger, imposing additional material costs on or materially limiting the revenues of the combined company following the merger or otherwise reduce the anticipated benefits of the merger if the merger were completed successfully within the expected timeframe. In addition, neither First Busey nor M&M can provide assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any court or regulatory agency of competent jurisdiction that would prohibit or make illegal the completion of the merger.
Issuance of Shares of First Busey Common Stock in Connection With the Merger May Adversely Affect the Market Price of First Busey Common Stock.
In connection with the payment of the merger consideration, First Busey expects to issue approximately 1,429,324 shares of First Busey common stock to M&M common stockholders. The issuance of these new shares of First Busey common stock may result in fluctuations in the market price of First Busey common stock, including a stock price decrease.
The Merger May Distract Management of First Busey and M&M From Their Other Responsibilities.
The merger could cause the management of First Busey, Busey Bank, M&M and M&M Bank to focus their time and energies on matters related to the merger that otherwise would be directed to their respective businesses and operations. Any such distraction on the part of management, if significant, could affect the ability of First Busey, Busey Bank, M&M and M&M Bank to service existing business and develop new business and may adversely affect their businesses and earnings.
The Merger Agreement May Be Terminated in Accordance with Its Terms and the Merger May Not Be Completed.
The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include, among other things: approval of the merger agreement and the transactions it contemplates by M&M common stockholders, receipt of certain requisite regulatory approvals, absence of orders prohibiting completion of the merger, effectiveness of the registration statement of which this proxy statement/prospectus is a part, non-objection of The Nasdaq Stock Market, LLC of the listing of the shares of First Busey common stock issuable pursuant to the merger agreement on the Nasdaq Global Select Market, the accuracy of the representations and warranties of both parties (subject to the materiality standards set forth in the merger agreement), the performance by both parties of their covenants and agreements, and the receipt by both parties of legal opinions from their respective tax counsels. These conditions to the closing of the merger may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after stockholder approval, or First Busey or M&M may elect to terminate the merger agreement in certain other circumstances.
Termination of the Merger Agreement Could Negatively Impact First Busey or M&M.
If the merger is not completed for any reason, including as a result of M&M common stockholders declining to approve the merger agreement, the ongoing businesses of First Busey or M&M may be adversely impacted and, without realizing any of the anticipated benefits of completing the merger, First Busey and M&M would be subject to a number of risks, including the following:
•
First Busey and M&M may experience negative reactions from customers, vendors and employees;

•
First Busey and M&M will have incurred substantial expenses and will be required to pay certain costs relating to the merger, whether or not the merger is completed;

•
the merger agreement places certain restrictions on the conduct of M&M’s businesses prior to completion of the merger. Such restrictions, the waiver of which is subject to the consent of First Busey (not to be unreasonably withheld, conditioned or delayed), may prevent M&M from making certain acquisitions or taking certain other specified actions during the pendency of the merger; and

•
matters relating to the merger (including integration planning) will require substantial commitments of time and resources by First Busey’s and M&M’s management, which would otherwise have been devoted to other opportunities that may have been beneficial to each of First Busey and M&M as independent companies.

If the merger agreement is terminated and M&M’s board of directors seeks another merger or business combination, M&M common stockholders cannot be certain that M&M will be able to find a party willing to offer equivalent or more attractive consideration than the consideration First Busey has agreed to provide in the merger, or that such other merger or business combination will be completed. If the merger agreement is terminated under certain circumstances, M&M may be required to pay a termination fee of $1,662,858 to First Busey.
First Busey and M&M Will Be Subject to Business Uncertainties and Contractual Restrictions While the Merger Is Pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on M&M and, consequently, on First Busey. These uncertainties may impair First Busey’s and M&M’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with First Busey or M&M to seek to change existing business relationships with First Busey or M&M. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, First Busey’s business following the merger could be negatively impacted. In addition, the merger agreement restricts M&M from making certain transactions and taking other specified actions without the consent of First Busey until the merger occurs. These restrictions may prevent M&M from pursuing attractive business opportunities that may arise prior to the completion of the merger.
M&M Directors and Officers May Have Interests in the Merger Different from the Interests of M&M common stockholders.
M&M common stockholders should be aware that M&M’s and M&M Bank’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the other

M&M common stockholders generally. These interests and arrangements may create potential conflicts of interest. The M&M board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that M&M common stockholders vote in favor of adopting and approving the merger agreement. These interests are more fully described in this proxy statement/prospectus under the heading “The Merger — Interests of certain persons in the merger.”
The Merger Agreement Contains Provisions that May Discourage Other Companies from Trying to Acquire M&M for Greater Merger Consideration.
The merger agreement contains provisions that may discourage a third party from submitting a business combination proposal to M&M that might result in greater value to M&M’s common stockholders than the proposed merger with First Busey or may result in a potential competing acquirer proposing to pay a lower per share price to acquire M&M than it might otherwise have proposed to pay absent such provisions. These provisions include a general prohibition on M&M from soliciting, or, subject to certain exceptions relating to the exercise of fiduciary duties by M&M’s board of directors, entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions. M&M also has an unqualified obligation to submit the proposal to approve the merger to a vote by its stockholders, even if M&M receives an alternative acquisition proposal that its board of directors believes is superior to the merger, unless the merger agreement has been terminated in accordance with its terms. In addition, M&M may be required to pay First Busey a termination fee of $1,662,858 upon termination of the merger agreement in certain circumstances involving acquisition proposals for competing transactions. See “Description of the Merger Agreement — Termination” and “Description of the Merger Agreement — Termination fees.”
Certain M&M Common Stockholders have Executed a Voting and Support Agreement that Requires Each Such Stockholder to Vote in Favor of the Adoption and Approval of the Merger Agreement.
Each director and each executive officer of M&M who owns or controls the voting of any shares of M&M common stock has entered into a voting and support agreement with First Busey. Pursuant to the voting and support agreement, among other things, each such director or officer has agreed to vote his or her shares of M&M common stock in favor of the approval and adoption of the merger agreement, and against any action or agreement that would prevent, materially impede or materially delay the consummation of the transactions contemplated by the merger agreement and against any alternative acquisition proposal. As of the record date for the M&M special meeting, these directors and officers collectively and beneficially owned approximately 37.2% of the outstanding shares of M&M common stock. See “Description of the Merger Agreement — Voting and support agreement.”
The Opinion of M&M’s Financial Advisor Delivered to M&M’s Board of Directors Prior to Signing of the Merger Agreement Will Not Reflect Changes in Circumstances After the Date of Such Opinion.
The opinion of KBW to M&M’s board of directors was delivered on, and dated, November 27, 2023. Changes in the operations and prospects of M&M or First Busey, general market and economic conditions and other factors that may be beyond the control of M&M or First Busey may significantly alter the value of M&M or the prices of the First Busey common shares or shares of M&M common stock by the time the merger is completed. The opinion, dated November 27, 2023 and attached to this proxy statement/prospectus as Appendix D, does not speak as of the time the merger will be completed or as of any date other than the date of such opinion..
First Busey and M&M Will Incur Transaction and Integration Costs in Connection with the Merger.
Each of First Busey and M&M has incurred, and expects that it will continue to incur, significant, non-recurring costs in connection with consummating the merger. In addition, First Busey will incur integration costs following the completion of the merger as First Busey integrates the businesses of the two companies, including facilities and systems consolidation costs and employment-related costs. There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time. See the risk factor entitled “— First Busey May Fail to Realize the Anticipated Benefits of the Merger.” First Busey and M&M may also incur additional costs to reward employees for past service and to maintain employee morale and to retain key employees, including in connection with any retention agreements that may be entered into between M&M Bank and/or Busey Bank and certain M&M Bank employees. First Busey and M&M will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, regulatory filing fees, printing and mailing fees and other costs associated with the merger.
The Shares of First Busey Common Stock to be Received by M&M Common Stockholders as a Result of the Merger Will Have Different Rights from the Shares of M&M Common Stock.
Upon completion of the merger, M&M common stockholders who receive First Busey common stock as merger consideration will become First Busey stockholders and their rights as stockholders will be governed by the Nevada Revised Statutes and the First Busey articles of incorporation and bylaws. The rights associated with M&M common stock are different from the rights associated with First Busey common stock. Please see “Comparison of Rights of First Busey Stockholders and M&M common stockholders” for a discussion of the different rights associated with First Busey common stock.
The Current Rising Interest Rate Environment May Adversely Impact the Fair Value Adjustments of Investments and Loans Acquired in the Merger.
Upon the closing of the merger, Busey Bank will need to adjust the fair value of M&M Bank’s investment and loan portfolios. The rising interest rate environment could have the effect of increasing the magnitude of the purchase accounting marks relating to such fair value adjustments, thereby increasing initial tangible book value dilution, extending the tangible book value earn-back period, and negatively impacting Busey Bank’s capital ratios, which may result in Busey Bank taking steps to strengthen its capital position.
There is no Assurance that First Busey Will Continue Paying Dividends at the Current Rate.
First Busey’s board of directors has historically authorized the payment of a quarterly cash dividend. These practices can be changed at any time at the discretion of the board of directors of First Busey, and First Busey’s stockholders have no contractual or other legal right to dividends. In addition, the other risk factors described in this section could materially reduce the cash available from operations of First Busey and the combined company following the merger, and these outcomes could cause capital not to be available when needed in an amount sufficient to support First Busey’s dividend practice. The amount of dividends that First Busey may distribute will also be subject to restrictions under applicable state law and applicable bank regulatory provisions. If First Busey’s board of directors were to adopt a change to First Busey’s current dividend practice that resulted in a reduction in the amount of dividends, such change could have a material and adverse effect on the market price of First Busey’s common stock.
M&M Common Stockholders Have Appraisal Rights in the Merger.
If the merger agreement is adopted by M&M common stockholders, M&M common stockholders who do not vote in favor of the adoption of the merger agreement and who properly demand payment of fair cash value of their shares of common stock will be entitled to appraisal rights in connection with the merger under Sections 11.65 and 11.70 of the IBCA. Neither First Busey nor M&M can predict the number of M&M common stockholders who will seek payment of fair cash value of their shares. See “The Merger — M&M common stockholder Dissenters’ Rights.”
Completion of the Merger is Subject to Certain Conditions, and if These Conditions are Not Satisfied or Waived, the Merger Will Not be Completed.
The obligations of First Busey and M&M to complete the merger are subject to the satisfaction or waiver (if permitted) of a number of conditions. The satisfaction of all of the required conditions could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger could cause the combined company not to realize some or all of the benefits that the combined company expects to achieve if the merger is successfully completed within its expected time frame. Further, there can be no assurance that the conditions to the closing of the merger will be satisfied or waived or that the merger will be completed. See “Description of the Merger Agreement — Conditions to completion of the merger.”
In addition, if the merger is not completed on or before September 30, 2024, either First Busey or M&M may choose not to proceed with the merger. First Busey and/or M&M may also terminate the merger agreement under certain circumstances. See “Description of the Merger Agreement — Termination of the merger agreement.”
The Merger May Have Adverse Tax Consequences.
Neither M&M nor First Busey has requested or received a ruling from the Internal Revenue Service that the merger will qualify as a reorganization. If the merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, then each holder of M&M common stock generally would recognize a gain or loss, as applicable, equal to the difference between such holder’s adjusted tax basis in each share of M&M common stock surrendered and the sum of the amount of the cash and the fair market value of First Busey common stock received in exchange for that share upon completion of the merger. Because M&M common stockholders may elect not to receive all cash in exchange for their shares of M&M common stock, they may need to use cash from other sources or may be required to sell their First Busey common stock received in the merger to satisfy the resulting tax liability. See “The Merger-Material U.S. federal income tax consequences of the merger.”
Risks Relating to First Busey’s Business.
You should read and consider risk factors specific to First Busey’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in First Busey’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on February 23, 2023, and in other documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” of this proxy statement/prospectus for the location of information incorporated by reference into this proxy statement/prospectus.

SPECIAL NOTES CONCERNING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of First Busey and M&M. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of First Busey’s and M&M’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this proxy statement/prospectus, including forward-looking statements, speak only as of the date they are made, and neither First Busey nor M&M undertakes any obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of First Busey and M&M to control or predict, could cause actual results to differ materially from those in any forward-looking statements. These factors include, among others, the following:
•
the possibility that any of the anticipated benefits of the proposed transaction between First Busey and M&M will not be realized or will not be realized within the expected time period;

•
the risk that integration of operations of M&M with those of First Busey will be materially delayed or will be more costly or difficult than expected;

•
the inability to complete the proposed transaction due to the failure of the required approval of M&M’s common stockholders;

•
the failure to satisfy other conditions to completion of the proposed transaction, including receipt of required regulatory and other approvals;

•
the failure of the proposed transaction to close for any other reason;

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the effect of the announcement of the transaction on customer relationships and operating results;

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the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

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the strength of the local, state, national, and international economy (including effects of inflationary pressures and supply chain constraints);

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the economic impact of any future terrorist threats or attacks, widespread disease or pandemics (including the Coronavirus Disease 2019 pandemic), or other adverse external events that could cause economic deterioration or instability in credit markets (including Russia’s invasion of Ukraine and the Israeli-Palestinian conflict);

•
changes in state and federal laws, regulations, and governmental policies concerning First Busey’s or M&M’s general business (including changes in response to the recent failures of other banks);

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changes in accounting policies and practices;

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changes in interest rates and prepayment rates of First Busey’s or M&M’s assets (including the impact of the London Interbank Offered Rate phase-out and the recent and potential additional rate increases by the Federal Reserve);

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increased competition in the financial services sector (including from non-bank competitors such as credit unions and fintech companies) and the inability to attract new customers;

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changes in technology and the ability to develop and maintain secure and reliable electronic systems;

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the loss of key executives or associates;

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changes in consumer spending;

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unexpected results of acquisitions, including the acquisition of M&M and the performance of M&M’s life equity loan business;

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unexpected outcomes of existing or new litigation involving First Busey or M&M;

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fluctuations in the value of securities held in First Busey’s or M&M’s securities portfolio;

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concentrations within First Busey’s or M&M’s loan portfolio, large loans to certain borrowers, and large deposits from certain clients;

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the concentration of large deposits from certain clients who have balances above current FDIC insurance limits and may withdraw deposits to diversify their exposure;

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the level of non-performing assets on First Busey’s or M&M’s balance sheets;

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interruptions involving information technology and communications systems or third-party servicers;

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reaches or failures of information security controls or cybersecurity-related incidents; and

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the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, blizzards, and droughts.

These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning First Busey and its business, including additional factors that could materially affect First Busey’s financial results, are included in First Busey’s filings with the SEC.

NON-GAAP FINANCIAL INFORMATION
This proxy statement/prospectus contains certain financial information determined by methods other than in accordance with GAAP. These measures include tangible assets and tangible common stockholders’ equity. First Busey’s management uses these non-GAAP measures, together with the related GAAP measures, to analyze First Busey’s performance and to make business decisions. Management also uses these measures for peer comparisons.
A reconciliation to what First Busey’s management believes to be the most direct compared GAAP financial measures appears in the tables below (dollars in thousands, except per share data). First Busey believes each of the adjusted measures is useful for investors and management to understand the effects of certain non-interest items and provides additional perspective on First Busey’s performance over time as well as comparison to First Busey’s peers.
These non-GAAP disclosures have inherent limitations and are not audited. They should not be considered in isolation or as a substitute for the results reported in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Tax effected numbers included in these non-GAAP disclosures are based on estimated statutory rates.
Reconciliation of Non-GAAP Financial Measures — Tangible common stockholders’ equity to tangible assets
	As of or for the nine months ended September 30,		As of or for the years ended December 31,
	2023	2022	2022	2021	2020	2019	2018
	(dollars in thousands, except per share data)
Total Assets	$12,258,250	$12,497,388	$12,336,677	$12,859,689	$10,544,047	$9,695,729	$7,702,357
Less:
Goodwill and other intangible assets, net	(356,343)	(367,091)	(364,296)	(375,924)	(363,521)	(373,129)	(300,558)
Tax effect of other intangible assets	7,354	9,369	8,847	16,254	14,556	17,247	8,547
Tangible assets	11,909,261	12,139,666	11,981,228	12,500,019	10,195,082	9,339,847	7,410,346
Total stockholders’ equity	1,190,158	1,106,588	1,145,977	1,319,112	1,270,069	1,220,434	994,964
Less:
Goodwill and other intangible assets, net	(356,343)	(367,091)	(364,296)	(375,924)	(363,521)	(373,129)	(300,558)
Tax effect of other intangible assets	7,354	9,369	8,847	16,254	14,556	17,247	8,547
Tangible common equity	841,169	748,866	790,528	959,442	921,104	864,552	702,953

INFORMATION ABOUT THE SPECIAL MEETING OF M&M COMMON STOCKHOLDERS
Purpose
M&M common stockholders are receiving this proxy statement/prospectus because on February 1, 2024, the record date for the special meeting of common stockholders to be held on March 20, 2024, at 10:00 a.m., local time, they owned shares of the common stock of M&M, and the board of directors of M&M is soliciting proxies for the matters to be voted on at this special meeting, as described in more detail below. Copies of this proxy statement/prospectus began to be mailed to holders of M&M common stock on February 19, 2024, and is accompanied by a proxy card for use at the special meeting and at any adjournment(s) of the meeting.
At the special meeting, the M&M board of directors will ask you to vote upon the following:
•
a proposal to approve the merger agreement and the transactions contemplated therein; and

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a proposal to approve an adjournment of the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions contemplated therein.

When you sign the enclosed proxy card or otherwise vote pursuant to the instructions set forth on the proxy card, you appoint the proxy holder as your representative at the special meeting. The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the special meeting. Even if you plan to attend the special meeting, we ask that you instruct the proxies how to vote your shares in advance of the special meeting just in case your plans change.
If you have not already done so, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage paid envelope or otherwise vote pursuant to the instructions set forth on the proxy card. If you do not vote your shares as instructed on the proxy card, or if you do not attend and cast your vote at the special meeting, the effect will be a vote against the merger agreement and the transactions contemplated therein.
Record date, quorum and vote required
The record date for the M&M special meeting is February 1, 2024. M&M’s common stockholders of record as of the close of business on that day will receive notice of and will be entitled to vote at the special meeting. As of the record date, there were 353,083 shares of M&M common stock outstanding and entitled to vote at the special meeting. The outstanding shares are held by approximately 75 holders of record.
The presence, in person or by proxy, of a majority of the shares of M&M common stock entitled to vote on the merger agreement is necessary to constitute a quorum for the special meeting. Each share of M&M common stock outstanding on the record date entitles its holder to one vote on the matters being brought before the special meeting.
To determine the presence of a quorum for the special meeting, M&M will also count as present the shares of M&M common stock present in person but not voting, and the shares of common stock for which M&M has received proxies but with respect to which the holders of such shares have abstained or signed without providing instructions. Broker non-votes are not counted as present for the purposes of determining quorum. Based on the number of shares of M&M common stock outstanding as of the record date, at least 176,542 shares need to be present at the special meeting, whether in person or by proxy, to constitute a quorum.
Approval of the merger agreement and the transactions contemplated therein requires the affirmative vote of the holders of two-thirds of the outstanding shares of M&M common stock entitled to vote, represented in person or by proxy. Abstentions, shares not voted and broker non-votes will have the same effect as a vote against the proposal to adopt the merger agreement. Approval of the adjournment proposal requires the affirmative vote of a majority of shares of M&M common stock represented in person or by proxy at the special meeting and entitled to vote. Abstentions are deemed to be represented at the special meeting and thereby have the same effect as a vote against the adjournment proposal. Shares not voted and broker non-votes will have no effect on the adjournment proposal, although they may prevent M&M from obtaining a quorum and require M&M to adjourn the special meeting to solicit additional proxies.
As of the record date for the special meeting, M&M’s directors and those executive officers who own or control voting of any shares of M&M common stock controlled a total of 131,279 shares, or approximately 37.2% of the outstanding shares, of M&M common stock. These individuals have entered into a written agreement with First Busey that they will vote their shares in favor of the merger agreement, and against any action or agreement that would prevent, materially impede or materially delay the consummation of the transactions contemplated by the merger agreement and against any alternative acquisition proposal, except as may be limited by their fiduciary obligations.
How to vote your common shares
If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to each matter brought before the special meeting. If you are the record holder of your shares and submit your proxy without specifying a voting instruction, your shares will be voted as the M&M board of directors recommends and will be voted “FOR” approval of the merger agreement and the transactions contemplated therein and “FOR” the adjournment of the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions contemplated therein. If you do not vote your shares as instructed on the proxy card, or if you do not attend and cast your vote at the special meeting, the effect will be a vote against the merger agreement.
You should not send any stock certificates with your proxy card. If the merger is approved, you will receive instructions for exchanging your stock certificates after the merger has been completed.
Common shares held in “street name”
If you hold common shares in “street name” with a broker, bank or other fiduciary, you will receive voting instructions from the holder of record of your shares. Under the rules of various national and regional securities exchanges, brokers, banks and other fiduciaries may generally vote your common shares on routine matters, such as the ratification of an independent registered public accounting firm, even if you provide no instructions, but may not vote on non-routine matters, such as the matters being brought before the special meeting, unless you provide voting instructions. Common shares for which a broker does not have the authority to vote are recorded as “broker non-votes” and are not counted in the vote by stockholders or for purposes of a quorum. As a result, any broker non-votes will have the practical effect of a vote against the merger proposal but will not affect the adjournment proposal.
We therefore encourage you to provide directions to your broker, bank or other fiduciary as to how you want your common shares voted on all matters to be brought before the special meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures. Your broker, bank or other fiduciary may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other fiduciary that accompanies this proxy statement. If you wish to change your voting instructions after you have returned your voting instruction form to your broker, bank or other fiduciary, you must contact your broker, bank or other fiduciary. If you want to vote your shares of M&M common stock held in street name in person at the special meeting, you will need to obtain a written proxy in your name from your broker, bank or other fiduciary.
Revocability of proxies
You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise the Corporate Secretary of M&M in writing before your M&M common stock has been voted at the special meeting, deliver a later dated proxy or attend the special meeting and vote your shares in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.
All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to: Merchants and Manufacturers Bank Corporation, Attn: Secretary, 801 S. Briggs

Street, Joliet, Illinois 60433. If you hold your shares in the name of a broker, bank or other fiduciary and desire to revoke your proxy, you will need to contact your broker, bank or other fiduciary to revoke your proxy.
Proxy solicitation
M&M will pay the costs associated with the solicitation of proxies for the special meeting. M&M will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of M&M. In addition to the solicitation of proxies by mail, directors, officers and employees of M&M may solicit proxies personally or by telephone. None of these persons will receive additional compensation for these activities.

THE M&M PROPOSALS
Proposal 1 — Approval of the Merger Agreement
At the M&M special meeting, common stockholders of M&M will be asked to approve the merger agreement, pursuant to which M&M will merge with and into First Busey, and the transactions contemplated therein. Common stockholders of M&M should read this proxy statement/prospectus carefully and in its entirety, including the appendices, for more detailed information concerning the merger agreement and the transactions contemplated therein. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A.
For the reasons discussed in this proxy statement/prospectus, the board of directors of M&M unanimously determined that the merger agreement and the transactions contemplated therein are in the best interests of M&M and its stockholders, and unanimously adopted and approved the merger agreement. The board of directors of M&M unanimously recommends that M&M common stockholders vote “FOR” approval of the merger proposal.
Proposal 2 — Adjournment of the Special Meeting
If, at the M&M special meeting, the number of shares of M&M common stock cast in favor of the merger agreement is insufficient to approve the merger agreement and the transactions contemplated therein, M&M intends to move to adjourn the M&M special meeting in order to enable the board of directors of M&M to solicit additional proxies for approval of the merger proposal. In this proposal, M&M is asking its common stockholders to authorize the holder of any proxy solicited by the board of directors of M&M, on a discretionary basis, to vote in favor of adjourning the M&M special meeting to another time and place for the purpose of soliciting additional proxies.
The board of directors of M&M unanimously recommends a vote “FOR” the adjournment proposal.

THE MERGER
This section of the proxy statement/prospectus describes material aspects of the merger. While First Busey and M&M believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus, the attached Appendixes and the other documents to which this proxy statement/prospectus refers for a more complete understanding of the merger. The agreement and plan of merger attached hereto as Appendix A, not this summary, is the legal document which governs the merger.
General
The M&M board of directors is using this proxy statement/prospectus to solicit proxies from the holders of M&M common stock for use at the M&M special meeting of stockholders, at which M&M common stockholders will be asked to approve the merger agreement and thereby approve the merger. When the merger is completed, M&M will merge with and into First Busey and will cease to exist, which will result in M&M Bank being a wholly-owned subsidiary of First Busey. The merger is anticipated to be completed in the second quarter of 2024. At a date following the completion of the merger, First Busey intends to merge M&M Bank with and into Busey Bank, with Busey Bank as the surviving bank. At such time, M&M Bank’s banking offices will become banking offices of Busey Bank, except for the banking office located at 990 Essington Rd., Joliet, Illinois, which is expected to be closed in connection with the bank merger. Until the banks are merged, First Busey will own and operate M&M Bank and Busey Bank as separate bank subsidiaries.
If the merger is completed, each share of M&M common stock issued and outstanding immediately prior to the effective time (other than any shares owned by First Busey or M&M, and other than any dissenting shares) will be converted into the right to receive, at the election of the stockholder, either (i) $117.74 in cash, (ii) 5.7294 shares of Busey common stock, or (iii) mixed consideration of $34.55 in cash and 4.0481 shares of Busey common stock, subject to certain adjustments and proration, as described in this proxy statement/prospectus, and with cash paid in lieu of fractional shares. Shares of M&M common stock held by M&M common stockholders who elect to exercise their dissenters’ rights will not be converted into merger consideration.
Background of the merger
As part of its ongoing governance initiatives, M&M’s board of directors and management have regularly reviewed and discussed M&M’s strategy, performance and prospects, including within the context of the current economic environment, developments in the regulation of financial institutions, and M&M’s competitive landscape. M&M’s board of directors has also regularly considered and discussed the lack of liquidity for M&M’s shares as a privately held company, the current and potential future makeup of its stockholder base, and board and management succession matters that would need to be addressed if M&M were to remain independent. Also, in connection with M&M’s evaluation of strategic alternatives, members of management and the board of directors of M&M have had communications with representatives of other financial institutions and potential investors, and have updated the board regarding these discussions. The M&M board has consistently recognized that its fiduciary duty to its stockholders requires the consideration of a business combination, merger or sale of M&M that might strengthen M&M’s business and offer enhanced value to its stockholders and greater market liquidity.
M&M’s board of directors and management have also regularly discussed and evaluated potential risks that M&M faces in executing its current strategy, including exposure to national and local economic conditions, interest rate risks, increasing regulatory burden, and the aging of M&M’s and M&M Bank’s directors. The board of directors and management team evaluate the benefits and risks of strategic alternatives based upon what they believe will create stockholder value, further M&M’s strategic objectives, and better serve, satisfy, and grow M&M’s customer base.
Similarly, First Busey’s executive team and board of directors also regularly and actively consider First Busey’s business and strategic direction. While remaining committed to its core organic growth strategy, First Busey has explored opportunities to grow through strategic acquisitions in more densely populated markets in the Midwestern United States. In this regard, First Busey most recently acquired Cummins-American Corp., based in Glenview, Illinois (a franchise primarily located within the Chicago MSA), on May 31, 2021, The Banc Ed Corp., based in Edwardsville, Illinois (a franchise primarily located within the St. Louis MSA), on January 31, 2019, Mid Illinois Bancorp, Inc., based in Peoria, Illinois, on October 1, 2017, and First Community Financial Partners, Inc., based in Joliet, Illinois (a franchise primarily located within the Chicago MSA), on July 2, 2017. As part of its growth strategy, First Busey maintains contact with companies that it believes could enhance its core growth strategy through strategic partnerships. First Busey’s executive management gains knowledge of potential partnerships through independent research and outreach as well as by regularly meeting from time to time with financial advisors to discuss various trends in the industry, the merger and acquisition market and particular financial institutions that could be strategic partners to further First Busey’s growth strategy. These discussions also include evaluations of different opportunities to expand First Busey’s presence in its existing markets, such as the greater Chicago area. The executive management team regularly reports such information to the full board of directors to keep the directors properly knowledgeable and informed on First Busey’s strategic alternatives.
On June 29, 2022, the M&M board of directors decided to engage in a formal process to evaluate a potential business combination, merger or sale of M&M. As an initial step in this formal process, members of the M&M board of directors initiated discussions with representatives of various investment banks regarding a potential transaction. After review and consideration of such discussions, on December 30, 2022, the board of directors approved M&M engaging KBW to act as M&M’s financial advisor in connection with a potential transaction. A portion of KBW’s fee for its services is contingent upon the closing of a transaction that does not involve a management buyout. See “The Merger — Opinion of M&M’s financial advisor.”
On December 20, 2022, an investment group that involved director Brad Butler, and a now former director of M&M, presented the M&M board of directors a preliminary indication of interest to lead a management buyout of M&M with the involvement of third-party investors (which we refer to as the “Buyout Indication of Interest”). The Buyout Indication of Interest valued M&M at approximately $37 million, subject to certain proposed adjustments, and included a proposal to acquire the outstanding shares of capital stock of M&M for cash, and potentially the opportunity for a portion of M&M common stockholders to take stock in the buyer of M&M as consideration for their M&M capital stock. The Buyout Indication of Interest also noted that while a portion of the funding to consummate the potential transaction had been committed, sufficient funds to affect the proposed transaction had not yet been raised, and that more time would be required to do so.
Upon receipt of the Buyout Indication of Interest, the members of the M&M board of directors not involved in the Buyout Indication of Interest, and excluding the executive chairman of the board of directors Robert Lindsten, formed an informal independent committee of the board of directors to evaluate and consider the Buyout Indication of Interest (which we refer to as the “Informal Independent Committee”). The members of the Informal Independent Committee are directors James Cashmore, Laurence Foy, Timothy Roberts, Peter Traeger and David Benfer. The Informal Independent Committee was not empowered by the board of directors to take any action on behalf of the board or M&M, but its creation was deemed advisable to ensure that an independent group of directors would be able to review and consider the Buyout Indication of Interest and any competing, alternative potential transaction that may emerge.
The Informal Independent Committee reviewed in detail the Buyout Indication of Interest and engaged in various discussions with the representatives of the investment group. The Informal Independent Committee’s review focused on certain aspects of the investment group’s proposed transaction including, but not limited to, the amount and sufficiency of the offer, the proposed sources of financing, the timing to secure the proposed financing, and the probability of the successful execution of the potential transaction. Additionally, the Informal Independent Committee noted that to date not all of the proposed financing had been committed, and the pro-forma financial analysis conducted by the Informal Independent Committee raised questions regarding whether the proposal would receive the requisite banking regulatory approvals. The Informal Independent Committee determined that the uncertainty and risks associated with the Buyout Indication of Interest would need to be addressed before it could be considered as a potential transaction by the Informal Independent Committee or the full board of directors of M&M. The Informal Independent Committee also determined that further evaluation of M&M’s valuation should continue given the Buyout Indication of Interest. This further evaluation included the Informal Independent Committee instructing representatives of KBW to contact a potential counterparty regarding a potential transaction with M&M.
In late December 2022, members of the Informal Independent Committee discussed its view of the Buyout Indication of Interest with representatives of the investor group, and informed representatives of the investor group that additional potential counterparties would be contacted. During those discussions, representatives of the investor group requested the opportunity to work further on their Buyout Indication of Interest in order to attempt to address any concerns of the Informal Independent Committee. The Informal Independent Committee granted this request and asked that the representatives of the investor group provide a revised proposal addressing the concerns by the end of February 2023. Also during this period, as instructed by the Informal Independent Committee, KBW contacted a potential counterparty, referred to as Party B below, regarding a potential transaction.
In late January 2023, Party B, a publicly traded bank holding company, submitted a non-binding letter of intent proposing that it would acquire M&M’s outstanding common stock for a combination of $10 million in cash and common stock of Party B, with the aggregate value of such consideration totaling $40 million. Party B specified that M&M’s phantom stock would be cashed out, but did not specify the treatment of M&M’s outstanding preferred stock (although the preferred stock is required to be cashed out at the closing of any potential transaction). Party B requested a 45-day exclusivity period.
In late February 2023, the Informal Independent Committee and representatives of the investment group discussed the status of the Buyout Indication of Interest and Party B’s valuation. Following this discussion, the Informal Independent Committee concluded that any further refined Buyout Indication of Interest would not meet the Informal Independent Committee’s requirements for M&M.
The board of directors then chose to consult with representatives of KBW regarding soliciting additional third parties for a potential transaction.
Over the next several weeks, the M&M team worked with representatives of KBW to develop a list of potential transaction partners. M&M determined, in consultation with KBW, that it would be advisable to identify a targeted list of financial institutions that (a) had a compatible culture for its clients and team members, so as to maximize the ability of a combined institution to retain and grow M&M’s business, and (b) were believed to have the ability and willingness to offer the highest valuations for M&M.
As a result of the failure of certain US banks in March 2023, the board of directors of M&A put discussions with potential counterparties on hold. A few months later, M&M directed KBW to reach out to nine financial institutions regarding a potential transaction.
Beginning on June 26, 2023, the nine potential transaction counterparties were contacted by representatives of KBW. Between June 27, 2023 and July 14, 2023, five of the potential counterparties entered into confidentiality agreements with M&M. The other four potential counterparties declined to engage in discussions regarding the potential transaction. As M&M is a privately held company, the confidentiality agreements entered into by the five potential counterparties did not contain a “don’t ask, don’t waive” standstill provision. Following the five potential counterparty’s execution of the confidentiality agreement, each such potential counterparty was given access to M&M’s initial due diligence online data room.
Between June 27, 2023 and August 25, 2023, the five potential counterparties engaged in their respective due diligence review and analysis of M&M and a potential transaction. The potential counterparties were asked to complete their review, and to submit their respective formal bids for a potential transaction, by August 25, 2023. Four of the five potential counterparties submitted bids. These four potential counterparties were First Busey, Party A, Party B and Party C.
On August 25, 2023, First Busey submitted a non-binding letter of intent proposing that it would acquire each share of M&M’s outstanding common stock for a combination of $25.49 in cash and 3.5906 shares of First Busey common stock. As of August 25, 2023, First Busey’s offer valued the aggregate of

M&M’s outstanding common stock at approximately $36 million. First Busey also proposed to cash out M&M’s outstanding preferred stock and M&M’s phantom shares, and requested a 60-day exclusivity period.
On August 25, 2023, Party A, a publicly traded bank holding company, submitted a non-binding letter of intent proposing that it would acquire each share of M&M’s outstanding common stock for $101.96 in cash per share, or common stock of Party A having an equal value, subject to an allocation requiring that the cash consideration constitute not less than 50%, and not more than 75%, of the total consideration. As of August 25, 2023, Party A’s offer valued the aggregate of M&M’s outstanding common stock at an aggregate of approximately $36 million. Party A did not specify the treatment of M&M’s outstanding preferred stock or M&M’s phantom shares, but each is required to be cashed out at the closing of any potential transaction. Party A also requested a 60-day exclusivity period.
On August 25, 2023, Party B, a publicly traded bank holding company, submitted a non-binding letter of intent proposing that it would acquire M&M’s outstanding common stock for a combination of $8.5 million in cash and common stock of Party B, subject to an allocation requiring that the cash consideration constitute approximately 25% of the total consideration. As of August 25, 2023, Party B’s offer valued the aggregate of M&M’s outstanding common stock at approximately $34 million. Party B specified that M&M’s phantom stock would be cashed out, but did not specify the treatment of M&M’s outstanding preferred stock (although the preferred stock is required to be cashed out at the closing of any potential transaction). Party B requested a 45-day exclusivity period.
On August 30, 2023, Party C, a publicly traded bank holding company, verbally indicated to representatives of KBW that it would propose to acquire M&M’s outstanding common stock for approximately tangible book value, which equated to an aggregate amount of approximately $28.4 million as of such date. Party C did not provide additional detail on the terms of its proposed transaction.
Following discussion and consultation among members of the Informal Independent Committee regarding each bidder’s potential for increasing its offer, it was determined to instruct representatives of KBW to contact First Busey regarding the terms of its offer, and to indicate to First Busey that in order for M&M to engage in further discussions with First Busey its offer needed to value the aggregate of M&M’s outstanding common stock at $40 million or higher. Representatives of KBW relayed this message to First Busey on August 30, 2023. In response, on August 31, 2023, First Busey submitted revised non-binding letter of intent that valued the aggregate of M&M’s outstanding common stock between $38 million and $40 million, as of such date. In its revised non-binding letter of intent, First Busey proposed that it would acquire each share of M&M’s outstanding common stock for (a) between $26.91 and $28.32 in cash and (b) between 3.7901 and 3.9896 shares of First Busey common stock. First Busey proposed that the actual amounts to be paid within each of these ranges would be finalized once First Busey completed its due diligence of M&M and prior to the announcement of any potential transaction. At the request of M&M conveyed in its message to First Busey on August 30, 2023, the revised non-binding letter of interest also provided that the M&M common stockholders would be permitted to elect as consideration for their shares either cash, First Busey common stock, or a mix of both forms of consideration, so long as at least approximately 75% of the total consideration consisted of First Busey common stock. The other material terms of First Busey’s revised non-binding letter of intent were consistent with its initial August 25, 2023 non-binding letter of intent.
In addition, on August 28, 2023, Party D, a privately held institution, independently contacted representatives of KBW to discuss M&M. Party D was not one of the nine institutions contacted by KBW as part of the solicitation process. Party D stated that it heard a market rumor that M&M may be pursuing a potential transaction. Representatives of KBW indicated to Party D that an offer from Party D should value the aggregate of M&M’s outstanding common stock at $40 million or more. On August 30, 2023, Party D contacted representatives of KBW and stated that Party D could value the aggregate of M&M’s outstanding common stock at $40 million, but that Party D might need to raise a portion in cash to fund that amount. When Party D made this statement, it did not have committed financing, had not been given access to M&M’s initial due diligence online data room, and had not had any detailed conversations with representatives of KBW regarding M&M.
The full board of directors of M&M scheduled a meeting on September 8, 2023 to discuss the offers for a potential transaction received to date.

On September 8, 2023, prior to the meeting of the M&M board of directors, and in accordance with instructions from M&M, representatives of KBW contacted Party A and Party B to communicate to each of them that an offer valuing the aggregate of M&M’s outstanding common stock at $40 million or more would likely be needed in order to continue to engage in discussions with M&M regarding a potential transaction. Each of Party A and Party B stated to representatives of KBW that they were not in a position at that time to support such a $40 million valuation.
On September 8, 2023, the M&M board of directors held a special meeting, with representatives of KBW and AFS in attendance, to review the offers for a potential transaction received to date. Representatives of KBW summarized for the board of directors the terms of each offer received and the conversations KBW had with each potential counterparty. The board reviewed and considered a number of factors in discussing each offer, including the aggregate consideration offered, the mix of merger consideration between stock and cash, ability of potential counterparties to obtain regulatory approval, valuation and trading characteristics of stock consideration offered, financing that may be required by the potential counterparties, and impact to stockholders, community, and employees. Representatives of AFS reviewed with the board its fiduciary duties relative to the various offers and any potential transaction. Following extensive discussions, the members of the Informal Independent Committee recommended to the full board of directors that the board vote to move forward with further exploration of a potential transaction with First Busey and to countersign First Busey’s August 31, 2023 non-binding letter of intent. Following such recommendation, the full board of directors of M&M voted in favor of such actions.
During the late afternoon of September 8, 2023, M&M delivered to First Busey a copy of First Busey’s August 31, 2023 non-binding letter of intent countersigned by M&M.
Beginning on September 11, 2023, M&M populated a more fulsome online due diligence data room and responded to various due diligence requests from First Busey and Barack Ferrazzano. First Busey’s due diligence review of M&M continued until the merger was announced on November 27, 2023. Additionally, beginning on September 11, 2023, M&M undertook a reverse due diligence review of First Busey’s publicly available information, including its SEC and bank regulatory filings. On October 31, 2023, M&M conducted a reverse due diligence call with First Busey to review First Busey’s operations, condition, liabilities and prospects. Representatives of KBW, AFS and Barack Ferrazzano also participated on this October 31, 2023 call.
On September 28, 2023, Barack Ferrazzano provided AFS with an initial draft of the merger agreement whereby First Busey would acquire M&M via the merger of M&M with and into First Busey. Following September 28, 2023, M&M and representatives of AFS and KBW reviewed and discussed the initial draft of the merger agreement. On October 6, 2023, AFS provided Barack Ferrazzano with M&M’s comments to the initial draft of the merger agreement. Additionally, on October 12, 2023, AFS provided Barack Ferrazzano with an initial draft of the disclosure schedules to the draft merger agreement.
On October 27, 2023, following the substantial completion of First Busey’s confirmatory due diligence review, First Busey submitted a revised non-binding letter of intent that valued the aggregate of M&M’s outstanding common stock at $39 million, as of such date. In its revised non-binding letter of intent, First Busey proposed that it would acquire each share of M&M’s outstanding common stock for $33.14 in cash and 4.0481 shares of First Busey common stock, resulting in at least approximately 70% of the total consideration consisting of First Busey common stock. First Busey also requested a 30-day extension to the exclusivity period. The other material terms of First Busey’s revised non-binding letter of intent were consistent with its revised August 31, 2023 non-binding letter of intent, except First Busey proposed that Brad Butler and Dan Scott enter into employment agreements with First Busey at the announcement of the potential transaction, with such employment agreements becoming effective at the closing of the potential transaction.
On November 1, 2023, the full M&M board of directors held a special meeting, with representatives of KBW and AFS in attendance, to discuss First Busey’s revised October 27, 2023 non-binding letter of intent. The board engaged in a detailed discussion regarding the terms of First Busey’s revised offer, the status of the price of First Busey’s common stock and the general pricing of publicly-traded financial institutions, and the impact to M&M and any other potential transaction if the board rejected First Busey’s revised offer. Representatives of AFS reviewed with the board its fiduciary duties relative to First Busey’s revised offer.

Following extensive discussion, the full M&M board of directors voted to make a counteroffer to First Busey requesting that the cash paid by First Busey per share of outstanding M&M common stock be increased from $33.14 to $36.81, with all other terms of First Busey’s October 27, 2023 revised non-binding letter of intent staying unchanged.
Later in the day on November 1, 2023, a member of the M&M board of directors and representatives of KBW communicated this counteroffer to First Busey. Upon receipt of the counteroffer, First Busey did not accept it, and stated that the counteroffer would be reviewed by First Busey.
On November 3, 2023, a member of the M&M board of directors and representatives of KBW had further discussion with First Busey regarding the counteroffer. During that discussion, First Busey formally rejected M&M’s counteroffer of $36.81 in cash per outstanding share of M&M common stock (in addition to 4.0481 shares of First Busey common stock). Instead, First Busey offered to increase the consideration in its October 27, 2023 non-binding letter of intent by either (a) increasing the cash consideration paid for each outstanding share of M&M common stock from $33.14 to $34.55 or (b) increasing the cash consideration paid for each outstanding share of M&M common stock from $33.14 to $35.26 and reducing the number of shares of First Busey common stock paid for each outstanding share of M&M common stock from 4.0481 to 3.9979.
On November 6, 2023, the M&M board of directors held a special meeting, with representatives of KBW and AFS in attendance. The board engaged in a detailed discussion regarding the terms of First Busey’s November 3, 2023 revised offer, the status of the price of First Busey’s common stock, the benefits and risks associated with the two options offered by First Busey, the viability of making a further counteroffer to First Busey, and the impact to M&M and any other potential transaction if the board rejected First Busey’s revised offer. Representatives of AFS reviewed with the board its fiduciary duties relative to First Busey’s revised offer. Representatives of KBW observed that the option to increase in the cash consideration per share of outstanding M&M common stock from $33.14 to $34.55 would value M&M at approximately $39.5 million, and that this option would have the higher implied value of the two options except if First Busey’s common stock price were to decrease by approximately 30%. Following extensive discussion, the members of the Informal Independent Committee recommended to the full board of directors that the board vote to accept First Busey’s offer to increase the cash consideration paid for each outstanding share of M&M common stock from $33.14 to $34.55, and to countersign a non-binding letter of intent with First Busey reflecting this increase. Following such recommendation, the full board of directors of M&M voted in favor of such actions. Thereafter, on November 6, 2023, M&M and First Busey verbally agreed, on a non-binding basis, to this increase and to the other terms of First Busey’s revised letter of intent of October 27, 2023.
On November 7, 2023, Barack Ferrazzano provided AFS with revised drafts of the merger agreement and disclosure schedules, drafts of which were previously provided by AFS to Barack Ferrazzano in early October 2023. Between November 7, 2023 and November 27, 2023, the parties and their respective legal advisors exchanged multiple drafts of the merger agreement and disclosure schedules thereto, the material terms of which were discussed with members of the board of directors of each of M&M and First Busey, and worked toward finalizing the terms of the transaction, including: the representations and warranties to be given by the parties; the operational covenants regarding M&M’s and First Busey’s actions between the signing of the merger agreement and the closing of a transaction; a mechanism to adjust the level of merger consideration in the event that M&M does not meet a certain level of adjusted tangible common equity; the terms of a double-trigger termination provision and the different thresholds affecting termination; the treatment of the continued employment of, and various compensation arrangements for, M&M employees; the adoption of additional retention agreements for certain members of M&M’s senior management; and the provisions regarding a termination fee and M&M’s ability to pursue other transactions if necessary to satisfy the M&M board’s fiduciary duties. During this period of negotiation, the parties also continued to conduct ongoing, reciprocal and comprehensive due diligence.
On November 27, 2023, the M&M board of directors held a special meeting to discuss the proposed transaction, proposed final version of the merger agreement and the exhibits and schedules thereto, and the proposed final version of the voting and support agreement, with representatives of KBW and AFS in attendance. Representatives of AFS began the meeting by reviewing with the M&M board of directors in detail the final terms of the merger agreement, including a description of the changes since the previous draft provided to the board. Prior to the meeting, the directors were provided a substantially final version of the merger agreement. At the meeting, representatives of AFS also discussed the board’s fiduciary duties, and provided the board an opportunity to ask questions regarding the legal aspects of the merger agreement. Thereafter, KBW reviewed the financial aspects of the proposed merger and rendered to the M&M board of directors an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the Aggregate Consideration (as defined in KBW’s opinion) was fair, from a financial point of view, to the holders of M&M common stock, collectively as a group. Following extensive discussion, and questions and answers, including consideration of the factors described under “The Merger — M&M’s reasons for the merger and recommendation of the board of directors”, the M&M board of directors determined that the merger agreement and the transactions contemplated thereby were advisable and in the best interests of M&M and its stockholders. Thereafter, the members of the Informal Independent Committee recommended to the full board of directors that the board vote to accept First Busey’s offer to approve the merger agreement and the transactions contemplated thereby. Following such recommendation, the full board of directors unanimously approved the merger agreement and the transactions contemplated thereby.
Also on November 27, 2023, First Busey’s board of directors held a special meeting to discuss the proposed transaction and to review the final terms of merger agreement. One director abstained from the vote due to his spouse’s ownership of M&M common shares. First Busey’s senior management provided an overview of the process that led to the transaction. Representatives of Barack Ferrazzano reviewed in detail the terms of the agreement, as well as other legal issues including the board’s fiduciary duties. Management also reported to the board the results of First Busey’s due diligence investigation of M&M. The board discussed the advantages and rationales for proceeding with the transaction and determined that it was in the best interests of First Busey’s stockholders to proceed with the transaction on the terms provided in the merger agreement. Based on this and its previous discussions, the non-abstaining members of the First Busey board of directors unanimously approved the merger agreement and the issuance of shares as part of the merger consideration as contemplated in the agreement. Representatives of First Busey reported the board’s actions to M&M’s representatives following the meeting.
Following the board meetings, on the afternoon of November 27, 2023, M&M and First Busey executed the merger agreement and issued a joint press release announcing the transaction.
M&M’s reasons for the merger and recommendation of the board of directors
At its meeting on November 27, 2023, the M&M board of directors unanimously determined that the merger agreement and the transactions contemplated therein, including the merger, were in the best interests of M&M and its stockholders and recommended that M&M’s common stockholders vote “FOR” the merger proposal. In evaluating the merger agreement and the transactions contemplated therein, the M&M board of directors consulted with M&M’s executive management, M&M’s financial advisor, and M&M’s legal counsel and considered a number of factors.
Material factors supporting the board’s determination include, in no certain order:
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the current and prospective business and economic environment in which M&M operates, including local and regional economic conditions;

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the continuing consolidation in the financial services industry;

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the uncertainties in the economic climate going forward;

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the combined company may have a sufficient size and scale to more efficiently compete in a highly competitive industry;

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the combined company’s potential to increase stockholder value and to create opportunities for enhanced earnings and potential dividends, along with mitigating long-term business and execution risks by diversifying the footprint and revenue sources of the combined company;

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the continuity of First Busey’s dividends and stock value;

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increased liquidity for M&M’s common stockholders resulting from the merger;

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the business, earnings, operations, financial condition, management, prospects, capital levels and asset quality of First Busey;

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the form and amount of merger consideration as compared to the book value of M&M’s stock, and the ability of M&M’s common stockholders to participate in the future performance of the combined company;

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M&M’s board of directors’ belief that First Busey is a high-quality financial services company with a compatible business culture and shared approach to customer service and increasing stockholder value;

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economies of scale with respect to overhead and operating expenses of the combined company;

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the effect of the merger on M&M’s employees, including the prospects for continued employment and the other benefits agreed to be provided by First Busey to M&M’s employees;

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the aging of M&M’s board of directors and the belief that First Busey’s board of directors and management team will provide long-term continuity for stockholders and customers;

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the effect of the merger on M&M’s customers and the communities in which they conduct business;

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First Busey’s track record of accomplishing mergers successfully; and

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the opinion, dated November 27, 2023, of KBW to the M&M board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of M&M common stock, collectively as a group, of the aggregate consideration in the merger, as more fully described below under “The Merger — Opinion of M&M’s financial advisor.”

The M&M board of directors also considered a variety of potential risks and uncertainties in its deliberations concerning the merger agreement and the transactions contemplated therein, including the following, which are not presented in order of priority:
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M&M would lose the autonomy associated with being an independent financial institution;

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the fact that, while M&M expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, including the risks that necessary regulatory or stockholder approvals might not be obtained and, as a result, the merger may not be consummated;

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the risk that any potential benefits and synergies sought in the merger may not be realized or may not be realized within the expected time period, and the risks associated with the integration of the two companies;

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the restrictions on the conduct of M&M’s business prior to the completion of the merger, which are customary for merger agreements such as the merger agreement between M&M and First Busey, but which, subject to specific exceptions, could delay or prevent M&M from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of M&M absent the pending completion of the merger;

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the significant risks and costs involved in entering into and completing the merger, of failing to complete the merger in a timely manner, or at all, including as a result of any failure to obtain required regulatory approvals, such as the risks and costs relating to diversion of management and employee attention, potential employee attrition, and the potential effect on business and customer relationships;

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the fact that M&M would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement, and the possibility that the $1,662,858 termination fee payable by M&M upon the termination of the Merger Agreement under certain circumstances could discourage other potential acquirers from making a competing bid to acquire M&M;

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the possibility of litigation in connection with the merger; and

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the possibility that the market value of the First Busey common stock that constitutes merger consideration may decline between the date of the merger agreement (when the share ratios were fixed) and the date of closing.

The M&M board of directors was also aware that some M&M officers and directors may have financial interests in the merger that are different from, or are in addition to, the interests of M&M common stockholders and took those interests into consideration in its review of the merger. See “The Merger — Interests of certain persons in the merger.”
The above discussion of the information and factors considered by M&M’s board of directors is not intended to be exhaustive, but includes a description of material factors considered by the M&M board of directors. In view of the wide variety of factors considered by the M&M board of directors in connection with its evaluation of the merger, the M&M board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. In considering the factors described above, individual directors may have given differing weights to different factors. M&M’s board of directors unanimously made its determination with respect to the merger based on the conclusion reached by its members based on the factors that each of them considered appropriate, that the merger is in the best interests of M&M’s common stockholders.
After considering the foregoing and other relevant factors and risks, and their overall impact on the stockholders and other constituencies of M&M, the M&M board of directors concluded that the anticipated benefits of the merger outweighed the anticipated risks of the transaction. Accordingly, M&M’s board of directors unanimously approved the merger agreement and the merger, and the board of directors unanimously recommends that M&M common stockholders vote “FOR” approval of the merger agreement and the transactions contemplated therein.
This summary of the reasoning of M&M’s board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Notes Concerning Forward-Looking Statements.”
Opinion of M&M’s financial advisor
M&M engaged KBW to render financial advisory and investment banking services to M&M, including an opinion to the M&M board of directors as to the fairness, from a financial point of view, to the common stockholders of M&M, collectively as a group, of the aggregate consideration in the proposed merger. M&M selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.
As part of its engagement, representatives of KBW attended the meeting of the M&M board of directors held on November 27, 2023, at which the M&M board of directors evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered to the M&M board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the aggregate consideration (defined in KBW’s opinion as the aggregate cash election consideration, the aggregate stock election consideration and the aggregate mixed election consideration, taken together) in the proposed merger was fair, from a financial point of view, to the holders of M&M common stock, collectively as a group. The M&M board of directors approved the merger agreement at this meeting.
The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix D to this proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.
KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the M&M board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the aggregate consideration in the merger to the holders of M&M common stock, collectively as a group. It did not address the underlying business decision of M&M to engage in the merger or enter into the merger agreement or constitute a recommendation to the M&M board of directors in connection with the merger, and it does not constitute a recommendation to any holder of M&M common stock or any stockholder of any other entity as to how to vote or act in connection with the merger or any other matter (including what election any holder of M&M common stock should make with respect to the cash election consideration, the stock election consideration or the mixed election consideration), nor does it constitute a recommendation regarding whether or not any such stockholder should enter into a voting, support, investor, stockholders’, or affiliates’ agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such stockholder.
KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of M&M and First Busey and bearing upon the merger, including, among other things:
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version draft of the merger agreement dated November 24, 2023 (the most recent draft then made available to KBW);

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the audited financial statements for the three fiscal years ended December 31, 2022 of M&M;

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the unaudited financial statements for the nine-month period ended September 30, 2023 of M&M;

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the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2022 of First Busey;

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the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2023, June 30, 2023 and September 30, 2023 of First Busey;

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certain regulatory filings of M&M and First Busey and their respective subsidiaries, including, as applicable, the quarterly reports on Form FR Y-9C or semi-annual reports on Form FR Y-9SP and the quarterly call reports required to be filed (as the case may be) with respect to each quarter during the three-year period ended December 31, 2022 as well as the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023;

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certain other interim reports and other communications of M&M and First Busey provided to their respective stockholders; and

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other financial information concerning the businesses and operations of M&M and First Busey furnished to KBW by M&M and First Busey or which KBW was otherwise directed to use for purposes of KBW’s analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:
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the historical and current financial position and results of operations of M&M and First Busey;

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the assets and liabilities of M&M and First Busey;

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the nature and terms of certain other merger transactions and business combinations in the banking industry;

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a comparison of certain financial information for M&M and certain financial and stock market information for First Busey with similar information for certain other companies, the securities of which are publicly traded;

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financial and operating forecasts and projections of M&M that were prepared by M&M management, provided to KBW and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management and with the consent of the M&M board of directors;

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publicly available consensus “street estimates” of First Busey, as well as assumed First Busey long-term growth rates that were provided to KBW by First Busey management, all of which information was discussed with KBW by such management and used and relied upon by KBW based on such discussions, at the direction of M&M management and with the consent of the M&M board of directors; and

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estimates regarding certain pro forma financial effects of the merger on First Busey (including, without limitation, the cost savings expected to result from or be derived from the merger) that were prepared by First Busey management, provided to and discussed with KBW by such management, and used and relied upon by KBW based on such discussions, at the direction of M&M management and with the consent of the M&M board of directors.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions held with the managements of M&M and First Busey, respectively, regarding the past and current business operations, regulatory relations, financial condition and future prospects of M&M and First Busey and such other matters as KBW deemed relevant to its inquiry. In addition, KBW considered the results of the efforts undertaken by M&M, with KBW’s assistance, to solicit indications of interest from third parties regarding a potential transaction with M&M.
In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to or discussed with it or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of M&M as to the reasonableness and achievability of the financial and operating forecasts and projections of M&M referred to above (and the assumptions and bases therefor), and KBW assumed that such forecasts and projections were reasonably prepared and represented the best currently available estimates and judgments of such management and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such management. KBW further relied, with the consent of M&M, upon First Busey management as to the reasonableness and achievability of the publicly available consensus “street estimates” of First Busey, the assumed First Busey long-term growth rates, and the estimates regarding certain pro forma financial effects of the merger on First Busey (including, without limitation, the cost savings expected to result or be derived from the merger), all as referred to above (and the assumptions and bases for all such information), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the First Busey consensus “street estimates” referred to above that such estimates were consistent with, the best currently available estimates and judgments of First Busey management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.
It is understood that the portion of the foregoing financial information of M&M and First Busey that was provided to KBW was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of First Busey referred to above, was based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, the widespread disruption, extraordinary uncertainty and unusual volatility arising from global tensions and political unrest, economic uncertainty, inflation, rising interest rates, the COVID-19 pandemic and, in the case of the banking industry, recent actual or threatened regional bank failures, including the effect of evolving governmental interventions and non-interventions) and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the managements of M&M and First Busey and with the consent of the M&M board of directors, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either M&M or First Busey since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowance for credit losses and KBW assumed, without independent verification and with M&M’s consent, that the aggregate allowance for credit losses for each of M&M and First Busey are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise)

of M&M or First Busey, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of M&M or First Busey under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. KBW made note of the classification by M&M and First Busey of their respective loans and owned securities as either held to maturity or held for investment, on the one hand, or available or held for sale, on the other hand, and also reviewed reported fair value marks-to-market and other reported valuation information, if any, relating to such loans or owned securities contained in the parties’ respective financial statements, but KBW expressed no view as to any such matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as KBW’s view of the actual value of any companies or assets.
KBW assumed, in all respects material to its analyses:
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that the merger and any related transactions (including, without limitation, the bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the draft reviewed by KBW and referred to above) with no adjustments to the aggregate consideration and no other consideration or payments in respect of M&M common stock;

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that the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

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that each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

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that there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transactions and that all conditions to the completion of the merger and any related transactions would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

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that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of M&M, First Busey or the pro forma entity, or the contemplated benefits of the merger, including without limitation the cost savings expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of M&M that M&M relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to M&M, First Busey, the merger and any related transactions, and the merger agreement. KBW did not provide advice with respect to any such matters. KBW assumed, at the direction of M&M and without independent verification, that Company Tangible Common Equity (as defined in the merger agreement) reflected in the Final Closing Balance Sheet (as defined in the merger agreement) would not be less than $31,500,000. At the direction of M&M, KBW gave no effect to any potential downward adjustment (as provided in the merger agreement) to the aggregate consideration assumed for purposes of this opinion.
KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the aggregate consideration in the merger to the holders of M&M common stock, collectively as a group, without regard to any individual circumstances of specific holders with respect to ownership of outstanding shares of the preferred stock of M&M or with respect to control, voting or other rights or aspects which may distinguish such holders. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transactions (including the bank merger and the redemption of outstanding shares of M&M preferred stock contemplated by the merger agreement), including without limitation, the form or structure of the merger or any such related transactions (including the form or structure of the aggregate consideration or the allocation thereof between cash and stock), any consequences of the merger or any such related transactions to M&M, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, retention, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through the date of such opinion. There is currently significant volatility in the stock and other financial markets arising from global tensions and political unrest, economic uncertainty, inflation, rising interest rates, the COVID-19 pandemic and, in the case of the banking industry, recent actual or threatened regional bank failures, including the effect of evolving governmental interventions and non-interventions. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:
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the underlying business decision of M&M to engage in the merger or any related transactions or enter into the merger agreement;

•
the relative merits of the merger or any related transactions as compared to any strategic alternatives that are, have been or may be available to or contemplated by M&M or the M&M board of directors;

•
the fairness of the amount or nature of any compensation to any of M&M’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of M&M common stock;

•
the effect of the merger or any related transactions on, or the fairness of the consideration to be received by, holders of any class of securities of M&M (other than holders of M&M common stock, collectively as a group, solely with respect to the aggregate consideration (as described in KBW’s opinion) and not relative to the consideration to be received by holders of M&M preferred stock or any other class of securities) or holders of any class of securities of First Busey or any other party to any transaction contemplated by the merger agreement;

•
any election by holders of M&M common stock to receive the cash election consideration, the stock election consideration or the mixed election consideration, or the actual allocation among such holders between cash and First Busey common stock (including, without limitation, any reallocation thereof as a result of proration or otherwise pursuant to the merger agreement) or the relative fairness of the cash election consideration, the stock election consideration or the mixed election consideration;

•
any adjustment (as provided in the merger agreement) to the aggregate consideration assumed for purposes of KBW’s opinion;

•
whether First Busey had sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate cash election consideration and the aggregate mixed election cash consideration to the holders of M&M common stock at the closing of the merger;

•
the actual value of First Busey common stock to be issued in the merger;

•
the prices, trading range or volume at which First Busey common stock would trade following the public announcement or the consummation of the merger;

•
any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•
any legal, regulatory, accounting, tax or similar matters relating to M&M, First Busey, their respective stockholders, or relating to or arising out of or as a consequence of the merger or any related transactions (including the bank merger), including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, M&M and First Busey. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, KBW’s opinion was among several factors taken into consideration by the M&M board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the M&M board of directors with respect to the fairness of the aggregate consideration. The type and amount of consideration payable in the merger were determined through negotiation between M&M and First Busey and the decision of M&M to enter into the merger agreement was solely that of the M&M board of directors.
The following is a summary of the material financial analyses presented by KBW to the M&M board of directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the M&M board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.
For purposes of the financial analyses described below, KBW utilized an indicative transaction value for the merger of $42.3 million in the aggregate, or $119.92 per outstanding share of M&M common stock, based on the aggregate cash consideration derived from multiplying the cash election consideration of $117.74 by 29.3447% of the total number of outstanding shares of M&M common stock as provided by M&M management and the implied value of the aggregate stock consideration derived from multiplying the stock election consideration exchange ratio of 5.7294x by 70.6553% of the total number of outstanding shares of M&M common stock as provided by M&M management and by the First Busey closing price of $21.09 on November 24, 2023. In addition to the financial analyses described below, KBW reviewed with the M&M board of directors for informational purposes, among other things, the implied transaction multiple for the proposed merger (based on the indicative transaction value for the merger of $42.3 million in the aggregate) of 7.0x M&M’s estimated calendar year 2023 earnings, using financial and operating forecasts and projections of M&M provided by M&M management.
M&M Selected Companies Analysis.   Using publicly available information, KBW compared the financial performance and financial condition of M&M to 13 selected major exchange-traded banks and thrifts headquartered in the U.S. with total assets between $250 million and $750 million. KBW also reviewed the market performance of the selected companies. Merger targets and mutual holding companies were excluded from the selected companies. In addition, FinWise Bancorp was excluded from the selected companies as it operates a technology-enabled digital lending platform, and SR Bancorp, Inc. and Central Plains Bancshares, Inc. were excluded from the selected companies as they were converted from mutuals in the second half of 2023.
The selected companies were as follows (shown by column in descending order of total assets):
Village Bank and Trust Financial Corp.	Cullman Bancorp, Inc.
OptimumBank Holdings, Inc.	PB Bankshares, Inc.
Home Federal Bancorp, Inc. of Louisiana	Generations Bancorp NY, Inc.
1895 Bancorp of Wisconsin, Inc.	Glen Burnie Bancorp
First Seacoast Bancorp, Inc.	Catalyst Bancorp, Inc.
Texas Community Bancshares, Inc.	NSTS Bancorp, Inc.
TC Bancshares, Inc.

To perform this analysis, KBW used profitability and other financial information for the most recent completed fiscal quarter (which we refer to as “MRQ”) or latest 12 months (which we refer to as “LTM”) available or as of the end of such periods and market price information as of November 24, 2023. Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios (subsidiary bank level data necessary to calculate Common Equity Tier 1 Ratio and Total Capital Ratio was also unreported for four of the selected companies). Certain financial data presented in the tables below may not correspond to the data presented in M&M’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.
KBW’s analysis showed the following concerning the financial performance of M&M and the selected companies:
			Selected Companies
	M&M Bank Level	M&M Consolidated	25th Percentile	Median	Average	75th Percentile
MRQ Core Return on Avg. Assets(1)	1.58%	1.49%	(0.39)%	0.17%	0.10%	0.61%
MRQ Core Return on Avg. Tangible Common Equity(1)	18.1%	22.2%	(2.9)%	0.8%	1.3%	4.6%
MRQ Net Interest Margin	4.91%	4.80%	2.61%	3.12%	3.04%	3.46%
MRQ Fee Income / Revenue Ratio(2)	4.9%	4.9%	8.5%	12.3%	12.3%	16.2%
MRQ Efficiency Ratio	55.9%	57.4%	103.5%	90.0%	91.1%	74.8%

(1)
Core net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill and nonrecurring items.

(2)
Excluded gain/loss on sale of securities.

KBW’s analysis showed the following concerning the financial condition of M&M and, to the extent publicly available, the selected companies:
			Selected Companies
	M&M Bank Level	M&M Consolidated	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	8.2%	6.2%	8.8%	12.5%	15.0%	19.5%
Common Equity Tier 1 Ratio	9.6%	7.2%	12.9%	15.0%	19.5%	17.1%
Total Capital Ratio	10.9%	10.7%	13.9%	16.1%	20.6%	18.1%
Loans / Deposits	101.8%	101.9%	86.4%	93.9%	92.4%	103.5%
Loan Loss Reserve / Gross Loans	1.02%	1.02%	0.92%	1.00%	1.06%	1.24%
Nonperforming Assets / Loans and OREO	0.00%	0.00%	0.41%	0.28%	0.38%	0.05%
Net Charge-Offs / Average Loans	0.00%	0.00%	0.08%	0.00%	0.07%	(0.01)%

In addition, KBW’s analysis showed the following concerning the market performance of the selected companies (excluding the impact of the LTM earnings per share (which we refer to as “EPS”) multiples of seven of the selected companies, which multiples were considered not meaningful because they were greater than 30.0x or negative):
	Selected Companies
	25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change	(29.3)%	(22.6)%	(22.7)%	(13.4)%
One-Year Total Return	(28.0)%	(22.2)%	(21.7)%	(13.4)%
Year-To-Date Stock Price Change	(23.7)%	(20.0)%	(21.4)%	(12.8)%
Stock Price / Tangible Book Value per Share	0.55x	0.70x	0.70x	0.77x
Stock Price / LTM EPS	7.4x	9.7x	12.4x	17.1x
Dividend Yield	0.0%	0.0%	1.2%	1.2%
LTM Dividend Payout	0.0%	0.0%	16.6%	32.3%
No company used as a comparison in the above selected companies analysis is identical to M&M. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
First Busey Selected Companies Analysis.   Using publicly available information, KBW compared the financial performance, financial condition and market performance of First Busey to 17 selected major exchange-traded banks and thrifts headquartered in the Midwest region of the U.S. with total assets between $7.5 billion and $20.0 billion. Mutual holding companies were excluded from the selected companies. Pathward Financial, Inc. was also excluded from the selected companies as it operates a Banking as a Service (BaaS) platform.
The selected companies were as follows (shown by column in descending order of total assets):
First Merchants Corporation	Premier Financial Corp.
First Financial Bancorp.	QCR Holdings, Inc.
Merchants Bancorp	1st Source Corporation
Northwest Bancshares, Inc.	Nicolet Bankshares, Inc.
Enterprise Financial Services Corp	Midland States Bancorp, Inc.
Capitol Federal Financial, Inc.	Horizon Bancorp, Inc.
Park National Corporation	Stock Yards Bancorp, Inc.
Byline Bancorp, Inc.	First Mid Bancshares, Inc.
Peoples Bancorp Inc.
To perform this analysis, KBW used profitability and other financial information for the most recent completed fiscal quarter or the latest 12 months available or as of the end of such periods and market price information as of November 24, 2023. KBW also used EPS estimates taken from consensus “street estimates” for First Busey and the selected companies. Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios Certain financial data presented in the tables below may not correspond to the data presented in First Busey’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of First Busey and the selected companies:
		Selected Companies
	First Busey	25th Percentile	Median	Average	75th Percentile
MRQ Core Return on Avg. Assets(1)	1.08%	0.89%	1.30%	1.25%	1.48%
MRQ Core Return on Avg. Tangible Common Equity(1)	15.5%	14.1%	14.9%	16.3%	17.4%
MRQ Net Interest Margin	2.82%	3.11%	3.29%	3.39%	4.15%
MRQ Fee Income / Revenue Ratio(2)	28.7%	19.3%	22.0%	21.4%	24.2%
MRQ Efficiency Ratio	62.3%	59.4%	55.7%	56.1%	54.2%

(1)
Core net income after taxes and before extraordinary items, less net income attributable to non-controlling interest, gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill and nonrecurring items.

(2)
Excluded gain/loss on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of First Busey and the selected companies:
		Selected Companies
	First Busey	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	7.0%	6.8%	7.7%	7.7%	8.1%
Common Equity Tier 1 Ratio	12.5%	9.9%	11.2%	11.2%	11.6%
Total Capital Ratio	16.7%	13.0%	13.5%	14.1%	14.5%
Loans / Deposits	76.0%	86.5%	89.1%	91.2%	95.1%
Loan Loss Reserve / Gross Loans	1.17%	1.06%	1.15%	1.21%	1.36%
Nonperforming Assets / Loans and OREO	0.14%	0.68%	0.52%	0.53%	0.43%
Net Charge-Offs / Average Loans	0.01%	0.16%	0.10%	0.16%	0.01%
In addition, KBW’s analysis showed the following concerning the market performance of First Busey and the selected companies (excluding the impact of the LTM EPS multiple of one of the selected companies, which multiple was considered not meaningful because it was negative):
		Selected Companies
	First Busey	25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change	(19.1)%	(28.8)%	(21.5)%	(16.5)%	(7.5)%
One-Year Total Return	(15.4)%	(25.5)%	(18.2)%	(13.5)%	(6.3)%
Year-To-Date Stock Price Change	(14.7)%	(24.5)%	(15.9)%	(12.8)%	(6.0)%
Stock Price / Tangible Book Value per Share	1.40x	1.24x	1.30x	1.44x	1.78x
Stock Price / LTM Estimated EPS	9.1x	6.9x	7.8x	9.0x	9.6x
Stock Price / 2023 Estimated EPS	9.5x	7.2x	8.0x	9.3x	10.2x
Stock Price / 2024 Estimated EPS	10.9x	8.3x	9.2x	10.0x	11.8x
Stock Price / 2025 Estimated EPS	9.9x	7.9x	8.5x	9.4x	11.0x
Dividend Yield	4.6%	2.6%	3.8%	3.8%	5.3%
LTM Dividend Payout	41.4%	23.9%	31.6%	30.8%	37.7%

No company used as a comparison in the above selected companies analysis is identical to First Busey. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Selected Transactions Analysis — Group A.   KBW reviewed publicly available information related to 11 selected Illinois whole bank acquisitions announced since January 1, 2020 with reported deal values.
The selected transactions were as follows:
Acquiror	Acquired Company
Midfed Acquisition Corp.	Midland Capital Holdings Corp.
Byline Bancorp, Inc.	Inland Bancorp, Inc.
Fisher Bancorp, Inc.	Butler Point, Inc.
HBT Financial, Inc.	Town and Country Financial Corporation
Scott Credit Union	Tempo Bank
Finward Bancorp	Royal Financial, Inc.
Old Second Bancorp, Inc.	West Suburban Bancorp, Inc.
Old National Bancorp	First Midwest Bancorp, Inc.
First Bancorp of Taylorville, Inc.	Mackinaw Valley Financial Services, Inc.
First Busey Corporation	Cummins-American Corp.
South Porte Financial Inc.	SouthernTrust Bancshares, Inc.
For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data to the extent publicly available based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction:
•
Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•
Pay to Trade ratio (calculated as the price to tangible book value multiple paid in the respective transaction divided by the acquiror’s standalone closing stock price to tangible book value multiple) in the six selected transactions in which all or a portion of the transaction consideration was in the form of publicly traded common stock of the acquiror;

•
Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium; and

•
Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM earnings).

The resulting transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value for the merger of $42.3 million in the aggregate and using historical financial information for M&M as of, or for the 12-month period ended, September 30, 2023.
The results of the analysis are set forth in the following table:
Selected Transactions
	First Busey / M&M	25th Percentile	Median	Average	75th Percentile
Price / Tangible Book Value	1.45x	1.21x	1.27x	1.33x	1.38x
Pay / Trade	1.03x(1)	0.87x	0.94x	0.94x	1.03x

		Selected Transactions
	First Busey / M&M	25th Percentile	Median	Average	75th Percentile
Core Deposit Premium	4.4%	2.2%	3.6%	3.6%	4.3%
Price / LTM EPS(2)	7.0x	10.8x	14.1x	14.9x	19.5x

(1)
Represents price to tangible book value multiple paid in the merger divided by First Busey’s November 24, 2023 closing stock price to September 30, 2023 tangible book value per share multiple.

(2)
Core LTM EPS used where available; based on core net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill and nonrecurring items.

No company or transaction used as a comparison in the above selected transaction analysis is identical to M&M or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Selected Transactions Analysis — Group B.   KBW reviewed publicly available information related to 21 selected U.S. whole bank acquisitions announced since March 31, 2023 with reported deal values.
The selected transactions were as follows:
Acquiror	Acquired Company
First Financial Corporation	Simply Bank
Old National Bancorp	CapStar Financial Holdings, Inc.
Central Valley Community Bancorp	Community West Bancshares
MidWestOne Financial Group, Inc.	Denver Bankshares, Inc.
Peoples Financial Services Corp.	FNCB Bancorp, Inc.
Eastern Bankshares, Inc.	Cambridge Bancorp
Midfed Acquisition Corp.	Midland Capital Holdings Corp.
NexTier Incorporated	Mars Bancorp, Inc.
PB Financial Corporation	Coastal Bank & Trust
Burke & Herbert Financial Services Corp.	Summit Financial Group, Inc.
Glacier Bancorp, Inc.	Community Financial Group, Inc. (Spokane, WA)
Eureka Investor Group, Inc.	Eureka Homestead Bancorp, Inc.
Harborstone Credit Union	First Sound Bank
Atlantic Union Bankshares Corporation	American National Bankshares Inc.
PacWest Bancorp	Banc of California, Inc.
M C Bancshares, Inc.	Heritage NOLA Bancorp, Inc.
LCNB Corp.	Cincinnati Bancorp, Inc.
Wells Bancshares, Inc.	Connections Bancshares, Inc.
Bancorp 34, Inc.	CBOA Financial, Inc.
CrossFirst Bankshares, Inc.	Canyon Bancorporation, Inc.
CCFNB Bancorp, Inc.	Muncy Bank Financial, Inc.

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data to the extent publicly available based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction and one year forward (which we refer to as “FWD”) estimated EPS prior to the announcement of the respective transaction:
•
Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•
Pay to Trade ratio in the 15 selected transactions in which all or a portion of the transaction consideration was in the form of publicly traded common stock of the acquiror;

•
Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium; and

•
Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM earnings).

•
Price per common share to FWD EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by announced 2024 earnings estimates) in the seven selected transactions in which consensus “street estimates” for the acquired company were available at announcement.

The resulting transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value for the merger of $42.3 million in the aggregate and using historical financial information for M&M as of, or for the 12-month period ended, September 30, 2023 and financial and operating forecasts and projections of M&M provided by M&M management.
The results of the analysis are set forth in the following table (excluding the impact of the Pay to Trade ratio for one of the selected transactions, which ratio was considered not meaningful because it was greater than 2.0x and the impact of the LTM EPS multiple for one of the selected transactions, which multiple was considered not meaningful because it was greater than 30.0x):
		Selected Transactions
	First Busey / M&M	25th Percentile	Median	Average	75th Percentile
Price / Tangible Book Value	1.45x	1.06x	1.21x	1.21x	1.33
Pay / Trade Ratio	1.03x(1)	0.82x	0.90x	0.92x	1.03x
Core Deposit Premium	4.4%	1.1%	2.3%	3.0%	5.7%
Price / LTM EPS(2)	7.0x	8.0x	10.2x	12.3x	13.5x
Price / FWD EPS	7.1x	8.6x	9.7x	10.7x	13.2x

(1)
Represents price to tangible book value multiple paid in the merger divided by First Busey’s November 24, 2023 closing stock price to September 30, 2023 tangible book value per share multiple.

(2)
Core LTM EPS used where available; based on core net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill and nonrecurring items.

No company or transaction used as a comparison in the above selected transaction analysis is identical to M&M or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Relative Contribution Analysis.   KBW analyzed the relative standalone contribution of First Busey and M&M to various pro forma balance sheet and income statement items of the combined entity. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) historical balance sheet data for First Busey and M&M as of September 30, 2023, (ii) financial and operating forecasts and projections of M&M provided by M&M management, and (iii) publicly available consensus “street estimates” of First Busey. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of First Busey and M&M common stockholders in the combined company based on the aggregate stock consideration in the merger derived from multiplying the stock election consideration exchange ratio of 5.7294x by 70.6553% of the total number of outstanding shares of M&M common stock as provided by M&M management and also with the implied pro forma ownership percentages of First Busey and M&M common stockholders in the combined company hypothetically assuming 100% stock consideration in the merger for illustrative purposes:
	First Busey as a % of Total	M&M as a % of Total
Pro Forma Ownership
Ownership at 70.6553% of 5.7294x Exchange Ratio (4.0481x)	97.5%	2.5%
Illustrative Ownership assuming 100% Stock Consideration at 5.7294x	96.5%	3.5%
Balance Sheet
Assets	96.3%	3.7%
Gross Loans Held for Investment	95.1%	4.9%
Deposits	96.3%	3.7%
Tangible Common Equity	96.6%	3.4%
Common Equity Tier 1	97.5%	2.5%
Income Statement
2023 Estimated Net Income	95.4%	4.6%
2024 Estimated Net Income	94.8%	5.2%
2025 Estimated Net Income	95.0%	5.0%
Financial Impact Analysis.   KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of First Busey and M&M. Using (i) publicly available consensus “street estimates” of First Busey, (ii) financial and operating forecasts and projections of M&M provided by M&M management, and (iii) pro forma assumptions (including, without limitation, the cost savings expected to result from the merger as well as certain purchase accounting adjustments and other merger-related adjustments and restructuring charges assumed with respect thereto and assumptions regarding the redemption of M&M preferred stock and repayment of the revolving bank note of M&M) provided by First Busey management, KBW analyzed the potential financial impact of the merger on certain projected financial results of First Busey. This analysis indicated the merger could be accretive to each of First Busey’s estimated 2024 EPS and estimated 2025 EPS and could be dilutive to First Busey’s estimated tangible book value per share at closing assumed as of April 1, 2024. Furthermore, the analysis indicated that, pro forma for the merger, each of First Busey’s tangible common equity to tangible assets ratio, Leverage Ratio, Common Equity Tier 1 Ratio, Tier 1 Capital Ratio and Total Risk-based Capital Ratio at closing assumed as of April 1, 2024 could be lower. For all of the above analysis, the actual results achieved by First Busey following the merger may vary from the projected results, and the variations may be material.
M&M Dividend Discount Model Analysis.   KBW performed a dividend discount model analysis of M&M to estimate ranges for the implied equity value of M&M. In this analysis, KBW used financial forecasts and projections relating to the net income and assets of M&M provided by M&M management, and assumed discount rates ranging from 14.0% to 16.0%. The ranges of values were derived by adding (i) the present value of the estimated excess capital available for dividends that M&M could generate over the period from September 30, 2023 through December 31, 2027 as a standalone company, and (ii) the present value of M&M’s implied terminal value at the end of such period. KBW assumed that M&M would achieve a Common Equity Tier 1 Ratio of 9.50% by December 31, 2025 and would retain sufficient earnings to maintain that level thereafter. KBW derived implied terminal values using two methodologies, one based on estimated 2028 earnings multiples and the other based on December 31, 2027 tangible book value multiples. Using implied terminal values for M&M calculated by applying a terminal multiple range of 8.0x to 12.0x to M&M’s estimated 2028 earnings, this dividend discount model analysis resulted in a range of implied equity values of M&M of $38.1 million to $55.9 million. Using implied terminal values for M&M calculated by applying a terminal multiple range of 1.10x to 1.50x to M&M’s December 31, 2027 tangible book value, this dividend discount model analysis resulted in a range of implied equity values of M&M of $33.9 million to $45.6 million.
The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of M&M.
First Busey Dividend Discount Model Analysis.   KBW performed a dividend discount model analysis of First Busey to estimate ranges for the implied equity value of First Busey. In this analysis, KBW used publicly available consensus “street estimates” for First Busey and assumed long-term growth rates for First Busey provided by First Busey management, and assumed discount rates ranging from 11.0% to 13.0%. The ranges of values were derived by adding (i) the present value of the estimated excess capital available for dividends that First Busey could generate over the period from September 30, 2023 through December 31, 2027 as a standalone company, and (ii) the present value of First Busey’s implied terminal value at the end of such period. KBW assumed that First Busey would achieve a Common Equity Tier 1 Ratio of 9.50% by December 31, 2025 and would retain sufficient earnings to maintain that level thereafter. KBW derived implied terminal values using two methodologies, one based on estimated 2028 EPS multiples and the other based on December 31, 2027 tangible book value per share multiples. Using implied terminal values for First Busey calculated by applying a terminal multiple range of 9.0x to 13.0x to First Busey’s estimated 2028 EPS, this dividend discount model analysis resulted in a range of implied values per share of First Busey common stock of $20.51 to $26.58. Using implied terminal values for First Busey calculated by applying a terminal multiple range of 1.30x to 1.70x to First Busey’s December 31, 2027 tangible book value per share, this dividend discount model analysis resulted in a range of implied values per share of First Busey common stock of $18.91 to $22.78.
The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of First Busey or the pro forma combined entity.
Miscellaneous.   KBW acted as financial advisor to M&M in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses, may from time to time purchase securities from, and sell securities to, M&M and First Busey. In addition, as market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of First Busey for its and their own respective accounts and for the accounts of its and their respective customers and clients.
Pursuant to the KBW engagement agreement, M&M agreed to pay KBW a total cash fee equal to 1.50% of the aggregate consideration, $250,000 of which became payable to KBW with the rendering of its opinion and the balance of which is contingent upon the closing of the merger. The KBW engagement agreement provided that KBW would not be entitled to a closing fee in connection with a transaction that involves a management buyout of M&M. M&M also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with the present engagement, KBW did not provide investment banking or financial advisory services to M&M during the two years preceding the date of its opinion. During the two years preceding the date of its opinion, KBW did not provide investment banking or financial advisory services to First Busey. KBW may in the future provide investment banking and financial advisory services to M&M or First Busey and receive compensation for such services.
Prospective financial information of M&M
M&M does not as a matter of course make public projections as to future sales, earnings, or other results. However, the prospective financial information set forth in this proxy statement/prospectus summarizes certain unaudited prospective financial information regarding M&M’s future operations for the years 2023 through 2028 prepared by the management of M&M (which we refer to in this proxy statement/prospectus as the “M&M projections”). The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of the M&M’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of M&M. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.
Neither M&M’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.
The M&M projections, which were prepared by management of M&M, were prepared solely for internal use and are subjective in many respects. The M&M projections reflect numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to the business of M&M, all of which are difficult to predict and many of which are beyond the control of M&M. The M&M projections reflect assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. M&M can give no assurance that the M&M projections and the underlying estimates and assumptions will be realized. In addition, because the M&M projections cover multiple years, the information by its nature becomes subject to greater uncertainty with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the M&M projections not to be realized include, but are not limited to, risks and uncertainties relating to the business of M&M, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or policies. Other factors that could cause actual results to differ are further described in the sections of this proxy statement/prospectus entitled “Risk Factors” and “Special Notes Concerning Forward-Looking Statements.”
Furthermore, the M&M projections do not take into account any circumstances or events occurring after the date they were prepared, or October 18, 2023. M&M can give no assurance that, had the M&M projections been prepared as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used. Neither First Busey nor M&M intend to, and each disclaims any obligation to, make publicly available any update or other revision to the M&M projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The M&M projections do not give effect to the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect on M&M of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the M&M projections do not take into account the effect of any possible failure of the merger to occur. None of M&M, First Busey or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any stockholder of M&M or First Busey, or any other person, regarding First Busey’s actual performance compared to the information contained in the M&M projections or that projected results will be achieved.
In light of the foregoing, and considering that the M&M special meeting will be held several months after the M&M projections were prepared, as well as the uncertainties inherent in any forecasted information, stockholders of M&M are cautioned not to place unwarranted reliance on such information in connection with their consideration of the merger.
M&M Projections per M&M Management:
	(dollars in thousands)
	2023	2024	2025	2026	2027	2028
Consolidated Assets	$454,714	$473,108	$482,570	$492,222	$502,066	$512,108
Consolidated Net Income to Common	$6,063	$5,961	$6,259	$6,572	$6,900	$7,245
Consolidated Risk Weighted Assets	$396,056	$412,077	$420,319	$428,725	$437,300	$446,046
First Busey’s reasons for the merger
First Busey’s board of directors believes that the merger is in the best interests of First Busey and its stockholders. In deciding to approve the merger, First Busey’s board of directors after consulting with its management as well as its legal and financial advisors, considered a number of factors, including the following, which are not presented in order of priority:
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management’s view that the acquisition of M&M provides an attractive opportunity to enhance First Busey’s existing deposit, commercial banking and trust and investment presence in the greater Chicago area;

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M&M’s complementary relationship-oriented community banking model, and its compatibility with First Busey and its subsidiaries;

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management’s view that M&M’s life equity loan products and expertise will complement First Busey’s significant wealth management business and provide additional, personalized solutions resources for First Busey’s clients;

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a review of the demographic, economic and financial characteristics of the markets in which M&M operates, including existing and potential competition and history of the market areas with respect to financial institutions;

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management’s review of M&M’s business, operations, earnings and financial condition, including its management, capital levels and strong asset quality;

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anticipated efficiencies to come from integrating M&M’s operations into First Busey’s existing operations in the greater Chicago area;

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its review and discussions with First Busey’s management and Barack Ferrazzano, First Busey’s legal counsel, concerning the due diligence investigation of M&M;

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management’s expectation that First Busey will retain its strong capital position upon completion of the transaction;

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the opportunity to build a greater recognition and awareness of the First Busey brand;

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the terms of the merger agreement, including the expected tax treatment and termination fee provisions, which it reviewed with First Busey’s outside legal and financial advisors;

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the potential risk of diverting management attention and resources from the operation of First Busey’s business and towards the completion of the merger;

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the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating M&M’s business, operations and workforce with those of First Busey; and

•
the likelihood that the merger will be approved by the relevant bank regulatory authorities without undue burden and in a timely manner.

The above discussion of the information and factors considered by First Busey’s board of directors is not intended to be exhaustive, but includes a description of material factors considered by First Busey’s board. In view of the wide variety of factors considered by the First Busey board of directors in connection with its evaluation of the merger, the First Busey board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. In considering the factors described above, individual directors may have given differing weights to different factors. First Busey’s board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members, based on the factors that each of them considered appropriate, that the merger is in the best interests of First Busey’s stockholders.
Accounting treatment of the merger
For accounting and financial reporting purposes, the merger will be accounted for under the acquisition method of accounting for business combinations in accordance with GAAP. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of M&M as of the effective time of the merger will be recorded at their respective fair values and added to those of First Busey. Any excess of purchase price over the fair values is recorded as goodwill. Consolidated financial statements of First Busey issued after the merger will reflect these fair values and will not be restated retroactively to reflect the historical consolidated financial position or results of operations of M&M.
Material U.S. federal income tax consequences of the merger
The following summary describes the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of M&M common stock. The summary is based upon the Internal Revenue Code, applicable Treasury Regulations, judicial decisions and administrative rulings and practice, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. This summary does not address any tax consequences of the merger under state, local or foreign laws, or any federal laws other than those pertaining to income tax.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner that is: an individual citizen or resident of the United States; a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions; a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or an estate that is subject to U.S. federal income taxation on its income regardless of its source.
This discussion addresses only those U.S. holders of M&M common stock that hold their M&M common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code and does not address all the U.S. federal income tax consequences that may be relevant to particular holders of M&M common stock in light of their individual circumstances or to holders of M&M common stock that are subject to special rules, such as non-U.S. holders (as defined below) (except to the extent discussed under the subheading “Tax Implications to Non-U.S. Stockholders” below); financial institutions; qualified insurance plans; qualified retirement plans and individual retirement accounts; investors in pass-through entities; persons who are subject to alternative minimum tax; insurance companies; mutual funds; tax-exempt organizations; brokers or dealers in securities or currencies; traders in securities that elect to use a mark-to-market method of accounting; persons that hold M&M common stock as part of a straddle, hedge, constructive sale or conversion or other integrated transaction; regulated investment companies; real estate investment trusts; persons whose “functional currency” is not the U.S. dollar; U.S. expatriates or certain former citizens or long-term residents of the United States; and holders who acquired their shares of M&M common stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership (or other entity that is taxed as a partnership for federal income tax purposes) holds M&M common stock, the tax treatment of a partner in that partnership generally will depend upon the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Partnerships and partners in partnerships should consult their own tax advisors about the tax consequences of the merger to them.
The parties intend for the merger to be treated as a “reorganization” for U.S. federal income tax purposes. Each of Barack Ferrazzano and AFS have delivered opinions, dated January 12, 2024, and filed as exhibits to the registration statement of which this proxy statement/prospectus is a part, to the effect that, subject to the exceptions, qualifications and limitations set forth therein, (i) the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, (ii) M&M and First Busey will each be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and (iii) no gain or loss will be recognized to M&M’s common stockholders upon receipt of First Busey common stock in exchange for their shares of M&M common stock, except to the extent of any cash consideration received and any cash received in lieu of fractional shares. Additionally, it is a condition to M&M’s obligation to complete the merger that M&M receive an opinion from AFS, dated the closing date of the merger, and it is a condition to First Busey’s obligation to complete the merger that First Busey receive an opinion from Barack Ferrazzano, dated the closing date of the merger, each to the same effect as the opinions described in the preceding sentence. These conditions are waivable, and First Busey and M&M undertake to recirculate and resolicit if either of these conditions is waived and the change in tax consequences is material. These opinions are and will be based upon representation letters provided by First Busey and M&M and upon customary factual assumptions. Neither First Busey nor M&M has sought, and neither of them will seek, any ruling from the Internal Revenue Service regarding any matters relating to the merger, and the opinions described above will not be binding on the Internal Revenue Service or any court. Consequently, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.
The actual tax consequences of the merger to you may be complex and can depend upon your specific situation and upon factors that are not within the control of First Busey or M&M. You should consult with your own tax advisor as to the tax consequences of the merger in light of your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws.
The following discussion summarizes the material U.S. federal income tax consequences of the merger to U.S. holders, assuming that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.
Tax consequences of the merger for U.S. holders of M&M common stock.   The U.S. federal income tax consequences of the merger to a U.S. holder will depend on whether such U.S. holder receives cash, shares of First Busey common stock or a combination of cash and stock in exchange for such U.S. holder’s M&M common stock. At the time a M&M common stockholder makes a cash or stock election pursuant to the terms of the merger agreement, such stockholder will not know whether, and to what extent, the proration provisions of the merger agreement will alter the mix of consideration such stockholder will receive. As a result, the tax consequences to such stockholder will not be ascertainable with certainty until such stockholder knows the precise amount of cash and the precise number of shares of First Busey common stock that such stockholder will receive pursuant to the merger.
Exchange of M&M common stock solely for First Busey common stock.   Except as discussed below, see “— Cash in lieu of fractional shares of First Busey common stock,” a U.S. holder who exchanges all of its shares of M&M common stock solely for shares of First Busey common stock pursuant to the merger would not be expected to recognize gain or loss in connection with such exchange. A U.S. holder’s aggregate tax basis in the First Busey common stock received in the merger in exchange for its M&M common stock, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “— Cash in lieu of fractional shares of First Busey common stock,” generally will equal such U.S. holder’s aggregate tax basis in the M&M common stock surrendered by such U.S. holder in the merger. The holding period for the shares of First Busey common stock received by such U.S. Holder in the merger in exchange for its M&M common stock, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “— Cash in lieu of fractional shares of First Busey common stock,” generally will include the holding period for the shares of M&M common stock exchanged therefor.
Exchange of M&M common stock solely for cash.   A U.S. holder who exchanges all of its shares of M&M common stock solely for cash pursuant to the merger generally will recognize capital gain or loss equal to the difference between the amount of cash received by such U.S. holder and the U.S. holder’s adjusted tax basis in the M&M common stock exchanged therefor. Any capital gain or loss generally will be long-term capital gain or loss if the U.S. holder held the shares of M&M common stock for more than one year at the effective time of the merger.
Exchange of M&M common stock for a combination of First Busey common stock and cash.   Except as discussed below, a U.S. holder who exchanges its shares of M&M common stock for a combination of First Busey common stock and cash pursuant to the merger will recognize gain (but not loss) equal to the lesser of (i) the excess, if any, of the amount of cash plus the fair market value of any First Busey common stock received in the merger, over such U.S. holder’s adjusted tax basis in the shares of M&M common stock surrendered by such U.S. holder in the merger and (ii) the amount of cash received by such U.S. holder in the merger (other than cash received in lieu of fractional shares of First Busey common stock).
For purposes of this calculation, the fair market value of First Busey common stock is based on the trading price of that stock on the date of the merger, rather than the methodology used in calculating the number of shares of First Busey common stock to be issued to the stockholder. In the case of any U.S. holder who acquired different blocks of M&M common stock at different times and at different prices, any realized gain or loss will be determined separately for each identifiable block of shares exchanged in the merger. A loss realized on the exchange of one block of shares cannot be used to offset a gain realized on the exchange of another block of shares, but a U.S. holder will generally be able to reduce its capital gains by capital losses in determining its income tax liability. Such U.S. holder should consult its tax advisor prior to the exchange with regard to identifying the basis or holding periods of the particular shares of First Busey common stock received in the merger.
In addition, Treasury regulations under Section 358 of the Internal Revenue Code provide that where a stockholder surrenders shares of target stock in an exchange and receives cash and shares of acquiror stock, then, to the extent the terms of the exchange specify that shares of acquirer stock or cash are received in exchange for a particular share of target stock surrendered, the terms of the exchange shall control for the purpose of determining the gain to the extent the terms of the exchange are economically reasonable. Therefore, a U.S. holder might be permitted to calculate the amount of taxable gain separately for each share of M&M common stock surrendered in the merger based on the specific consideration received for such share. This result might be permitted if the stockholder designates, on the election form (and as specifically authorized by the merger agreement), specific shares of M&M common stock to be exchanged for cash or to be exchanged for First Busey common stock, as the case may be. Such a designation might result in less taxable gain to a U.S. holder even if the holder holds a single block of M&M common stock with a uniform tax basis. However, it is unclear whether a designation described in this paragraph will be treated as satisfying the requirements of the Treasury regulations, and whether the proration provisions of the merger agreement may affect such designation, and therefore there can be no assurance that the Internal Revenue Service would not successfully challenge a U.S. holder that reports taxable gain on the basis of such a designation. U.S. holders therefore should consult with their tax advisors with respect to the advisability, including any benefits or risks, of making an express designation in their election form.
Generally, a U.S. holder’s aggregate tax basis in the First Busey common stock received by such U.S. holder in the merger in exchange for its M&M common stock, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “— Cash in lieu of fractional shares of First Busey common stock,” will equal such U.S. holder’s aggregate tax basis in the M&M common stock surrendered in the merger, increased by the amount of taxable gain or dividend income (see below), if any, recognized by such U.S. holder in the merger (other than with respect to cash received in lieu of fractional shares of First Busey common stock), and decreased by the amount of cash, if any, received by such U.S. holder in the merger (other than cash received in lieu of fractional shares of First Busey common stock). The holding period for the shares of First Busey common stock received in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “— Cash in lieu of fractional shares of First Busey common stock,” generally will include the holding period for the shares of M&M common stock exchanged therefor.
Any capital gain generally will be long-term capital gain if the U.S. holder held the shares of M&M common stock for more than one year at the effective time of the merger. The deductibility of capital losses is subject to limitations. All or part of the gain that a particular U.S. holder of M&M common stock recognizes could be treated as dividend income rather than capital gain if (i) such U.S. holder is a significant stockholder of First Busey or (ii) such U.S. holder’s percentage ownership, taking into account constructive ownership rules, in First Busey after the merger is not meaningfully reduced from what its percentage ownership would have been if it had received solely shares of First Busey common stock rather than a combination of cash and shares of First Busey common stock in the merger. This could happen, for example, because of ownership of additional shares of First Busey common stock by such holder, ownership of shares of First Busey common stock by a person related to such holder or a share repurchase by First Busey from other holders of First Busey common stock. These rules are complex and dependent upon the specific factual circumstances particular to each U.S. holder. Consequently, each U.S. holder that may be subject to those rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such U.S. holder.
Cash in lieu of fractional shares of First Busey common stock.   A U.S. holder who receives cash instead of a fractional share of First Busey common stock will be treated as having received the fractional share of First Busey common stock pursuant to the merger and then as having exchanged the fractional share of First Busey common stock for cash in a redemption by First Busey. In general, this deemed redemption will be treated as a sale or exchange, and a U.S. holder will recognize gain or loss equal to the difference between (i) the amount of cash received by such U.S. holder and (ii) the portion of the basis of the shares of M&M common stock allocable to such fractional interest. Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for the M&M common stock exchanged by such U.S. Holder is greater than one year as of the effective time of the merger.
Medicare tax on unearned income.   A U.S. holder who is an individual is subject to a 3.8% tax on the lesser of (i) his or her “net investment income” for the relevant taxable year or (ii) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). A similar regime applies to estates and trusts. Net investment income generally would include any capital gain realized in connection with the merger.
Backup withholding and information reporting.   Payments of cash to a U.S. holder of M&M common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding unless the holder provides proof of an applicable exemption satisfactory to First Busey and the exchange agent or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.
A U.S. holder of M&M common stock, as a result of having received First Busey common stock in the merger, will be required to retain records pertaining to the merger. In addition, each U.S. holder of M&M common stock who is a “significant holder” will be required to file a statement with such holder’s U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3(b) setting forth such holder’s basis in the M&M common stock surrendered and the fair market value of the First Busey common stock and cash received in the merger, among other information. A “significant holder” is a holder of M&M common stock who, immediately before the merger, owned at least 5% of the vote or value of the outstanding stock of M&M or securities of M&M with a basis for federal income taxes of at least $1 million.
Tax implications to non-U.S. stockholders.   For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of M&M common stock (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder. The rules governing the U.S. federal income taxation of non-U.S. holders are complex, and no attempt will be made herein to provide more than a limited summary of those rules. Any gain a non-U.S. holder recognizes from the exchange of M&M common stock for First Busey common stock and cash in the merger generally will not be subject to U.S. federal income taxation unless (i) the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States, or (ii) in the case of a non-U.S. holder who is an individual, such stockholder is present in the United States for 183 days or more in the taxable year of the sale and other conditions are met. Non-U.S. holders described in (i) above will be subject to tax on gain recognized at applicable U.S. federal income tax rates and, in addition, non-U.S. holders that are corporations (or treated as corporations for U.S. federal income tax purposes) may be subject to a branch profits tax equal to 30% (or a lesser rate under an applicable income tax treaty) on their effectively connected earnings and profits for the taxable year, which would include such gain. Non-U.S. holders described in (ii) above will be subject to a flat 30% tax on any gain recognized, which may be offset by U.S. source capital losses.
This discussion does not address tax consequences that may vary with, or are contingent upon, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign tax consequences to you as a result of the merger.
Regulatory approvals
The merger cannot proceed without obtaining all requisite regulatory approvals. First Busey and M&M have agreed to take all appropriate actions necessary to obtain the required approvals. The merger of First Busey and M&M is subject to prior approval of the Federal Reserve. First Busey submitted an application with the Federal Reserve Bank of Chicago on December 18, 2023 seeking the necessary approval.
In reviewing that application, the Federal Reserve is required to consider the following:
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competitive factors, such as whether the merger will result in a monopoly or whether the benefits of the merger to the public in meeting the needs and convenience of the community clearly outweigh the merger’s anticompetitive effects or restraints on trade; and

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banking and community factors, which includes an evaluation of:

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the financial and managerial resources of First Busey, including its subsidiaries, and of M&M, and the effect of the proposed transaction on these resources;

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management expertise;

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internal control and risk management systems;

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the capital of M&M;

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the convenience and needs of the communities to be served; and

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the effectiveness of M&M and First Busey in combating money laundering activities.

The application process includes publication and opportunity for comment by the public. The Federal Reserve may receive, and must consider, properly filed comments and protests from community groups and others regarding (among other issues) each institution’s performance under the Community Reinvestment Act of 1977, as amended. The merger may not be completed until 15 days after receipt of Federal Reserve approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve’s approval, unless a court specifically orders otherwise.
At a date following the completion of the merger, First Busey intends to merge M&M Bank with and into Busey Bank, with Busey Bank as the surviving bank. The bank merger will be subject to approval by the IDFPR and the FDIC. Busey Bank submitted applications with the IDFPR and the FDIC on December 18, 2023 seeking these approvals.
While First Busey knows of no reason why the approval of any of the applications would be denied or unduly delayed, it cannot assure you that all regulatory approvals required to complete the merger will be obtained or obtained in a timely manner.

Interests of certain persons in the merger
The directors and executive officers of M&M have certain interests in the merger that may be different from, or in addition to, the interests of stockholders of M&M generally. The members of the M&M Board were aware of, and considered, these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the stockholders of M&M adopt the merger agreement. M&M’s common stockholders should take these interests into account in deciding whether to vote “FOR” the merger proposal. These interests are described in more detail below, and certain of them are quantified within the narrative disclosure and in the section entitled “— Quantification of Potential Payments and Benefits to M&M’s Named Executive Officers in Connection with the Merger” below. The merger will constitute a “change in control” for purposes of the compensation arrangements described below. The amounts presented in the following discussion do not reflect the impact of applicable withholding or other taxes.
Certain Assumptions.   Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:
•
the relevant price per share of M&M common stock is $117.74, which is the per share value of M&M common stock set forth in the merger agreement;

•
the merger occurs on April 1, 2024 which is the assumed completion date of the merger solely for purposes of the disclosure in this section;

•
unless otherwise noted, each executive officer of M&M experiences a qualifying termination as defined in the merger agreement or the relevant M&M plans and agreements, as applicable, on the assumed merger completion date of April 1, 2024 and immediately following the completion of the merger; and

•
as noted below, for purposes of this section, the “Named Executive Officers” are Brad Butler, Anton Gust and Daniel Scott.

As a result of these assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts, if any, to be received by M&M’s executive officers and directors may differ materially from the amounts set forth in this section. For purposes of the discussion in this section, “single trigger” refers to benefits that arise solely as a result of the completion of the merger and “double trigger” refers to benefits that require two conditions, which are the completion of the merger and a qualifying termination of employment on or following the completion of the merger.
Employment Agreements.   Three executive officers, Brad Butler, Janmarie Markese and Daniel Scott, are each party to an employment agreement with M&M Bank (each, an “Employment Agreement,” and collectively, the “Employment Agreements”), pursuant to which the applicable executive officer is entitled to severance payments upon a termination of employment by M&M Bank without “Cause” (including due to non-renewal of the Employment Agreement by M&M Bank) or by the executive officer for “Good Reason” (as such terms are defined below and either such termination a “qualifying termination”). Upon such qualifying termination, the applicable executive officer is entitled to payment of severance benefits in 12 monthly installments following the qualifying termination equal to the executive officer’s monthly base salary as of the date immediately prior to the qualifying termination and 1/12th of the cash bonus amount that was paid to the executive officer for the immediately preceding fiscal year.
One other executive officer is party to a severance pay agreement pursuant to which he is entitled to continuation of his base salary for 12 months following a qualifying termination that occurs within the 30 days preceding or 12 months following a change in control.
The Employment Agreements also provide for payment of a cash retention bonus equal to 50% of the executive officer’s annual base salary in effect immediately before the change in control, payable within 30 days after a change in control, and another 50% of the executive officer’s annual base salary payable within 30 days following the six month anniversary of the change in control (subject to the executive officer remaining in employment through, or experiencing a qualifying termination prior to, the date of completion of the merger). The merger is expected to constitute a change in control for purposes of the Employment Agreements and the severance payment agreement.

In connection with the signing of the merger agreement, Messrs. Butler and Scott also each entered into a side letter supplementing their Employment Agreement, pursuant to which each executive officer will be entitled to receive an additional cash retention bonus equal to 105% of the executive officer’s 2022 cash bonus, 25% of which was paid within 3 business days following the signing of the merger agreement and the remaining 75% of which will be paid on the same schedule as the cash retention bonus described above. Payment of the first 25% of the cash retention bonus is subject to repayment, and the remaining 75% of the cash retention bonus is subject to forfeiture, in the event that the merger does not occur on or prior to September 30, 2024. The side letters also provide that the executive officer’s bonus for the 2023 calendar year will be no less than 105% of his 2022 bonus.
Under the Employment Agreements and the severance pay agreement, “Cause” means the executive officer’s:
•
misappropriation of monies or other assets of M&M Bank;

•
conviction of a felony or misdemeanor or a financial crime or any other conviction that materially and negatively affects the reputation of M&M or M&M Bank;

•
gross negligence or willful misconduct related to the executive officer’s duties and responsibilities; or

•
being named in a written order by any regulatory agency or body that requires the executive officer’s termination.

“Good Reason” means the executive officer’s resignation within 60 days of the occurrence one or more of the following without the written consent of the executive officer:
•
a material diminution in the executive officer’s base salary;

•
a material diminution in the executive officer’s authority, duties and responsibilities which is not remedied within 30 days of M&M Bank’s receipt of written notice from the executive officer;

•
a relocation of the executive officer to a location more than 25 miles from the executive’s existing job location; or

•
a failure of M&M Bank to comply with any of the material provisions of the Employment Agreement which is not remedied within 30 days of M&M Bank’s receipt of written notice from the executive officer.

Severance and retention bonus payments under the Employment Agreements and severance under the severance pay agreement are conditioned upon the executive officer’s execution of a release of claims. Each executive officer party to an Employment Agreement or the severance pay agreement is also subject to the restrictive covenants contained in the executive officer’s employment agreement or severance payment agreement with M&M Bank, as applicable. These covenants include a prohibition during the period the executive is receiving severance (up to a maximum of one year) on (i) competing with M&M Bank, (ii) soliciting M&M’s customers, and (iii) soliciting M&M Bank’s employees. The side letters for Messrs. Butler and Scott expand the scope of the non-compete, including by expanding the coverage of the non-compete to extend to M&M, First Busey, Busey Bank and their respective subsidiaries and affiliates, and add additional prohibitions on (i) hiring any such entity’s employees or independent contractors and (ii) interfering with any such entity’s business relationships.
See the section entitled “— Quantification of Potential Payments and Benefits to M&M’s Named Executive Officers in Connection with the Merger” for the estimated value of severance payments to M&M’s Named Executive Officers in the event of a qualifying termination under the Employment Agreements and the estimated value of retention bonus payments and guaranteed 2023 annual bonus. Based on the assumptions described above, the estimated aggregate amount of cash severance that would be realized by the two executive officers who are not Named Executive Officers and are party to an Employment Agreement or the severance payment agreement on a “double trigger” basis is $485,080. The estimated amount of retention bonus that would be paid to the one executive officer party to an Employment Agreement who is not a Named Executive Officer on a “single trigger” basis is $189,000.
Foy Consulting Agreement.   Laurence Foy, a non-employee director of M&M, is party to a non-cancellable consulting agreement with M&M Bank, paying Mr. Foy a monthly fee of $16,666.67. The agreement is for a five-year term expiring on January 1, 2025 but the agreement will be terminated in connection with the completion of the merger and Mr. Foy will be paid the remaining amount of monthly fees owed on the contract in a lump sum cash payment. This amount is expected to be approximately $150,000.
Informal Independent Committee Bonuses.   The four non-employee directors who served on the Informal Independent Committee each received a $10,000 bonus at year-end in connection with their service related to the merger.
Treatment of Phantom Share Awards.   M&M has granted awards of phantom shares to four of its executive officers, Brad Butler, Anton Gust, Janmarie Markese and Daniel Scott, under the Merchants and Manufacturers Bank Phantom Share Plan. At the effective time of the merger, each outstanding phantom share shall become fully vested and M&M shall pay each holder of phantom shares who remains in the continuous employment of M&M Bank through the completion date of the merger or whose employment is terminated due to a qualifying termination (as described above under “Employment Agreements”) during the 181 days prior to the completion date of the merger, an amount of cash in respect of each vested phantom share equal to the per share value in the merger agreement ($117.74) minus the book value assigned to the phantom shares at grant ($45).
See the section entitled “— Quantification of Potential Payments and Benefits to M&M’s Named Executive Officers in Connection with the Merger” for the estimated value of the payments to be made in respect of the phantom shares to M&M’s Named Executive Officers in connection with the merger. Based on the above, the amount that would be paid to the one executive officer who is not a Named Executive Officer in respect of their phantom shares on a “single trigger” basis is $363,700.
Retention Agreements.   In connection with the signing of the merger agreement, four executive officers who are not Named Executive Officers will be offered the opportunity to enter into retention agreements with M&M Bank and Busey Bank prior to the date of completion of the merger, pursuant to which the executive officers will be eligible to be paid a cash retention bonus in two installments, the first installment equal to 25% of the bonus to be paid following the completion of the merger and the second installment equal to 75% of the bonus to be paid following the 45th day after the completion of the merger of Busey Bank and M&M Bank (the “Second Installment Date”). To receive payment of the first installment of the retention bonus, the executive officer must either remain in the continuous employment of M&M Bank through, or have his employment terminated without Cause by M&M Bank prior to, the date of the completion of the merger. To receive payment of the second installment of the retention bonus, the executive officer must either remain in the continuous employment of M&M Bank through the Second Installment Date or the executive officer’s employment must be terminated by M&M Bank after the date of the completion of the merger and before the Second Installment Date. The estimated value of retention bonus payments that would be realized by the four M&M executive officers who are not Named Executive Officers on a “single trigger” basis is $70,000.
Acceleration of Payment of Nonqualified Deferred Compensation.   Two of the executive officers, Brad Butler and Anton Gust, will become entitled to accelerated payment of a portion of their respective account balances under the M&M Bank Executive Deferred Compensation Plan upon the completion of the merger. The default form of payment of an account balance under the deferred compensation plan is distribution in a lump sum. However, Messrs. Butler and Gust each made a one-time election to change the form of payment to 72 monthly installment payments with respect to the portion of the respective executive officer’s account balance attributable to deferrals made on or after January 1, 2012 (and with respect to related matching contributions and earnings). Upon a change in control, the entire account balance will be paid in a lump sum. See the section entitled “— Quantification of Potential Payments and Benefits to M&M’s Named Executive Officers in Connection with the Merger” for the estimated value to be realized by M&M’s Named Executive Officers in connection with acceleration of the installment payments upon the merger.
New Employment and Compensation Arrangements with Busey Bank.   In connection with the signing of the merger agreement, Messrs. Butler and Scott each entered into an employment agreement (the “Busey Employment Agreements”) with First Busey and Busey Bank (collectively, the “Employer”), which will supersede and replace their current Employment Agreements subject to and effective as of the time of the merger. The Busey Employment Agreements provide for the following compensation terms:
•
annual base salary of $300,000 for Mr. Butler and $270,000 for Mr. Scott, subject to annual review;

•
eligibility for a discretionary performance bonus with a guaranteed minimum performance bonus of $175,000 for Mr. Butler and $165,000 for Mr. Scott for 2024 payable in 2025;

•
Employer’s recommendation to its Board of Directors that it grant each of Messrs. Butler and Scott restricted stock units of First Busey in March of 2024 (or, if later, the first Board meeting after the completion date of the merger) with an aggregate grant date value of $150,000 and vesting on the third anniversary of the grant date;

•
eligibility to receive a discretionary annual profit sharing contribution to the Employer’s tax-qualified retirement plan or nonqualified deferred compensation plan;

•
eligibility to participate in all Employer retirement and benefit plans that may be in effect for similarly situated senior executives;

•
eligibility to participate in the Employer’s key man life insurance program with aggregate death benefit of $400,000; and

•
a monthly vehicle allowance of $750 per month.

The Busey Employment Agreements also provide that the applicable executive officer is entitled to severance payments upon a termination of the executive officer’s employment by the Employer without “Cause” (including due to non-renewal of the Busey Employment Agreement by the Employer) or by the executive officer for “Good Reason” (as such terms are defined below and either such termination a “qualifying termination”). Upon such qualifying termination, the applicable executive officer is entitled to payment of severance benefits in equal installments over the one-year period following the qualifying termination in an amount equal to 100% of the executive officer’s annual base salary in effect as of the date of the qualifying termination, plus the amount of the most recent performance bonus paid to the executive officer, as well as reimbursement of the Employer portion of health coverage under COBRA for the executive officer and his spouse and eligible dependents. If the qualifying termination occurs within one year following a change in control, the severance payments, including the 12 months of COBRA reimbursement, are paid in a lump sum.
Under the Busey Employment Agreements, “Cause” means the executive officer’s:
•
engagement in one or more unsafe or unsound banking practices or material violations of a law or regulation applicable to the Employer or any subsidiary;

•
engagement in any repeated violations of a policy of the Employer after being warned in writing by the Board or the Regional Banking President not to violate such policy

•
engagement in any single violation of a policy of the Employer if such violation materially and adversely affects the business or affairs of the Employer;

•
failure to timely implement a direction or order of the Board of the Employer or the Regional Banking President, unless such direction or order would violate the law;

•
engagement in a breach of fiduciary duty or act of dishonesty involving the affairs of the Employer;

•
removal or suspension from banking pursuant to Section 8(e) of the Federal Deposit Insurance Act or any other applicable state or federal law;

•
material breach of the executive officer’s obligations under the Busey Employment Agreement that the executive officer fails to remedy to the reasonable satisfaction of the Employer within thirty (30) days;

•
materially failure to perform the executive officer’s duties to the Employer with the degree of skill, care or competence expected by the Employer that the executive officer fails to remedy to the reasonable satisfaction of the Employer within thirty (30) days after written notice of the failure is delivered; or

•
the executive officer is found guilty of, or pleads nolo contendere to, a felony or an act of dishonesty in connection with the performance of the executive officer’s duties as an officer of the Employer, or an act that disqualifies the executive officer under applicable laws, rules or regulations from serving as an officer or director of the Employer.

Severance benefits are conditioned upon the executive officer’s signing and not revoking a release of claims. Each executive officer is also subject to the restrictive covenants contained in the executive officer’s employment agreement with the Employer. These covenants include a 12-month prohibition on (i) competing with the Employer and its subsidiaries and affiliates (the “Covered Entities”), (ii) soliciting customers of a Covered Entity, (iii) soliciting or hiring a Covered Entity’s employees or independent contractors, and (iv) interfering with any business, employment or service provider relationship of a Covered Entity.
The Busey Employment Agreements do not provide for any gross-up with respect to any excise tax imposed by Section 4999 of the Internal Revenue Code. In the event that any payment under the Busey Employment Agreement would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code that results in an excise tax under Section 4999 of the Internal Revenue Code or denial of deduction under Section 280G of the Internal Revenue Code, compensation payments to the executive officer will be reduced to the extent such reduction results in higher net after-tax payments to the executive officer than if no reduction had been made.
280G Stockholder Approval Vote.   The payments and benefits that Messrs. Butler and Scott and Ms. Janmarie Markese may receive in connection with the merger as described herein could constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code, potentially resulting in adverse tax consequences to the applicable executive officer and M&M and its subsidiaries and affiliates. To avoid these potential adverse tax consequences, M&M will seek approval of the payments and benefits that could exceed the applicable safe harbor amount for each executive officer in accordance with the approval requirements of Section 280G(b)(5)(B) of the Internal Revenue Code and Treasury Regulations Section 1.280G-1, Q/A-7.
Indemnification and Insurance.   Under the merger agreement, certain standard indemnification and insurance rights exist in favor of M&M’s current and former directors and officers.
Quantification of Potential Payments and Benefits to M&M’s Named Executive Officers in Connection with the Merger.   The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each Named Executive Officer of M&M that is based on, or otherwise relates to, the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and is subject to a non-binding advisory vote of the stockholders of M&M.
The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described above under “— Certain Assumptions” and in the footnotes to the table, and do not reflect certain compensation actions that may occur after the date hereof and before completion of the merger. The calculations in the table below do not include amounts the M&M Named Executive Officers were already entitled to receive or vested in as of the date hereof. In addition, these amounts do not attempt to forecast any additional equity or cash award grants, issuances or forfeitures that may occur, or future dividend equivalents that may be accrued, prior to the closing of the merger. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a Named Executive Officer may materially differ from the amounts set forth below.
Golden Parachute Compensation
Named Executive Officer	Cash ($)(1)	Pension/ NQDC ($)(2)	Total ($)
Brad Butler	$1,520,182	$50,644	$1,570,826
Daniel Scott	$1,327,417		$1,327,417
Anton Gust	$218,220	$29,105	$247,325

(1)
Cash.   Consists of the cash severance payments, the retention bonus payments for Messrs. Butler and Scott in their Employment Agreements, the additional retention bonuses and guaranteed 2023 annual bonuses for Messrs. Butler and Scott pursuant to their side letters, and payments in respect of phantom shares held by the Named Executive Officers under the phantom share plan. The cash severance payments are “double trigger” and become payable only upon a qualifying termination under the terms of the Employment Agreement (see the section entitled “— Employment Agreements”). The retention bonus payments under the Employment Agreements are considered “single trigger” because they would be made if the Named Executive Officer remains employed through certain dates relating to the completion of the merger or upon a qualifying termination under the terms of the Employment Agreement prior to such dates. The additional retention bonus payments under the side letters are considered “single trigger” because they will be retained or paid, as the case may be, on terms similar to the Employment Agreement retention bonuses so long as the merger occurs on or prior to September 30, 2024. The guaranteed 2023 annual bonus is considered “single trigger” because it will be paid when annual bonuses are paid regardless of the Named Executive Officer’s employment status. The estimated amount of each such payment is shown in the following table.
Named Executive Officer	Severance ($)	Employment Agreement Retention Bonus ($)	Side Letter Retention Bonus ($)	Side Letter Guaranteed 2023 Bonus ($)(a)	Phantom Shares Payment ($)	Total ($)
Brad Butler	$462,998	$292,635	$170,363	$48,636	$545,550	$1,520,182
Daniel Scott	$415,569	$252,000	$163,569	$59,839	$436,440	$1,327,417
Anton Gust	—	—	—	—	$218,220	$218,220

(a)
The amount reflected in this column is calculated as the amount by which the 2023 guaranteed bonus amount in the side letter ($170,363 for Mr. Butler and $163,569 for Mr. Scott) exceeds the bonus amount that would have been paid based on achievement of performance metrics as calculated by the Compensation Committee ($121,727 for Mr. Butler and $103,730 for Mr. Scott).

(2)
Pension / NQDC.   Amounts shown reflect the value of accelerating payment of the portion of the Named Executive Officer’s nonqualified deferred compensation account as of the date of the merger that would have otherwise been paid in 72 monthly installments (the amount is calculated based on the Named Executive Officer’s account balance as of December 31, 2023, the most recent information available prior to the date of filing). The acceleration is considered “single trigger” because the payment accelerates on the completion of the merger, regardless of the Named Executive Officer’s employment status.

Restrictions on resale of First Busey common stock
The shares of First Busey common stock to be issued in connection with the merger will be registered under the Securities Act, and will be freely transferable, except for shares issued to any stockholder who may be deemed to be an “affiliate” of First Busey for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of First Busey include individuals or entities that control, are controlled by, or are under common control with First Busey and may include the executive officers, directors and significant stockholders of First Busey.
M&M common stockholder dissenters’ rights
General.   Dissenters’ rights with respect to M&M common stock are governed by Sections 11.65 and 11.70 of the Illinois Business Corporation Act of 1983, as amended (which we refer to as the “IBCA”). M&M common stockholders have the right to dissent from the merger and to obtain payment of the fair value of their shares in the event the merger is completed. Strict compliance with the dissent procedures is mandatory. Subject to the terms of the merger agreement, the parties could elect to terminate the merger agreement even if it is approved by M&M common stockholders, thus terminating dissenters’ rights available to M&M common stockholders.
M&M urges any M&M common stockholder who contemplates exercising his, her or its right to dissent to read carefully the provisions of Sections 11.65 and 11.70 of the IBCA, which are attached to this proxy statement/prospectus as Appendix B. A more detailed discussion of the provisions of the statute is included below. This discussion describes the steps that each M&M common stockholder must take to exercise his, her or its right to dissent. Each M&M common stockholder who wishes to dissent should read both the summary and the full text of the law. M&M cannot give any M&M common stockholder legal advice. To completely understand this law, each M&M common stockholder may want, and M&M encourages any M&M common stockholder seeking to dissent, to consult with his, her or its legal counsel.
If you comply with the provisions of Sections 11.65 and 11.70 of the IBCA, then upon completion of the sale, you are entitled to receive payment in cash from First Busey, as successor to M&M, for the fair value of your shares as of the closing date, with accrued interest. The term “fair value” means the proportionate interest of the stockholder in M&M, without discount for minority status or, absent extraordinary circumstances, lack of marketability, immediately before the closing of the sale excluding any appreciation or depreciation in anticipation of the sale, unless the exclusion would be inequitable. If First Busey and you cannot agree on the fair value of your shares or the accrued interest, then the IBCA provides for a judicial determination of these amounts. The value determined by an Illinois court may be more or less than the value you might ultimately receive in cash distributions from First Busey after the closing of the sale. If you desire to exercise dissenters’ rights, you should refer to the statute in its entirety and should consult with legal counsel before taking any action to ensure that you comply strictly with the applicable statutory provisions.
If you desire to submit the written objection required by Sections 11.65 and 11.70 of the IBCA prior to the M&M special meeting, send or deliver such objection to Merchants and Manufacturers Bank Corporation, Attn: Secretary, 801 S. Briggs Street, Joliet, Illinois 60433. M&M urges any stockholder who wishes to dissent to act carefully. M&M cannot and does not accept the risk of late or undelivered written objections. M&M’s common stockholders bear the risk of non-delivery and of untimely delivery.
Summary of Sections 11.65 and 11.70 of the IBCA.   To exercise dissenters’ rights under Sections 11.65 and 11.70 of the IBCA and be entitled to appraisal and payment of the fair value of his, her or its shares under the IBCA, a stockholder must:
•
before the vote on the sale is taken, deliver to M&M a written demand for payment of your shares;

•
not vote in favor of the sale (note, however, that solely a vote, in person or by proxy, against approval of the merger agreement will not constitute a written demand for appraisal); and

•
continue to hold your shares of M&M common stock through the effective time of the merger.

Your failure to vote against the proposal to approve the merger agreement will constitute a waiver of your dissenters’ rights under the IBCA. However, a vote against approval of the merger agreement will not by itself be sufficient to satisfy your obligations if you are seeking an appraisal. You must follow the procedures set forth in Sections 11.65 and 11.70 of the IBCA to obtain dissenters’ rights.
Each outstanding share of Company common stock for which a legally sufficient demand in accordance with Sections 11.65 and 11.70 of the IBCA has been made and that was not voted in favor of approval of the sale will, after the effective time of the sale, represent only the rights of a dissenting stockholder under the IBCA. This includes the right to obtain payment for the fair value of those shares as provided under the IBCA.
If you make a legally sufficient demand, within 10 days after the effective date of the merger or 30 days after you have delivered your written demand for payment, whichever is later, First Busey, as the surviving corporation, will send to you a statement setting forth its opinion as to the fair value of your shares, as well as certain financial statements and a commitment to pay to you the estimated fair value for your shares. If you do not agree with the opinion of First Busey as to the estimated fair value of the shares, then within 30 days of your receipt of First Busey’s valuation statement, you must notify First Busey of your estimated fair value of your shares and demand the difference between your estimated fair value and the amount of the proposed payment by First Busey.
If within 60 days from delivery of First Busey’s notice to the dissenting stockholders you and First Busey have not agreed in writing to the fair value of your shares, First Busey either will pay the difference in value demanded by you, or file a petition in the circuit court requesting the court to determine the fair value of the shares. First Busey will be required to then make all dissenters to the merger a party to this proceeding. If First Busey does not commence the action, you are permitted by law to commence an action.
In a proceeding brought by First Busey to determine value, the court will determine the costs of the proceeding, including the reasonable compensation of expenses of the appraisers appointed by the court and excluding fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the price that First Busey estimated to be the fair value of the shares or if no estimate was given, then all or any part of the costs may be assessed against First Busey. If the amount that any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The costs may also be awarded to the dissenter if the court finds that First Busey did not substantially comply with the procedure to dissent in the statute. In addition, costs can be assessed against either party if the court finds that that party acted arbitrarily, vexatiously or not in good faith with respect to the dissenter’s rights.
A share for which you have properly exercised your dissenters’ rights and followed the correct procedures in the IBCA will no longer constitute a share of the common stock of M&M. None of these dissenting shares after the effective time of the sale will be entitled to vote for any purpose or receive any dividends or other distributions. If, however, you, as the holder of the shares fail to properly perfect, effectively withdraw, waive or lose or otherwise become ineligible to exercise dissenters’ rights under the IBCA, then at that time the shares held by you will again constitute issued and outstanding shares of M&M’s common stock.
The foregoing does not purport to be a complete statement of the provisions of IBCA relating to statutory dissenters’ rights and is qualified in its entirety to the dissenters rights provisions, which are reproduced in full in Appendix B to this proxy statement/prospectus and which are incorporated herein by reference. If any M&M common stockholder intends to dissent, or if such stockholder believes that dissenting might be in his, her or its best interests, such stockholder should read Appendix B carefully.

DESCRIPTION OF THE MERGER AGREEMENT
The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete text of the merger agreement, which is attached as Appendix A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. You should read the merger agreement completely and carefully as it, rather than this description, is the legal document that governs the merger.
The text of the merger agreement has been included to provide you with information regarding its terms. The terms of the merger agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger. The merger agreement contains representations and warranties First Busey and M&M made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligations to complete the merger. The statements embodied in those representations and warranties may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under federal securities laws.
General
The merger agreement provides for the merger of M&M with and into First Busey, with First Busey as the surviving company. The merger is anticipated to be completed in the second quarter of 2024. At a date following the completion of the merger, First Busey intends to merge M&M Bank, M&M’s wholly-owned bank subsidiary, with and into Busey Bank, with Busey Bank as the surviving bank. At such time, M&M Bank’s banking offices will become banking offices of Busey Bank, except for the banking office located at 990 Essington Rd., Joliet, Illinois, which is expected to be closed in connection with the bank merger. Until the banks are merged, First Busey will own and operate M&M Bank and Busey Bank as separate bank subsidiaries.
Closing and effective time
Closing.   The closing of the merger will take place on the second business day following the satisfaction or waiver of the conditions to closing set forth in the merger agreement, or at another time that both parties mutually agree upon. See “Description of the Merger Agreement — Conditions to completion of the merger” for a more complete description of the conditions that must be satisfied prior to closing. The date of the completion of the merger sometimes is referred to in this proxy statement/prospectus as the closing date.
Completion of the Merger.   The merger will become effective as of the date and time specified in the articles of merger that will be filed with the Nevada Secretary of State. The time at which the merger becomes effective is sometimes referred to in this proxy statement/prospectus as the effective time.
Consideration to be received in the merger
If the merger is completed, each share of M&M common stock issued and outstanding immediately prior to the effective time (other than any shares owned by First Busey or M&M, and other than any dissenting shares) will be converted into the right to receive, at the election of the stockholder, the following consideration:
•
Cash electing shares.   Each share for which an election is made to receive only cash consideration (which we refer to as a “cash electing share”) will be converted into the right to receive $117.74 in cash (which we refer to as the “per share value”). However, if the aggregate cash consideration payable in respect of cash electing shares and mixed consideration electing shares (as defined below) would exceed an amount equal to the per share value multiplied by the product of 29.3447% (which we refer to as the “cash percentage”) and the outstanding shares of M&M common stock (which we refer to as the “available cash”), then each cash electing share will instead be converted into the right to receive (i) an amount in cash equal to the quotient (rounded to the nearest hundredth of a cent) determined by dividing (A) an amount equal to the available cash minus the aggregate amount of cash payable in respect of mixed consideration electing shares, by (B) the number of cash electing shares (which we refer to as the “pro-rated cash amount”), and (ii) a number of shares of First Busey common stock equal to the product (rounded to the nearest ten-thousandth of a share) of (A) the exchange ratio (as defined below) and (B) one minus the quotient obtained by dividing the pro-rated cash amount by the per share value.
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Stock electing shares.   Each share for which an election is made to receive only stock consideration (which we refer to as a “stock electing share”) will be converted into the right to receive 5.7294 shares of First Busey common stock (which we refer to as the “exchange ratio”). However, if the aggregate number of shares of First Busey common stock issuable in respect of stock electing shares and mixed consideration electing shares would exceed the exchange ratio multiplied by the product of 70.6553% (which we refer to as the “stock percentage”) and the outstanding shares of M&M common stock (which we refer to as the “available shares”), then each stock electing share will instead be converted into the right to receive (i) a number of shares of First Busey common stock equal to the quotient (rounded to the nearest ten-thousandth of a share) determined by dividing (A) an amount equal to the number of available shares minus the aggregate number of shares of First Busey common stock issuable in respect of mixed consideration electing shares, by (B) the number of stock electing shares (which fraction we refer to as the “pro-rated share amount”), and (ii) an amount in cash equal to the product (rounded to the nearest hundredth of a cent) of (A) the per share value and (B) one minus the quotient obtained by dividing the pro-rated share amount by the exchange ratio.

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Mixed consideration electing shares.   Each share for which an election is made to receive cash and shares of First Busey common stock (which we refer to as a “mixed consideration electing share”) will be converted into the right to receive $34.55 in cash and 4.0481 shares of First Busey common stock.

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Non-electing shares.   Each share for which no election is made (which we refer to as a “non-electing share”) will be converted into the right to receive (i) an amount in cash equal to the quotient (rounded to the nearest hundredth of a cent) determined by dividing (A) the amount, if any, by which the available cash exceeds the aggregate amount of cash (excluding cash payable in lieu of fractional shares) payable in respect of cash electing shares, stock electing shares and mixed consideration electing shares, by (B) the number of non-electing shares, and (ii) a number of shares of First Busey common stock equal to the quotient (rounded to the nearest ten-thousandth of a share) determined by dividing (A) the amount, if any, by which the number of available shares exceeds the aggregate number of shares (including fractional shares that would otherwise be payable in cash) deliverable in respect of cash electing shares, stock electing shares and mixed consideration electing shares, by (B) the number of non-electing shares.

The merger consideration is subject to the following potential adjustments:
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If M&M’s tangible common equity is less than $31.5 million.   If M&M’s tangible common equity is less than $31.5 million, then the aggregate common stock merger consideration, which is initially set at an amount equal to $41,571,447, will be reduced by the amount of such deficiency. For purposes of the merger agreement, M&M’s tangible common equity will equal M&M’s tangible common equity reflected on the consolidated balance sheet of M&M as of the closing date calculated in accordance with GAAP, provided however, the calculation of M&M’s tangible common equity shall disregard and not be reduced by (and, to the extent any of the following shall have negatively affected the M&M’s consolidated total tangible common stockholders’ equity as of the applicable date of determination M&M’s tangible common equity shall be increased by) no more than the specified aggregate after tax amount of certain items, which shall include the following: the amount of any cost, fee, obligation or expense (other than any taxes imposed on M&M or M&M Bank or taxes M&M or M&M Bank is required to withhold) paid or incurred directly or indirectly by M&M or any of its subsidiaries in connection with or resulting from the negotiation and preparation of the merger agreement and the consummation of the contemplated transactions, including contract termination expenses, the acceleration of accruals due to the contemplated transactions, change in control and severance payments (but excluding any costs, expenses or similar amounts under retention agreements as of the closing date), legal and financial advisor fees, and similar transaction-related expenses. In case of a reduction of the aggregate common stock merger consideration as described above, applicable downward adjustments will be made to the per share value, the exchange ratio, the mixed election cash consideration and the mixed election share consideration. As of December 31, 2023, M&M’s tangible common equity as calculated pursuant to the merger agreement was in excess of $31.5 million. As of the date of this proxy statement/prospectus, the parties are not aware of any existing facts or circumstances that would cause M&M’s tangible common equity to be less than $31.5 million.
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Significant decrease in market price of First Busey common stock.   If on the day all regulatory approvals are received, both of the following have occurred: (i) the preceding 20-trading day volume weighted average price of First Busey’s common stock is less than 80% of $20.55, which is the average First Busey common stock price that was used to set the merger consideration; and (ii) the decrease in First Busey’s common stock price is 20% greater than the decrease in the value of the Midwest Bank Index, as measured by comparing the average of the daily closing value of such index for the same 20-trading day period to the closing value of such index as of November 24, 2023, subject to the right of First Busey to increase the mixed election share consideration as set forth in the merger agreement in order to prevent a termination in this event. If First Busey elects to increase the mixed election share consideration, the merger agreement will remain in effect in accordance with its terms, except that the aggregate common stock merger consideration, the cash percentage, the stock percentage, the per share value, the exchange ratio and the mixed election share consideration shall have been so modified.

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Reclassification, recapitalization or other adjustment to First Busey common stock.   If, prior to the effective time of the merger, there is declared (with an effective date prior to the effective time) or effected a reclassification, recapitalization, stock split (including a reverse stock split), split-up, combination, exchange of shares or readjustment, or if a stock dividend on shares of First Busey common stock shall be declared with a record date within such period, the exchange ratio and the mixed election share consideration shall be proportionately adjusted to provide to the holders of M&M common stock the same economic effect as contemplated by the merger agreement prior to such event.

Notwithstanding the foregoing, no fractional shares of First Busey common stock will be issued in the merger. Instead, First Busey will pay to each holder of M&M common stock who would otherwise be entitled to a fractional share of First Busey common stock an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying the fraction of a share to which such M&M common stockholder would otherwise be entitled by the weighted average closing price of First Busey common stock as reported on the Nasdaq Global Select Market over the 20 consecutive trading day period ending immediately preceding the closing date.
The market price of First Busey common stock will fluctuate before the completion of the merger and before holders of M&M common stock receive the merger consideration to which they are entitled. Holders of M&M common stock should obtain current stock price quotations for First Busey common stock and M&M common stock before voting on the merger.
Except for M&M common stockholders who elect to receive mixed consideration, holders of M&M common stock will not know or be able to calculate until after the completion of the merger whether and to what extent they will be subject to the proration and adjustment procedures described above, and to what extent they will receive cash consideration or stock consideration in accordance with their election.
M&M has 300 shares of series D preferred stock authorized, of which 300 shares are issued and outstanding. The class D preferred shares have a liquidation preference of $10,000 per share and are entitled to non-cumulative, quarterly dividends at an annual rate of 6.00%. Pursuant to the terms of the preferred stock, the outstanding shares of series D preferred stock will be redeemed in connection with the closing at a price equal to the liquidation price plus unpaid dividends for the then-current dividend period.

Voting and support agreement
On November 27, 2023, the directors of M&M and those executive officers of M&M who own or control the voting of any shares of M&M common stock entered into a voting and support agreement with First Busey. Under this agreement, these stockholders have each agreed to vote, subject to their fiduciary duties, their respective shares of M&M common stock:
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in favor of the merger and the transactions contemplated by the merger agreement;

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against (i) any tender or exchange offer to acquire more than 15% of the voting power of M&M or M&M Bank, (ii) any proposal for a merger, consolidation or other business combination involving M&M or M&M Bank, or (iii) any other proposal or offer to acquire more than 15% of the business, assets or deposits of M&M or M&M Bank; and

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against any action or agreement that would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation of M&M under the merger agreement.

Furthermore, each of these stockholders has also agreed not to sell, assign or transfer any shares of M&M common stock that they own. The shares subject to the voting and support agreement represent approximately 37.2% of M&M’s outstanding shares of common stock as of February 9, 2024. The voting obligations under the voting and support agreement will automatically terminate upon the earlier of (i) the date of the termination of the merger agreement, (ii) the favorable vote of M&M common stockholders with respect to the approval of the merger agreement, (iii) the date, if any, on which First Busey publicly discloses that the board of directors of M&M has determined in good faith, after consultation with outside counsel, that to, or continue to, recommend the merger agreement to M&M’s common stockholders would result in a violation of its fiduciary duties under applicable law, or (iv) September 30, 2024. A copy of the form of voting and support agreement is attached to this proxy statement/prospectus as Appendix C.
Exchange procedures
First Busey has engaged Computershare Trust Company, N.A. to act as its exchange agent to handle the exchange of M&M common stock for the merger consideration and the payment of cash for any fractional share interests.
On a date that is expected to be between 30 and 45 days prior to the closing date of the merger (which we refer to as the “mailing date”), M&M will mail to each record holder of M&M common stock an election form with instructions for making an election as to the form of consideration that each holder of M&M common stock prefers to receive in the merger with respect to each share of M&M common stock held by such holder. M&M will also use reasonable best efforts to send an election form to persons who become record holders of M&M common stock after the record date for the mailing of the election forms (which is five business days prior to the mailing date) and prior to the election deadline.
Each holder of M&M common stock who wishes to make an election to receive stock consideration, cash consideration or mixed consideration in the merger must submit a properly completed and signed election form to the exchange agent at its designated office by the election deadline. The deadline for making an election will be 5:00 p.m., local time, on the 25th day following the mailing date, or such other time as First Busey and M&M may agree. First Busey and M&M will publicly announce the anticipated election deadline at least three business days prior to the anticipated election deadline. Neither First Busey, M&M nor the exchange agent will be under any obligation to notify any person of any defects in an election form.
The election form also serves as a letter of transmittal. The election form and letter of transmittal, along with any M&M stock certificates, should be returned to the exchange agent by the election deadline. M&M common stockholders who surrender their certificates to the exchange agent, together with a properly completed election form letter of transmittal, will receive the merger consideration. M&M common stockholders who do not return their election form prior to the election deadline will receive transmittal materials and instructions from the exchange agent after the merger is complete. M&M common stock certificates submitted for exchange must be in a form that is acceptable for transfer (as explained in the election form).

Holders of M&M common stock who cannot locate their stock certificates should follow the instructions set forth in the election form for lost or stolen stock certificates. Holders of M&M common stock who hold their shares in book-entry form should follow the instructions set forth in the election form with respect to shares of M&M common stock held in book-entry form.
Following the closing date of the merger, as soon as reasonably practicable after its receipt of properly completed and signed election forms and letters of transmittal and accompanying M&M common stock certificates, the exchange agent will issue shares of First Busey common stock or cash representing the merger consideration, together with cash in lieu of fractional share interests. No interest will be paid on any cash payment.
Until the certificates representing M&M common stock are surrendered for exchange, holders of such certificates will not receive the merger consideration or dividends or distributions on the shares of First Busey common stock into which such shares of M&M common stock have been converted. When the certificates are surrendered to the exchange agent, any unpaid dividends or other distribution will be paid without interest. In no event will First Busey, the exchange agent, or any other person be liable to any former holder of shares of M&M common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
Holders of M&M common stock should follow the instructions in the election form for sending their stock certificates to the exchange agent. If you have questions about how to make your election for merger consideration, or if you need additional copies of the election form that is being mailed to you under separate cover, you should contact the information agent for the merger, Georgeson LLC, at (877) 278-4751.
Conduct of business pending the merger
Conduct of Business of M&M.   Under the merger agreement, M&M has agreed to certain restrictions on its activities and the activities of its subsidiaries until the merger is completed or the merger agreement is terminated. In general, M&M is required to (i) conduct its business in the ordinary course of business, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of First Busey or M&M to obtain any of the requisite regulatory approvals, to perform its covenants and agreements under the merger agreement or to consummate the contemplated transactions.
The following is a summary of the more significant restrictions imposed upon M&M, subject to the exceptions set forth in the merger agreement. M&M will not, without First Busey’s prior written consent or as otherwise provided in the merger agreement:
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issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any shares of its capital stock, phantom stock or any security convertible into its capital stock;

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permit its capital stock or phantom stock to become subject to new grants, including issuances under M&M benefit plans;

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grant any registration rights with respect to its capital stock;

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make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on its capital stock outside of past practice or as specifically contemplated in the merger agreement;

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adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock;

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amend the terms of, waive any rights under, terminate, knowingly violate the terms of or enter into any contract material to M&M;

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enter into loan transactions not in accordance with, or consistent with, past practices of M&M Bank or that are on terms and conditions that, to the knowledge of M&M, are materially more favorable than those available to the borrower from competitive sources in arm’s-length transactions;

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enter into any new credit or new lending relationships greater than $500,000 that would require an exception to M&M Bank’s formal loan policy or that are not in compliance with such loan policy;

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other than incident to a reasonable loan restructuring, extend additional credit to any existing borrower and any director or officer of, or any owner of a material interest in, such existing borrower, if such existing borrower or such affiliate thereof is the obligor under any indebtedness to M&M Bank that constitutes a nonperforming loan or against any part of such indebtedness that M&M Bank has established loss reserves or any part of which has been charged-off by M&M Bank;

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maintain an allowance for credit losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on M&M’s outstanding loans and leases;

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fail to charge-off any loans or leases that would be deemed uncollectible in accordance with GAAP or any applicable legal requirement or place on non-accrual any loans or leases that are past due greater than 90 days;

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sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except in the ordinary course of business, of financial assets or investments, or of obsolete or unused assets in transactions that are not material to M&M and that do not present a material risk that the closing date of the merger will be delayed or that any approvals necessary to complete the merger or the other transactions contemplated by the merger agreement will be more difficult to obtain;

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acquire, or contract to acquire, all or any portion of the assets, business, deposits or properties of any other entity, except in the ordinary course of business in transactions that are not material to M&M;

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amend the articles of incorporation or bylaws of M&M, or similar governing documents of its subsidiaries;

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implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

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increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of M&M or its subsidiaries, other than increases in the ordinary course of business consistent with past practices in timing, metrics and amount;

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become a party to, establish, amend, commence participation in, terminate or commit to the adoption of any employee benefit plan or employment agreement, accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under employee benefit plan, cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under employee benefit plan, or materially change any actuarial assumptions used to calculate funding obligations with respect to any employee benefit plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined;

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incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business;

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enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies;

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settle any action, suit, claim or proceeding against it or any of its subsidiaries in excess of $100,000;

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make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

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make, change or revoke any material tax elections, change or consent to any material change in its or its subsidiaries’ method of accounting for tax purposes, take any material position on any material tax return filed on or after the date of the merger agreement that is inconsistent with past practice, settle or compromise any material tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of taxes, surrender any right to claim a refund for a material amount of taxes, or file any material amended tax return, or take any action with respect to taxes that is outside the ordinary course of business or inconsistent with past practice; or
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hire any employee with an annual salary in excess of $100,000;

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take any action that could reasonably be expected to result in the cessation of, or a reduction in the number of, life equity loan referrals from any life equity loan insurance company or any of its representatives to M&M Bank; or

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agree to take, make any commitment to take, or adopt any resolutions of the board of directors of M&M in support of, any of the actions prohibited by the merger agreement.

Conduct of Business of First Busey.   Under the merger agreement, First Busey has agreed to certain restrictions on its activities and the activities of its subsidiaries until the merger is completed or the merger agreement is terminated. The following is a summary of the more significant restrictions imposed upon First Busey, subject to the exceptions set forth in the merger agreement. First Busey will not, without M&M’s prior written consent or as otherwise provided in the merger agreement:
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take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of First Busey or M&M to obtain any of the requisite regulatory approvals, to perform its covenants and agreements under the merger agreement or to consummate the contemplated transactions;

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amend the articles of incorporation or bylaws of First Busey, or similar governing documents of any of its subsidiaries, in a manner that would materially and adversely affect the benefits of the merger to the stockholders of M&M;

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make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of First Busey capital stock (other than dividends from First Busey’s wholly owned subsidiaries) in an amount that is materially greater than, or at a frequency that is inconsistent with, past practice as disclosed in First Busey’s SEC reports; or

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agree to take, make any commitment to take, or adopt any resolutions of the board of directors of First Busey in support of, any of the actions prohibited by the merger agreement.

Certain covenants of the parties
Both parties have agreed to cooperate with the other in connection with obtaining the regulatory approvals for the transactions contemplated by the merger agreement. Both parties agree, among other things:
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to cooperate and use all reasonable best efforts in the preparation and filing of all applications, notices and documents required to obtain regulatory approval and/or consents from governmental authorities for the merger;

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to exercise good faith and use reasonable best efforts to satisfy the covenants and conditions required to close the merger and to complete the merger as soon as practicable;

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that neither will intentionally act in a manner that would cause a breach of the merger agreement;

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to coordinate any disclosure of nonpublic information to third parties concerning the transactions contemplated by the merger agreement; and

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to provide one another reasonable opportunity to consult concerning the defense of any stockholder litigation against the M&M or First Busey, as applicable, or any of their respective directors or officers relating to the transactions contemplated by the merger agreement.

M&M has also agreed, among other things, to the following:
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to notify First Busey of any fact, event or circumstance known to it that is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a material adverse effect on M&M;

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to notify First Busey of any fact, event or circumstance known to it that would cause or constitute a material breach of any of M&M’s representations, warranties, covenants or agreements contained in the merger agreement that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a closing condition;

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to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining approval of the merger agreement and the transactions contemplated therein;

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with respect to severance benefits or other payment triggered by the merger under an employment, change in control, severance, salary continuation agreement or other agreement and/or benefits that are reasonably likely to, separately or in the aggregate, constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (which we refer to as “Section 280G”), use commercially reasonable efforts to obtain a vote of the M&M’s common stockholders satisfying the requirements of Section 280G such that no portion of such payments will constitute a “parachute payment” under Section 280G, and, if not successful in obtaining such approval, take all steps necessary to ensure that the payments are reduced such that the value of the payments that each counterparty is entitled to receive shall be $1.00 less than the maximum amount which the counterparty may receive without becoming subject to the excise tax under Section 4999 of the Internal Revenue Code or resulting in a disallowance of a deduction of the payment of such amount under Section 280G; and

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to amend or terminate, as requested by First Busey at least 10 calendar days prior to the closing date, any employee benefit plan of M&M or its subsidiaries prior to the effective time of the merger.

No solicitation of or discussions relating to an acquisition proposal
The merger agreement contains provisions prohibiting M&M from initiating, soliciting, encouraging or knowingly facilitating an alternative proposal to the merger. M&M agreed to immediately cease and terminate any activities, discussions or negotiations conducted before the date of the merger agreement with any persons other than First Busey with respect to any acquisition proposal. Moreover, M&M has agreed that it will not, and will cause each of its subsidiaries its and its subsidiaries’ officers, directors, agents, advisors and affiliates not to, initiate, solicit, encourage or knowingly facilitate any inquiry or proposal or enter into any negotiations or discussions with any person or entity concerning any proposed acquisition of M&M or its subsidiaries, or furnish any confidential or nonpublic information to any person or entity proposing or seeking such an acquisition.
However, the merger agreement provides that M&M may furnish such information pursuant to a customary confidentiality agreement and engage in such negotiations or discussions in response to an unsolicited acquisition proposal, if the board of directors of M&M determines in good faith and after consultation with outside counsel that such proposal constitutes or is reasonably likely to result in a superior proposal, and the failure to take action with respect to such proposal is reasonably likely to result in a breach of the board of directors’ fiduciary duties. If the board of directors of M&M determines that it is necessary to pursue a superior proposal in order to act in a manner consistent with its fiduciary duties, the board may withhold, withdraw, qualify or adversely modify the board’s recommendation to M&M common stockholders with respect to the approval and adoption of the merger agreement and the transaction contemplated thereby, and/or terminate the merger agreement. However, the M&M board of directors may not terminate the merger agreement for a superior proposal unless it has first notified First Busey and otherwise negotiated with First Busey so that the merger may be effected.
Under the merger agreement, a “superior proposal” means any written acquisition proposal which the board of directors of M&M concludes in good faith to be more favorable from a financial point of view to its stockholders than the merger, after (i) receiving the advice of its financial advisors, (ii) taking into account the likelihood and timing of consummation of the proposed transaction on its terms, and (iii) taking into account all legal, financial, regulatory and other aspects of such proposal. If First Busey terminates the merger agreement because M&M breaches its covenant not to solicit an acquisition proposal from a third party or if M&M terminates the merger agreement in order to enter into an agreement for a superior proposal, M&M will pay to First Busey a termination fee equal to $1,662,858. See “Description of the Merger Agreement — Termination fees.”

Representations and warranties
The merger agreement contains representations and warranties made by M&M and First Busey. These include, among other things, representations relating to:
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valid corporate organization and existence;

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ownership of their respective subsidiaries;

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corporate power and authority to enter into the merger and the merger agreement;

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absence of any breach of organizational documents or law as a result of the merger;

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capitalization;

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financial statements;

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filing of necessary reports with regulatory authorities;

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books of account, minutes and stock records;

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loans and allowance for credit losses;

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employee matters and employee benefits;

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compliance with laws;

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absence of certain litigation or orders;

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absence of material adverse changes;

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broker/finder fees;

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absence of any reason why the granting of any of the required regulatory approvals would be denied or unduly delayed; and

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compliance with the Community Reinvestment Act;

M&M made additional representations and warranties to First Busey in the merger agreement relating to, among other things:
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absence of any breach of material contracts as a result of the merger;

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compliance with, absence of default under and information regarding, material contracts;

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insurance matters;

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affiliate transactions;

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labor matters;

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intellectual property;

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real property, personal property and other material assets;

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certain tax matters;

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environmental matters;

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investment securities; and

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life equity loans.

Conditions to completion of the merger
Closing Conditions for the Benefit of First Busey.   First Busey’s obligations are subject to fulfillment of certain conditions, including:
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accuracy of representations and warranties of M&M in the merger agreement as of the closing date, except as otherwise set forth in the merger agreement;

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performance by M&M in all material respects of its obligations under the merger agreement;

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approval of the merger agreement and the transactions contemplated therein at the meeting of M&M common stockholders;

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no proceeding, other than stockholder litigation, involving any challenge to, or seeking damages or other relief in connection with, any transaction contemplated by the merger agreement, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the contemplated transactions, in either case that would reasonably be expected to have a material adverse effect on First Busey, as the surviving entity;

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no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;

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receipt of all necessary regulatory approvals and no such regulatory approval shall reasonably be expected by First Busey’s board of directors to constitute a burdensome condition on the surviving entity or Busey Bank;

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the registration statement, of which this proxy statement/prospectus is a part, concerning First Busey common stock issuable pursuant to the merger agreement, having been declared effective by the SEC;

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receipt of a certificate signed on behalf of M&M certifying (i) the accuracy of the representations and warranties of M&M in the merger agreement and (ii) performance by M&M in all material respects of its obligations under the merger agreement;

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receipt of a tax opinion from Barack Ferrazzano that (i) the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, (ii) each of First Busey and M&M will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and (iii) no gain or loss will be recognized by holders of M&M common stock upon the receipt of shares of First Busey common stock in exchange for their shares of M&M common stock, except to the extent of any cash consideration received in the merger and any cash received in lieu of fractional shares of First Busey common stock;

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receipt of a certificate signed on behalf of M&M that meets the requirements of Treasury Regulations Section 1.1445-2(c)(3);

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M&M’s tangible common equity as of the closing date (as calculated pursuant to the merger agreement) shall be no less than $27,000,000;

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non-objection of The Nasdaq Stock Market, LLC of the listing of the shares of First Busey common stock issuable pursuant to the merger agreement on the Nasdaq Global Select Market; and

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no material adverse change in the financial condition, assets or business of M&M since the date of the merger agreement.

Closing Conditions for the Benefit of M&M.   M&M’s obligations are subject to fulfillment of certain conditions, including:
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accuracy of representations and warranties of First Busey in the merger agreement as of the closing date, except as otherwise set forth in the merger agreement;

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performance by First Busey in all material respects of its obligations under the merger agreement;

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approval of the merger agreement and the transactions contemplated therein at the meeting of M&M common stockholders;

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no proceeding, other than stockholder litigation, involving any challenge to, or seeking damages or other relief in connection with, any transaction contemplated by the merger agreement, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the contemplated transactions, in either case that would reasonably be expected to have a material adverse effect on First Busey, as the surviving entity;

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no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;

•
receipt of all necessary regulatory approvals and no such regulatory approval shall reasonably be expected by M&M’s board of directors to materially restrict or burden the surviving entity;

•
the registration statement, of which this proxy statement/prospectus is a part, concerning First Busey common stock issuable pursuant to the merger agreement, having been declared effective by the SEC;

•
receipt of a certificate signed on behalf of First Busey certifying (i) the accuracy of representations and warranties of First Busey in the merger agreement and (ii) performance by First Busey in all material respects of its obligations under the merger agreement;

•
receipt of a tax opinion from AFS that (i) the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, (ii) each of First Busey and M&M will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and (iii) no gain or loss will be recognized by holders of M&M common stock upon the receipt of shares of First Busey common stock in exchange for their shares of M&M common stock, except to the extent of any cash consideration received in the merger and any cash received in lieu of fractional shares of First Busey common stock;

•
non-objection of The Nasdaq Stock Market, LLC of the listing of the shares of First Busey common stock issuable pursuant to the merger agreement on the Nasdaq Global Select Market; and

•
no material adverse change in the financial condition, assets or business of First Busey since the date of the merger agreement.

Termination
First Busey and M&M may mutually agree to terminate the merger agreement and abandon the merger at any time. Subject to conditions and circumstances described in the merger agreement, either First Busey or M&M may also terminate the merger agreement as follows:
•
the other party has breached or failed to perform its obligations under the merger agreement, which breach or failure to perform would result in the failure of any of the closing conditions and such breach or failure has not or cannot be cured within 30 days, provided its inability to satisfy the condition was not caused by the non-breaching party’s failure to comply in all material respects with any of its obligations under the merger agreement;

•
any regulatory authority has denied approval of any of the transactions contemplated by the merger agreement or any application for a necessary regulatory approval has been withdrawn at the request of a regulatory authority, provided that such right to terminate is not available to a party whose failure to fulfill any of its obligations under the merger agreement has been the cause of the denial or withdrawal of regulatory approval;

•
failure to receive approval by M&M common stockholders for the merger agreement and the transactions contemplated therein following the meeting held for such purpose, provided that such right to terminate is not available to a party whose failure to fulfill any of its obligations under the merger agreement has been the cause of such failure;

•
the merger is not completed by September 30, 2024, provided that such right to terminate is not available to a party whose failure to fulfill any of its obligations under the merger agreement has resulted in the failure of the merger to be completed before such date; or

•
a court or regulatory authority has enjoined or prohibited any of the transactions contemplated in the merger agreement.

In addition, a particular party may terminate the merger agreement as follows:
•
First Busey may terminate if M&M materially breaches any of its obligations with respect to soliciting alternative acquisition proposals or holding a meeting of its stockholders to approve the merger agreement;

•
M&M may terminate in order to enter into an agreement with respect to an unsolicited superior proposal from a third party;

•
First Busey may terminate if M&M’s board of directors, prior to M&M’s common stockholders’ meeting, makes an adverse recommendation to M&M’s common stockholders;

•
by First Busey if the M&M’s tangible common equity as of the closing date (as calculated pursuant to the merger agreement) is less than $27,000,000; or

•
M&M may terminate, if on the day all regulatory approvals are received, both of the following have occurred: (i) the preceding 20-trading day volume weighted average price of First Busey’s common stock is less than 80% of $20.55, which is the average First Busey common stock price that was used to set the merger consideration; and (ii) the decrease in First Busey’s common stock price is 20% greater than the decrease in the value of the Midwest Bank Index, as measured by comparing the average of the daily closing value of such index for the same 20-trading day period to the closing value of such index as of November 24, 2023, subject to the right of First Busey to increase the mixed election share consideration as set forth in the merger agreement in order to prevent a termination in this event.

Any termination of the merger agreement will not relieve the breaching party from liability resulting from its fraud or any willful breach by that party of the merger agreement.
Termination fees
M&M has agreed to pay First Busey a termination fee of $1,662,858 if the merger agreement is terminated under the following circumstances:
•
First Busey terminates the merger agreement because M&M breaches its covenant not to solicit an acquisition proposal from a third party or its obligations related to holding a stockholder meeting to approve the merger agreement;

•
First Busey terminates the merger agreement because M&M’s board of directors, prior to M&M’s common stockholders’ meeting, makes an adverse recommendation to M&M’s common stockholders;

•
M&M terminates the merger agreement in order to enter into an agreement with respect to an unsolicited superior proposal; or

•
If, prior to termination, another acquisition proposal is known to M&M, has been made directly to M&M’s common stockholders or is publicly announced, and (i) thereafter the merger agreement is terminated by First Busey upon M&M’s material breach of its obligations under the merger agreement and (ii) within six months after such termination M&M enter into a definitive written agreement with respect to such acquisition proposal.

Expenses
All expenses incurred in connection with the merger agreement will be paid by the party incurring the expenses.
Nasdaq stock listing
First Busey common stock currently is listed on the Nasdaq Global Select Market under the symbol “BUSE.” The shares to be issued to M&M’s common stockholders as merger consideration also will be eligible for trading on the Nasdaq Global Select Market.
Amendment
The merger agreement may be amended in writing by the parties.

SHARE OWNERSHIP OF DIRECTORS AND OFFICERS AND CERTAIN BENEFICIAL OWNERS
The following table sets forth, as of January 12, 2024, the shares of common stock beneficially owned by M&M’s executive officers and directors individually, by all executive officers and directors as a group, and by each stockholder known by M&M to beneficially own in excess of five percent of M&M’s outstanding common stock. The percentages below are based on 353,083 common shares outstanding as of January 12, 2024, which is the most recent practicable date.
The address for each stockholder listed in the table below is: c/o Merchants and Manufacturers Bank Corporation, 801 S. Briggs Street, Joliet, Illinois 60433.
Name of Beneficial Owners	Amount of Shares Owned and Nature of Beneficial Ownership(1)	Percent of Shares of Common Stock Outstanding
Directors and Executive Officers:
David W. Benfer	9,731(2)	2.76%
Brad W. Butler	1,200	*
R. James Cashmore	5,800	1.64%
Laurence G. Foy	19,316(3)	5.47%
Robert C. Lindsten	7,000(4)	1.98%
Timothy J. Roberts	4,857(5)	1.38%
Peter A. Traeger	83,375	23.61%
All Directors and Executive Officers as a Group (7 persons)	131,279	37.18%
5% Owners:
Laurence G. Foy	19,316(3)	5.47%
Peter A. Traeger	83,375	23.61%

*
Less than 1%.

(1)
In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner for purposes of this table, of any shares of our common stock if he or she has or shares voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from January 12, 2024. As used herein, “voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to dispose or direct the disposition of shares. The nature of beneficial ownership for shares shown in this column, unless otherwise noted, represents sole voting and investment power.

(2)
All shares held in a trust for which Mr. Benfer serves as trustee.

(3)
All shares held in a trust for which Mr. Foy serves as co-trustee.

(4)
All shares held in a trust for which Mr. Lindsten serves as trustee.

(5)
Includes 2,857 shares held in joint tenancy with right of survivorship with spouse.

COMPARISON OF RIGHTS OF FIRST BUSEY STOCKHOLDERS AND M&M COMMON STOCKHOLDERS
As a common stockholder of M&M, your rights are governed by M&M’s articles of incorporation, as amended, and its bylaws, as amended, each as currently in effect. Upon completion of the merger, the rights of M&M common stockholders who receive shares of First Busey common stock in exchange for their shares of M&M common stock will be governed by First Busey’s amended and restated articles of incorporation and amended and restated bylaws, as well as the rules and regulations applying to public companies. First Busey is incorporated in Nevada and subject to the Nevada Revised Statutes and M&M is incorporated in Illinois and is subject to the IBCA.
The following discussion summarizes material similarities and differences between the rights of M&M common stockholders and First Busey stockholders and is not a complete description of all of the differences. This discussion is qualified in its entirety by reference to the Nevada Revised Statutes and the IBCA and First Busey’s and M&M’s respective articles of incorporation, articles of incorporation and bylaws, each as amended and restated from time to time.
	First Busey Stockholder Rights	M&M common stockholder Rights
Authorized Capital Stock:
First Busey is authorized to issue (i) 100,000,000 shares of common stock, par value $0.001 per share; and (ii) 1,000,000 shares of preferred stock, par value $0.001 per share (which we refer to as “First Busey preferred stock”).
As of September 30, 2023, First Busey had 55,342,017 shares of common stock issued and outstanding and no shares of preferred stock outstanding. Issuances of shares of First Busey’s preferred stock may affect the relative rights of the holders of its common stock, depending upon the exact terms, qualifications, limitations and relative rights and preferences, if any, of the shares of the preferred stock as determined by First Busey’s board of directors.

M&M is authorized to issue (i) 500,000 shares of common stock, par value $1.00 per share; (ii) 6,800 shares of series C preferred stock, no par value per share; (iii) 300 shares of series D preferred stock, no par value per share; and (iv) 3,500 shares of undesignated preferred stock, no par value per share.
As of September 30, 2023, M&M had (i) 353,083 shares of common stock issued and outstanding; (ii) no shares of series C preferred stock outstanding; (iii) 300 shares of series D preferred stock issued and outstanding; and (iv) no shares of undesignated preferred stock outstanding.

Dividends:	Subject to any rights of holders of First Busey preferred stock, First Busey may pay dividends if, as and when declared by its board of directors.	M&M’s articles of incorporation and bylaws are silent with respect to M&M’s ability to declare dividends.
Voting Limitations:	First Busey’s articles of incorporation and bylaws do not impose voting restrictions on shares held in excess of a beneficial ownership threshold.	M&M’s articles of incorporation and bylaws do not impose voting restrictions on shares held in excess of a beneficial ownership threshold.
Number of Directors; Classification:	First Busey’s board of directors currently consists of ten members. First Busey’s bylaws provide that the number of	M&M’s board of directors currently consists of eight members. M&M’s bylaws provide that the number of directors

	First Busey Stockholder Rights	M&M common stockholder Rights

directors constituting the entire board of directors shall be determined by the board of directors or by First Busey’s stockholders at an annual meeting and shall be not less than five nor more than twenty.
First Busey’s board of directors is not classified and each director is elected for a one-year term.

constituting the entire board of directors shall be determined by the board of directors or by M&M’s common stockholders at an annual meeting of stockholders, and shall be not less than three. Under certain circumstances and as set forth in M&M’s articles of incorporation, the size of M&M’s board of directors may be increased by two, with such additional directors (which we refer to as the “preferred directors”) to be elected by the majority vote of holders of M&M’s series D and voting preferred stock.
M&M’s board of directors is not classified and each director is elected for a one-year term.

Election of Directors; Vacancies:
Each First Busey stockholder is entitled to one vote for each share of the voting stock held by such stockholder.
First Busey’s articles of incorporation and bylaws do not provide for cumulative voting.
First Busey’s bylaws provide that any vacancy on the board of directors may be filled by a majority of the directors then in office, even though less than a quorum. When one or more directors resign and the resignation is effective at a future date, a majority of directors then in office, including the director(s) who has resigned, may fill such vacancy(ies).

Each M&M common stockholder is entitled to one vote for each share of the voting stock held by such stockholder. Under certain circumstances and as set forth in M&M’s articles of incorporation, the size of M&M’s board of directors may be increased by two, with such preferred directors to be elected by the majority vote of holders of M&M’s series D and voting preferred stock.
M&M’s articles of incorporation and bylaws do not provide for cumulative voting.
M&M’s bylaws provide that that any vacancy on the board of directors may be filled by a majority vote of the directors then in office, or at the next annual or special meeting of M&M common stockholders; provided, that any vacancy of a preferred director shall be filled by the preferred director remaining in office or, if none, by the majority vote of holders of M&M’s series D and voting preferred stock.

Removal of Directors:	Subject to any rights of holders	M&M’s bylaws provide that any

	First Busey Stockholder Rights	M&M common stockholder Rights
	of First Busey preferred stock with respect to any director elected thereby, First Busey’s bylaws provide that any director or the entire board of directors may be removed, with or without cause, by the affirmative vote of two-thirds of the outstanding shares entitled to vote at an election of directors.	director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Any preferred director may be removed at any time, with or without cause, by the majority vote of holders of M&M’s series D and voting preferred stock.
Call of Special Meeting of Directors:	First Busey’s bylaws provide that a special meeting of the board of directors may be called on twelve hours’ notice to each director by the chair of the board, chief executive officer, president, secretary or by any of them on the written request of a majority of the directors.	M&M’s bylaws provide that a special meeting of the board of directors may be called by the chairman of the board, president or by any one director.
Limitation on Director Liability:	First Busey’s articles of incorporation and bylaws provide that no director or officer shall be liable to First Busey or its stockholders for monetary damages for breach of his or her fiduciary duty, provided that liability is not eliminated or limited with respect to: (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (ii) the payment of distributions in violation of Section 78.300 of the Nevada Revised Statutes.	M&M’s articles of incorporation does not specifically limit the directors’ liability, but it does provide that M&M shall indemnify its directors and officers to the fullest extent permitted by Section 8.75 of the IBCA, or any other applicable laws, as amended from time to time, and as described below.
Indemnification:
First Busey’s articles of incorporation provide that First Busey shall, to the fullest extent permitted by Section 78.751 of the Nevada Revised Statutes, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by Section 78.751.
First Busey’s bylaws provide further that, subject to the limits of applicable federal law and regulation, every person who was or is a party or is threatened to be

M&M’s articles of incorporation provide that M&M shall indemnify its directors and officers to the fullest extent permitted by Section 8.75 of the IBCA, or any other applicable laws, as amended from time to time.
Under Section 8.75 of the IBCA, M&M shall indemnify its directors, officers, employees and agents, or anyone serving at the request of M&M as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (in

	First Busey Stockholder Rights	M&M common stockholder Rights

made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of First Busey or is or was serving at the request of First Busey or for its benefit as a director, officer, employee or agent of another corporation, or as its representative in a partnership, joint venture, trust, employee benefit plan or other enterprise, or as a manager of a limited liability company, shall be indemnified and held harmless to the fullest extent legally permissible under the general corporation law of the State of Nevada, as amended or modified from time to time, against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him or her in connection with such action, suit or proceeding.
First Busey’s board of directors may, in its discretion, cause the expenses of such indemnified persons incurred in defending a civil or criminal action, suit or proceeding to be paid by First Busey as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnified persons to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by First Busey.
the case of actions by or in the right of the corporation) or against expenses, judgments, fines, and settlements (in all other cases) actually and reasonably incurred by them in connection with any action, suit, or proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of M&M and, in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful; provided, however, that no indemnification shall be made with respect to any claim, issue, or matter as to which such person has been adjudged to have been liable to M&M, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity.
Call of Special Meetings of Stockholders:	First Busey’s bylaws provide that only the chair of the board, chief executive officer or president may call a special meeting of stockholders, or any of them will call a special meeting after	M&M’s bylaws provide that a special meeting of the stockholders may be called by the chairman of the board, president, the majority of the board of directors or by the holders of not

	First Busey Stockholder Rights	M&M common stockholder Rights

receiving the written request to hold a meeting from: (i) a majority of the board of directors; or (ii) stockholders owning at least 50% of the outstanding shares issued and outstanding and entitled to vote.
Such a request must be made in writing, and state the purpose or purposes of the proposed meeting and any other information required by law. The board shall determine the date, time and place of such special meeting, which must be held within 90 days of the receipt by the secretary of such written request. Written notice of a special meeting stating the date, time and place of the meeting and the purpose or purposes for which the meeting is called must be given not less than 10 nor more than 60 days prior to the date of the meeting to each stockholder entitled to vote at the meeting. Only business set forth in the notice shall be addressed at the special meeting.

less than one third of all issued and outstanding shares entitled to vote.
Written notice stating the time, place and purpose of the meeting must be delivered to stockholders not less than 10 nor more than 60 days before the date of the meeting.

Quorum of Stockholders:	First Busey’s bylaws provide that the holders of a majority of the shares issued and outstanding and entitled to vote, present in person or represented by proxy, constitutes a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by the Nevada Revised Statutes.	M&M’s bylaws provide that a majority of the issued and outstanding shares of M&M entitled to vote, represented in person or by proxy, constitutes a quorum at a stockholders’ meeting.
Advance Notice Regarding Stockholder Proposals (other than Nomination of Candidates for Election to the Board of Directors):
First Busey’s bylaws provide that, for any new business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to First Busey’s secretary and such proposed business must otherwise be a proper matter for stockholder action.
To be timely, a stockholder’s notice must be delivered to or mailed to and received by the
M&M’s articles of incorporation and bylaws are silent with respect to advance notice regarding stockholder proposals.

First Busey Stockholder Rights	M&M common stockholder Rights

secretary at First Busey’s principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice must be received not later than the close of business on the 10th day following the date on which notice of the date of the annual meeting was mailed or public disclosure of the annual meeting date was made, whichever occurs first.
The stockholder’s notice must set forth: (i) as to any business the stockholder proposed to bring before the annual meeting; (A) a brief description of the business desired to be brought before the annual meeting; (B) the reasons for conducting such business at the annual meeting; (C) any material interest in such business of such stockholder; (D) the beneficial owner, if any, on whose behalf the proposal is made; and (E) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act; and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposed business is to be brought: (A) the name and address of such stockholder, as they appear on First Busey’s books, and the name and principal business or residential address of any other beneficial stockholders known by such stockholder to support such business; and (B) the class and number of shares of First Busey’s shares that are owned beneficially

	First Busey Stockholder Rights	M&M common stockholder Rights
and of record by such stockholder and such beneficial owner on the date of such stockholder notice and the number of shares owned beneficially by any other record or beneficial stockholders known by such stockholder to be supporting such business on the date of such stockholder notice.
Advance Notice Regarding Stockholders Nomination of Candidates for Election to the Board of Directors:
First Busey’s bylaws provide that nominations, other than those made by, or at the direction of, the board of directors, may only be made pursuant to timely notice in writing to First Busey’s secretary.
To be timely, a stockholder’s notice shall be delivered to, or mailed and received by First Busey’s secretary not later than: (i) in the case of an annual meeting, the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the previous year of the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice must be received not later than the close of business on the 10th day following the date on which notice of the date of the annual meeting was mailed or public disclosure of the annual meeting date was made, whichever occurs first; and (ii) in the case of a special meeting, not later than the close of business on the 10th day following the date on which notice of the date of the special meeting was mailed or public disclosure of the special meeting date was made, whichever occurs first.
The stockholder’s notice must include: (i) as to each person whom the stockholder proposes
M&M’s articles of incorporation and bylaws are silent with respect to advance notice regarding stockholder nominations for candidates to the board of directors.

First Busey Stockholder Rights	M&M common stockholder Rights
to nominate for election as a director: (A) the name, age, business address and residential address of such person; (B) the principal occupation or employment of such person; (C) the class and number of shares of First Busey’s stock which are beneficially owned by such person on the date of such stockholder notice; (D) a written questionnaire with respect to the background and qualification of such proposed nominee, completed and executed by such proposed nominee, in the form to be provided by the First Busey secretary upon written request of any stockholder of record within 5 days of such request; (E) a written statement executed by each such nominee acknowledging that such person (1) consents to being named as a nominee in the proxy statement and form of proxy relating to the meeting at which directors are to be elected and to serving as a director if elected, and (2) represents that such person has read and agrees to adhere to First Busey’s Code of Ethics, Corporate Governance Guidelines and Insider Trading Policy, and any other of First Busey’s policies or guidelines applicable to directors, including with regard to securities trading; and (F) any other information relating to such person that would be required to be disclosed on Schedule 13D pursuant to Regulation 13D-G under the Exchange Act, in connection with the acquisition of stock, and pursuant to Regulation 14A under the Exchange Act, in connection with the solicitation of proxies with respect to nominees for election as directors, regardless of whether such person is subject to the provisions of such regulations, including, but

	First Busey Stockholder Rights	M&M common stockholder Rights
not limited to, information required to be disclosed by Items 4, 5 and 6 of Schedule 14A of Regulation 14A with the SEC; and (ii) as to the stockholder giving the notice: (A) the name and address, as they appear on First Busey’s books, of such stockholder and the name and principal business or residential address of any other beneficial stockholders known by such stockholder to support such nominee(s); and (B) the class and number of shares of First Busey’s stock which are beneficially owned by such stockholder on the date of such stockholder notice and the number of shares owned beneficially by any other record or beneficial stockholders known by such stockholder to be supporting such nominees on the date of such stockholder notice.
Stockholder Action by Written Consent:	First Busey’s bylaws provide that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given in writing to those stockholders who have not consented in writing.	M&M’s bylaws provide that any action required to be taken at a meeting of the stockholders, or any other action which may be taken at a meeting of the stockholders, may be taken without a meeting and without a vote, if a consent in writing, setting forth the action so taken shall be signed (i) if 5 days prior to notice of the proposed action is given in writing to all stockholders entitled to vote with, by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voting; or (ii) by all of the stockholders entitled to vote with respect to the subject matter thereof. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given in writing to those

	First Busey Stockholder Rights	M&M common stockholder Rights
stockholders who have not consented in writing.
Appointment and Removal of Officers:
First Busey’s bylaws provide that each officer shall be appointed by the board of directors and that such officer shall hold office until his or her successor is appointed and qualifies.
Any officer may be removed by the affirmative vote of a majority of the board of directors or, except in the case of an officer appointed by the board of directors, by any officer upon whom such power of removal has been conferred by the board of directors.
M&M’s bylaws provide that the officers shall be elected annually by the board of directors at the first meeting of the board of directors held after each annual meeting of the stockholders. Each officer will hold office until a successor is elected or appointed and qualified unless removed by the board of directors.
Amendment to Charter and Bylaws:
Under its articles of incorporation, First Busey reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in its articles of incorporation and to add or insert any other provision authorized by the laws of the State of Nevada in any manner prescribed by law.
The bylaws of First Busey may be altered, amended or repealed, or new bylaws may be adopted, by the stockholders or by the board of directors when such power is conferred upon the board of directors by the articles of incorporation at any regular or special meeting of the stockholders or of the board of directors (provided that notice of such alteration, amendment, repeal or adoption of new bylaws is contained in the notice of any such special meeting).
M&M’s articles of incorporation do not specify a procedure for amending the articles of incorporation. Pursuant to Section 10.05 of the IBCA, any amendment authorized under the IBCA generally may be made as follows: (i) the board of directors shall adopt a resolution setting forth the proposed amendment and directing that it be submitted to a vote at a meeting of stockholders, which may be either an annual or a special meeting; (ii) written notice setting forth the proposed amendment or a summary of the changes to be effected thereby shall be given to each stockholder of record within the time and in the manner provided in the IBCA and M&M’s bylaws for the giving of notice of meetings of stockholders; and (iii) at such meeting, the proposed amendment must receive the affirmative vote of at least two-thirds of the issued and outstanding shares entitled to vote.

First Busey Stockholder Rights	M&M common stockholder Rights
Pursuant to M&M’s bylaws, the bylaws may be amended by the board of directors or by the stockholders; provided, however, that no bylaw adopted by the stockholders may be altered, amended or repealed by the board of directors.

STOCKHOLDER PROPOSALS
First Busey’s 2023 annual meeting of stockholders was held on May 24, 2023. First Busey generally holds its annual meeting of the stockholders in May of each year. For business to be properly brought before the 2024 annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the corporation and such proposed business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to or mailed to and received by the Secretary at the principal executive offices of the corporation between January 25, 2024 and February 24, 2024. The stockholder’s notice must set forth: (i) as to any business the stockholder proposed to bring before the annual meeting; (A) a brief description of the business desired to be brought before the annual meeting; (B) the reasons for conducting such business at the annual meeting; (C) any material interest in such business of such stockholder; (D) the beneficial owner, if any, on whose behalf the proposal is made; and (E) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act; and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposed business is to be brought: (A) the name and address of such stockholder, as they appear on First Busey’s books, and the name and principal business or residential address of any other beneficial stockholders known by such stockholder to support such business; and (B) the class and number of shares of First Busey’s shares that are owned beneficially and of record by such stockholder and such beneficial owner and the number of shares owned beneficially by any other record or beneficial stockholders known by such stockholder to be supporting such business on the date of such stockholder notice.
If the merger occurs, there will be no M&M annual meeting of stockholders for 2024. M&M will hold its 2024 annual meeting of stockholders only if the merger is not completed.
LEGAL MATTERS
The validity of the First Busey common stock to be issued in connection with the merger will be passed upon for First Busey by its special counsel in the state of Nevada, Armstrong Teasdale LLP. Certain U.S. federal income tax consequences relating to the merger will be passed upon for First Busey by Barack Ferrazzano Kirschbaum & Nagelberg LLP and for M&M by ArentFox Schiff LLP.
EXPERTS
The consolidated financial statements of First Busey Corporation and subsidiaries as of December 31, 2022 and 2021 and for each of the years in the three-year period ended December 31, 2022 and the effectiveness of internal control over financial reporting as of December 31, 2022 incorporated in this proxy statement/prospectus by reference from the First Busey Corporation Annual Report on Form 10-K for the year ended December 31, 2022 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports thereon incorporated herein by reference, and have been incorporated in this proxy statement/prospectus in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
First Busey has filed a registration statement on Form S-4 with the SEC that registers the First Busey common stock to be issued in the merger to M&M common stockholders. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of First Busey and a proxy statement of M&M for its special meeting. As allowed by SEC rules and regulations, this proxy statement/prospectus does not contain all of the information in the registration statement.
First Busey files reports, proxy statements, and other information with the SEC under the Exchange Act. The SEC maintains a web site that contains such reports, proxy statements and other information about public companies, including First Busey’s filings. The Internet address of that site is www.sec.gov. You may obtain copies of the information that First Busey files with the SEC, free of charge by accessing First Busey’s website at www.busey.com under the tab “Investor Relations” and then under “SEC Filings.” Alternatively, these documents, when available, can be obtained free of charge from First Busey upon written request to First Busey Corporation, Corporate Secretary, 100 W. University Avenue, Champaign, Illinois 61820 or by calling (217) 365-4630.

As a registered bank holding company, M&M files unaudited bi-annual reports called “Parent Company Only Financial Statements for Small Holding Companies” on Form FR Y-9SP with the Federal Reserve, which we refer to as a Parent Financial Report. In addition, M&M Bank files unaudited quarterly and annual reports called “Consolidated Reports of Condition and Income” with the FDIC, which we refer to as a Bank Call Report.
The Parent Financial Reports and Bank Call Reports are prepared in accordance with regulatory instructions issued by the Federal Financial Institutions Examination Council. The financial statements and other information in the Parent Financial Reports and Bank Call Reports are not audited by independent auditors. Because of the special supervisory, regulatory and economic policy needs served by the Parent Financial Reports and Bank Call Reports, those regulatory instructions do not in all cases follow generally accepted accounting principles in the United States, including the opinions and statements of the Financial Accounting Standards Board or the Accounting Principles Board. Although Parent Financial Reports and Bank Call Reports are primarily supervisory and regulatory documents, rather than financial accounting documents, and do not provide a complete range of financial disclosure, they nevertheless provide important information concerning M&M’s financial condition and results of operations and the financial condition and results of operations of M&M Bank.
The publicly available portions of the Parent Financial Reports filed by M&M are publicly available on the Federal Financial Institutions Examination Council’s website at www.ffiec.gov and the publicly available portions of the Bank Call Reports filed by M&M Bank are publicly available on the FDIC’s website at www.fdic.gov. Alternatively, these documents, when available, can be obtained free of charge from M&M upon written request to Merchants and Manufacturers Bank Corporation, Brad W. Butler, 25140 W. Channon Dr., P.O. Box 200, Channahon, Illinois 60410, or by calling (630) 575-9700.
First Busey’s Internet address is www.Busey.com. M&M’s Internet address is www.m-mbank.com. The information on First Busey’s and M&M’s websites is not part of this proxy statement/prospectus.
The SEC allows First Busey to “incorporate by reference” the information that it files with the SEC, which means that First Busey can disclose important information to you by referring to its filings with the SEC. The information incorporated by reference is considered a part of this proxy statement/prospectus, and certain information that First Busey files later with the SEC will automatically update and supersede the information in this proxy statement/prospectus.
First Busey incorporates by reference the following documents First Busey has filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than information in these documents that is not deemed to be filed with the SEC:
•
First Busey’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 23, 2013;

•
First Busey’s Quarterly Reports on Form 10-Q for the periods ended: (i) March 31, 2023, filed with the SEC on May 4, 2023; (ii) June 30, 2023, filed with the SEC on August 3, 2023; and (iii) September 30, 2023, filed with the SEC on November 2, 2023;

•
First Busey’s Proxy Statement on Schedule 14A for the 2024 annual meeting of stockholders filed on April 14, 2023;

•
The description of First Busey’s common stock contained in its Registration Statement on Form 8-A, filed with the SEC on April 30, 1990 (File No. 000-15950), as updated by the description of First Busey’s common stock contained in Exhibit 4.2 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 25, 2021, and all other amendments or reports filed for the purpose of updating such description; and

•
First Busey’s Current Reports on Form 8-K filed with the SEC on January 10, 2023, March 1, 2023, April 11, 2023, May 26, 2023, July 11, 2023, October 10, 2023, October 24, 2023, November 27, 2023, December 7, 2023 and January 9, 2024.

In addition, First Busey is incorporating by reference any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the special meeting of the M&M common stockholders, provided, however, that First Busey is not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.
If you would like to request documents, please do so by March 13, 2024 to receive them before the M&M special meeting.
First Busey has supplied all of the information contained in this proxy statement/prospectus relating to First Busey and its subsidiary bank. M&M has supplied all of the information relating to M&M and its subsidiary bank.
You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the proposals to M&M common stockholders in connection with the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated February 14, 2024. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any other date other than such date, and neither the mailing of this proxy statement/prospectus nor the issuance by First Busey of shares of First Busey common stock in connection with the merger will create any implication to the contrary.

Appendix A
AGREEMENT AND PLAN OF MERGER
BETWEEN
FIRST BUSEY CORPORATION
AND
MERCHANTS AND MANUFACTURERS BANK CORPORATION
November 27, 2023

A-i

A-ii

A-iii

Exhibit
A
Form of Voting and Support Agreement

B
List of Individuals Entering Employment Agreements

C
Form of Statutory Bank Merger Agreement

D
Form of Retention Agreement

A-iv

INDEX OF DEFINED TERMS
280G Approval	55
280G Payments	55
Acquiror	1
Acquiror Articles of Incorporation	67
Acquiror Bank	68
Acquiror Benefit Plan	68
Acquiror Board	68
Acquiror Bylaws	68
Acquiror Capital Stock	68
Acquiror Capitalization Date	34
Acquiror Common Stock	68
Acquiror Disclosure Schedules	76
Acquiror ERISA Affiliate	68
Acquiror Financial Statements	35
Acquiror Loans	37
Acquiror Preferred Stock	34
Acquiror SEC Reports	68
Acquiror Stock Issuance	68
Acquiror Stock Plans	68
Acquisition Proposal	69
Adjusted Merger Consideration	69
Affiliate	69
Aggregate Common Stock Merger Consideration	69
Agreement	1
Available Cash	3
Available Shares	4
Bank	69
Bank Merger	69
Borrowing Affiliate	42
Burdensome Condition	51
Business Day	69
CARES Act	69
Cash Electing Company Share	3
Cash Percentage	70
Cash Election	3
CIBC	57
CIBC Bank Loan Agreement	70
CIC Payment	55
Closing	2
Closing Acquiror Common Stock Price	70
Closing Date	2
Code	70

A-v

Common Stock Merger Consideration	70
Company	1
Company Adverse Recommendation	45
Company Articles of Incorporation	70
Company Benefit Plan	70
Company Board	70
Company Bylaws	70
Company Capital Stock	70
Company Capitalization Date	12
Company Common Stock	71
Company Disclosure Schedules	76
Company Employees	43
Company ERISA Affiliate	71
Company Estimated Closing Balance Sheet	47
Company Financial Statements	13
Company Investment Securities	31
Company Loans	15
Company Material Contract	25
Company Permitted Exceptions	14
Company Phantom Stock	71
Company Preferred Stock	71
Company Stock Certificates	6
Company Stockholder Approval	71
Company Stockholders’ Meeting	45
Company Tangible Common Equity	5
Confidentiality Agreement	41
Contemplated Transactions	71
Contract	71
Control, Controlling or Controlled	71
Conversion Fund	6
Covered Employee	54
Covered Employees	54
CRA	71
Deposit Insurance Fund	71
Derivative Transactions	71
Dissenters’ Shares	7
DOL	72
Effective Time	2
Election Deadline	8
Election Form Record Date	8
Employment Agreements	1
Employment Laws	28
Environment	72
Environmental Laws	72

A-vi

ERISA	72
Exchange Act	72
Exchange Agent	6
Exchange Ratio	4
Excluded Shares	3
Existing D&O Policy	50
FDIC	72
Federal Reserve	72
Final Closing Balance Sheet	48
Form of Election	8
GAAP	72
Hazardous Materials	72
IBCA	72
Illinois Articles of Merger	2
Immediate Family Member	72
Indemnified Party	50
IRS	72
IRS Guidelines	54
Key Employees	1
Knowledge	72
Legal Requirement	72
Letter of Transmittal	6
Life Equity Loan	72
Life Equity Loan Insurance Company	73
Mailing Date	8
Material Adverse Effect	73
Merger	1
Minimum Company Tangible Common Equity	73
Mixed Consideration Electing Company Share	4
Mixed Election	4
Mixed Election Cash Consideration	4
Mixed Election Share Consideration	4
Nasdaq Rules	73
Nevada Articles of Merger	2
New Plans	55
Non-Electing Company Share	4
NRS	73
Old Plans	55
Order	73
Ordinary Course of Business	74
OREO	74
Outstanding Company Shares	74
PBGC	74
Per Share Value	3

A-vii

Person	74
Previously Disclosed	76
Proceeding	74
Pro-Rated Cash Amount	3
Pro-Rated Share Amount	4
Proxy Statement	74
Registration Statement	74
Regulatory Authority	74
Representative	74
Requisite Regulatory Approvals	74
Retention Agreement	56
Retention Payment Recipient	56
Schedules	76
SEC	74
Section 409A	19
Securities Act	74
Share Electing Company Share	4
Share Election	4
Side Letters	45
Stock Percentage	74
Subsidiary	75
Superior Proposal	75
Surviving Entity	1
Tax	75
Tax Return	75
Taxes	75
Termination Date	61
Termination Fee	63
Transition Date	75
U.S	75

A-viii

AGREEMENT AND PLAN OF MERGER
This Agreement And Plan Of Merger (together with all exhibits and schedules, this “Agreement”) is entered into as of November 27, 2023, by and between First Busey Corporation, a Nevada corporation (“Acquiror”), and Merchants and Manufacturers Bank Corporation, an Illinois corporation (the “Company”).
RECITALS
A.   The boards of directors of the Company and Acquiror have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein, pursuant to which the Company will, subject to the terms and conditions set forth herein, merge with and into Acquiror (the “Merger”), with Acquiror as the surviving entity in the Merger (sometimes referred to in such capacity as the “Surviving Entity”).
B.   The parties intend that the Merger qualify as a “reorganization” under the provisions of Section 368(a) of the Code, and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.
C.   As an inducement to Acquiror to enter into this Agreement, the directors and executive officers of the Company who own Company Common Stock and are in office as of the date of this Agreement have, concurrently with the execution of this Agreement, entered into a Voting and Support Agreement in substantially the form attached hereto as Exhibit A.
D.   As further inducement to Acquiror to enter into this Agreement, each Company employee listed on Exhibit B attached hereto (the “Key Employees”) have, concurrently with the execution of this Agreement, entered into an employment agreement, by and among Acquiror Bank, Acquiror and such Company employee, which shall become effective as of the Effective Time and govern the terms of continuing employment for each such Key Employee (the “Employment Agreements”).
E.   The parties desire to make certain representations, warranties and agreements in connection with the Merger and the other transactions contemplated by this Agreement and the parties also agree to certain prescribed conditions to the Merger and other transactions.
AGREEMENTS
In consideration of the foregoing premises and the following mutual promises, covenants and agreements, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE 1
THE MERGER
Section 1.1   The Merger.   Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the NRS and the IBCA, at the Effective Time, the Company shall be merged with and into Acquiror pursuant to the provisions of, and with the effects provided in, the NRS and the IBCA, the separate corporate existence of the Company shall cease and Acquiror will be the Surviving Entity.
Section 1.2   Effective Time; Closing.
(a)   Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, the closing of the Merger (the “Closing”) shall occur through an electronic exchange of documents, the mail or at a place that is mutually acceptable to Acquiror and the Company, or if they fail to agree, at the offices of Barack Ferrazzano Kirschbaum & Nagelberg LLP, located at 200 West Madison Street, Suite 3900, Chicago, Illinois 60606, at 10:00 a.m., local time, on the date that is two (2) Business Days after the satisfaction or waiver (subject to applicable Legal Requirements) of the latest to occur of the conditions set forth in Article 8 and Article 9 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) or at such other time and place as Acquiror and the Company may agree in writing (the “Closing Date”). Subject to the provisions of Article 10, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section 1.2 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.
(b)   The parties hereto agree to file on the Closing Date articles of merger with the Nevada Secretary of State (the “Nevada Articles of Merger”), and articles of merger with the Illinois Secretary of State (the “Illinois Articles of Merger”). The Merger shall become effective as of the date and time specified in the Nevada Articles of Merger (the “Effective Time”).
Section 1.3   Effects of the Merger.   At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the NRS and the IBCA and this Agreement. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company shall be vested in the Surviving Entity, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Entity.
Section 1.4   Organizational Documents of the Surviving Entity; Directors and Officers.   The articles of incorporation and bylaws of Acquiror, as in effect immediately prior to the Effective Time, shall be the articles of incorporation and bylaws of the Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable Legal Requirements. The directors and officers of Acquiror immediately prior to the Effective Time shall remain the directors and officers of the Acquiror following the Effective Time.
Section 1.5   Bank Merger.   The parties will cooperate and use their reasonable best efforts to effect the Bank Merger at a time to be determined following the Merger. At the effective time of the Bank Merger, the separate existence of the Bank will terminate. Acquiror Bank will be the surviving bank and will continue its existence under applicable Legal Requirements. The Bank Merger shall be accomplished pursuant to the statutory bank merger agreement in the form attached hereto as Exhibit C.
Section 1.6   Alternative Structure.   Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, the parties may mutually agree to change the method of effecting the Contemplated Transactions if and to the extent that they deem such a change to be desirable; provided, that: (a) any such change shall not affect the intended U.S. federal, state or local income tax consequences of the Merger (as described in Section 7.5(a)) to the Company, the Bank or the holders of Company Common Stock; and (b) no such change shall (i) alter or change the amount or kind of the consideration to be issued to holders of Company Common Stock as consideration in the Merger, (ii) materially impede or delay consummation of the Merger, or (iii) require submission to or approval of the Company’s stockholders after the Merger has been approved by the Company’s stockholders. If the parties agree to make such a change, they shall execute appropriate documents to reflect the change.
ARTICLE 2
CONVERSION OF SECURITIES IN THE MERGER
Section 2.1   Consideration.   At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, the Company or any holder of shares of Company Common Stock:
(a)   Conversion of Company Common Stock.
(i)   Subject to any adjustment pursuant to Section 2.4, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, except for Dissenters’ Shares or shares of Company Common Stock owned by the Company or Acquiror (in each case other than shares of Company Common Stock held in any Company Benefit Plan or related trust accounts or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted) (the “Excluded Shares”), with respect to which an election to receive only cash (a “Cash Election”) has been effectively made and not revoked or lost pursuant to Section 2.10 (each, a “Cash Electing Company Share”) shall be converted into the right to receive $117.74 (the “Per Share Value”), without interest; provided, however, that if: (A) the sum of (1) the product of the number of Cash Electing Company Shares and the Per Share Value and (2) the product of the number of Mixed Consideration Electing Company Shares and the Mixed Election Cash Consideration exceeds

(B) an amount equal to the Per Share Value, multiplied by the product of the Cash Percentage and the Outstanding Company Shares (the “Available Cash”), then each Cash Electing Company Share shall instead be converted into the right to receive (I) an amount in cash, without interest, equal to the quotient (rounded to the nearest hundredth of a cent) determined by dividing (x) an amount equal to the Available Cash minus the product of the Mixed Election Cash Consideration and the number of Mixed Consideration Electing Company Shares, by (y) the number of Cash Electing Company Shares (such fraction being the “Pro-Rated Cash Amount”) and (II) a number of validly issued, fully paid and non-assessable shares of Acquiror Common Stock equal to the product (rounded to the nearest ten-thousandth of a share) of (x) the Exchange Ratio and (y) one (1) minus the quotient obtained by dividing the Pro-Rated Cash Amount by the Per Share Value;
(ii)   Subject to any adjustment pursuant to Section 2.4, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any Excluded Shares, with respect to which an election to receive only Acquiror Common Stock (a “Share Election”) has been effectively made and not revoked or lost pursuant to Section 2.10 (each, a “Share Electing Company Share”) shall be converted into the right to receive 5.7294 validly issued, fully paid and non-assessable shares of Acquiror Common Stock (the “Exchange Ratio”); provided, however, that if: (A) the sum of (1) the product of the number of Share Electing Company Shares and the Exchange Ratio and (2) the product of the number of Mixed Consideration Electing Company Shares and the Mixed Election Share Consideration exceeds (B) an amount equal to the Exchange Ratio multiplied by the product of the Stock Percentage and the Outstanding Company Shares, other than Excluded Shares (the “Available Shares”), then each Share Electing Company Share shall instead be converted into the right to receive (I) a number of validly issued, fully paid and non-assessable shares of Acquiror Common Stock equal to the quotient (rounded to the nearest ten-thousandth of a share) determined by dividing (x) an amount equal to the number of Available Shares minus the product of the Mixed Election Share Consideration and the number of Mixed Consideration Electing Company Shares, by (y) the number of Share Electing Company Shares (such fraction being the “Pro-Rated Share Amount”), and (II) an amount in cash, without interest, equal to the product (rounded to the nearest hundredth of a cent) of (x) the Per Share Value and (y) one (1) minus the quotient obtained by dividing the Pro-Rated Share Amount by the Exchange Ratio;
(iii)   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any Excluded Shares, with respect to which an election to receive Acquiror Common Stock and cash (a “Mixed Election”) has been effectively made and not revoked or lost pursuant to Section 2.10 (each, a “Mixed Consideration Electing Company Share”) shall be converted into the right to receive: (x) $34.55, without interest (the “Mixed Election Cash Consideration”), and (y) 4.0481 validly issued, fully paid and nonassessable shares of Acquiror Common Stock (the “Mixed Election Share Consideration”); and
(iv)   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Excluded Shares, with respect to which no Cash Election, Share Election or Mixed Election has been properly made and not revoked or lost pursuant to Section 2.10 (each, a “Non-Electing Company Share”) shall be converted into the right to receive (x) an amount in cash, without interest, equal to the quotient (rounded to the nearest hundredth of a cent) determined by dividing (A) the amount, if any, by which (I) the Available Cash exceeds (II) the aggregate amount of cash (excluding cash payable in lieu of fractional shares) payable in respect of Cash Electing Company Shares, Share Electing Company Shares and Mixed Consideration Electing Company Shares, by (B) the number of Non-Electing Company Shares, and (y) a number of validly issued, fully paid and non-assessable shares of Acquiror Common Stock equal to the quotient (rounded to the nearest ten-thousandth of a share) determined by dividing (A) the amount, if any, by which (I) the number of Available Shares exceeds (II) the aggregate number of shares (including fractional shares that would otherwise be payable in cash) deliverable in respect of Cash Electing Company Shares, Share Electing Company Shares and Mixed Consideration Electing Company Shares, by (B) the number of Non-Electing Company Shares.

(b)   If the Final Closing Balance Sheet delivered pursuant to Section 5.9 below reflects Company Tangible Common Equity less than the Minimum Company Tangible Common Equity:
(i)   The Per Share Value shall be adjusted by multiplying the Per Share Value by the quotient determined by dividing (A) the Adjusted Merger Consideration by (B) the Aggregate Common Stock Merger Consideration;
(ii)   The Exchange Ratio shall be adjusted by multiplying the Exchange Ratio by the quotient determined by dividing (A) the Adjusted Merger Consideration by (B) the Aggregate Common Stock Merger Consideration;
(iii)   The Mixed Election Cash Consideration shall be adjusted by multiplying the Mixed Election Cash Consideration by the quotient determined by dividing (A) the Adjusted Merger Consideration by (B) the Aggregate Common Stock Merger Consideration; and
(iv)   The Mixed Election Share Consideration shall be adjusted by multiplying the Mixed Election Share Consideration by the quotient determined by dividing (A) the Adjusted Merger Consideration by (B) the Aggregate Common Stock Merger Consideration.
(c)   Notwithstanding anything contained herein to the contrary, if, between the date of this Agreement and the Effective Time, shares of Acquiror Common Stock or Company Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, stock split (including a reverse stock split), split-up, combination, exchange of shares or readjustment, or if a stock dividend on shares of Acquiror Common Stock shall be declared with a record date within such period, then the Exchange Ratio and the Mixed Election Share Consideration will be appropriately and proportionally adjusted to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.
Section 2.2   Company Preferred Stock.   In connection with Closing, the Company shall redeem all outstanding Company Preferred Stock in exchange for cash. The parties shall cooperate to effectuate such redemption in accordance with the terms and conditions of the Company Preferred Stock.
Section 2.3   Company Phantom Stock.   In connection with Closing, the Company Phantom Stock shall become fully vested and the holder(s) thereof shall be entitled to receive cash in an amount per unit equal to the Per Share Value minus the strike price of the Company Phantom Stock (i.e., $45.00), which shall be payable by the Company.
Section 2.4   Company Tangible Common Equity.
(a)   If the Final Closing Balance Sheet that is delivered to Acquiror pursuant to Section 5.9 below reflects that the Company Tangible Common Equity is equal to or greater than the Minimum Company Tangible Common Equity, then there will be no adjustment to the Common Stock Merger Consideration. If the Final Closing Balance Sheet reflects that the Company Tangible Common Equity is less than the Minimum Company Tangible Common Equity, then the Common Stock Merger Consideration shall be reduced as set forth in Section 2.1(b).
(b)   For purposes of this Agreement, “Company Tangible Common Equity” means the Company’s consolidated total tangible common stockholders’ equity calculated in accordance with this Agreement and otherwise in accordance with GAAP on a basis consistent with the Company Financial Statements and, for the avoidance of doubt, calculated as if it were the end of an interim accounting period; provided, however, that notwithstanding anything to the contrary, the calculation of Company Tangible Common Equity for purposes of the Agreement shall disregard and not be reduced by (and, to the extent any of the following shall have negatively affected the Company’s consolidated total tangible common stockholders’ equity as of the applicable date of determination, Company Tangible Common Equity shall be increased by) no more than the specified aggregate after tax amount of certain items, as set forth on Schedule 2.4(b) of the Company Disclosure Schedules, which shall include the following: the amount of any cost, fee, obligation or expense (other than any Taxes imposed on the Company or Bank or Taxes the Company or Bank is required to withhold) paid or incurred directly or indirectly by

Company or any of its Subsidiaries in connection with or resulting from the negotiation and preparation of the Agreement and the consummation of the Contemplated Transactions, including contract termination expenses, the acceleration of accruals due to the Contemplated Transactions, change in control and severance payments (but excluding any costs, expenses or similar amounts under each Retention Agreement as of the Closing Date), legal and financial advisor fees, and similar transaction-related expenses.
Section 2.5   Cancellation of Shares.   At the Effective Time, the shares of Company Common Stock will no longer be outstanding and will automatically be cancelled and will cease to exist. Certificates (it being understood that any reference herein to a “certificate” shall be deemed to include reference to any book-entry account statement relating to the ownership of Company Common Stock) that represented Company Common Stock before the Effective Time will be deemed for all purposes to represent only the right to receive, upon surrender thereof, the Common Stock Merger Consideration subject to the terms of this Agreement. Notwithstanding anything in Section 2.1 to the contrary, at the Effective Time and by virtue of the Merger, each share of Company Common Stock held in the Company’s treasury will be cancelled and no Common Stock Merger Consideration will be issued or paid in exchange thereof.
Section 2.6   No Fractional Shares.   Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Acquiror Common Stock shall be issued as Common Stock Merger Consideration in the Merger. Each holder of Company Common Stock who would otherwise be entitled to receive a fractional share of Acquiror Common Stock pursuant to this Article 2 shall instead be entitled to receive an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying the Closing Acquiror Common Stock Price by the fractional share of Acquiror Common Stock to which such former holder would otherwise be entitled.
Section 2.7   Exchange of Certificates.
(a)   The parties to this Agreement agree: (i) that Computershare Trust Company, N.A. shall serve, pursuant to the terms of an exchange agent agreement, as the exchange agent for purposes of this Agreement (the “Exchange Agent”); and (ii) that Acquiror shall execute and deliver the exchange agent agreement at or prior to the Effective Time. Acquiror shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.
(b)   At or prior to the Effective Time, Acquiror shall authorize the issuance of and shall make available to the Exchange Agent, for the benefit of the holders of Company Common Stock for exchange in accordance with this Article 2: (i) the aggregate number of shares of Acquiror Common Stock deliverable pursuant to Section 2.1, (ii) the aggregate cash consideration to be paid as Per Share Value pursuant to Section 2.1; and (iii) sufficient cash for payment of cash in lieu of fractional shares of Acquiror Common Stock pursuant to Section 2.6. Such amount of cash and shares of Acquiror Common Stock, together with any dividends or distributions with respect thereto paid after the Effective Time, are referred to in this Article 2 as the “Conversion Fund.”
(c)   Within two (2) Business Days after the Closing Date, Acquiror shall cause the Exchange Agent to mail to each holder of record of one or more certificates representing shares of Company Common Stock (“Company Stock Certificates”) who has not previously returned a Form of Election in accordance with Section 2.10 a letter of transmittal (“Letter of Transmittal”), in a form to be agreed by the parties, which specifies, among other things, that delivery shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such certificates to the Exchange Agent, together with instructions for use in effecting the surrender of Company Stock Certificates pursuant to this Agreement.
(d)   Upon proper surrender of a Company Stock Certificate for exchange to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor his, her or its Common Stock Merger Consideration plus cash in lieu of any fractional shares of Acquiror Common Stock in accordance with Section 2.6 deliverable in respect of the shares of Company Common Stock represented by such Company Stock Certificate; thereupon such Company Stock Certificate shall forthwith be cancelled. No interest will be paid or accrued on any portion of the Common Stock Merger Consideration deliverable upon surrender of a Company Stock Certificate.

(e)   After the Effective Time, there shall be no transfers on the stock transfer books of the Company of Company Common Stock.
(f)   No dividends or other distributions declared with respect to Acquiror Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate until the holder thereof shall surrender such Company Stock Certificate in accordance with this Article 2. Promptly after the surrender of a Company Stock Certificate in accordance with this Article 2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of Acquiror Common Stock into which the shares of Company Common Stock represented by such Company Stock Certificate were converted at the Effective Time pursuant to Section 2.1. No holder of an unsurrendered Company Stock Certificate shall be entitled, until the surrender of such Company Stock Certificate, to vote the shares of Acquiror Common Stock into which such holder’s Company Common Stock shall have been converted.
(g)   Any portion of the Conversion Fund that remains unclaimed by the stockholders of the Company twelve (12) months after the Effective Time shall be paid to the Surviving Entity, or its successors in interest. Any stockholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Entity, or its successors in interest, for issuance and payment of the Common Stock Merger Consideration (including the payment of cash in lieu of any fractional shares deliverable in respect of such stockholders’ shares of Company Common Stock), as well as any accrued and unpaid dividends or distributions on shares of such Acquiror Common Stock. Notwithstanding the foregoing, none of the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(h)   In the event any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate, and in accordance with this Article 2, the Common Stock Merger Consideration (including cash in lieu of any fractional shares deliverable in respect of such stockholders’ shares of Company Common Stock, as well as any accrued and unpaid dividends or distributions on shares of such Acquiror Common Stock).
Section 2.8   Dissenting Shares.   Notwithstanding any other provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded payment of the fair value for such shares in accordance with the IBCA (collectively, the “Dissenters’ Shares”) shall not be converted into or represent the right to receive the Common Stock Merger Consideration. Such stockholders instead shall be entitled to receive payment of the fair value of such shares held by them in accordance with the provisions of the IBCA, except that all Dissenters’ Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights as dissenting stockholders under the IBCA shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Common Stock Merger Consideration upon surrender in the manner provided in Section 2.7 of the certificate(s) that, immediately prior to the Effective Time, evidenced such shares. The Company shall give Acquiror: (a) prompt notice of any written demands for payment of fair value of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the IBCA and received by the Company relating to stockholders’ dissenters’ rights; and (b) the opportunity to participate in all negotiations and proceedings with respect to demands under the IBCA consistent with the obligations of the Company thereunder. The Company shall not, except with the prior written consent of Acquiror, (i) make any payment with respect to such demand, (ii) offer to settle or settle any demand for payment of fair value or (iii) waive any failure to timely deliver a written demand for payment of fair value or timely take any other action to perfect payment of fair value rights in accordance with the IBCA.

Section 2.9   Withholding Rights.   The Exchange Agent or Acquiror will be entitled to deduct and withhold from the Common Stock Merger Consideration or any other amounts payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Company Common Stock such amounts as the Exchange Agent or Acquiror are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local, or non-U.S. tax law; provided, however, other than with respect to the Company’s failure to timely deliver the certificate described in Section 8.9 prior to Closing, that, if the Exchange Agent or Acquiror intend to deduct or withhold any such amounts, Acquiror shall, and shall request the Exchange Agent to, provide notice to the Company of its intent to so deduct or withhold at least five (5) Business Days in advance of doing so and cooperate in good faith with the Company to minimize such deduction or withholding. To the extent that such amounts are properly withheld by the Exchange Agent or Acquiror and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding were made by the Exchange Agent or Acquiror.
Section 2.10   Election Procedure.
(a)   Each person who, on or prior to the Election Deadline, is a record holder of shares of Company Common Stock other than Excluded Shares shall be entitled to specify the number of such holder’s shares of Company Common Stock with respect to which such holder makes a Cash Election, a Share Election or a Mixed Election.
(b)   Acquiror shall prepare a form of election (the “Form of Election”), which shall include transmittal materials described in Section 2.7, in form and substance reasonably acceptable to the Company. The Form of Election shall specify that delivery shall be effected, and risk of loss and title to any Company Stock Certificates shall pass, only upon proper delivery of the Form of Election and any Company Stock Certificates in accordance with Section 2.7. The Company shall mail the Form of Election on a date to be mutually agreed by Acquiror and the Company that is not more than forty-five (45), nor less than thirty (30) days, prior to the anticipated Closing Date or such other date as Acquiror and the Company shall mutually agree (the “Mailing Date”) to all persons who are record holders of shares of Company Common Stock as of the close of business on the fifth (5th) Business Day prior to the Mailing Date (the “Election Form Record Date”). The Form of Election shall be used by each record holder of shares of Company Common Stock (or, in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to make a Cash Election, a Share Election or a Mixed Election. The Company shall use its reasonable best efforts to make the Form of Election available as may be reasonably requested from time to time by all persons who become record holders of shares of Company Common Stock during the period between the Election Form Record Date and the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for Acquiror and the Exchange Agent to perform as specified herein.
(c)   Any holder’s election shall have been properly made only if the Exchange Agent shall have received at its designated office by 5:00 p.m., local time, on the twenty-fifth (25th) day following the Mailing Date (or such other time and date as Acquiror and the Company may agree) (the “Election Deadline”), a Form of Election properly completed and signed and accompanied by: (i) Company Stock Certificates representing the shares of Company Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such Company Stock Certificates as set forth in such Form of Election from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act); provided, that such Company Stock Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery); or (ii) in the case of book-entry shares, any additional documents required by the procedures set forth in the Form of Election. After a Cash Election, a Share Election or a Mixed Election is properly made with respect to any shares of Company Common Stock, no further registration of transfers of such shares of Company Common Stock shall be made on the stock transfer books of the Company, unless and until such Cash Election, Share Election or Mixed Election is properly revoked.
(d)   Acquiror and the Company shall publicly announce the anticipated Election Deadline at least three (3) Business Days prior to the anticipated Election Deadline. If the Closing Date is delayed to a subsequent date, the Election Deadline may, upon mutual agreement of Acquiror and the Company, be similarly delayed to a subsequent date, and Acquiror and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.
(e)   Any Cash Election, Share Election or Mixed Election may be revoked with respect to all or a portion of the shares of Company Common Stock subject thereto by the holder who submitted the applicable Form of Election by written notice received by the Exchange Agent prior to the Election Deadline. In addition, all Cash Elections, Share Elections and Mixed Elections shall automatically be revoked if this Agreement is terminated in accordance with its terms. If a Cash Election, Share Election or Mixed Election is revoked, the shares as to which such election previously applied shall be treated as Non-Electing Company Shares unless a contrary election is properly made by the holder within the period during which elections are permitted to be made pursuant to this Section 2.10. Company Stock Certificates will not be returned to holders in the event an election is revoked unless the holder so requests.
(f)   Subject to the terms of this Agreement and the Form of Election, the reasonable, good-faith determination of the Exchange Agent (or the joint determination of Acquiror and the Company, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not Cash Elections, Mixed Elections and Share Elections shall have been properly made or revoked pursuant to this Section 2.10 (and to disregard any immaterial defects in the Forms of Election) and as to when Cash Elections, Mixed Elections, Share Elections and revocations were received by the Exchange Agent. The Exchange Agent (or Acquiror and the Company jointly, in the event that the Exchange Agent declines to make the following computation) shall also make all computations contemplated by Section 2.1(a), and absent manifest error this computation shall be conclusive and binding. The Exchange Agent may, with the written agreement of Acquiror (subject to the consent of the Company, not to be unreasonably withheld), make any rules as are consistent with this Section 2.10 for the implementation of the Cash Elections, Mixed Elections and Share Elections provided for in this Agreement as shall be necessary or desirable to effect these Cash Elections, Mixed Elections and Share Elections. None of Acquiror, the Company or the Exchange Agent shall be under any obligation to notify any person of any defect in a Form of Election.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as Previously Disclosed, the Company hereby represents and warrants to Acquiror as follows:
Section 3.1   Company Organization.   The Company: (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Illinois and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on the Company; (b) is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act of 1956, as amended; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The Company has provided to Acquiror true and correct copies of the Company Articles of Incorporation and Company Bylaws and all amendments thereto, each of which is true, complete and correct and in full force and effect as of the date of this Agreement. The Company has no Subsidiaries other than the Bank and those entities listed on Section 3.1 of the Company Disclosure Schedules.
Section 3.2   Company Subsidiary Organizations.   The Bank is an Illinois state chartered bank duly organized, validly existing and in good standing under the laws of the state of Illinois. Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on the Company. Each Subsidiary of the Company has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The deposit accounts of the Bank are insured by the FDIC through the Deposit

Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due. The Company has delivered or made available to Acquiror copies of the charter (or similar organizational documents) and bylaws of each Subsidiary of the Company and all amendments thereto, each of which are true, complete and correct and in full force and effect as of the date of this Agreement.
Section 3.3   Authorization; Enforceability.   The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company Board. The Company Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is in the best interests of the Company and its stockholders, and that this Agreement and transactions contemplated hereby are in the best interests of the Company and its stockholders. The Company Board has directed the Merger, on substantially the terms and conditions set forth in this Agreement, be submitted to the Company’s stockholders for consideration at a duly held meeting of such stockholders and has resolved to recommend that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to the Company Stockholder Approval, and, subject to the receipt of the Requisite Regulatory Approvals, this Agreement constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.
Section 3.4   No Conflict.   Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) assuming receipt of the Company Stockholder Approval, contravene, conflict with or result in a violation of any provision of the certificate of incorporation, certificate of formation or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors, stockholders, manager or members of, the Company or any of its Subsidiaries; (b) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of any Legal Requirement or any Order to which the Company or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals; or (c) except as listed on Section 3.4 of the Company Disclosure Schedules, contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, or which would result in the creation of any material lien, charge or encumbrance upon or with respect to any of the assets owned or used by the Company or its Subsidiaries under any Company Material Contract. Except for: (i) the filing by Acquiror of applications, filings and notices, as applicable, with the Federal Reserve and approval of such applications, filings and notices; (ii) the filing by Acquiror Bank of applications, filings and notices, as applicable, with the Illinois State Department of Financial and Professional Regulation, Division of Banking and approval of such applications, filings and notices; (iii) the filing by Acquiror Bank of any required applications, filings or notices with the FDIC and approval of such applications, filings and notices; (iv) the filing by Acquiror with the SEC of the Proxy Statement in definitive form and of the Registration Statement and declaration of effectiveness of the Registration Statement; (v) the filing by Acquiror of the Nevada Articles of Merger with the Nevada Secretary of State pursuant to the NRS and the filing by the Company of the Illinois Articles of Merger with the Illinois Secretary of State pursuant to the IBCA; and (vi) such filings and approvals as are required to be made or obtained by Acquiror under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Acquiror Common Stock pursuant to this Agreement and the listing of additional shares of Acquiror Common Stock on the Nasdaq Global Select Market, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality are necessary in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 3.5   Company Capitalization.
(a)   The authorized capital stock of the Company currently consists exclusively of: (i) 500,000 shares of Company Common Stock, of which, as of the date of this Agreement (the “Company Capitalization Date”), 353,083 shares were issued and outstanding, and 7,000 shares were held in treasury of the Company, (ii) 300 shares of Company Preferred Stock, of which 300 shares were issued and outstanding as of the Company Capitalization Date, (iii) 3,500 shares of undesignated preferred stock, of which no shares were issued and outstanding as of the Company Capitalization Date, and (iv) 6,800 shares of series C preferred stock, of which no shares were issued and outstanding as of the Company Capitalization Date. The Company does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the stockholders of the Company on any matter. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.
(b)   As of the Company Capitalization Date, no shares of Company Capital Stock were reserved for issuance.
(c)   Other than the Company Phantom Stock, no equity-based awards were outstanding as of the Company Capitalization Date. Since December 31, 2022 through the date hereof, the Company has not: (i) issued or repurchased any shares of Company Common Stock or other equity securities of the Company, or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Company Common Stock or any other equity-based awards. Since December 31, 2022 through the date of this Agreement, neither the Company nor any of its Subsidiaries has accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards.
(d)   None of the shares of Company Common Stock were issued in violation of any federal or state securities laws or any other applicable Legal Requirement. As of the date of this Agreement, other than the Company Phantom Stock, there are: (i) no outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating the Company or any of its Subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of the Company or any of its Subsidiaries; and (ii) no contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any equity security of the Company or its Subsidiaries, or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or its Subsidiaries. Other than its Subsidiaries or as set forth on Section 3.5(d) of the Company Disclosure Schedules, the Company does not own, nor has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.
Section 3.6   Company Subsidiary Capitalization.   Other than as set forth on Section 3.6 of the Company Disclosure Schedules, all of the issued and outstanding shares of capital stock or other equity ownership interests of: (a) each Subsidiary, or (b) any other company in which the Company holds an equity interest (excluding equity interests held through the Company’s or Bank’s investment portfolio, or equity pledges held by the Bank as collateral in connection with its lending business), are owned by the Company, directly or indirectly, free and clear of any material liens, pledges, charges, claims and security interests and similar encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. No Subsidiary of the Company owns or has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

Section 3.7   Financial Statements and Reports; Regulatory Filings.
(a)   True and complete copies of the following financial statements (collectively, the “Company Financial Statements”) have been made available to Acquiror: (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2020, 2021 and 2022, and the related statements of income, changes in stockholders’ equity and cash flows for the fiscal years then ended; and (ii) the unaudited consolidated interim balance sheet of Company and its Subsidiaries as of September 30, 2023 and the related statement of income for the nine-month period then ended.
(b)   The Company Financial Statements have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements. Taken together, the Financial Statements are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of the Company and its Subsidiaries at the respective dates of and for the periods referred to in the Company Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Company Financial Statements. As of the date hereof, CliftonLarsonAllen LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent registered public accountants of the Company.
(c)   The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(d)   The Company and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2021, with all applicable federal or state securities or banking authorities except to the extent failure to file would not have a Material Adverse Effect on the Company and its Subsidiaries. Such forms, reports and documents: (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.
(e)   There has not been any event or occurrence since January 1, 2021 that would result in a determination that the Bank is not an eligible depository institution as defined in 12 C.F.R. § 303.2(r).
Section 3.8   Books and Records.   The books of account, minute books, stock record books and other records of the Company and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with the Company’s business practices and all applicable Legal Requirements, including the maintenance of an adequate system of internal controls required by such Legal Requirements. The minute books of the Company and each of its Subsidiaries fairly reflect the material substance of events and transactions included therein.
Section 3.9   Properties.
(a)   Section 3.9(a) of the Company Disclosure Schedules lists or describes all interests in real property owned by the Company and each of its Subsidiaries, including OREO, as of the date of this Agreement, together with the address of such real estate, and each lease of real property to which it is a party, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office.
(b)   The Company and each of its Subsidiaries has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, other than OREO, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except: (i) as noted

in the most recent Company Financial Statements or incurred in the Ordinary Course of Business since the date of the most recent Company Financial Statements; (ii) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected in the Company Financial Statements; (iii) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, securing any discount with, borrowing from, or obligations to any Federal Reserve Bank or Federal Home Loan Bank, interbank credit facilities or any transaction by the Bank acting in a fiduciary capacity or otherwise incurred in the Ordinary Course of Business; (iv) easements, rights of way, and other similar encumbrances that do not materially affect the present use of the properties or assets subject thereto or affected thereby or otherwise materially impair the present business operations at such properties; (v) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held as of the date of this Agreement; (vi) liens or deposits in connection with worker’s compensation, unemployment insurance, social security or other insurance; (vii) inchoate mechanic’s and materialmen’s liens for construction in progress and workmen’s, repairmen’s, warehousemen’s and carrier’s liens arising in the Ordinary Course of Business of the Company or the Bank consistent with past practice; (viii) liens existing on any asset of any Person at the time such Person is acquired by or is combined with the Company or any of the Company’s Subsidiaries, provided the lien was not created in contemplation of that event; (ix) liens on property required by Regulation W promulgated by the Federal Reserve; and (x) liens incidental to the conduct of business or ownership of property of the Company or any of its Subsidiaries which do not in the aggregate materially detract from the value of the property or materially impair the use thereof as of the date of this Agreement (collectively, the “Company Permitted Exceptions”). The Company and each of its Subsidiaries as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it, and each such lease is valid and without default thereunder by the lessee or, to the Knowledge of the Company, the lessor. To the Knowledge of the Company and excluding OREO, all buildings and structures owned by the Company and each of its Subsidiaries lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.
Section 3.10   Loans; Loan Loss Reserve.
(a)   Each loan, loan agreement, note, lease or other borrowing agreement by the Bank, any participation therein, and any guaranty, renewal or extension thereof (the “Company Loans”) reflected as an asset on any of the Company Financial Statements or reports filed with the Regulatory Authorities is evidenced by documentation that is customary and legally sufficient in all material respects and constitutes, to the Knowledge of the Company, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally or equitable principles or doctrines.
(b)   All Company Loans originated or purchased by the Bank were made or purchased in accordance with the policies of the board of directors of the Bank and in the Ordinary Course of Business of the Bank. The Bank’s interest in all Company Loans is free and clear of any security interest, lien, encumbrance or other charge, and, the Bank has complied in all material respects with all Legal Requirements relating to such Company Loans. There has been no default on, or forgiveness or waiver of, in whole or in part, any Company Loan made to an executive officer or director of the Company or the Bank or an entity controlled by an executive officer or director during the three (3) years immediately preceding the date hereof.
(c)   Section 3.10(c) of the Company Disclosure Schedules lists, as of September 30, 2023, each Company Loan: (i) under the terms of which the obligor is more than ninety (90) days delinquent in payment of principal or interest or in default of any other material provision as of the dates shown thereon or for which the Bank has discontinued the accrual of interest; (ii) that has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned” or any comparable classifications by the Bank; (iii) that has been listed on any “watch list” or similar internal report of the Bank; (iv) that has been the subject of any notice to the Bank from any obligor of adverse environmental conditions potentially affecting the value of any collateral for such Company Loan; (v) with respect to which the Bank has Knowledge of potential violations of any Environmental Laws that may have occurred on the property serving as collateral for such Company Loan or by any obligor of such Company Loan; or (vi) that represents an extension of credit to an executive officer or director of the Bank or an entity controlled by an executive officer or director.
(d)   The Bank’s allowance for loan and lease losses reflected in the Company Financial Statements (including footnotes thereto) was determined on the basis of the Bank’s continuing review and evaluation of the portfolio of Company Loans under the requirements of GAAP and Legal Requirements, was established in a manner consistent with the Bank’s internal policies, and, in the reasonable judgment of the Bank, was adequate in all material respects under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses, net of recoveries relating to Company Loans previously charged-off, on outstanding Company Loans.
(e)   To the Knowledge of the Company: (i) none of the Company Loans is subject to any material offset or claim of offset; and (ii) the aggregate loan balances in excess of the Bank’s allowance for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.
Section 3.11   Taxes.
(a)   The Company and each of its Subsidiaries has duly and timely filed, or caused to be filed (taking into account all applicable permitted extensions), all Tax Returns that it was required to file, and each such Tax Return was true, correct and complete in all material respects when filed. The Company and each of its Subsidiaries has paid, or made adequate provision (which provisions are properly reflected in the Company Financial Statements) for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or due to be filed) due and payable by the Company or any of its Subsidiaries, or claimed to be due and payable by any Regulatory Authority, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided and which are reflected on the Company Financial Statements.
(b)   There is no claim or assessment pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries with respect to any Taxes due from or owing by any of them or any Tax Return filed or required to be filed by any of them. No audit, examination or investigation related to Taxes paid or payable by the Company and each of its Subsidiaries is presently being conducted or threatened in writing by any Regulatory Authority. Neither the Company nor its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the Company’s or its Subsidiaries’ assets. Neither the Company nor its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect or executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force.
(c)   The Company and each of its Subsidiaries has delivered or made available to Acquiror true, correct and complete copies of all Tax Returns relating to income taxes, franchise taxes and all other material Taxes owed by it and all examination reports and statements of deficiencies filed, assessed against or agreed to by it with respect to the last three (3) fiscal years.
(d)   None of the Company or any of its Subsidiaries has engaged in any transaction that could materially affect the Tax liability for any Tax Returns not closed by applicable statute of limitations: (i) which is a “reportable transaction” or a “listed transaction” or (ii) a “significant purpose of which is the avoidance or evasion of U.S. federal income tax” within the meaning of Sections 6662, 6662A, 6011, 6111 or 6707A of the Code or of the Treasury Regulations promulgated thereunder or pursuant to notices or other guidance published by the IRS (irrespective of the effective dates).
(e)   None of the Company or any of its Subsidiaries have deferred any portion of any payroll, social security, unemployment, withholding Taxes or other Taxes pursuant to the CARES Act nor claimed the “employee retention credit” available under Section 2301 of the CARES Act.

(f)   No claim has been made in writing by any Regulatory Authority in any jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries, as applicable, is, or may be, subject to Tax by that jurisdiction. No private letter rulings or similar rulings have been requested by or with respect to the Company or any of its Subsidiaries, or entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries.
(g)   The Company and each of its Subsidiaries have complied in all respects with all Legal Requirements relating to the payment and withholding of Taxes and have properly and timely withheld all Taxes required to be withheld by the Company in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, stockholder, Affiliate, customer, supplier or other Person; and the Company and each of its Subsidiaries have complied with all reporting and record-keeping requirements relating thereto. To the extent required, the Company and each of its Subsidiaries have properly and timely paid all such withheld Taxes to the Regulatory Authority or have properly set aside such withheld amounts in accounts for such purpose.
(h)   Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:
(i)   Any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;
(ii)   An open transaction occurring on or prior to the Closing Date;
(iii)   A prepaid amount or advance payments received on or before the Closing Date;
(iv)   Any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign law;
(v)   Any election under Section 108(i) of the Code;
(vi)   A transaction entered into on or before the Closing Date reported under the installment method of accounting or the long-term contract method of accounting; or
(vii)   The application of Section 263A of the Code (or any comparable provision of state, local or foreign Tax laws).
(i)   Neither the Company nor any of its Subsidiaries (i) is a party to a Tax sharing, Tax allocation or similar agreement; (ii) is or has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than an affiliated group of which the Company is, or was, the common parent); or (iii) otherwise has liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.
(j)   Within the past three (3) years, neither the Company nor any of its Subsidiaries has distributed stock of another Person, nor has the stock of either the Company or any of its Subsidiaries been distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(k)   Neither the Company’s nor any of its Subsidiaries’ net operating losses are subject to limitation as a result of an “ownership change” within the meaning of Section 382(g) of the Code, other than the ownership change that will occur as a result of the transaction contemplated by this Agreement.
(l)   Except as reflected on the Company Financial Statements, there are no charges, accruals or reserves for unpaid Taxes of the Company or any Subsidiary that in accordance with GAAP should be shown on such Company Financial Statements. No liability for Taxes has been incurred by the Company or any of its Subsidiaries since the most recent Company Financial Statement, other than Taxes resulting from operations in the Ordinary Course of Business.

(m)   None of the Company’s or any of its Subsidiary’s “goodwill” or “going concern value” (as such terms are defined in Section 197(d) of the Code) was held or used by such Company or Subsidiary (or any predecessor of the Company or such Subsidiary) or any “related person” (within the meaning of Code Section 197(f)) to the Company or such Subsidiary on or prior to August 10, 1993, and no such asset will be subject to the anti-churning rules of, or otherwise be excluded from the definition of an “amortizable section 197 intangible” (as defined in Code Section 197) as a result of, Code Section 197(f)(9) and the Treasury Regulations promulgated pursuant thereto as a result of the transactions contemplated by this Agreement.
Section 3.12   Employee Benefits.
(a)   Section 3.12(a) of the Company Disclosure Schedules includes a complete and correct list of each Company Benefit Plan. With respect to each Company Benefit Plan, the Company has delivered or made available to Acquiror true and complete copies of the following: (i) copies of the Company’s current employee policy manual; (ii) copies of the most recent plan documents (or a written description where no formal plan document exists), all amendments thereto, all related trusts and other funding vehicles, all related plan descriptions (including summaries of material modifications), and material written communications provided to participants; (iii) to the extent applicable, for the last three (3) years, annual reports on Form 5500, including all schedules thereto and the opinions of independent accountants, financial statements, and actuarial reports; (iv) the most recent IRS determination letter or opinion letter and any pending application with respect to each such Company Benefit Plan that is intended to qualify under Section 401(a) of the Code; (v) current ERISA bonds; (vi) Forms 1094 and 1095 for 2019, 2020, and 2021; and (vii) other material ancillary documents including the following documents related to each Company Benefit Plan:
(A)   all material contracts with third party administrators, actuaries, investment managers, consultants, insurers, and independent contractors;
(B)   all notices and other material written communications that were given by the Company, any Subsidiary, or any Company Benefit Plan to the IRS, the DOL or the PBGC pursuant to applicable Legal Requirements within the six (6) years preceding the date hereof;
(C)   all notices or other material written communications that were given by the IRS, the PBGC, or the DOL to the Company, any Subsidiary, or any Company Benefit Plan within the six (6) years preceding the date hereof;
(D)   with respect to any equity-based compensation plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award), (1) a complete and correct list of recipients of outstanding awards as of the date hereof, (2) the number of outstanding awards held by each recipient as of the date hereof and (3) the form of award agreement pursuant to which each such outstanding award was issued or otherwise granted; and
(E)   with respect to any “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code (“Section 409A”) that the Company maintains: (1) a complete and correct list of participants in each such deferred compensation plan; (2) a statement of the liabilities thereunder; and (3) the vested status of any such liabilities for employees of the Company and each of its Subsidiaries. No such plan of the Company is funded as defined under ERISA.
(b)   Except as set forth on Section 3.12(b)(i) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions (including possible terminations of employment in connection therewith) will cause a payment, vesting, increase or acceleration of benefits or benefit entitlements under any Company Benefit Plan or any other increase in the liabilities of the Company or any Subsidiary under any Company Benefit Plan as a result of the Contemplated Transactions. Except as set forth on Section 3.12(b)(ii) of the Company Disclosure Schedules, no Company Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other Company Benefit Plans, would result in any amount being non-deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code.

(c)   Except as set forth on Section 3.12(c) of the Company Disclosure Schedules, neither the Company nor any Company ERISA Affiliate sponsors, maintains, administers or contributes to, or, has ever sponsored, maintained, administered or contributed to, or has, has had or could have, any liability with respect to, (i) any “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) any self-insured plan (including any plan pursuant to which a stop loss policy or contract applies); (iv) any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code; or (v) “multiple employer plan” within the meaning of Section 413(c) of the Code. With respect to any such Company Benefit Plan that is a “multiple employer plan” (as described in Section 413(c) of the Code) or is provided by or through a professional employer organization, such Company Benefit Plan complies in all respects with the requirements of the Code and ERISA and neither the Company nor any of the Company ERISA Affiliates has any liabilities other than the payment and/or remittance of premiums and/or required contributions on behalf of enrolled individuals. Neither the Company nor any of the Company ERISA Affiliates sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or could have any liability with respect to, any Company Benefit Plan. No Company Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA) is underfunded when comparing the present value of accrued liabilities under such plan to the market value of plan assets.
(d)   Each Company Benefit Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a favorable determination letter, or, in the case of a volume submitter prototype plan, an advisory or sponsor letter, from the IRS to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or the Company and its Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor, and no subsequent amendment has been made to such plan that would prevent the Company from relying on such opinion letter), and, to the Knowledge of the Company, there are no facts or circumstances that would adversely affect the qualified status of any Company Benefit Plan or the tax-exempt status of any related trust.
(e)   Each Company Benefit Plan is and has been established, maintained, funded and administered in all material respects in compliance with its terms and with all applicable Legal Requirements.
(f)   Other than routine claims for benefits made in the Ordinary Course of Business, there is no current litigation, claim or assessment pending or, to the Knowledge of the Company, threatened by, on behalf of, or against any Company Benefit Plan or against the administrators or trustees or other fiduciaries of any Company Benefit Plan that alleges a violation of applicable state or federal law or violation of any Company Benefit Plan document or related agreement.
(g)   No Company Benefit Plan fiduciary or any other person has, or has had any liability to any Company Benefit Plan participant, beneficiary or any other person under any provisions of ERISA or any other applicable Legal Requirement by reason of any action or failure to act in connection with any Company Benefit Plan, including any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. To the Knowledge of the Company, no disqualified person (as defined in Code Section 4975(e)(2)) of any Company Benefit Plan has engaged in any nonexempt prohibited transaction (as described in Code Section 4975(c) or ERISA Section 406).
(h)   No Company Benefit Plan or Company Benefit Plan fiduciary has engaged in any transaction involving Company Common Stock with respect to which a selling shareholder has made an election under Code Section 1042 and the Company has consented under Code Section 1042 to the application of Code Sections 4978 and 4979A.
(i)   All accrued contributions and other payments to be made by the Company or any Subsidiary to any Company Benefit Plan (i) through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and reflected in Company Financial Statements and (ii) through the Closing Date will have been made or reserves adequate for such purposes will have been set aside therefore and reflected in the Company Financial Statements.

(j)   There are no current or anticipated obligations under any Company Benefit Plans to provide health or other welfare benefits to retirees or other former employees, directors, consultants or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA or comparable state laws).
(k)   No event has occurred, or to the Knowledge of the Company, no circumstance exists that could result in a material increase in premium costs of Company Benefit Plans or a material increase in benefit costs of such Company Benefit Plans that are self-insured as compared to the Company’s fiscal year ended December 31, 2022.
(l)   No condition exists as a result of which the Company or any Subsidiary would have any material liability, whether absolute or contingent, under any Company Benefit Plan with respect to any misclassification of a person performing services for the Company or any Subsidiary as an independent contractor rather than as an employee. All individuals participating in Company Benefit Plans are in fact eligible and authorized to participate in such Company Benefit Plan in all material respects.
(m)   Neither the Company nor any of its Subsidiaries has implemented, adopted or otherwise utilized a formal severance plan or policy and no such plan or policy is currently in place.
(n)   Neither the Company nor any of its Subsidiaries have any current or anticipated liabilities, other than liabilities assumed in the Ordinary Course of Business, to employees or former employees that are not reflected in the Company Financial Statements.
(o)   Except as set forth on Section 3.12(o) of the Company Disclosure Schedules, each Company Benefit Plan may be amended, terminated or otherwise discontinued as of the Closing Date to the extent provided under its terms without any liability to Acquiror or to Acquiror ERISA Affiliates.
(p)   Each of the Company’s and its Subsidiary’s “nonqualified deferred compensation” plans within the meaning of Section 409A has been operated and administered in material compliance with Section 409A and subsequent regulatory guidance thereunder and each such plan has been in documentary compliance with Section 409A and subsequent regulatory guidance thereunder.
Section 3.13   Compliance with Legal Requirements.   The Company and each of its Subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of their respective businesses as presently conducted. The Company and each of its Subsidiaries is, and at all times since January 1, 2021, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received, at any time since January 1, 2021, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding: (a) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (b) any actual, alleged, possible, or potential obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.
Section 3.14   Legal Proceedings; Orders.
(a)   Except as set forth on Section 3.14 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of the Company, threatened, Proceedings against the Company or any of its Subsidiaries. There is no Order imposed on the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its successors or Affiliates) that would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. No officer, director, employee or agent of the Company or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of the Company or any of its Subsidiaries as currently conducted.
(b)   Neither the Company nor any of its Subsidiaries: (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of; any Regulatory Authority that currently restricts in any material respect the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest or limits in any material manner its credit or risk management policies, its management or its business. To the Knowledge of the Company, since January 1, 2021, none of the foregoing has been threatened by any Regulatory Authority.
Section 3.15   Absence of Certain Changes and Events.   Except as listed in Section 3.15 of the Company Disclosure Schedules, since December 31, 2022, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business, and without limiting the foregoing with respect to each, since December 31, 2022, there has not been any:
(a)   change in their authorized or issued capital stock; grant of any stock option or right to purchase shares of their capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by them of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of their capital stock, except as reflected on the Company Financial Statements;
(b)   amendment to their certificate of incorporation, charter or bylaws or adoption of any resolutions by their board of directors or stockholders with respect to the same;
(c)   payment or increase of any bonus, salary or other compensation to any of their stockholders, directors, officers or employees, except for normal increases in the Ordinary Course of Business or in accordance with any then-existing Company Benefit Plan, or entry into any employment, consulting, non-competition, change in control, severance or similar Contract with any stockholder, director, officer or employee, except for the Contemplated Transactions and except for any employment, consulting or similar agreement or arrangement that is terminable at will or upon thirty (30) days’ notice or less, without penalty or premium;
(d)   adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any Company Benefit Plan;
(e)   damage to or destruction or loss of any of their assets or property, whether or not covered by insurance and where the resulting diminution in value individually or in the aggregate is greater than $100,000;
(f)   entry into, termination or extension of, or receipt of notice of termination of any joint venture or similar agreement pursuant to any Contract or any similar transaction;
(g)   except for this Agreement, entry into any new, or modification, amendment, renewal or extension (through action or inaction) of the terms of any existing, lease, Contract or license that has a term of more than one year or that involves the payment by the Bank of more than $100,000 in the aggregate;
(h)   Company Loan or commitment to make any Company Loan other than in the Ordinary Course of Business;
(i)   Company Loan or commitment to make, renew, extend the term or increase the amount of any Company Loan to any Person if such Company Loan or any other Company Loans to such Person or an Affiliate of such Person is on the “watch list” or similar internal report of the Bank, or has been classified by the Bank or any Regulatory Authority as “substandard,” “doubtful,” “loss,” or “other loans specially mentioned” or listed as a “potential problem loan”;
(j)   incurrence by them of any obligation or liability (fixed or contingent) other than in the Ordinary Course of Business;

(k)   sale (other than any sale in the Ordinary Course of Business), lease or other disposition of any of their assets or properties, or mortgage, pledge or imposition of any lien or other encumbrance upon any of their material assets or properties, except: (i) for Company Permitted Exceptions; or (ii) as otherwise incurred in the Ordinary Course of Business;
(l)   to the Company’s Knowledge, cancellation or waiver by them of any claims or rights with a value in excess of $100,000;
(m)   any investment by them of a capital nature (e.g., construction of a structure or an addition to an existing structure on property owned by the Company or any of its Subsidiaries) individually or in the aggregate exceeding $100,000;
(n)   except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;
(o)   transaction for the borrowing of monies, or any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;
(p)   material change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and Tax planning, accounting or any other material aspect of their business or operations, except for such changes as may be required in the opinion of the management of the Company or its Subsidiaries, as applicable, to respond to then-current market or economic conditions or as may be required by any Regulatory Authorities;
(q)   filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch, or relocation of operations from existing locations;
(r)   discharge or satisfaction of any material lien or encumbrance on their assets or repayment of any material indebtedness for borrowed money, except for obligations incurred and repaid in the Ordinary Course of Business;
(s)   entry into any Contract or agreement, with an amount, individually or in the aggregate in excess of $100,000, to buy, sell, exchange or otherwise deal in any assets or series of assets, including any Contracts relating to investment securities, but excluding (i) OREO, (ii) the pledging of collateral to secure public funds and (iii) entry into any repurchase agreements in the Ordinary Course of Business;
(t)   purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements, or other similar interest rate management agreements;
(u)   hiring of any employee with an annual salary in excess of $150,000;
(v)   made or changed any Tax election, filed any amended Tax Return, entered into any closing agreement related to Taxes, settled any Tax claim or assessment, requested or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment (other than as a result of filing a Tax Return pursuant to a valid extension of time to file entered into in the Ordinary Course of Business), or surrendered any right to claim a Tax refund;
(w)   agreement, whether oral or written, by it to do any of the foregoing; or
(x)   event or events that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.
Section 3.16   Material Contracts.   Except for Contracts evidencing Company Loans made by the Bank in the Ordinary Course of Business, Section 3.16 of the Company Disclosure Schedules lists or describes the following with respect to the Company and each of its Subsidiaries (each such agreement or document, a “Company Material Contract”) as of the date of this Agreement, true, complete and correct copies of each of which have been delivered or made available to Acquiror:
(a)   each lease of real property to which the Company or any of its Subsidiaries is a party;

(b)   all loan and credit agreements, conditional sales Contracts or other title retention agreements or security agreements relating to money borrowed by it in excess of $250,000, exclusive of deposit agreements with customers of the Bank entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements and Federal Home Loan Bank of Chicago advances;
(c)   each Contract that involves performance of services or delivery of goods or materials by it of an amount or value in excess of $100,000 (other than Contracts for the sale of loans);
(d)   each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts by it in excess of $100,000;
(e)   each Contract not referred to elsewhere in this Section 3.16 that: (i) relates to the future purchase of goods or services that materially exceeds the requirements of its business at current levels or for normal operating purposes; or (ii) could reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries;
(f)   each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having aggregate remaining payments of less than $100,000);
(g)   each material licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property (other than shrink-wrap license agreements or other similar license agreements), including material agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of any of its intellectual property;
(h)   each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;
(i)   each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by it with any other Person;
(j)   each Contract containing covenants that in any way purport to restrict, in any material respect, the business activity of the Company or its Subsidiaries or limit, in any material respect, the ability of the Company or its subsidiaries to engage in any line of business or to compete with any Person;
(k)   each Contract providing for payments to or by any Person based on sales, purchases or profits (other than direct payments for goods) having an average annual amounts in excess of $100,000;
(l)   each current material consulting or non-competition agreement to which the Company or any of its Subsidiaries is a party;
(m)   the name of each Person who is or would be entitled pursuant to any Contract or Company Benefit Plan to receive any payment from the Company or its Subsidiaries as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person’s employment or position following such consummation) and the maximum amount of such payment;
(n)   each Contract for capital expenditures for a single property, individually, or collectively with any other Contract for capital expenditures on such property, in excess of $100,000; and
(o)   each Company Benefit Plan.
Section 3.17   No Defaults.   Each Company Material Contract is in full force and effect and is valid and enforceable against the Company, and to the Company’s Knowledge, against such other party to such Company Material Contract, in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity. To the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) would contravene, conflict with or result in a material violation or breach of, or give the Company, any of its Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Company Material Contract, except as listed in Section 3.10(c) of the Company Disclosure Schedules. Except in the Ordinary Course of Business with respect to any Company Loan, neither the Company nor any of its Subsidiaries has given to or received from any other Person, at any time since January 1, 2021, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Company Material Contract, that has not been terminated or satisfied prior to the date of this Agreement. Other than in the Ordinary Course of Business, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any material amounts paid or payable by or to the Company or any of its Subsidiaries under current or completed Company Material Contracts with any Person, and no such Person has made written demand for such renegotiation.
Section 3.18   Insurance.   Section 3.18 of the Company Disclosure Schedules lists all insurance policies and bonds owned or held as of the date of this Agreement by the Company and its Subsidiaries with respect to their respective business, operations, properties or assets (including bankers’ blanket bond and insurance providing benefits for employees), true, complete and correct copies of each of which have been delivered or made available to Acquiror. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with comparable entities engaged in the same business and industry. The Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all known claims thereunder have been filed in due and timely fashion. Section 3.18 of the Company Disclosure Schedules lists and briefly describes all claims that have been filed under such insurance policies and bonds within the two (2) years prior to the date of this Agreement that individually or in the aggregate exceed $100,000 and the current status of such claims. None of the Company or any of its Subsidiaries has had any insurance policy or bond cancelled or nonrenewed by the issuer of the policy or bond within the past two (2) years.
Section 3.19   Compliance with Environmental Laws.   There are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving the Company or any of its Subsidiaries or any of their respective assets that are pending or, to the Knowledge of the Company, threatened, nor to the Knowledge of the Company, is there any factual basis for any of the foregoing, as a result of any asserted failure of the Company or any of its Subsidiaries of, or any predecessor thereof, to comply with any Environmental Law. No environmental clearances or other governmental approvals are required for the conduct of the business of the Company or any of its Subsidiaries or the consummation of the Contemplated Transactions. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is the owner of any interest in real estate, other than OREO, on which any substances have been generated, used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require notification to any Regulatory Authority, clean up, removal or some other remedial action under any Environmental Law at such property or any impacted adjacent or down gradient property. The Company and each Subsidiary of the Company has complied in all material respects with all Environmental Laws applicable to it and its business operations. Except as set forth on Section 3.19 of the Company Disclosure Schedules, neither the Company nor the Bank has renovated or otherwise had construction performed on the parcels of real property set forth on Section 3.9 of the Company Disclosure Schedules since the completion of construction of the facilities located on such parcels, in each case which renovation or construction was done in compliance with Environmental Laws at such time.
Section 3.20   Transactions with Affiliates.   Except as set forth in Section 3.20 of the Company Disclosure Schedules, no officer or director of the Company or any of its Subsidiaries, any Immediate Family Member of any such Person, and no entity that any such Person “controls” within the meaning of Regulation O of the Federal Reserve has (a) any Company Loan or any other agreement with the Company or any of its Subsidiaries (other than an agreement related to a deposit account) or (b) any interest in any material property, real, personal or mixed, tangible or intangible, used in or pertaining to, the business of the Company or any of its Subsidiaries.

Section 3.21   Brokerage Commissions.   Except for fees payable to Keefe Bruyette & Woods, Inc. pursuant to an engagement letter that has been delivered or made available to Acquiror, none of the Company or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.
Section 3.22   Approval Delays.   To the Knowledge of the Company, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed. The Bank’s most recent CRA rating was “satisfactory” or better.
Section 3.23   Labor Matters.
(a)   There are no collective bargaining agreements or other labor union Contracts applicable to any employees of the Company or any of its Subsidiaries. There are, and for the past three (3) years have been, no labor disputes, strikes, work stoppages or lockouts, or, to the Knowledge of the Company, any threats thereof, by or with respect to any employees of the Company or any of its Subsidiaries. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made, or, to the Knowledge of the Company, threatened, involving employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice.
(b)   The Company and its Subsidiaries are, and for the past three (3) years have been, in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages, payment of wages and other compensation, deductions and withholdings from wages and other compensation, hours of work, overtime, meal and rest breaks, wage statements, benefits, vacation or sick leave, labor practices, collective bargaining, the classification of employees as exempt or non-exempt, the classification of independent contractors, the termination of employment, employment policies or practices, personal or family leave, child labor, labor or employee relations, affirmative action, equal employment opportunity and fair employment practices, disability rights or benefits, workers’ compensation, unemployment compensation and insurance, health insurance continuation, whistle blowing, harassment, discrimination, retaliation, plant closures, employee layoffs and furloughs, applicable state and local emergency COVID-19 laws and COVID-19 business operating laws and directives, employee trainings and notices, recordkeeping, and occupational safety and health (collectively, “Employment Laws”).
(c)   Except as set forth on Section 3.23(c) of the Company Disclosure Schedules, to the Knowledge of the Company, no executive officer or manager of the Company or any of its Subsidiaries has given written notice to the Company or the applicable Subsidiary of any present intention to terminate his or her employment.
(d)   Except as set forth on Section 3.23(d) of the Company Disclosure Schedules, all persons employed by the Company or any of its Subsidiaries are employed at will and may be terminated without any penalty, liability, or severance obligation. Except as set forth on Section 3.23(d) of the Company Disclosure Schedules, the execution of this Agreement and the consummation of the Contemplated Transactions (either alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not result in: (i) the change of such employees’ at will nature of employment; (ii) any payments being due to any employee of the Company or any of its Subsidiaries; or (iii) the acceleration of vesting of any benefits for any employees of the Company or any of its Subsidiaries.
(e)   No Proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board.
(f)   There are no Proceedings pending before any Regulatory Authority, and within the past three (3) years none have been filed, or to the Knowledge of the Company threatened to be filed, alleging that the Company or any of its Subsidiaries have engaged in, or are liable for, any actual or alleged: (i) violation of Employment Laws; (ii) breach of any express or implied contract of employment; (iii) wrongful termination of employment; or (d) any other discriminatory, wrongful, or tortious conduct in connection with the employment relationship.
(g)   Within the past three (3) years: (i) there have been no written or, to the Knowledge of the Company oral, complaints made regarding any actual or alleged sexual harassment by any employee of the Company or any of its Subsidiaries; and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreement relating to allegations of sexual harassment by any officer, manager, or senior management employee of the Company or any of its Subsidiaries.
(h)   The Company and its Subsidiaries have withheld all amounts required by any Legal Requirement or any contract to be withheld from the wages, salaries, and other payments to employees, and neither the Company nor any Subsidiary is liable for any arrears of wages, compensation, taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and its Subsidiaries have paid in full to all employees, independent contractors, and consultants, all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and independent contractors except as such amounts have been accrued but not yet paid in the Ordinary Course of Business.
(i)   Except as set forth on Section 3.23(i) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Regulatory Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business).
(j)   The Company and its Subsidiaries are and have been in compliance with all Legal Requirements regarding immigration and verification of employees’ authorization to work in the jurisdiction in which they are employed, including but not limited to the preparation and maintenance of Form I-9s. To the Knowledge of the Company, within the past three (3) years, neither the Company nor any of its Subsidiaries has been the subject of any audit, investigation, or inquiry conducted by the U.S. Department of Homeland Security or any of its subsidiary departments or divisions including but not limited to U.S. Customs and Immigration Service, and U.S. Immigration and Customs Enforcement, or any predecessor agency, department, or division thereof with responsibility for investigating or enforcing Legal Requirements relating to immigration or verification of employees’ authorization to work in the United States. Within the past three (3) years, neither the Company nor any of its Subsidiaries have received any no-match letters from the U.S. Social Security Administration, nor any other written or, to the Knowledge of the Company oral, notice that any employee of the Company or any of its Subsidiaries is or may not be legally authorized to work in the jurisdiction in which such employee was employed.
(k)   Neither the Company nor any of its Subsidiaries has engaged in any “plant closing” or “mass layoff” (as those terms are defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., or any similar state or local law).
(l)   To the Company’s Knowledge, no employee of the Company or its Subsidiaries is in violation in any material respect of any term of any employment agreement, non-competition agreement, non-solicitation agreement, or any restrictive covenant to a former employer or other third party relating to (i) the right of such employee to be employed by the Company or the applicable Subsidiary because of the nature of the business conducted or currently proposed to be conducted by the Company or such Subsidiary; (ii) the use of trade secrets or proprietary information of others; or (iii) the solicitation or recruitment of the employees, consultants, independent contractors or customers or others.
(m)   To the extent applicable, the Company and each of its Subsidiaries are and have been in full compliance with all applicable Legal Requirements promulgated or enforced by the U.S. Department of Labor’s Office of Federal Contract Compliance Programs, including but not limited to: (i) Executive Order 11246; (ii) the Vietnam Era Veterans’ Readjustment Assistance Act; (iii) Section 503 of the Rehabilitation Act of 1973; and (iv) any other similar requirements imposed pursuant to any applicable local, state, or federal Legal Requirement applicable to persons or entities engaged in contracts with any local, state, or federal agency.

(n)   Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Regulatory Authority relating to employees, employment practices or Employment Laws. None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any written notice of intent by any Regulatory Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.
Section 3.24   Intellectual Property.   Each of the Company and its Subsidiaries has the unrestricted right and authority, and the Surviving Entity and its Subsidiaries will have the unrestricted right and authority from and after the Effective Time, to use all patents, trademarks, copyrights, service marks, trade names or other intellectual property owned by them as is necessary to enable them to conduct and to continue to conduct all material phases of the businesses of the Company and its Subsidiaries in the manner presently conducted by them, and, to the Knowledge of the Company, such use does not, and will not, conflict with, infringe on or violate any patent, trademark, copyright, service mark, trade name or any other intellectual property right of any Person.
Section 3.25   Investments.
(a)   Section 3.25(a) of the Company Disclosure Schedules includes a complete and correct list and description as of September 30, 2023, of: (i) all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by the Company or its Subsidiaries, other than, with respect to the Bank, in a fiduciary or agency capacity (the “Company Investment Securities”); and (ii) any such Company Investment Securities that are pledged as collateral to another Person. The Company and each Subsidiary has good and marketable title to all Company Investment Securities held by it, free and clear of any liens, mortgages, security interests, encumbrances or charges, except for Company Permitted Exceptions and except to the extent such Company Investment Securities are pledged in the Ordinary Course of Business consistent with prudent banking practices to secure obligations of the Company or the Bank. The Company Investment Securities are valued on the books of the Company and the Bank in accordance with GAAP.
(b)   Except as may be imposed by applicable securities laws and restrictions that may exist for securities that are classified as “held to maturity,” none of the Company Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of the Company or any of its Subsidiaries to dispose of such investment at any time. With respect to all material repurchase agreements to which the Company or any of its Subsidiaries is a party, the Company or such Subsidiary of the Company, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.
(c)   None of the Company or its Subsidiaries has sold or otherwise disposed of any Company Investment Securities in a transaction in which the acquiror of such Company Investment Securities or other person has the right, either conditionally or absolutely, to require the Company or any of its Subsidiaries to repurchase or otherwise reacquire any such Company Investment Securities.
(d)   All Derivative Transactions, whether entered into for the account of the Company or any of its Subsidiaries or for the account of a customer of the Company or any of its Subsidiaries, were entered into in the Ordinary Course of Business and in accordance with prudent banking practice and applicable Legal Requirements of applicable Regulatory Authorities and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. The Company and its Subsidiaries have duly performed their obligations under the Derivative

Transactions to the extent that such obligations to perform have accrued and, to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.
Section 3.26   Life Equity Loans.
(a)   Section 3.26(a) of the Company Disclosure Schedules sets forth a true, correct and complete listing of all of the Bank’s Life Equity Loans and associated principal balances as of October 31, 2023. Such listing shall have two main categories: Life Equity Loans that are participated (and the name of the bank or banks participating in each such Life Equity Loan) and those that are not. Such listing shall further group the Life Equity Loans by loan type within each category.
(b)   Since December 31, 2022 through the date of this Agreement, (i) neither the Company, the Bank nor any of the Company’s other Subsidiaries has received any notice from any Life Equity Loan Insurance Company or any of its Representatives that such Life Equity Loan Insurance Company or such Representative shall cease, or shall reduce the number of, Life Equity Loan referrals that it makes to the Bank, and (ii) the dollar amount of new Life Equity Loan originations in each calendar month has not been less than $3,946,000.
Section 3.27   No Other Representations or Warranties.
(a)   Except for the representations and warranties made by the Company in this Article 3, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Acquiror or any of its Affiliates or representatives with respect to: (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by the Company in this Article 3, any oral or written information presented to Acquiror or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. No Person has been authorized by the Company or any of its Subsidiaries, or any of their respective Affiliates or Representatives, to make any representation or warranty relating to the Company and its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by Acquiror, its Subsidiaries, or any of their respective Affiliates or Representatives as having been authorized by the Company and its Subsidiaries, or any of their respective Affiliates or Representatives (or any other Person).
(b)   The Company acknowledges and agrees that neither Acquiror nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article 4.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF ACQUIROR
Except as Previously Disclosed, Acquiror hereby represents and warrants to the Company as follows:
Section 4.1   Acquiror Organization.   Acquiror: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Acquiror; (b) is registered with the Federal Reserve as a financial holding company under the Bank Holding Company Act of 1956, as amended; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The copies of the Acquiror Articles of Incorporation and Acquiror Bylaws and all amendments thereto set forth in the Acquiror SEC Reports are true, complete and correct, and in full force and effect as of the date of this Agreement.

Acquiror has no subsidiary other than the subsidiaries listed on Exhibit 21 to Acquiror’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
Section 4.2   Acquiror Subsidiary Organizations.   Acquiror Bank is an Illinois state chartered bank duly organized, validly existing and in good standing under the laws of the State of Illinois. Each other Subsidiary of Acquiror is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Acquiror. Each Subsidiary of Acquiror has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The deposit accounts of Acquiror Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due. Acquiror has delivered or made available to the Company copies of the charter (or similar organizational documents) and bylaws of each Subsidiary of Acquiror and all amendments thereto, each of which are true, complete and correct and in full force and effect as of the date of this Agreement.
Section 4.3   Authorization; Enforceability.   Acquiror has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Acquiror Board. The Acquiror Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is in the best interests of Acquiror and its stockholders, and that this Agreement and transactions contemplated hereby are in the best interests of Acquiror and its stockholders. The execution, delivery and performance of this Agreement by Acquiror, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action and, subject to the receipt of the Requisite Regulatory Approvals, this Agreement constitutes a legal, valid and binding obligation of Acquiror enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.
Section 4.4   No Conflict.   Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the articles of incorporation, certificate of formation or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors, stockholders, manager or members of, Acquiror or any of its Subsidiaries; or (b) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Acquiror or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals. Except for: (i) the filing by Acquiror of applications, filings and notices, as applicable, with the Federal Reserve and approval of such applications, filings and notices; (ii) the filing by Acquiror Bank of applications, filings and notices, as applicable, with the Illinois State Department of Financial and Professional Regulation, Division of Banking and approval of such applications, filings and notices; (iii) the filing by Acquiror Bank of any required applications, filings or notices with the FDIC and approval of such applications, filings and notices; (iv) the filing by Acquiror with the SEC of the Proxy Statement in definitive form and of the Registration Statement and declaration of effectiveness of the Registration Statement; (v) the filing by Acquiror of the Nevada Articles of Merger with the Nevada Secretary of State pursuant to the NRS and the filing by the Company of the Illinois Articles of Merger with the Illinois Secretary of State pursuant to the IBCA; and (vi) such filings and approvals as are required to be made or obtained by Acquiror under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Acquiror Common Stock pursuant to this Agreement and the listing of additional shares of Acquiror Common Stock on the Nasdaq Global Select Market, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality are necessary in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 4.5   Acquiror Capitalization.
(a)   The authorized capital stock of Acquiror currently consists exclusively of: (i) 100,000,000 shares of Acquiror Common Stock, of which, as of the date of this Agreement (the “Acquiror Capitalization Date”), 55,236,093 shares were issued and outstanding, and 2,880,876 shares were held in the treasury of Acquiror; and (ii) 1,000,000 shares of Acquiror’s preferred stock, $0.001 par value per share (the “Acquiror Preferred Stock”), of which no shares were issued and outstanding as of the Acquiror Capitalization Date. Acquiror does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the stockholders of Acquiror on any matter. All of the issued and outstanding shares of Acquiror Capital Stock have been, and those shares of Acquiror Common Stock to be issued pursuant to the Merger will be, duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights. Acquiror’s securities are not listed, or quoted, for trading on any U.S. domestic or foreign securities exchange, other than the Nasdaq Global Select Market and Acquiror satisfies all of the quantitative maintenance criteria of the Nasdaq Global Select Market.
(b)   As of the Acquiror Capitalization Date, no shares of Acquiror Capital Stock were reserved for issuance except for: (i) 1,810,213 shares of Acquiror Common Stock reserved for issuance in connection with stock options, restricted stock units, or other equity awards under Acquiror Stock Plans and (ii) 2,035,293 shares of Acquiror Common Stock reserved for issuance pursuant to future awards under Acquiror Stock Plans.
Section 4.6   Acquiror Subsidiary Capitalization.   All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Acquiror are owned by Acquiror, directly or indirectly, free and clear of any material liens, pledges, charges, claims and security interests and similar encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of Acquiror has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. No Subsidiary of Acquiror owns or has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.
Section 4.7   Acquiror SEC Reports; Financial Statements and Reports; Regulatory Filings.
(a)   Acquiror has timely filed all Acquiror SEC Reports, except where the failure to file any Acquiror SEC Report, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror, and all such Acquiror SEC Reports complied as to form in all material respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder which are applicable to Acquiror. The Acquiror SEC Reports were prepared in accordance with applicable Legal Requirements in all material respects. As of their respective filing dates, none of the Acquiror SEC Reports contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date. As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Acquiror SEC Reports. No Subsidiary of Acquiror is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.
(b)   The financial statements presented (or incorporated by reference) in the Acquiror SEC Reports (including the related notes, where applicable) have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements. Taken together, the financial statements presented in the Acquiror SEC Reports (collectively, the “Acquiror Financial Statements”) are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of Acquiror and its Subsidiaries at the respective dates of and for the periods referred to in the Acquiror Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Acquiror Financial Statements. As of the date hereof, RSM US LLP has not resigned (or informed Acquiror that it intends to resign) or been dismissed as independent registered public accountants of Acquiror.
(c)   Acquiror and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2021, with all applicable federal or state securities or banking authorities except to the extent failure would not have a Material Adverse Effect on Acquiror and its Subsidiaries. Such forms, reports and documents: (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.
(d)   Acquiror and its consolidated Subsidiaries have established and maintained a system of internal control over financial reporting. Acquiror’s certifying officers have evaluated the effectiveness of Acquiror’s internal control over financial reporting as of the end of the period covered by the most recently filed quarterly report on Form 10-Q of Acquiror under the Exchange Act (the “Acquiror Evaluation Date”). Acquiror presented in such quarterly report the conclusions of the certifying officers about the effectiveness of Acquiror’s internal control over financial reporting based on their evaluations as of the Acquiror Evaluation Date. Since the Acquiror Evaluation Date, there have been no changes in Acquiror’s internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, Acquiror’s internal control over financial reporting. Acquiror has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(e)   Acquiror and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2021, with all applicable federal or state securities or banking authorities except to the extent failure would not have a Material Adverse Effect on Acquiror and its Subsidiaries. Such forms, reports and documents: (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.
(f)   To the Knowledge of Acquiror, there has not been any event or occurrence since January 1, 2021 that would result in a determination that Acquiror Bank is not an eligible depository institution as defined in 12 C.F.R. § 303.2(r).
Section 4.8   Books and Records.   The books of account, minute books, stock record books and other records of Acquiror and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with Acquiror’s business practices and all applicable Legal Requirements, including the maintenance of an adequate system of internal controls required by such Legal Requirements. The minute books of Acquiror and each of its Subsidiaries fairly reflect the substance of events and transactions included therein.
Section 4.9   Loan Loss Reserve.   Acquiror Bank’s allowance for loan and lease losses reflected in the Acquiror Financial Statements (including footnotes thereto) was determined on the basis of Acquiror Bank’s continuing review and evaluation of the portfolio of each loan, loan agreement, note, lease or other borrowing agreement by Acquiror Bank, any participation therein, and any guaranty, renewal or extension thereof

(the “Acquiror Loans”) under the requirements of GAAP and Legal Requirements, was established in a manner consistent with Acquiror Bank’s internal policies, and, in the reasonable judgment of Acquiror Bank, was adequate in all material respects under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses, net of recoveries relating to Acquiror Loans previously charged-off, on outstanding Acquiror Loans.
Section 4.10   Employee Benefits.
(a)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (including possible terminations of employment in connection therewith) will cause a payment, vesting, increase or acceleration of benefits or benefit entitlements under any Acquiror Benefit Plan or any other increase in the liabilities of Acquiror or any Subsidiary under any Acquiror Benefit Plan as a result of the transactions contemplated by this Agreement.
(b)   With respect to any Acquiror Benefit Plan that is a “multiple employer plan” (as described in Section 413(c) of the Code) or is provided by or through a professional employer organization, such Acquiror Benefit Plan complies in all respects with the requirements of the Code and ERISA and neither Acquiror nor any of the Acquiror ERISA Affiliates has any liabilities other than the payment and/or remittance of premiums and/or required contributions on behalf of enrolled individuals. Neither Acquiror nor any of the Acquiror ERISA Affiliates sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or could have any liability with respect to, any Acquiror Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA). No Acquiror Benefit Plan is underfunded when comparing the present value of accrued liabilities under such plan to the market value of plan assets.
(c)   Each Acquiror Benefit Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a favorable determination letter, or, in the case of a volume submitter or prototype plan, an advisory or sponsor letter, from the IRS to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or Acquiror and its Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor), and, to Acquiror’s Knowledge, there are no facts or circumstances that would adversely affect the qualified status of any Acquiror Benefit Plan or the tax-exempt status of any related trust.
(d)   Each Acquiror Benefit Plan is and has been administered in all material respects in compliance with its terms and with all applicable Legal Requirements.
(e)   Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to Acquiror’s Knowledge, threatened by, on behalf of, or against any Acquiror Benefit Plan or against the administrators or trustees or other fiduciaries of any Acquiror Benefit Plan that alleges a violation of applicable state or federal law or violation of any Acquiror Benefit Plan document or related agreement.
(f)   No Acquiror Benefit Plan fiduciary or any other person has, or has had, any liability to any Acquiror Benefit Plan participant, beneficiary or any other person under any provisions of ERISA or any other applicable Legal Requirement by reason of any action or failure to act in connection with any Acquiror Benefit Plan, including any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. To Acquiror’s Knowledge, no disqualified person (as defined in Code Section 4975(e)(2)) of any Acquiror Benefit Plan has engaged in any nonexempt prohibited transaction (as described in Code Section 4975(c) or ERISA Section 406).
(g)   All accrued contributions and other payments to be made by Acquiror or any Subsidiary to any Acquiror Benefit Plan have been made or reserves adequate for such purposes will have been set aside therefore and reflected in the Acquiror Financial Statements.
(h)   No condition exists as a result of which Acquiror or any Subsidiary would have any material liability, whether absolute or contingent, under any Acquiror Benefit Plan with respect to any misclassification of a person performing services for Acquiror or any Subsidiary as an independent contractor rather than as an employee. All individuals participating in Acquiror Benefit Plans are in fact eligible and authorized to participate in such Acquiror Benefit Plan in all material respects.
(i)   Neither Acquiror nor any of its Subsidiaries have any material liabilities to employees or former employees that are not reflected in the Acquiror Benefit Plans.
Section 4.11   Compliance with Legal Requirements.   Acquiror and each of its Subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of their respective businesses as presently conducted. Acquiror and each of its Subsidiaries is, and at all times since January 1, 2021, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Acquiror. Except as would not reasonably be expected, individually or in the aggregate, to have Material Adverse Effect on Acquiror, neither Acquiror nor any of its Subsidiaries has received, at any time since January 1, 2021, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding: (a) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (b) any actual, alleged, possible, or potential obligation on the part of Acquiror or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.
Section 4.12   Legal Proceedings; Orders.
(a)   Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Acquiror, neither Acquiror nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Acquiror, threatened, Proceedings against Acquiror or any of its Subsidiaries. There is no Order imposed on Acquiror or any of its Subsidiaries that would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. No officer, director, employee or agent of Acquiror or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of Acquiror or any of its Subsidiaries as currently conducted.
(b)   Neither Acquiror nor any of its Subsidiaries: (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of; any Regulatory Authority that currently restricts in any material respect the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest or limits in any material manner its credit or risk management policies, its management or its business. To the Knowledge of Acquiror, since January 1, 2021, none of the foregoing has been threatened by any Regulatory Authority.
Section 4.13   Absence of Certain Changes and Events.   Since December 31, 2022, no event or events have occurred that had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Acquiror.
Section 4.14   Brokerage Commissions.   None of Acquiror or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.
Section 4.15   Approval Delays.   To the Knowledge of Acquiror, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed. Acquiror Bank’s most recent CRA rating was “satisfactory” or better.
Section 4.16   Financial Capability.   Acquiror has, and will have prior to the Effective Time, sufficient funds to pay the aggregate cash consideration payable pursuant to Section 2.1 and to perform its other obligations contemplated by this Agreement.

Section 4.17   No Other Representations or Warranties.
(a)   Except for the representations and warranties made by Acquiror in this Article 4, neither Acquiror nor any other Person makes any express or implied representation or warranty with respect to Acquiror, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Acquiror hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Acquiror nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or representatives with respect to: (i) any financial projection, forecast, estimate, budget or prospective information relating to Acquiror, any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by Acquiror in this Article 4, any oral or written information presented to the Company or any of its Affiliates or representatives in the course of their due diligence investigation of Acquiror, the negotiation of this Agreement or in the course of the transactions contemplated hereby. No Person has been authorized by Acquiror or any of its Subsidiaries, or any of their respective Affiliates or Representatives, to make any representation or warranty relating to Acquiror and its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by the Company, its Subsidiaries, or any of their respective Affiliates or Representatives as having been authorized by Acquiror and its Subsidiaries, or any of their respective Affiliates or Representatives (or any other Person).
(b)   Acquiror acknowledges and agrees that neither the Company nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article 3.
ARTICLE 5
THE COMPANY’S COVENANTS
Section 5.1   Access and Investigation.
(a)   Subject to any applicable Legal Requirement, Acquiror and its Representatives shall, at all times during normal business hours and with reasonable advance notice, have such reasonable access to the facilities, operations, records and properties of the Company and each of its Subsidiaries in accordance with the provisions of this Section 5.1(a) as shall be necessary for the purpose of determining the Company’s continued compliance with the terms and conditions of this Agreement and preparing for the integration of Acquiror and the Company and the integration of Acquiror Bank and the Bank following the Effective Time. Acquiror and its Representatives may, during such period, make or cause to be made such reasonable investigation of the operations, records and properties of the Company and each of its Subsidiaries and of their respective financial and legal conditions for such purposes; provided, however, that such access or investigation shall not interfere materially with the normal operations of the Company or any of its Subsidiaries. Upon request, the Company and each of its Subsidiaries will furnish Acquiror or its Representatives attorneys’ responses to auditors’ requests for information regarding the Company or such Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by Acquiror (provided, such disclosure would not result in the waiver by the Company or any of its Subsidiaries of any claim of attorney-client privilege). No investigation by Acquiror or any of its Representatives shall affect the representations and warranties made by the Company in this Agreement. This Section 5.1(a) shall not require the disclosure of any information to Acquiror the disclosure of which, in the Company’s reasonable judgment: (i) would be prohibited by any applicable Legal Requirement; (ii) would result in the breach of any agreement with any third party in effect on the date of this Agreement; or (iii) relate to pending or threatened litigation or investigations, if disclosure might affect the confidential nature of, or any privilege relating to, the matters being discussed. If any of the restrictions in the preceding sentence shall apply, the Company and Acquiror will make appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with any applicable Legal Requirement.
(b)   From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall promptly furnish to Acquiror: (i) a copy of each report, schedule, registration statement and other document filed, furnished or received by it during such period pursuant to the requirements of federal and state banking laws or federal or state securities laws; and (ii) a copy of each report filed by it or any of its Subsidiaries with any Regulatory Authority; in each case other than portions of such documents relating to confidential supervisory or examination materials or the disclosure of which would violate any applicable Legal Requirement.
(c)   The Company shall provide, and cause each of its Subsidiaries to provide, to Acquiror all information provided to the directors on all such boards or members of such committees in connection with all meetings of the board of directors and committees of the board of directors of the Company or otherwise provided to the directors or members, and to provide any other financial reports or other analysis prepared for senior management of the Company or its Subsidiaries; in each case other than portions of such documents: (i) relating to confidential supervisory or examination materials, (ii) the disclosure of which would violate any applicable Legal Requirement, (iii) the disclosure of which would, in the reasonable judgment of the Company’s outside counsel, result in the waiver of the attorney-client privilege, or (iv) related to an Acquisition Proposal (disclosure of which shall be governed solely by Section 5.8).
(d)   All information obtained by Acquiror in accordance with this Section 5.1 shall be treated in confidence as provided in (i) that certain letter agreement dated as of July 17, 2023, between Acquiror and the Company and (ii) that certain letter agreement dated as of October 30, 2023, between Acquiror and the Company (collectively, and as each may be amended from time to time, the “Confidentiality Agreement”).
Section 5.2   Operation of the Company and Company Subsidiaries.
(a)   Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirements, or with the prior written consent of Acquiror, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company shall, and shall cause each of its Subsidiaries to: (i) conduct its business in the Ordinary Course of Business in all material respects; (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships; and (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company or Acquiror to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions.
(b)   Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirements, or with the prior written consent of Acquiror, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company will not, and will cause each of its Subsidiaries not to:
(i)   other than pursuant to the terms of any Contract to which the Company is a party that is outstanding on the date of this Agreement or except as set forth on Section 5.2(b)(i) of the Company Disclosure Schedules: (A) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of Company Capital Stock, Company Phantom Stock or any security convertible into Company Capital Stock; (B) permit any additional shares of Company Capital Stock or Company Phantom Stock to become subject to new grants, including issuances under Company Benefit Plans; or (C) grant any registration rights with respect to shares of Company Capital Stock;
(ii)   (A) except as set forth on Section 5.2(b)(ii)(A) of the Company Disclosure Schedules make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Company Capital Stock outside of past practice (other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries or as contemplated by this Agreement); or (B) except as set forth on Section 5.2(b)(ii)(B) of the Company Disclosure Schedules directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Company Capital Stock;

(iii)   amend the terms of, waive any rights under, terminate (other than at its stated expiration date), knowingly violate the terms of or enter into: (A) any Company Material Contract; (B) any material restriction on the ability of the Company or its Subsidiaries to conduct its business as it is presently being conducted; or (C) any Contract or other binding obligation relating to any class of Company Capital Stock or rights associated therewith or any outstanding instrument of indebtedness;
(iv)   enter into loan transactions not in accordance with, or consistent with, past practices of the Bank or that are on terms and conditions that, to the Knowledge of the Company, are materially more favorable than those available to the borrower from competitive sources in arm’s-length transactions;
(v)   (A) enter into any new credit or new lending relationships greater than $500,000 that would require an exception to the Bank’s formal loan policy as in effect as of the date of this Agreement or that are not in compliance with the provisions of such loan policy; or (B) other than incident to a reasonable loan restructuring, extend additional credit to any Person and any director or officer of, or any owner of a material interest in, such Person (any of the foregoing with respect to a Person being referred to as a “Borrowing Affiliate”) if such Person or such Borrowing Affiliate is the obligor under any indebtedness to the Company or any of its Subsidiaries which constitutes a nonperforming loan or against any part of such indebtedness the Company or any of its Subsidiaries has established loss reserves or any part of which has been charged-off by the Company or any of its Subsidiaries;
(vi)   maintain an allowance for loan and lease losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to Company Loans previously charged off, on Company Loans and leases outstanding (including accrued interest receivable);
(vii)   fail to: (A) charge-off any Company Loans or leases that would be deemed uncollectible in accordance with GAAP or any applicable Legal Requirement; or (B) place on non-accrual any Company Loans or leases that are past due greater than ninety (90) days;
(viii)   except as set forth on Section 5.2(b)(viii) of the Company Disclosure Schedules, sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances (A) in the Ordinary Course of Business, (B) of financial assets or investments, or (C) of obsolete or unused equipment, fixtures or assets and in a transaction that, together with other such transactions, is not material to the Company and its Subsidiaries, taken as a whole;
(ix)   acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business), or contract to acquire, all or any portion of the assets, business, deposits or properties of any other entity except in the Ordinary Course of Business and in a transaction that, together with other such transactions, is not material to the Company and its Subsidiaries, taken as a whole, and does not present a material risk that the Closing Date will be materially delayed or that any approvals necessary to complete the Merger or the other Contemplated Transactions will be more difficult to obtain;
(x)   amend the Company Articles of Incorporation or the Company Bylaws, or similar governing documents of any of its Subsidiaries;
(xi)   implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;
(xii)   except as set forth on Section 5.2(b)(xii) of the Company Disclosure Schedules, or as permitted by this Agreement or as required by any applicable Legal Requirement or the terms of any Company Benefit Plan existing as of the date hereof: (A) increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the Company or its Subsidiaries (collectively, the “Company Employees”), other than increases in the Ordinary Course of Business consistent with past practices in timing, metrics and amount; (B) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, consulting, non-competition, change in control, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Company Employee (or newly hired employees), director or stockholder; (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Benefit Plans; (D) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan; or (E) materially change any actuarial assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by applicable Legal Requirements to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or any applicable Legal Requirement;
(xiii)   incur or guarantee any indebtedness for borrowed money other than in the Ordinary Course of Business;
(xiv)   enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Legal Requirements or requested by any Regulatory Authority;
(xv)   settle any action, suit, claim or proceeding against it or any of its Subsidiaries, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $100,000 and that would not: (A) impose any material restriction on the business of the Company or its Subsidiaries; or (B) create precedent for claims that is reasonably likely to be material to it or its Subsidiaries;
(xvi)   make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;
(xvii)   make, change or revoke any material Tax elections, change or consent to any material change in its or its Subsidiaries’ method of accounting for Tax purposes (except as required by a change in GAAP or applicable Tax law), take any material position on any material Tax Return filed on or after the date of this Agreement that is inconsistent with past practice, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, or file any material amended Tax Return, or take any action with respect to Taxes that is outside the Ordinary Course of Business or inconsistent with past practice;
(xviii)   hire any employee with an annual salary in excess of $100,000;
(xix)   take any action that could reasonably be expected to result in the cessation of, or a reduction in the number of, Life Equity Loan referrals from any Life Equity Loan Insurance Company or any of its Representatives to the Bank; or
(xx)   agree to take, make any commitment to take, or adopt any resolutions of the Company Board in support of, any of the actions prohibited by this Section 5.2(b).
(c)   For purposes of Section 5.2(b), Acquiror’s consent shall be deemed to have been given if the Company has made a written request to Jeffrey D. Jones, Executive Vice President and Chief Financial Officer of Acquiror, and John J. Powers, Executive Vice President and General Counsel of Acquiror, for permission to take any action otherwise prohibited by Section 5.2(b) and has provided Acquiror with information sufficient for Acquiror to make an informed decision with respect to such request, and Acquiror has consented in writing or failed to respond to such request within five (5) Business Days after Acquiror’s receipt of such request.

(d)   No later than fourteen (14) days after the date of this Agreement, the Company shall provide to Acquiror executed copies of the agreements attached hereto at Section 5.2(d) of the Company Disclosure Schedules (the “Side Letters”), signed by each Key Employee. On or prior to the Closing Date, the Company shall fully accrue and reflect on the Company Financial Statements the maximum amount which is payable, or may become payable, pursuant to the Side Letters.
Section 5.3   Notice of Changes.   The Company will give prompt notice to Acquiror of any fact, event or circumstance known to it that: (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Material Adverse Effect on the Company; or (b) would cause or constitute a material breach of any of the Company’s representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 8.
Section 5.4   Stockholders’ Meeting.   Subject to the other provisions of this Agreement and unless there has been a Company Adverse Recommendation, the Company shall, as promptly as reasonably practicable after the date the Registration Statement is declared effective, take all action necessary, including as required by and in accordance with the IBCA, Company Articles of Incorporation and Company Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval. The Company and Company Board will use their reasonable best efforts to obtain from its stockholders the votes in favor of the adoption of this Agreement required by the IBCA, including by recommending that its stockholders vote in favor of this Agreement, and the Company and Company Board will not withhold, withdraw, qualify or adversely modify (or publicly propose or resolve to withhold, withdraw, qualify or adversely modify) Company Board’s recommendation to the Company’s stockholders that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and the Contemplated Transactions, including the Merger (a “Company Adverse Recommendation”). However, if, prior to the time the Company Stockholder Approval is obtained, the Company Board, after consultation with outside counsel, determines in good faith it is reasonably likely that to, or to continue to, recommend this Agreement to its stockholders would result in a violation of its fiduciary duties under applicable Legal Requirements, then the Company Board may make a Company Adverse Recommendation or publicly propose or resolve to make a Company Adverse Recommendation.
Section 5.5   Information Provided to Acquiror.   The Company agrees that the information concerning the Company or any of its Subsidiaries that is provided or to be provided by the Company to Acquiror for inclusion or that is included in the Registration Statement or Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Company Stockholders’ Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, the Company shall have no responsibility for the truth or accuracy of any information with respect to Acquiror or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement or the Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.
Section 5.6   Operating Functions.   The Company and the Bank shall cooperate with Acquiror and Acquiror Bank in connection with planning for the efficient and orderly combination of the parties and the operation of the Bank and Acquiror Bank, and in preparing for the consolidation of the banks’ appropriate operating functions to be effective at the Effective Time or such later date as the parties may mutually agree; including, to the extent necessary, by providing notices and other documentation to all insurance carriers, which will confirm to such carriers that Acquiror is the owner of all insurance accounts after the Effective Time and that Acquiror is the agent of record for all policies relating to such insurance accounts after the Effective Time.

Section 5.7   Company Benefit Plans.
(a)   At the request of Acquiror at least ten (10) calendar days prior to the Closing Date, and except as otherwise provided below, the Company’s board of directors will take appropriate action under the terms of such plans to amend or terminate, prior to the Effective Time, any Company Benefit Plan, provided however, that no action taken by the Company with respect to the termination of a Company Benefit Plan shall be required to be irrevocable until one day prior to the Effective Time.
(b)   Prior to the Effective Time, the Company shall accrue the costs incurred in connection with the Closing, in accordance with applicable accounting rules, that are associated with any payments due under any Company Benefit Plan, including without limitation any change of control or severance agreements, retention or stay bonus programs, or other similar arrangements, consistent with GAAP.
Section 5.8   Acquisition Proposals.
(a)   The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Acquiror with respect to any Acquisition Proposal. The Company will within two (2) Business Days advise Acquiror following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep Acquiror apprised of any related developments, discussions and negotiations (including the material terms and conditions of the Acquisition Proposal) on a reasonably current basis.
(b)   The Company agrees that it will not, and will cause its respective Subsidiaries and its and its Subsidiaries’ officers, directors, agents, advisors and Affiliates not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to, any Acquisition Proposal (other than contacting a Person for the sole purpose of seeking clarification of the terms and conditions of such Acquisition Proposal); provided that, in the event the Company receives an unsolicited bona fide Acquisition Proposal from a Person other than Acquiror after the execution of this Agreement, and the Company Board concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal and, after considering the advice of outside counsel, that failure to take such actions would be reasonably likely to result in a violation of the directors’ fiduciary duties under applicable Legal Requirements, the Company may: (i) furnish information with respect to it to such Person making such Acquisition Proposal pursuant to a customary confidentiality agreement (subject to the requirement that any such information not previously provided to Acquiror shall be promptly furnished to Acquiror); (ii) participate in discussions or negotiations regarding such Acquisition Proposal; and (iii) terminate this Agreement in order to concurrently enter into an agreement with respect to such Acquisition Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 5.8 unless and until (A) five (5) Business Days have elapsed following the delivery to the other party of a written notice of such determination by the Company Board and, during such five (5) Business-Day period, the parties cooperate with one another with the intent of enabling the parties to engage in good faith negotiations so that the Contemplated Transactions may be effected, and (B) at the end of such five (5) Business-Day period, the Company continues, in good faith and after consultation with outside legal counsel and financial advisors, to believe that a Superior Proposal continues to exist.
Section 5.9   Company Tangible Common Equity Calculation.
(a)   Not later than ten (10) days before the expected Closing Date, the Company shall deliver to Acquiror (i) an estimated and unaudited consolidated balance sheet of the Company, as of the expected Closing Date (the “Company Estimated Closing Balance Sheet”), which shall (A) be prepared in good faith based on all available information at such time pursuant to GAAP and this Agreement, and (B) include a calculation of Company Tangible Common Equity as of the expected Closing Date, and (ii) reasonable supporting documentation for the Company Estimated Closing Balance Sheet.
(b)   After delivery of the Company Estimated Closing Balance Sheet, the parties shall work together in good faith, which in the case of the Company shall include providing Acquiror with such documentation and information in its possession or control as Acquiror shall reasonably request, to agree at least one Business Day prior to the expected Closing Date on an updated estimated consolidated balance sheet of the Company as of the expected Closing Date (the “Final Closing Balance Sheet”), which shall (i) be prepared in good faith based on all available information at such time pursuant to GAAP and this Agreement, and (ii) include a calculation of Company Tangible Common Equity as of the expected Closing Date. The Final Closing Balance Sheet, and the calculation of the Company Tangible Common Equity contained therein, as mutually agreed to by the parties (such agreement not to be unreasonably withheld, conditioned or delayed), shall become final and binding.
ARTICLE 6
ACQUIROR’S COVENANTS
Section 6.1   Access and Investigation.
(a)   Subject to any applicable Legal Requirement, the Company and its Representatives shall, at all times during normal business hours and with reasonable advance notice, have such reasonable access to the facilities, operations, records and properties of Acquiror and each of its Subsidiaries in accordance with the provisions of this Section 6.1(a) as shall be necessary for the purpose of determining Acquiror’s continued compliance with the terms and conditions of this Agreement. The Company and its Representatives may, during such period, make or cause to be made such reasonable investigation of the operations, records and properties of Acquiror and each of its Subsidiaries and of their respective financial and legal conditions for such purposes; provided, however, that such access or investigation shall not interfere materially with the normal operations of Acquiror or any of its Subsidiaries. Upon request, Acquiror and each of its Subsidiaries will furnish the Company or its Representatives attorneys’ responses to auditors’ requests for information regarding Acquiror or such Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by the Company (provided, such disclosure would not result in the waiver by Acquiror or any of its Subsidiaries of any claim of attorney-client privilege). No investigation by the Company or any of its Representatives shall affect the representations and warranties made by Acquiror in this Agreement. This Section 6.1(a) shall not require the disclosure of any information to the Company the disclosure of which, in Acquiror’s reasonable judgment: (i) would be prohibited by any applicable Legal Requirement; (ii) would result in the breach of any agreement with any third party in effect on the date of this Agreement; or (iii) relate to pending or threatened litigation or investigations, if disclosure might affect the confidential nature of, or any privilege relating to, the matters being discussed. If any of the restrictions in the preceding sentence shall apply, Acquiror and the Company will make appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with any applicable Legal Requirement.
(b)   From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Acquiror shall promptly furnish to the Company: (i) a copy of each report, schedule, registration statement and other document filed, furnished or received by it during such period pursuant to the requirements of federal and state banking laws or federal or state securities laws, which is not generally available on the SEC’s EDGAR internet database; and (ii) a copy of each report filed by it or any of its Subsidiaries with any Regulatory Authority; in each case other than portions of such documents relating to confidential supervisory or examination materials or the disclosure of which would violate any applicable Legal Requirement.
(c)   All information obtained by the Company in accordance with this Section 6.1 shall be treated in confidence as provided in the Confidentiality Agreement.
Section 6.2   Operation of Acquiror and Acquiror Subsidiaries.   Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirements, or with the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, Acquiror shall not, and shall cause each of its Subsidiaries not to: (a) take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Acquiror or the Company to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the

Contemplated Transactions; (b) amend the Acquiror Articles of Incorporation or the Acquiror Bylaws, or similar governing documents of any of its Subsidiaries, in a manner that would materially and adversely affect the benefits of the Merger to the stockholders of the Company; (c) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of Acquiror Capital Stock (other than dividends from Acquiror’s wholly owned Subsidiaries) in an amount that is materially greater than, or at a frequency that is inconsistent with, past practice as disclosed in the Acquiror’s SEC Reports; or (d) agree to take, make any commitment to take, or adopt any resolutions of Acquiror Board in support of, any of the actions prohibited by this Section 6.2.
Section 6.3   Information Provided to the Company.   Acquiror agrees that the information concerning Acquiror or any of its Subsidiaries that is provided or to be provided by Acquiror to the Company for inclusion or that is included in the Registration Statement or Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Proxy Statement or any amendment thereof or supplement thereto, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, Acquiror shall have no responsibility for the truth or accuracy of any information with respect to the Company or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement or the Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.
Section 6.4   Operating Functions.   Acquiror and Acquiror Bank shall cooperate with the Company and the Bank in connection with planning for the efficient and orderly combination of the parties and the operation of the Bank and Acquiror Bank, and in preparing for the consolidation of the banks’ appropriate operating functions to be effective at the Effective Time or such later date as the parties may mutually agree.
Section 6.5   Indemnification.
(a)   From and after the Effective Time, Acquiror shall indemnify, defend and hold harmless, to the fullest extent permitted under applicable Legal Requirements, each current or former director, officer or employee of the Company or any of its Subsidiaries or fiduciary of the Company or any of its Subsidiaries under any Company Benefit Plans or any Person who is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, trustee or employee of another Person (each, an “Indemnified Party”), and any Person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the Contemplated Transactions, whether asserted or claimed prior to, at or after the Effective Time. Acquiror shall also advance expenses incurred by an Indemnified Party in each such case to the fullest extent permitted by applicable Legal Requirements, subject to the receipt of an undertaking from such Indemnified Party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder.
(b)   Prior to the Effective Time, the Company shall obtain or cause its Subsidiaries to obtain and Acquiror shall fully pay the premium for the extension of the Company’s and its Subsidiaries’ directors’ and officers’ liability insurance policies set forth on Section 6.5(b) of the Company Disclosure Schedule (complete and accurate copies of which have been heretofore made available to Acquiror) (the “Existing D&O Policy”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the Existing D&O Policy for a period of six (6) years after the Effective Time; provided that Acquiror shall not be required to pay in the aggregate more than 250% of the amount of the aggregate annual premium paid by the Company, or its Subsidiaries, as applicable, for the current policy term for such policy, which annual premium is set forth on Section 6.5(b) of the Company Disclosure Schedules. It is understood and agreed that if the aggregate premiums for the coverage set forth in this Section 6.5(b) would exceed such 250% amount, Acquiror shall be obligated to pay for the maximum available coverage as may be obtained by the Company, or its Subsidiaries, as applicable, for such 250% amount.
(c)   If Acquiror or any of its successors or assigns shall: (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfer all or substantially all its properties and assets to any Person; then, and in each such case, Acquiror shall cause proper provision to be made so that the successor and assign of Acquiror assumes the obligations set forth in this Section 6.5.
(d)   The provisions of this Section 6.5 shall survive consummation of the Merger and the Bank Merger and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives.
Section 6.6   Authorization and Reservation of Acquiror Common Stock.   The Acquiror Board shall, as of the date hereof, authorize and reserve the maximum number of shares of Acquiror Common Stock to be issued pursuant to this Agreement and take all other necessary corporate action to consummate the Contemplated Transactions.
Section 6.7   Stock Exchange Listing.   Acquiror shall use its reasonable best efforts to cause all shares of Acquiror Common Stock issuable or to be reserved for issuance under this Agreement to be approved for listing on the Nasdaq Global Select Market prior to the Closing Date.
ARTICLE 7
COVENANTS OF ALL PARTIES
Section 7.1   Regulatory Approvals.   Acquiror and the Company and their respective Subsidiaries will cooperate and use all reasonable best efforts to as promptly as possible prepare, but in no event later than thirty (30) days following the date hereof, file, effect and obtain all Requisite Regulatory Approvals, and the parties will comply with the terms of such Requisite Regulatory Approvals. Each of Acquiror and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Legal Requirements relating to the exchange of information, with respect to all substantive written information submitted to any Regulatory Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all permits, consents, approvals and authorizations of all Regulatory Authorities necessary or advisable to consummate the Contemplated Transactions, and each party will keep the other party apprised of the status of material matters relating to completion of the Contemplated Transactions. Acquiror and the Company will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any Regulatory Authority in connection with the Contemplated Transactions. Notwithstanding the foregoing or anything else in this Agreement, nothing shall require Acquiror to, and the Company and its Subsidiaries shall not, without the prior written consent of Acquiror, agree to, take any action or commit to take any action in connection with, or agree to any condition on, or request with respect to, any Requisite Regulatory Approval that would (a) materially and adversely affect the business, operations or financial condition of Acquiror (measured on a scale relative to Acquiror and its Subsidiaries, taken as a whole after giving effect to the Contemplated Transactions), (b) require Acquiror or any of its Subsidiaries to make any material covenants or commitments with a Regulatory Authority or other third party, or complete any divestitures, whether prior to or subsequent to the Closing, (c) result in a Material Adverse Effect on Acquiror and its Subsidiaries, taken as a whole after giving effect to the Contemplated Transactions or (d) restrict in any material respect or impose a material burden on Acquiror or any of its Subsidiaries (including, after the Effective Time, the Company and its Subsidiaries) in connection with the transactions contemplated hereby or with respect to the business or operation of Acquiror or any of its Subsidiaries (including, after the Effective Time, the Company and its Subsidiaries) (for purposes of clause (d), materiality shall be measured on a scale relative to Acquiror and its Subsidiaries, taken as a whole after giving effect to the Contemplated Transactions) (a “Burdensome Condition”).

Section 7.2   SEC Registration.   As soon as practicable following the date of this Agreement, but in no event later than forty-five (45) days following the date hereof, the Company and Acquiror shall prepare and file with the SEC the Proxy Statement and Acquiror shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included. Acquiror shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the Contemplated Transactions. Prior to the filing of the Registration Statement, Acquiror shall consult with the Company with respect to such filing and shall afford the Company and its representatives reasonable opportunity to review and comment thereon. The Registration Statement and the Proxy Statement shall include all information reasonably requested by the Company to be included. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Acquiror shall also take any action required to be taken under any applicable Legal Requirement in connection with the Acquiror Stock Issuance, and each party shall furnish all information concerning itself and its stockholders as may be reasonably requested in connection with any such action. Acquiror will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Acquiror Capital Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC to amend the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. The parties shall use reasonable best efforts to respond (with the assistance of the other party) as promptly as practicable to any comments of the SEC with respect thereto. If prior to the Effective Time any event occurs with respect to the Company, Acquiror or any Subsidiary of the Company or Acquiror, respectively, or any change occurs with respect to information supplied by or on behalf of the Company or Acquiror, respectively, for inclusion in the Proxy Statement or the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, the Company or Acquiror, as applicable, shall promptly notify the other of such event (including, prior to entering into any agreement providing for any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction involving Acquiror or any of its Subsidiaries), and the Company or Acquiror, as applicable, shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and the Registration Statement and, as required by applicable Legal Requirements, in disseminating the information contained in such amendment or supplement to the Company’s stockholders and to Acquiror’s stockholders. Acquiror shall take all action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Legal Requirements and the rules and regulations thereunder in connection with the Merger and the issuance of Acquiror Common Stock.
Section 7.3   Publicity.   Neither the Company nor Acquiror shall, and neither the Company nor Acquiror shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the Contemplated Transactions without the prior consent (which shall not be unreasonably withheld or delayed) of Acquiror, in the case of a proposed announcement, statement or disclosure by the Company, or the Company, in the case of a proposed announcement, statement or disclosure by Acquiror; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances), issue or cause the publication of any press release or other public announcement to the extent required by applicable Legal Requirements or by the Nasdaq Rules.
Section 7.4   Reasonable Best Efforts; Cooperation.   Each of Acquiror and the Company agrees to exercise good faith and use its reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the Contemplated Transactions as promptly as practicable. Neither Acquiror nor the Company will intentionally take or intentionally permit to be taken any action that would be a breach of the terms or provisions of this Agreement. Between the date of this Agreement and the Closing Date, each of Acquiror and the Company will, and will cause each Subsidiary of Acquiror and the Company, respectively, and all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by any applicable Legal Requirements to make in connection with the Contemplated Transactions. Subject to applicable Legal Requirements and the instructions of any Regulatory Authority, each party shall keep the other party reasonably apprised of the status of matters relating to the completion of the Contemplated Transactions, including promptly furnishing the other party with copies of notices or other written communications received by it or any of its Subsidiaries from any Regulatory Authority with respect to such transactions.
Section 7.5   Tax Free Reorganization.
(a)   The parties intend that the Merger qualify as a nontaxable reorganization within the meaning of Section 368(a) and related sections of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). From and after the date of this Agreement and until the Effective Time, each of the Company and Acquiror shall use its commercially reasonable efforts, and shall cause their respective Subsidiaries to use commercially reasonable efforts, to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Following the Effective Time, neither Acquiror nor any Affiliate of Acquiror knowingly shall take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Within forty-five (45) days following the Effective Time, the Surviving Entity shall comply with the reporting requirements of Section 1.6045B-1(a)(2) of the Treasury Regulations. Each of the Company and Acquiror shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code on its United States federal income Tax Return, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
(b)   As of the date hereof, the Company does not know of any reason: (i) why it would not be able to deliver to counsel to the Company and counsel to Acquiror, at the date of the legal opinions referred to in Sections 8.8 and 9.8, certificates substantially in compliance with IRS published advance ruling guidelines, with reasonable or customary exceptions and modifications thereto (the “IRS Guidelines”), to enable counsel to Acquiror and counsel to the Company to deliver the legal opinions contemplated by Sections 8.8 and 9.8, respectively, and the Company hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to the Company would not be able to deliver the opinion required by Section 9.8. The Company will deliver such certificates to counsel to the Company and counsel to Acquiror.
(c)   As of the date hereof, Acquiror does not know of any reason: (i) why it would not be able to deliver to counsel to Acquiror and counsel to the Company, at the date of the legal opinions referred to in Sections 8.8 and 9.8, certificates substantially in compliance with the IRS Guidelines, to enable counsel to Acquiror and counsel to the Company to deliver the legal opinions contemplated by Sections 8.8 and 9.8, respectively, and Acquiror hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to Acquiror would not be able to deliver the opinion required by Section 8.8. Acquiror will deliver such certificates to counsel to Acquiror and counsel to the Company.
Section 7.6   Employees and Employee Benefits.
(a)   All individuals employed by the Company or any of its Subsidiaries immediately prior to the Closing (each a “Covered Employee” and collectively the “Covered Employees”) shall automatically become employees of Acquiror as of the Closing. For a period of one year following the Closing, (i) any Covered Employee who is retained by Acquiror in substantially the same or similar roles with substantially similar work requirements shall, during the period of time in which such Covered Employee is retained by Acquiror in such role and with such work requirements, receive at least the same base salary or wages that such Covered Employee was paid immediately prior to the Closing; provided that such Covered Employees shall continue to be employees at will subject to severance pay, if any, in accordance with the severance pay schedule set forth on Section 7.6(d) of the Acquiror Disclosure Schedules, and (ii) Acquiror shall maintain employee benefit plans and compensation opportunities for the benefit of Covered Employees that provide employee benefits and compensation opportunities that, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available to similarly-situated employees of Acquiror under the Acquiror Benefit Plans; provided, however, that: (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen Acquiror Benefit Plan; and (ii) until such time as Acquiror shall cause Covered Employees to participate in the Acquiror Benefit Plans, a Covered Employee’s continued participation in Company Benefit Plans shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Acquiror Benefit Plans may commence at different times with respect to each Acquiror Benefit Plan).
(b)   For the purpose of satisfying eligibility requirements and vesting periods and for the purposes of determining vacation and severance accruals (but not for the purpose of other benefit accruals) under the Acquiror Benefit Plans providing benefits to the Covered Employees (the “New Plans”), each Covered Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors to the same extent as such Covered Employee was entitled to credit for such service under any applicable Company Benefit Plan in which such Covered Employee participated or was eligible to participate immediately prior to the Transition Date; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.
(c)   In addition, and without limiting the generality of the foregoing, as of the Transition Date, Acquiror shall use commercially reasonable efforts to provide that: (i) each Covered Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is similar in type to an applicable Company Benefit Plan in which such Covered Employee was participating immediately prior to the Transition Date (such Company Benefit Plans prior to the Transition Date collectively, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or similar benefits to any Covered Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan shall be waived for such Covered Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan in which such Covered Employee, as applicable, participated or was eligible to participate immediately prior to the Transition Date; and (iii) any eligible expenses incurred by such Covered Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the Transition Date shall be taken into account under such New Plan to the extent such eligible expenses were incurred during the plan year of the New Plan in which the Transition Date occurs for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Covered Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. After the Closing, Acquiror or a Subsidiary of Acquiror shall recognize, honor and provide all earned but unused paid vacation and sick leave days of the Covered Employees (up to a maximum number of hours of sick leave equal to no more than 520 hours of sick leave) as of the Closing Date.
(d)   Subject to the provisions of Section 7.6(e), following the Effective Time, Acquiror or a Subsidiary of Acquiror will cause any eligible Covered Employee (exempt and non-exempt) to be covered by a severance policy under which employees who incur a qualifying involuntary termination of employment will be eligible to receive severance pay in accordance with the severance pay schedule set forth on Section 7.6(d) of the Acquiror Disclosure Schedules. Notwithstanding the foregoing, no Covered Employee eligible to receive severance benefits or other payment triggered by the Merger under an employment, change in control, severance, salary continuation agreement or other agreement (a “CIC Payment”) shall be entitled to participate in the severance policy described in this Section 7.6(d) or to otherwise receive severance benefits. Any Covered Employee who waives and relinquishes his or her right to a CIC Payment will be eligible for a severance payment as provided in this Section 7.6(d).
(e)   Any Company employee who has or is party to any employment agreement, severance agreement, change in control agreement, salary continuation agreement or any other agreement or arrangement (other than Retention Agreements) that provides for a CIC Payment shall not receive any severance benefits as provided in Section 7.6(d) but will receive the CIC Payment to the extent it is required to be paid under such agreement, provided that, on or before the Closing Date, the Company will, with respect to such payments and/or benefits that are reasonably likely to, separately or in the aggregate, without regard to the measures described herein, constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code and the applicable rulings and regulations on account of the transactions contemplated by this Agreement (“Section 280G Payments”), use commercially reasonable efforts to obtain a vote of the Company’s shareholders satisfying the requirements of Section 280G(b)(5) of the Code (the “280G Approval”), such that no portion of the Section 280G Payments will constitute a “parachute payment” under Section 280G(b)(2) of the Code, and use commercially reasonable efforts to obtain a written waiver from each “disqualified individual” providing that, if the 280G Approval is not obtained, no Section 280G Payments shall be payable to or retained by such disqualified individual to the extent reasonably determined by the Company or the Acquiror to be required to avoid the payment of any “excess parachute payment” within the meaning of Section 280G of the Code and, if not successful in obtaining such 280G Approval, take all steps necessary to ensure that the Section 280G Payments are reduced such that the value of the Section 280G Payments that each counterparty is entitled to receive shall be $1.00 less than the maximum amount which the counterparty may receive without becoming subject to the excise tax under Section 4999 of the Code or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Code.
(f)   On or prior to the Closing Date, Acquiror, Acquiror Bank, the Company and the Bank shall offer to enter into a Retention Agreement (each, a “Retention Agreement”), substantially in the form of Exhibit D attached hereto, with each of the employees of Company, and for the individual bonus award amounts, set forth in on Section 7.6(f) of the Company Disclosure Schedules (each, a “Retention Payment Recipient”); provided that if an employee listed on Section 7.6(f) of the Company Disclosure Schedules (i) does not enter into a Retention Agreement prior to Closing, or (ii) enters into a Retention Agreement prior to Closing but such employee loses his or her right to receive any payment(s) under the Retention Agreement, then in each case, each such employee shall not be deemed a Retention Payment Recipient and the amount of the individual bonus award attributable to such employee as listed on Section 7.6(f) of the Company Disclosure Schedules shall no longer be owed.
Section 7.7   Takeover Laws.   If any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover Legal Requirement is or may become applicable to the Merger, the parties shall use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated by this Agreement and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such Legal Requirement on the Merger and the transactions contemplated by this Agreement.
Section 7.8   Stockholder Litigation.   Each of the Company and Acquiror shall give the other the reasonable opportunity to consult concerning the defense of any stockholder litigation against the Company or Acquiror, as applicable, or any of their respective directors or officers relating to the Contemplated Transactions.
Section 7.9   Assumption of Certain Indebtedness.   At or before the Effective Time, Acquiror and the Company will execute and deliver, or cause to be executed and delivered, by or on behalf of Acquiror and the Company, one or more supplemental indentures and other instruments, and take or cause to be taken all such other action, required for the due assumption of the Company’s outstanding debt, trust preferred securities, guarantees, securities, and other agreements as set forth on Section 7.9 of the Company Disclosure Schedules.
Section 7.10   Payoff of Certain Indebtedness.   Not less than two (2) Business Days prior to the Closing Date, the Company will deliver, or cause to be delivered, to Acquiror a payoff letter from CIBC Bank USA (“CIBC”) providing for the full release of any lien or encumbrance related to indebtedness of the Company pursuant to the CIBC Loan Agreement. At Closing, Acquiror shall repay, or cause to be repaid, on behalf of the Company, all amounts necessary to discharge fully the then-outstanding balance of such indebtedness by wire transfer of immediately available funds to the account(s) designated by CIBC in such payoff letter.

ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR
The obligations of Acquiror to consummate the Contemplated Transactions and to take the other actions required to be taken by Acquiror at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Acquiror in whole or in part):
Section 8.1   Accuracy of Representations and Warranties.   For purposes of this Section 8.1, the accuracy of the representations and warranties of the Company set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date (or such other date(s) as specified, to the extent any representation or warranty speaks as of a specific date). The representations and warranties set forth in Section 3.3 and Section 3.5(a) shall be true and correct (except for inaccuracies which are de minimis in amount and effect). There shall not exist inaccuracies in the representations and warranties of the Company set forth in this Agreement (including the representations set forth in Section 3.3 and Section 3.5(a)) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications.
Section 8.2   Performance by the Company.   The Company shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.
Section 8.3   Stockholder Approvals.   The Company Stockholder Approval shall have been obtained.
Section 8.4   No Proceedings, Injunctions or Restraints; Illegality.   Since the date of this Agreement, there must not have been commenced or threatened any Proceeding: (a) other than the stockholder litigation contemplated by Section 7.8, involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected by the Acquiror Board to have a Material Adverse Effect on the Surviving Entity. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Contemplated Transactions shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal consummation of the Merger.
Section 8.5   Regulatory Approvals.   All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and no such Requisite Regulatory Approval shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected by the Acquiror Board to constitute a Burdensome Condition on the Surviving Entity or the Acquiror Bank.
Section 8.6   Registration Statement.   The Registration Statement shall have become effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.
Section 8.7   Officers’ Certificate.   Acquiror shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying as to the matters set forth in Sections 8.1, 8.2 and 8.11.
Section 8.8   Tax Opinion.   Acquiror shall have received a written opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP, tax counsel to Acquiror, in form and substance reasonably satisfactory to the Company and Acquiror, dated as of the Closing Date, to the effect that: (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (b) the Company and Acquiror will each be a party to such reorganization within the meaning of Section 368(b) of the Code; and (c) no gain or loss will be recognized by holders of Company Common Stock upon the receipt of shares of Acquiror

Common Stock in exchange for their shares of Company Common Stock, except to the extent of any cash consideration received in the Merger and any cash received in lieu of fractional shares of Acquiror Common Stock.
Section 8.9   FIRPTA Certificate.   The Company shall have delivered to Acquiror a properly executed statement from the Company that meets the requirements of Treasury Regulations Section 1.1445-2(c)(3), dated as of the Closing Date in a form and substance reasonably acceptable to Acquiror.
Section 8.10   Minimum Company Tangible Common Equity.   As of the Closing Date, the Company shall have Company Tangible Common Equity of no less than $27,000,000.
Section 8.11   Stock Exchange Listing.   Acquiror shall have filed with the Nasdaq Stock Market, LLC a notification form for the listing of all shares of Acquiror Common Stock to be delivered in the Merger, and the Nasdaq Stock Market, LLC shall not have objected to the listing of such shares of Acquiror Common Stock.
Section 8.12   No Material Adverse Effect.   From the date of this Agreement to the Closing, there shall be and have been no change in the financial condition, assets or business of the Company or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on the Company.
ARTICLE 9
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY
The obligations of the Company to consummate the Contemplated Transactions and to take the other actions required to be taken by the Company at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):
Section 9.1   Accuracy of Representations and Warranties.   For purposes of this Section 9.1, the accuracy of the representations and warranties of Acquiror set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date (or such other date(s) as specified, to the extent any representation or warranty speaks as of a specific date). The representations and warranties set forth in Section 4.3 and Section 4.5(a) shall be true and correct (except for inaccuracies which are de minimis in amount and effect). There shall not exist inaccuracies in the representations and warranties of Acquiror set forth in this Agreement (including the representations set forth in Section 4.3 and Section 4.5(a)) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications.
Section 9.2   Performance by Acquiror.   Acquiror shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.
Section 9.3   Stockholder Approvals.   The Company Stockholder Approval shall have been obtained.
Section 9.4   No Proceedings; No Injunctions or Restraints; Illegality.   Since the date of this Agreement, there must not have been commenced or threatened any Proceeding: (a) other than the stockholder litigation contemplated by Section 7.8, involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected by the Company Board to have a Material Adverse Effect on the Surviving Entity. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Contemplated Transactions shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal consummation of the Merger.
Section 9.5   Regulatory Approvals.   All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and no such Requisite Regulatory Approval shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected by the Company Board to materially restrict or burden the Surviving Entity.
Section 9.6   Registration Statement.   The Registration Statement shall have become effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.
Section 9.7   Officers’ Certificate.   The Company shall have received a certificate signed on behalf of Acquiror by an executive officer of Acquiror certifying as to the matters set forth in Sections 9.1, 9.2 and 9.10.
Section 9.8   Tax Opinion.   The Company shall have received a written opinion of ArentFox Schiff LLP, tax counsel to the Company, in form and substance reasonably satisfactory to the Company and Acquiror, dated as of the Closing Date, to the effect that: (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (b) the Company and Acquiror will each be a party to such reorganization within the meaning of Section 368(b) of the Code; and (c) no gain or loss will be recognized by holders of Company Common Stock upon the receipt of shares of Acquiror Common Stock in exchange for their shares of Company Common Stock, except to the extent of any cash consideration received in the Merger and any cash received in lieu of fractional shares of Acquiror Common Stock.
Section 9.9   Stock Exchange Listing.   Acquiror shall have filed with the Nasdaq Stock Market, LLC a notification form for the listing of all shares of Acquiror Common Stock to be delivered in the Merger, and the Nasdaq Stock Market, LLC shall not have objected to the listing of such shares of Acquiror Common Stock.
Section 9.10   No Material Adverse Effect.   From the date of this Agreement to the Closing, there shall be and have been no change in the financial condition, assets or business of Acquiror or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on Acquiror.
ARTICLE 10
TERMINATION
Section 10.1   Termination of Agreement.   This Agreement may be terminated only as set forth below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Acquiror:
(a)   by mutual consent of the Acquiror Board and Company Board, each evidenced by appropriate written resolutions;
(b)   by Acquiror if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (except for breaches of Section 5.4 or Section 5.8, which are separately addressed in Section 10.1(g)), which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in Article 8 and such breach or failure to perform has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach, making such untrue representation and warranty or failing to perform; provided, that such breach or failure is not a result of the failure by Acquiror to perform and comply in all material respects with any of its obligations under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder;
(c)   by the Company if Acquiror shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in Article 9 and such breach or failure to perform has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach, making such untrue representation and warranty or failing to perform, provided, that such breach or failure is not a result of the failure by the Company to perform and comply in all material respects with any of its obligations under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder;
(d)   by Acquiror or the Company if: (i) any Regulatory Authority that must grant a Requisite Regulatory Approval has denied approval of any of the Contemplated Transactions and such denial has become final and nonappealable; (ii) any application, filing or notice for a Requisite Regulatory Approval has been withdrawn at the request or recommendation of the applicable Regulatory Authority; or (iii) if the Company Stockholder Approval is not obtained following the Company Stockholders’ Meeting; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to a party whose failure (or the failure of any of its Affiliates) to fulfill any of its obligations (excluding representations and warranties) under this Agreement has been the cause of or resulted in the occurrence of any event described in clauses (i) and (ii) above;
(e)   by Acquiror or the Company if the Effective Time shall not have occurred at or before September 30, 2024 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations (excluding representations and warranties) under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date;
(f)   by Acquiror or the Company if any court of competent jurisdiction or other Regulatory Authority shall have issued a judgment, Order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the Contemplated Transactions and such judgment, Order, injunction, rule, decree or other action shall have become final and nonappealable;
(g)   by Acquiror if the Company materially breaches any of its obligations under Section 5.4 or Section 5.8;
(h)   by the Company pursuant to Section 5.8;
(i)   by Acquiror, prior to the Company Stockholders’ Meeting, if the Company makes a Company Adverse Recommendation;
(j)   by Acquiror if the Company Tangible Common Equity as reflected in the Final Closing Balance Sheet is less than $27,000,000; and
(k)   by the Company, if both of the following conditions are satisfied on the Determination Date, such termination to be effective as of the tenth (10th) day following the Determination Date: (i) the Final Acquiror Market Value is less than 80% of the Initial Acquiror Market Value and (ii) the number obtained by dividing the Final Acquiror Market Value by the Initial Acquiror Market Value shall be less than (A) the Index Ratio minus (B) 0.20; subject, however, to the following three sentences. If the Company elects to exercise its termination right pursuant to this Section 10.1(k), it shall give written notice thereof to the Acquiror within two (2) Business Days of the Determination Date. During the five (5) Business Day period commencing with its receipt of such notice, Acquiror shall have the option to increase the Mixed Election Share Consideration to equal the lesser of: (A) a quotient, the numerator of which is equal to the product of (1) the Initial Acquiror Market Value, (2) the Mixed Election Share Consideration, and (3) the Index Ratio minus 0.20 and the denominator of which is equal to the Final Acquiror Market Value; or (B) the quotient determined by dividing the Initial Acquiror Market Value by the Final Acquiror Market Value, and multiplying such quotient by the product of the Mixed Election Share Consideration and 0.80. If within such five (5) Business Day period, Acquiror delivers written notice to the Company that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies the Company of the revised Mixed Election Share Consideration, then no termination shall have occurred pursuant to this Section 10.1(k), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Aggregate Common Stock Merger Consideration, the Cash Percentage, the Stock Percentage, the Per Share Value, the Exchange Ratio and the Mixed Election Share Consideration shall have been so modified). If Acquiror or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this

Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 10.1(k). Moreover, in applying this Section 10.1(k), the Aggregate Common Stock Merger Consideration, the Cash Percentage and the Stock Percentage shall be modified as follows:
The adjusted Aggregate Common Stock Merger Consideration will equal the Aggregate Cash Amount plus the Aggregate Stock Amount.
The adjusted Cash Percentage will equal the Aggregate Cash Amount divided by the adjusted Aggregate Common Stock Merger Consideration.
The adjusted Stock Percentage will equal the Aggregate Stock Amount divided by the adjusted Aggregate Common Stock Merger Consideration.
The adjusted Per Share Value will equal the adjusted Aggregate Common Stock Merger Consideration divided by the Outstanding Company Shares.
The adjusted Exchange Ratio will equal the Per Share Value, as revised pursuant to this Section 10.1(k), divided by the Final Acquiror Market Value.
For purposes of this Agreement:
“Aggregate Cash Amount” means the Mixed Election Cash Consideration multiplied by the Outstanding Company Shares.
“Aggregate Stock Amount” means the Mixed Election Share Consideration (as adjusted pursuant to this Section 10.1(k)) multiplied by the Outstanding Company Shares multiplied by the Final Acquiror Market Value.
“Determination Date” means the first date on which all Requisite Regulatory Approvals (and waivers, if applicable) necessary for the consummation of the Merger have been received (disregarding any waiting period).
“Final Acquiror Market Value” means the volume weighted average of the daily closing sales prices of a share of Acquiror Common Stock as reported on the Nasdaq Global Select Market for the twenty (20) consecutive trading days immediately preceding the Determination Date.
“Final Index Price” means the average of the daily closing value of the Index for the twenty (20) consecutive trading days immediately preceding the Determination Date.
“Index” means the SNL Midwest U.S. Bank Index or, if such index is not available, such substitute or similar index as substantially replicates the SNL Midwest U.S. Bank Index.
“Index Ratio” means the Final Index Price divided by the Initial Index Price.
“Initial Acquiror Market Value” means $20.55, adjusted as indicated in the last sentence of Section 10.1(k).
“Initial Index Price” means the closing value of the Index as of November 24, 2023, adjusted as indicated in the last sentence of Section 10.1(k).
Section 10.2   Effect of Termination or Abandonment.   In the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 10.1, this Agreement shall become null and void, and there shall be no liability of one party to the other or any restrictions on the future activities on the part of any party to this Agreement, or its respective directors, officers or stockholders, except that: (a) the Confidentiality Agreement, this Section 10.2, Section 10.3 and Article 11 shall survive such termination and abandonment; and (b) no such termination shall relieve the breaching party from liability resulting from its fraud or a willful breach by that party of this Agreement.
Section 10.3   Fees and Expenses.
(a)   Except as otherwise provided in this Section 10.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other Contemplated Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Proxy Statement, and all filing and other fees paid to the SEC, in each case in connection with the Merger (other than attorneys’ fees, accountants’ fees and related expenses), shall be shared equally by Acquiror and the Company.
(b)   If this Agreement is terminated by Acquiror pursuant to Section 10.1(g) or Section 10.1(i), or by the Company pursuant to Section 10.1(h), then the Company shall pay to Acquiror, within two (2) Business Days after such termination, the amount of $1,662,858 (the “Termination Fee”) by wire transfer of immediately available funds to such account as Acquiror shall designate.
(c)   If, after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management of the Company or has been made directly to its stockholders generally or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to the Company and (i) thereafter this Agreement is terminated by Acquiror pursuant to Section 10.1(b) as a result of a material breach; and (ii) within six (6) months after such termination the Company shall enter into a definitive written agreement with any Person (other than Acquiror and its Affiliates) with respect to such Acquisition Proposal, the Company shall pay to Acquiror, within ten (10) Business Days after the execution of such definitive agreement, the Termination Fee by wire transfer of immediately available funds to such account as Acquiror shall designate; provided, however, that for purposes of this paragraph, Acquisition Proposal has the meaning ascribed thereto in Section 12.1(m), except that references in that Section to “15%” shall be replaced by “50%.”
(d)   Notwithstanding anything to the contrary in this Agreement, in the circumstances in which the Termination Fee is or becomes payable pursuant to Section 10.3(b), Acquiror’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Company or any of its Affiliates with respect to the facts and circumstances giving rise to such payment obligation shall be payment of the Termination Fee pursuant to Section 10.3(b), and except as provided in Section 10.2 in the case of fraud or willful breach of this Agreement, upon payment in full of such amount, none of Acquiror or any of its Affiliates nor any other Person shall have any rights or claims against the Company or any of its Affiliates (whether at law, in equity, in contract, in tort or otherwise) under or relating to this Agreement or the transactions contemplated hereby. The Company shall not be required to pay the Termination Fee on more than one occasion.
ARTICLE 11
MISCELLANEOUS
Section 11.1   Survival.   Except for covenants that are expressly to be performed after the Closing, none of the representations, warranties and covenants contained herein shall survive beyond the Closing.
Section 11.2   Governing Law.   All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Champaign County, Illinois solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such court, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided under Section 11.6 or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND

UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH HEREIN.
Section 11.3   Assignments, Successors and No Third Party Rights.   Neither party to this Agreement may assign any of its rights under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except for Section 6.5, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 11.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 11.4   Modification.   This Agreement may be amended, modified or supplemented by the parties at any time before or after the Company Stockholder Approval is obtained; provided, however, that after the Company Stockholder Approval is obtained, there may not be, without further approval of the Company’s stockholders, any amendment of this Agreement that requires further approval under applicable Legal Requirements. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the parties.
Section 11.5   Extension of Time; Waiver.   At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other party; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) waive compliance with or amend, modify or supplement any of the agreements or conditions contained in this Agreement which are for the benefit of the waiving party. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. Except as provided in Article 10, the rights and remedies of the parties to this Agreement are cumulative and not alternative. To the maximum extent permitted by applicable Legal Requirements: (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
Section 11.6   Notices.   All notices, consents, waivers and other communications under this Agreement shall be in writing (which shall include electronic mail) and shall be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or sent by electronic mail (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to Acquiror, to:
First Busey Corporation
100 W. University Avenue
Champaign, Illinois 61820
Telephone: (217) 365-4544
Attention: Jeffrey D. Jones (jeff.jones@busey.com)
First Busey Corporation
100 W. University Avenue
Champaign, Illinois 61820
Telephone: (217) 365-4639
Attention: John J. Powers (john.powers@busey.com)
with copies, which shall not constitute notice, to:
Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 W. Madison Street, Suite 3900
Chicago, Illinois 60606
Telephone: (312) 984-3100
Attention: Abdul R. Mitha (abdul.mitha@bfkn.com)
If to the Company, to:
Merchants and Manufacturers Bank Corporation
25140 W. Channon Dr.
Channahon, Illinois 60410
Telephone: (815) 740-3280
Attention: Larry Foy (lfoy@m-mbank.com)
with copies, which shall not constitute notice, to:
ArentFox Schiff LLP
233 South Wacker Drive, Suite 7100
Chicago, Illinois 60606
Telephone: (312) 258-5500
Attention: Jason L. Zgliniec (jason.zgliniec@afslaw.com)
or to such other Person or place as the Company shall furnish to Acquiror or Acquiror shall furnish to the Company in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if delivered by overnight delivery service, on the next Business Day after deposit with such service; (c) if mailed in the manner provided in this Section 11.6, five (5) Business Days after deposit with the U.S. Postal Service; and (d) if by e-mail, when sent.
Section 11.7   Entire Agreement.   This Agreement, the Schedules and any documents executed by the parties pursuant to this Agreement and referred to herein, together with the Confidentiality Agreement, constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

Section 11.8   Severability.   Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Legal Requirements, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.
Section 11.9   Further Assurances.   The parties agree: (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things; all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
Section 11.10   Counterparts.   This Agreement and any amendments thereto may be executed in any number of counterparts (including by facsimile or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.
ARTICLE 12
DEFINITIONS
Section 12.1   Definitions.   In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings:
(a)   “Acquiror Articles of Incorporation” means the Amended and Restated Articles of Incorporation of First Busey Corporation, as amended.
(b)   “Acquiror Bank” means Busey Bank, an Illinois state chartered bank headquartered in Champaign, Illinois, and a wholly-owned subsidiary of Acquiror.
(c)   “Acquiror Benefit Plan” means any: (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other compensation, severance, bonus, profit-sharing or incentive plan or arrangement; or (vi) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vi) of this definition, that are maintained by, sponsored by, contributed to, or required to be contributed to, by Acquiror or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Acquiror or any of its Subsidiaries, or any beneficiary thereof.
(d)   “Acquiror Board” means the board of directors of Acquiror.
(e)   “Acquiror Bylaws” means the First Busey Corporation Amended and Restated By-Laws, as amended.
(f)   “Acquiror Capital Stock” means the Acquiror Common Stock and the Acquiror Preferred Stock, collectively.
(g)   “Acquiror Common Stock” means the common stock, $0.001 par value per share, of Acquiror.
(h)   “Acquiror ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that, at any relevant time, would be treated as a single employer with Acquiror or any of its Subsidiaries for purposes of Section 414 of the Code.
(i)   “Acquiror SEC Reports” means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein)

filed or furnished by Acquiror with the SEC under the Securities Act, the Exchange Act, or the regulations thereunder, since January 1, 2021.
(j)   “Acquiror Stock Issuance” means the issuance of the Acquiror Common Stock pursuant to this Agreement.
(k)   “Acquiror Stock Plans” means collectively the following:
(i)   First Busey Corporation Profit Sharing Plan and Trust, as subsequently amended;
(ii)   First Busey Corporation 2010 Equity Incentive Plan, as subsequently amended;
(iii)   First Busey Corporation 2021 Employee Stock Purchase Plan;
(iv)   First Busey Corporation Amended 2020 Equity Incentive Plan;
(v)   First Community Financial Partners, Inc. Amended and Restated 2008 Equity Incentive Plan, as subsequently amended; and
(vi)   First Community Financial Partners, Inc. 2016 Equity Incentive Plan, as amended
(l)   “Acquisition Proposal” means a tender or exchange offer to acquire more than 15% of the voting power in the Company or any of its Subsidiaries, a proposal for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any other proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the business, assets or deposits of, the Company or any of its Subsidiaries, other than the transactions contemplated hereby and other than any sale of whole loans and securitizations in the Ordinary Course of Business.
(m)   “Adjusted Merger Consideration” means an amount equal to (i) the Aggregate Common Stock Merger Consideration minus (ii) the amount by which the Minimum Company Tangible Common Equity exceeds the Company Tangible Common Equity reflected in the Final Closing Balance Sheet.
(n)   “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with, such specified Person.
(o)   “Aggregate Common Stock Merger Consideration” means $41,571,447, as may be adjusted pursuant to Section 10.1(k).
(p)   “Bank” means Merchants and Manufacturers Bank, an Illinois state chartered bank headquartered in Joliet, Illinois, and a wholly owned subsidiary of the Company.
(q)   “Bank Merger” means the merger of the Bank with and into, and under the charter of, Acquiror Bank.
(r)   “Business Day” means any day except Saturday, Sunday and any day on which banks in Champaign, Illinois are authorized or required by law or other government action to close.
(s)   “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-13 and any similar or successor legislation, executive order or executive memo relating to the COVID-19 pandemic, as well as any applicable guidance issued thereunder or relating thereto (including, without limitation, IRS Notice 2020-65, 2020-38 IRB, and the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing Covid-19 Disaster, dated August 8, 2020), and any subsequent law intended to address the consequences of the COVID-19 pandemic, including the Health and Economic Recovery Omnibus Emergency Solutions Act 6.
(t)   “Cash Percentage” means 29.3447%, as may be adjusted pursuant to Section 10.1(k).
(u)   “CIBC Bank Loan Agreement” means (i) that certain Loan Agreement, dated August 14, 2019, between the Company and CIBC, as amended by the First Amendment to Loan Agreement, dated as of August 14, 2019, between the Company and CIBC, the Second Amendment to Loan Agreement, dated as of November 15, 2020, between the Company and CIBC, the Third Amendment to Loan Agreement, dated as of August 18, 2021, between the Company and CIBC, the Fourth

Amendment to Loan Agreement, dated as of August 4, 2022, between the Company and CIBC, the Fifth Amendment to Loan Agreement, dated as of November 10, 2022, between the Company and CIBC and the Sixth Amendment to Loan Agreement, dated as of August 9, 2023, between the Company and CIBC and (ii) the Revolving Note, dated as of August 9, 2023, by the Company in favor of CIBC in the amount of $2,000,000.
(v)   “Closing Acquiror Common Stock Price” means the weighted average of the daily closing sales prices of a share of Acquiror Common Stock as reported on the Nasdaq Global Select Market for the twenty (20) consecutive trading days immediately preceding the Closing Date.
(w)   “Code” means the Internal Revenue Code of 1986, as amended.
(x)   “Common Stock Merger Consideration” means, with respect to any share of Company Common Stock, the applicable consideration payable in respect of such share pursuant to Section 2.1.
(y)   “Company Articles of Incorporation” means the Articles of Incorporation of the Company, as amended.
(z)   “Company Benefit Plan” means any: (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based compensation plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other compensation, severance, bonus, profit-sharing or incentive plan or arrangement; or (vi) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vi) of this definition, that are maintained by, sponsored by, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, or any beneficiary thereof.
(aa)   “Company Board” means the board of directors of the Company.
(bb)   “Company Bylaws” means the Bylaws of the Company, as amended and restated.
(cc)   “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock, collectively.
(dd)   “Company Common Stock” means the common stock, $1.00 par value per share, of the Company.
(ee)   “Company ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with the Company or any of its Subsidiaries for purposes of Section 414 of the Code.
(ff)   “Company Phantom Stock” means the 21,500 outstanding phantom stock units of the Company.
(gg)   “Company Preferred Stock” means the 6% non-cumulative perpetual preferred stock, with a liquidation preference of $10,000.00 per share, of the Company.
(hh)   “Company Stockholder Approval” means the adoption and approval of this Agreement by the stockholders of the Company, in accordance with the IBCA and Company Articles of Incorporation.
(ii)   “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (i) the Merger; (ii) the Bank Merger, (iii) the performance by Acquiror and the Company of their respective covenants and obligations under this Agreement; and (iv) Acquiror’s issuance of shares of Acquiror Common Stock pursuant to the Registration Statement and cash in exchange for shares of Company Common Stock.

(jj)   “Contract” means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding: (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.
(kk)   “Control,” “Controlling” or “Controlled” when used with respect to any specified Person, means the power to vote twenty-five percent (25%) or more of any class of voting securities of a Person, the power to control in any manner the election of a majority of the directors or partners of such Person, or the power to exercise a controlling influence over the management or policies of such Person.
(ll)   “CRA” means the Community Reinvestment Act, as amended.
(mm)   “Deposit Insurance Fund” means the fund that is maintained by the FDIC to allow it to make up for any shortfalls from a failed depository institution’s assets.
(nn)   “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
(oo)   “DOL” means the U.S. Department of Labor.
(pp)   “Environment” means surface or subsurface soil or strata, surface waters and sediments, navigable waters, groundwater, drinking water supply and ambient air.
(qq)   “Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, order, permit or other legally binding requirement applicable to the business or assets of the Company or any of its Subsidiaries that imposes liability or standards of conduct with respect to the Environment and/or Hazardous Materials.
(rr)   “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(ss)   “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(tt)   “FDIC” means the Federal Deposit Insurance Corporation.
(uu)   “Federal Reserve” means the Board of Governors of the Federal Reserve System or the appropriate Federal Reserve Bank acting under delegated authority.
(vv)   “GAAP” means generally accepted accounting principles in the U.S., consistently applied.
(ww)   “Hazardous Materials” means any hazardous, toxic or dangerous substance, waste, contaminant, pollutant, gas or other material that is classified as such under Environmental Laws or is otherwise regulated under Environmental Laws.
(xx)   “IBCA” means the Illinois Business Corporation Act of the State of Illinois, as amended.
(yy)   “IRS” means the U.S. Internal Revenue Service.
(zz)   “Immediate Family Member” means a Person’s spouse, parents, stepparents, children, stepchildren, mothers and fathers-in-law, sons and daughters-in-law, siblings, brothers and sisters-in-law, and any other Person (other than a tenant or employee) sharing such Person’s household.
(aaa)   “Knowledge” means, assuming due inquiry under the facts or circumstances, the actual knowledge of the chief executive officer, president, chief financial officer, chief credit officer or general counsel of Acquiror or the Company, as the context requires.

(bbb)   “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.
(ccc)   “Life Equity Loan” means any loan made by the Bank that is secured by the cash value of a life insurance policy or policies, including without limitation all “life equity loans”, “ensemble loans”, “securities backed loans” and “renewal commission loans”.
(ddd)   “Life Equity Loan Insurance Company” means any insurance company that issues life insurance policies that serve as collateral for any Life Equity Loan.
(eee)   “Material Adverse Effect” as used with respect to a party, means an event, circumstance, change, effect or occurrence which, individually or together with any other event, circumstance, change, effect or occurrence: (i) is materially adverse to the business, financial condition, assets, liabilities or results of operations of such party and its Subsidiaries, taken as a whole; or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other Contemplated Transactions on a timely basis; provided, that, in the case of the foregoing clause (i), there shall be excluded any effect to the extent attributable to or resulting from: (A) changes in Legal Requirements and the interpretation of such Legal Requirements by courts or governmental authorities; (B) changes in GAAP or regulatory accounting requirements; (C) changes or events generally affecting banks, bank holding companies or financial holding companies, or the economy or the financial, securities or credit markets, including changes in prevailing interest rates, liquidity and quality, currency exchange rates, price levels or trading volumes in the U.S. or foreign securities markets; (D) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States; (E) global or material epidemics, pandemics or disease outbreaks, public health emergencies, or widespread occurrences of infectious disease, as declared by the World Health Organization or the Health and Human Services Secretary of the United States; (F) earthquakes, tornadoes, floods or other natural disasters; (G) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the Contemplated Transactions, including the costs and expenses associated therewith and the response or reaction of customers, vendors, licensors, investors or employees; and (H) failure, in and of itself, to meet internal or other estimates, projections or forecasts of revenue, net income or any other measure of financial performance, but not, in any such case, including the underlying causes thereof; except with respect to clauses (A), (B), (C), (D), (E) and (F), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate.
(fff)   “Minimum Company Tangible Common Equity” means $31,500,000.
(ggg)   “Nasdaq Rules” means the listing rules of the Nasdaq Global Select Market.
(hhh)   “NRS” means the provisions of the Nevada Revised Statutes governing business corporations, limited liability companies and mergers of business entities (NRS Sections 78.010 et seq., 86.011 et seq., and 92A.005 et seq., respectively).
(iii)   “Order” means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.
(jjj)   “Ordinary Course of Business” shall include any action taken by a Person only if such action is consistent with the past practices of such Person and is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of such Person.
(kkk)   “OREO” means real estate owned by a Person and designated as “other real estate owned.”

(lll)   “Outstanding Company Shares” means the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time excluding Excluded Shares.
(mmm)   “PBGC” means the U.S. Pension Benefit Guaranty Corporation.
(nnn)   “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, foundation, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.
(ooo)   “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.
(ppp)   “Proxy Statement” means a proxy statement prepared by the Company for use in connection with the Company Stockholders’ Meeting, all in accordance with the rules and regulations of the SEC.
(qqq)   “Registration Statement” means a registration statement on Form S-4 or other applicable form under the Securities Act covering the shares of Acquiror Common Stock to be issued pursuant to this Agreement, which shall include the Proxy Statement.
(rrr)   “Regulatory Authority” means any federal, state or local governmental body, agency, court or authority that, under applicable Legal Requirements: (i) has supervisory, judicial, administrative, police, enforcement, taxing or other power or authority over the Company, Acquiror, or any of their respective Subsidiaries; (ii) is required to approve, or give its consent to, the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith.
(sss)   “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.
(ttt)   “Requisite Regulatory Approvals” means all necessary documentation, applications, notices, petitions, filings, permits, consents, approvals and authorizations from all applicable Regulatory Authorities for approval of the Contemplated Transactions, other than the Bank Merger.
(uuu)   “SEC” means the Securities and Exchange Commission.
(vvv)   “Securities Act” means the Securities Act of 1933, as amended.
(www)   “Stock Percentage” means 70.6553%, as may be adjusted pursuant to Section 10.1(k).
(xxx)   “Subsidiary” with respect to any Person means an affiliate controlled by such Person directly or indirectly through one or more intermediaries.
(yyy)   “Superior Proposal” means a bona fide written Acquisition Proposal (with all references to “15%” in the definition of Acquisition Proposal being treated as references to “50%” for these purposes) which Company Board concludes in good faith to be more favorable from a financial point of view to its stockholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (which shall be Keefe, Bruyette & Woods, Inc. or any nationally recognized investment banking firm), (ii) after taking into account the likelihood and timing of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable Legal Requirements.
(zzz)   “Tax” or “Taxes” means any tax of any kind, including, but not limited to, any federal, state, local, non-U.S., income tax or non-income tax, gross receipts, net receipts, license tax, lease tax, service tax, service use tax, alternative or add-on minimum tax, franchise tax, capital gains tax, value-added tax, sales tax, use tax, excise tax, property (real or personal) tax, escheat tax, production tax, ad valorem tax, payroll tax, withholding tax, employment tax, unemployment tax, severance tax, social security or similar tax, gift tax or estate tax, transfer tax, recording tax, documentary tax, levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.
(aaaa)   “Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.
(bbbb)   “Transition Date” means, with respect to any Covered Employee, the date Acquiror commences providing benefits to such employee with respect to each New Plan.
(cccc)   “Treasury Regulations” means the United States Department of Treasury regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
(dddd)   “U.S.” means the United States of America.
Section 12.2   Principles of Construction.
(a)   In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Central Time; (vi) “including” means “including, but not limited to”; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.
(b)   The schedules of each of the Company and Acquiror referred to in this Agreement (the “Company Disclosure Schedules” and the “Acquiror Disclosure Schedules”, respectively, and collectively the “Schedules”) shall consist of items, the disclosure of which with respect to a specific party is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained herein or to one or more covenants contained herein, which Schedules were delivered by each of the Company and Acquiror to the other before the date of this Agreement; provided, that: (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect; (ii) the mere inclusion of an item in the Company Disclosure Schedules or Acquiror Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by the Company or Acquiror, as applicable, that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect; and (iii) any disclosures made with respect to a section of the Agreement shall be deemed to qualify (A) any other section of the Agreement specifically referenced or cross-referenced and (B) other sections of the Agreement to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control. For purposes of this Agreement, “Previously Disclosed” means, with respect to the Company, information set forth by the Company in the Company Disclosure Schedules and, with respect to Acquiror, information set forth by Acquiror in the Acquiror Disclosure Schedules or as disclosed in any Acquiror SEC Report filed with or furnished to the SEC prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors” or disclosure of risks set forth in any “forward looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature).
(c)   All accounting terms not specifically defined herein shall be construed in accordance with GAAP.
(d)   With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.
[Remainder of Page Intentionally Left Blank]
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.
ACQUIROR:	COMPANY:
First Busey Corporation	Merchants and Manufacturers Bank Corporation
By:	/s/ Van A. Dukeman Name: Van A. Dukeman Title: Chairman, President and Chief Executive Officer	By:	/s/ Laurence G. Foy Name: Laurence G. Foy Title: Vice Chairman
[Signature Page to Agreement and Plan of Merger]

Appendix B
Sections 11.65 and 11.70 of the Illinois Business Corporation Act
§ 11.65. Right to Dissent.
(a)   A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:
(1)   consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if (i) shareholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30;
(2)   consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;
(3)   an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:
(i)   alters or abolishes a preferential right of such shares;
(ii)   alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares;
(iii)   in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or
(4)   any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by-laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in Section 11.70 or as may be otherwise provided in the articles, by-laws or resolution.
(b)   A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.
(c)   A record owner of shares may assert dissenters’ rights as to fewer than all the shares recorded in such person’s name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters’ rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares were recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters’ rights as to shares held on such person’s behalf only if the beneficial owner submits to the corporation the record owner’s written consent to the dissent before or at the same time the beneficial owner asserts dissenters’ rights.
§ 11.70. Procedure to Dissent.
(a)   If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters’ rights, a shareholder may assert dissenters’ rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.
(b)   If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters’ rights, a shareholder may assert dissenter’s rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.
(c)   Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation’s latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation’s statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.
(d)   A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.
(e)   If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation’s statement of value, shall notify the corporation in writing of the shareholder’s estimated fair value and amount of interest due and demand payment for the difference between the shareholder’s estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).
(f)   If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.
(g)   The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.
(h)   Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

(i)   The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection (c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:
(1)   Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).
(2)   Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.
If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.
(j)   As used in this Section:
(1)   “Fair value”, with respect to a dissenter’s shares, means the proportionate interest of the shareholder in the corporation, without discount for minority status or, absent extraordinary circumstance, lack of marketability, immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.
(2)   “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

Appendix C
Form of
Voting and Support Agreement
This Voting and Support Agreement (this “Agreement”) is entered into as of November 27, 2023, among First Busey Corporation, a Nevada corporation (“Acquiror”), Merchants and Manufacturers Bank Corporation, an Illinois corporation (the “Company”), and those directors and/or officers of the Company whose names appear on the signature page of this Agreement and who own or control the voting of any shares of common stock of the Company (such stockholders collectively referred to in this Agreement as the “Principal Stockholders,” and individually as a “Principal Stockholder”).
Recitals
A.   As of the date hereof, each Principal Stockholder is the owner or controls the vote of the number of shares of the Company’s common stock, $1.00 par value per share (“Company Stock”), as is set forth opposite such Principal Stockholder’s name on the signature page attached hereto.
B.   Acquiror is contemplating the acquisition of the Company by means of a merger (the “Merger”) of the Company with and into Acquiror, all pursuant to an Agreement and Plan of Merger dated as of November 27, 2023 (the “Merger Agreement”), between Acquiror and the Company.
C.   Acquiror and the Company are unwilling to expend the substantial time, effort and expense necessary to implement the Merger, including applying for and obtaining necessary approvals of regulatory authorities, unless all of the Principal Stockholders enter into this Agreement.
D.   Each Principal Stockholder believes it is in his or her best interest as well as the best interest of the Company for Acquiror and the Company to consummate the Merger.
Agreements
In consideration of the foregoing premises, which are incorporated herein by this reference, and the covenants and agreements of the parties herein contained, and as an inducement to Acquiror and the Company to enter into the Merger Agreement and to incur the expenses associated with the Merger, the parties hereto, intending to be legally bound, hereby agree as follows:
Section 1.   Definitions; Construction.   All terms that are capitalized and used herein (and are not otherwise specifically defined herein) shall be used in this Agreement as defined in the Merger Agreement. The parties hereby incorporate by this reference the principles of construction set forth in Section 12.2 of the Merger Agreement.
Section 2.   Representations and Warranties.   Each Principal Stockholder represents and warrants that as of the date hereof, he or she:
(a)
owns beneficially and of record the number of shares of Company Stock as is set forth opposite such Principal Stockholder’s name on the signature page attached hereto;

(b)
has the sole, or joint with any other Principal Stockholder, voting power with respect to such shares of Company Stock; and

(c)
has all necessary power and authority to enter into this Agreement and further represents and warrants that this Agreement is the legal, valid and binding agreement of such Principal Stockholder, and is enforceable against such Principal Stockholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.

Section 3.   Voting Agreement.   Each Principal Stockholder hereby agrees that at any meeting of the Company’s stockholders however called, and in any action by written consent of the Company’s stockholders, such Principal Stockholder shall vote, or cause to be voted, all shares of Company Stock now or at any time hereafter owned or controlled by him or her at the time of such meeting of the Company’s stockholders:
(a)
in favor of the Merger and the other Contemplated Transactions as described in the Merger Agreement;

(b)
against any Acquisition Proposal involving any party other than Acquiror or an Affiliate of Acquiror; and

(c)
against any action or agreement that would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement.

Section 4.   Additional Covenants.   Except as required by law, each Principal Stockholder agrees that he or she will:
(a)
not, and will not permit any of his or her Affiliates prior to the Effective Time to, sell, assign, transfer or otherwise dispose of, or permit to be sold, assigned, transferred or otherwise disposed of, any Company Stock owned of record or beneficially by such Principal Stockholder, whether such shares of Company Stock are owned of record or beneficially by such Principal Stockholder on the date of this Agreement or are subsequently acquired by any method, except: (i) for transfers by will or by operation of law (in which case this Agreement shall bind the transferee); (ii) a transfer for estate and tax planning purposes, subject in each case to the transferee agreeing in writing to be bound by the terms of this Agreement; (iii) with the prior written consent of Acquiror (which consent shall not be unreasonably withheld), for any sales, assignments, transfers or other dispositions necessitated by hardship; or (iv) as Acquiror may otherwise agree in writing;

(b)
not vote or execute any written consent to rescind or amend in any manner any prior vote or written consent to approve or adopt the Merger Agreement or any of the other Contemplated Transactions;

(c)
use his or her best efforts to cause any necessary meeting of the Company’s stockholders to be duly called and held, or any necessary consent of stockholders to be obtained, for the purpose of approving or adopting the Merger Agreement and the Contemplated Transactions;

(d)
cause any of his or her Affiliates to cooperate fully with Acquiror in connection with the Merger Agreement and the Contemplated Transactions; and

(e)
execute and deliver such additional instruments and documents and take such further action as may be reasonably necessary to effectuate and comply with his or her respective obligations under this Agreement.

Section 5.   No Economic Benefit.   Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to any of the Company Stock. All rights, ownership and economic benefits of and relating to the Company Stock shall remain and belong to the applicable stockholder and Acquiror shall have no power or authority to direct any stockholder in the voting of any of the Company Stock or the performance by any stockholder of its duties or responsibilities as a stockholder of the Company, except as otherwise provided herein. For the avoidance of doubt, this is a voting and support agreement only, and is not to be interpreted as a written consent to the Merger or as granting Acquiror a proxy to vote the Company Stock subject to this Agreement.
Section 6.   Termination.   Notwithstanding any other provision of this Agreement, this Agreement shall automatically terminate on the earlier of: (a) the date of termination of the Merger Agreement as set forth in Article 10 thereof, as such termination provisions may be amended by Acquiror and the Company from time to time; (b) the favorable vote of Company stockholders with respect to approval of the Merger Agreement; (c) the date, if any, on which the Company publicly discloses that the board of directors of the Company has withdrawn, qualified or adversely modified its recommendation to the stockholders of the Company that the Company’s stockholders vote in favor of the adoption of the Merger Agreement, in each case because the board of directors of the Company has determined in good faith, after consultation with outside counsel, that to, or to continue to, recommend the Merger Agreement to the Company’s stockholders would result in a violation of its fiduciary duties under applicable law; or (d) September 30, 2024.

Section 7.   Amendment and Modification.   This Agreement may be amended, modified or supplemented at any time by the written approval of such amendment, modification or supplement by the Company, Acquiror and all of the Principal Stockholders.
Section 8.   Entire Agreement.   This Agreement evidences the entire agreement among the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein and in the Merger Agreement and any written agreements related thereto. Except for the Merger Agreement, this Agreement supersedes any agreements among any of the Company, its stockholders or Acquiror concerning the acquisition, disposition or control of any Company Stock.
Section 9.   Absence of Control.   Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that Acquiror by reason of this Agreement shall not be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, the Company and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of the Company.
Section 10.   Informed Action.   Each Principal Stockholder acknowledges that he or she has had an opportunity to be advised by counsel of his or her choosing with regard to this Agreement and the transactions and consequences contemplated hereby. Each Principal Stockholder further acknowledges that he or she has received a copy of the Merger Agreement and is familiar with its terms.
Section 11.   Severability.   The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.
Section 12.   Counterparts; Facsimile/PDF Signatures.   This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and accepted by facsimile or portable data file (pdf) or other electronic signature, including DocuSign, and any such signature shall be of the same force and effect as an original signature.
Section 13.   Governing Law.   All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois applicable to contracts made and wholly to be performed in such state without regard to conflicts of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Champaign County, Illinois solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such court, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in a manner as may be permitted by applicable law shall be valid and sufficient service thereof.
Section 14.   Successors; Assignment.   This Agreement shall be binding upon and inure to the benefit of the Company and Acquiror, and their successors and permitted assigns, and the Principal Stockholders and their respective spouses, executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives. This Agreement shall survive the death or incapacity of any Principal Stockholder. This Agreement may be assigned only by Acquiror, and then only to an Affiliate of Acquiror.
Section 15.   Directors’ Duties.   The parties hereto acknowledge that each Principal Stockholder is entering into this Agreement solely in his or her capacity as a stockholder of the Company and, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require any Principal Stockholder, in his or her capacity as a director and/or officer of the Company and/or the Bank, as applicable, to act or fail to act in accordance with his or her fiduciary duties in such director and/or officer capacity. Furthermore, no Principal Stockholder makes any agreement or understanding herein in his or her capacity as a director and/or officer of the Company and/or the Bank. For the avoidance of doubt, nothing in this Section 15 shall in any way limit, modify or abrogate any of the obligations of the Principal Stockholders hereunder to vote the shares owned by him or her in accordance with the terms of the Agreement and not to transfer any shares except as permitted by this Agreement.
Section 16.   WAIVER OF JURY TRIAL.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 16.
[The Remainder of this Page Is Left Intentionally Blank]
[Signature Page Follows]

In Witness Whereof, the parties hereto have executed this Agreement individually, or have caused this Agreement to be executed by their respective officers, on the day and year first written above.
ACQUIROR: First Busey Corporation			COMPANY: Merchants and Manufacturers Bank Corporation
By:			By:
	Name:	Van A. Dukeman		Name:	Laurence G. Foy
	Title:	Chairman, President and Chief Executive Officer		Title:	Vice Chairman
[Signature Page to Voting and Support Agreement]

Principal Stockholders	Shares Owned
Name:
Name:
Name:
Name:
Name:
Name:
Name:
Name:
Name:
[Signature Page of Voting and Support Agreement Continued]

Appendix D
November 27, 2023
The Board of Directors
Merchants and Manufacturers Bank Corporation
25140 W. Channon Dr.
Channahon, IL 60410
Members of the Board:
You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common stockholders of Merchants and Manufacturers Bank Corporation (“Merchants”), collectively as a group, of the Aggregate Consideration (as defined below) in the proposed merger of Merchants with and into First Busey Corporation (“First Busey”) (such merger, the “Merger”), pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between Merchants and First Busey. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of First Busey, Merchants or the holders of the common stock, $1.00 par value per share, of Merchants (“Merchants Common Stock”), each share of Merchants Common Stock issued and outstanding immediately prior to the Effective Time, other than any Excluded Shares (as defined in the Agreement), shall be converted into the right to receive, at the election of the holder thereof (subject to proration and reallocation as set forth in the Agreement, as to which we express no opinion), one of the following: (i) $117.74 in cash (the “Cash Election Consideration”), (ii) 5.7294 (the “Exchange Ratio”) shares of the common stock, $0.001 par value per share, of First Busey (“First Busey Common Stock” and, such number of shares of First Busey Common Stock, the “Stock Election Consideration”), or (iii) $34.55 in cash (the “Mixed Election Cash Consideration”) and 4.0481 shares of First Busey Common Stock (the “Mixed Election Stock Consideration”, and together with the Mixed Election Cash Consideration, the “Mixed Election Consideration”), which Cash Election Consideration, Stock Election Consideration, Mixed Election Cash Consideration and Mixed Election Stock Consideration are subject to further adjustment as set forth in the Agreement (as to which we express no opinion). The Agreement provides that, in the aggregate, (x) the cash consideration for Merchants Common Stock in the Merger will not exceed an amount equal to 29.3447% of the product of the Cash Election Consideration multiplied by the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time excluding Excluded Shares (the “Outstanding Company Shares”) and (y) the stock consideration for Merchants Common Stock in the Merger will not exceed a number equal to 70.6553% of the product of the Exchange Ratio multiplied by the Outstanding Company Shares. The aggregate Cash Election Consideration, the aggregate Stock Election Consideration and the aggregate Mixed Election Consideration, taken together, are referred to herein as the “Aggregate Consideration.” The terms and conditions of the Merger are more fully set forth in the Agreement.
The Agreement also provides that Merchants and First Busey will use their reasonable best efforts to effect the merger of Merchants and Manufacturers Bank, a wholly-owned subsidiary of Merchants, with and into Busey Bank, a wholly-owned subsidiary of First Busey (such merger, the “Bank Merger”), pursuant to a separate bank merger agreement and at a time to be determined following the Merger.
Keefe, Bruyette & Woods, A Stifel Company
www.kbw.com

KBW has acted as financial advisor to Merchants and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses, may from time to time purchase securities from, and sell securities to, Merchants and First Busey. In addition, as market makers in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of First Busey for our and their own respective accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the board of directors of Merchants (the “Board”) in rendering this opinion and will receive a fee from Merchants for our services. A portion of our fee is payable upon the rendering of this opinion and a portion is contingent upon the successful completion of the Merger. In addition, Merchants has agreed to indemnify us for certain liabilities arising out of our engagement.
Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking or financial advisory services to Merchants. In the past two years, KBW has not provided investment banking or financial advisory services to First Busey. We may in the future provide investment banking and financial advisory services to Merchants or First Busey and receive compensation for such services.
In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Merchants and First Busey and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated November 24, 2023 (the most recent draft made available to us); (ii) the audited financial statements for the three fiscal years ended December 31, 2022 of Merchants; (iii) the unaudited financial statements for the nine-month period ended September 30, 2023 of Merchants; (iv) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2022 of First Busey; (v) the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2023, June 30, 2023 and September 30, 2023 of First Busey; (vi) certain regulatory filings of Merchants and First Busey and their respective subsidiaries, including, as applicable, the quarterly reports on Form FR Y-9C or semi-annual reports on Form FR Y-9SP and the quarterly call reports required to be filed (as the case may be) with respect to each quarter during the three-year period ended December 31, 2022 as well as the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023; (vii) certain other interim reports and other communications of Merchants and First Busey provided to their respective stockholders; and (viii) other financial information concerning the businesses and operations of Merchants and First Busey furnished to us by Merchants and First Busey or which we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Merchants and First Busey; (ii) the assets and liabilities of Merchants and First Busey; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial information for Merchants and certain financial and stock market information for First Busey with similar information for certain other companies, the securities of which are publicly traded; (v) financial and operating forecasts and projections of Merchants that were prepared by Merchants management, provided to us and discussed with us by such management, and used and relied upon by us at the direction of such management and with the consent of the Board; (vi) publicly available consensus “street estimates” of First Busey, as well as assumed First Busey long-term growth rates that were provided to us by First Busey management, all of which information was discussed with us by such management and used and relied upon by us based on such discussions, at the direction of Merchants management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on First Busey (including, without limitation, the cost savings expected to result from or be derived from the Merger) that were prepared by First Busey management, provided to and discussed with us by such management, and used and relied upon by us based on such discussions, at the direction of Merchants management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions held with the managements of Merchants and First Busey, respectively, regarding the past and current business operations, regulatory relations, financial condition and future prospects of Merchants and First Busey and such other matters as we have deemed relevant to our inquiry. In addition, we have considered the results of the efforts undertaken by Merchants, with our assistance, to solicit indications of interest from third parties regarding a potential transaction with Merchants.
In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to or discussed with us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of Merchants as to the reasonableness and achievability of the financial and operating forecasts and projections of Merchants referred to above (and the assumptions and bases therefor), and we have assumed that such forecasts and projections have been reasonably prepared and represent the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have further relied, with the consent of Merchants, upon First Busey management as to the reasonableness and achievability of the publicly available consensus “street estimates” of First Busey, the assumed First Busey long-term growth rates and the estimates regarding certain pro forma financial effects of the Merger on First Busey (including, without limitation, the cost savings expected to result or be derived from the Merger), all as referred to above (and the assumptions and bases for all such information), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the First Busey consensus “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of First Busey management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.
It is understood that the portion of the foregoing financial information of Merchants and First Busey that was provided to us was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of First Busey referred to above, is based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, the widespread disruption, extraordinary uncertainty and unusual volatility arising from global tensions and political unrest, economic uncertainty, inflation, rising interest rates, the COVID-19 pandemic and, in the case of the banking industry, recent actual or threatened regional bank failures, including the effect of evolving governmental interventions and non-interventions) and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the managements of Merchants and First Busey and with the consent of the Board, that all such information provides a reasonable basis upon which we can form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Merchants or First Busey since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for each of Merchants and First Busey are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Merchants or First Busey, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Merchants or First Busey under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. We have made note of the classification by Merchants and First Busey of their respective loans and owned securities as either held to maturity or held for investment, on the one hand, or available or held for sale, on the other hand, and have also reviewed reported fair value marks-to-market and other reported valuation information, if any, relating to such loans or owned securities contained in the parties’ respective financial statements, but we express no view as to any such matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as our view of the actual value of any companies or assets.
We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including, without limitation, the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed by us and referred to above), with no adjustments to the Aggregate Consideration and no other consideration or payments in respect of Merchants Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transactions and that all conditions to the completion of the Merger and any related transactions will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Merchants, First Busey or the pro forma entity, or the contemplated benefits of the Merger, including without limitation the cost savings expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of Merchants that Merchants has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Merchants, First Busey, the Merger and any related transactions, and the Agreement. KBW has not provided advice with respect to any such matters. We have assumed, at the direction of Merchants and without independent verification, that Company Tangible Common Equity (as defined in the Agreement) reflected in the Final Closing Balance Sheet (as defined in the Agreement) will not be less than $31,500,000. At the direction of Merchants, we have given no effect to any potential downward adjustment (as provided in the Agreement) to the Aggregate Consideration assumed for purposes of this opinion.
This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Aggregate Consideration in the Merger to the holders of Merchants Common Stock, collectively as a group, without regard to any individual circumstances of specific holders with respect to ownership of outstanding shares of the preferred stock of Merchants (“Merchants Preferred Stock”) or with respect to control, voting or other rights or aspects which may distinguish such holders. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transactions (including the Bank Merger and the redemption of outstanding shares of Merchants Preferred Stock contemplated by the Agreement), including without limitation, the form or structure of the Merger or any such related transactions (including the form or structure of the Aggregate Consideration or the allocation thereof between cash and stock), any consequences of the Merger or any such related transactions to Merchants, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, retention, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. There is currently significant volatility in the stock and other financial markets arising from global tensions and political unrest, economic uncertainty, inflation, rising interest rates, the COVID-19 pandemic and, in the case of the banking industry, recent actual or threatened regional bank failures, including the effect of evolving governmental interventions and non-interventions. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Merchants to engage in the Merger or any related transactions or enter into the Agreement; (ii) the relative merits of the Merger or any related transactions as compared to any strategic alternatives that are, have been or may be available to or contemplated by Merchants or the Board; (iii) the fairness of the amount or nature of any compensation to any of Merchants’ officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Merchants Common Stock; (iv) the effect of the Merger or any related transactions on, or the fairness of the consideration to be received by, holders of any class of securities of Merchants (other than holders of Merchants Common Stock, collectively as a group, solely with respect to the Aggregate Consideration (as described herein) and not relative to the consideration to be received by holders of Merchants Preferred Stock or any other class of securities) or holders of any class of securities of First Busey or any other party to any transaction contemplated by the Agreement; (v) any election by holders of Merchants Common Stock to receive the Cash Election Consideration, the Stock Election Consideration or the Mixed Election Consideration, or the actual allocation among such holders between cash and First Busey Common Stock (including, without limitation, any reallocation thereof as a result of proration or otherwise pursuant to the Agreement), or the relative fairness of the Cash Election Consideration, the Stock Election Consideration or the Mixed Election Consideration, (vi) any adjustment (as provided in the Agreement) to the Aggregate Consideration assumed for purposes of our opinion; (vii) whether First Busey has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate Cash Election Consideration and the aggregate Mixed Election Cash Consideration to the holders of Merchants Common Stock at the closing of the Merger; (viii) the actual value of First Busey Common Stock to be issued in the Merger; (ix) the prices, trading range or volume at which First Busey Common Stock will trade following the public announcement of the Merger or the consummation of the Merger; (x) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement; or (xi) any legal, regulatory, accounting, tax or similar matters relating to Merchants, First Busey, their respective stockholders, or relating to or arising out of or as a consequence of the Merger or any related transactions (including the Bank Merger), including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.
This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of Merchants Common Stock or any stockholder of any other entity as to how to vote or act in connection with the Merger or any other matter (including what election any holder of Merchants Common Stock should make with respect to the Cash Election Consideration, the Stock Election Consideration or the Mixed Election Consideration), nor does it constitute a recommendation regarding whether or not any such stockholder should enter into a voting, support, investor, shareholders’, or affiliates’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such stockholder.
This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration is fair, from a financial point of view, to the holders of Merchants Common Stock, collectively as a group.
Very truly yours,
/s/ Keefe, Bruyette & Woods, Inc.
Keefe, Bruyette & Woods, Inc.